Form 10-K/A, Exhibit 13
period 1995-12-31
GERMAN AMERICAN BANCORP
filed 1996-05-30
CIK 714395

ANNUAL REPORT TO SHAREHOLDERS

FIVE YEAR SUMMARY OF CONSOLIDATED FINANCIAL STATEMENTS AND RELATED STATISTICS (DOLLAR REFERENCES IN THOUSANDS EXCEPT SHARE DATA)

The following selected data have been taken from the Company's consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this annual report. See Note 18 to the consolidated financial statements and `Management's Discussion and Analysis of Financial Condition and Results of Operations''for information regarding certain purchase acquisitions during 1994 and 1993 which affect the comparability of data.

                                     1995         1994        1993
SUMMARY OF OPERATIONS
Interest and Fees on Loans          $21,210      $17,348       $16,312
Interest on Investments               6,087        4,722         5,345
     Total Interest Income           27,297       22,070        21,657
Interest on Deposits                 12,633        9,394         9,844
interest on Short-term
     Borrowings                         184          133            50
Interest on Long-term Debt              ---          ---           ---
     Total Interest Expense          12,817        9,527         9,894
Net Interest Income                  14,480       12,543        11,763
Provision for Loan Losses              (19)          567           653
Net Interest Income after
     Provision for Loan Losses       14,499       11,976        11,110
Service Charges on Deposit
     Accounts                           620          567           520
Other Income                            840        1,122         1,049
     Total Other Income               1,460        1,689         1,569
Salaries and Benefits                 5,349        4,517         4,338
Other Expenses                        4,729        4,092         4,251
     Total Other Expenses            10,078        8,609         8,589
Income Before Income Taxes
     and Cumulative Effect of
     Change in Accounting for
     Income Taxes                     5,881        5,056         4,090
Income Tax Expense                    1,863        1,582         1,308
     Effect of Change in
     Accounting for Income
     Taxes                            4,018        3,474         2,782
Cumulative Effect of Change
     in Accounting for
     Income Taxes                       ---          ---           150
Net Income                           $4,018       $3,474        $2,932
YEAR-END BALANCES
Total Assets                       $367,763     $346,526      $323,279
Total Loans, Net                    224,657      218,141       196,465
Total Long-term Debt                    ---          ---           ---
Total Deposits                      327,579      302,290       281,510
Total Shareholders' Equity           36,956       32,925        31,341

PER SHARE DATA (1 )
Income Before Cumulative Effect
     of Change in Accounting for
     Income Taxes                     $2.20        $1.90         $1.53
Net Income                             2.20         1.90          1.61
Cash Dividends (2)                      .76          .68           .66
Shareholders' Equity, End of Year     20.25        18.03         17.16
OTHER DATA AT YEAR-END
Number of Shareholders                1,681        1,634         1,649
Number of Employees                     167          157           143
Weighted Average Number
     of Shares                    1,825,641    1,825,059     1,825,053

<F1>
(1)Per share data has been retroactively adjusted to give effect for stock dividends and stock splits.
(2)Cash dividends represent historical per share dividends declared without retroactive restatement for pooling.

                                      1992      1991
SUMMARY OF OPERATIONS
Interest and Fees on Loans          $16,903      $17,739
Interest on Investments               6,018        7,956
   Total Interest Income             22,921       25,695
Interest on Deposits                 11,197       14,771
interest on Short-term
   Borrowings                            69          185
Interest on Long-term Debt                3            5
   Total Interest Expense            11,269       14,961
Net Interest Income                  11,652       10,734
Provision for Loan Losses               984        1,943
Net Interest Income after
   Provision for Loan Losses         10,668        8,791
Service Charges on Deposit
   Accounts                             439          466
Other Income                          1,175          481
   Total Other Income                 1,614          947
Salaries and Benefits                 4,096        3,716
Other Expenses                        3,881        3,281
   Total Other Expenses               7,977        6,997
Income Before Income Taxes
   and Cumulative Effect of
   Change in Accounting for
   Income Taxes                       4,305        2,741
Income Tax Expense                    1,403          716
Income Before Cumulative
   Effect of Change in
   Accounting for Income
   Taxes                              2,902        2,025
Cumulative Effect of Change
   in Accounting for
   Income Taxes                         ---          ---
Net Income                           $2,902       $2,025
YEAR-END BALANCES
Total Assets                       $305,022     $291,625
Total Loans, Net                    185,741      174,547
Total Long-term Debt                    ---           69
Total Deposits                      270,952      258,133
Total Shareholders' Equity           29,470       27,446
PER SHARE DATA (1 )
Income Before Cumulative Effect
   of Change in Accounting for
   Income Taxes                       $1.59        $1.11
Net Income                             1.59         1.11
Cash Dividends (2)                      .57          .60
Shareholders' Equity,
   End of Year                        16.14        15.03
OTHER DATA AT YEAR-END
Number of Shareholders                1,635        1,609
Number of Employees                     133          132
Weighted Average Number
   of Shares                      1,825,053    1,825,559

<F1>
(1)Per share data has been retroactively adjusted to give effect for stock dividends and stock splits.
(2)Cash dividends represent historical per share dividends declared without retroactive restatement for pooling.

                                   Exhibit 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following table summarizes the net interest income (on a tax-equivalent basis) for each of the past three years. For the tax-equivalent adjustments, an effective tax rate of 34% was used for all years presented. (1)

AVERAGE BALANCE SHEET
(TAX-EQUIVALENT / DOLLAR REFERENCES IN THOUSANDS)

                                               Twelve Months Ended
                                                  December 31, 1995
                                            Average      Interest
                                           Principal     Income/     Average
                                            Balance      Expense       Yield

Short-term Investments:
     Interest-bearing Balances
         with Banks                          $1,024         $49       4.79%
Federal Funds Sold and Securities
         Purchased under Agreements
         to Resell                           12,716         739       5.81%
     Other Short-term Investments            11,247         679       6.04%
Securities:
     Taxable                                 56,670       3,229       5.70%
     Non-taxable                             20,937       2,107      10.06%
Total Loans and Leases (2) (3)              230,143      21,302       9.26%
TOTAL INTEREST
     EARNING ASSETS                         332,737      28,105       8.45%

Cash and Due from Banks                      11,159
Premises, Furniture &
     Equipment                                9,668
Other Assets                                  8,769
Less: Allowance for Loan Losses             (5,790)
TOTAL ASSETS                               $356,543

LIABILITIES AND SHARE-
     HOLDERS' EQUITY
Savings and Interest-bearing
     Demand Deposits                        $92,311       2,490       2.70%
Time Deposits                               191,202      10,143       5.30%
Federal Funds Purchased and
     Securities Sold under
     Agreements to Repurchase                   928          57       6.14%
Short-term Borrowings                         2,141         127       5.93%
TOTAL INTEREST-BEARING
     LIABILITIES                            286,582      12,817       4.47%
Demand Deposit Accounts                      32,576
Other Liabilities                             2,993
TOTAL LIABILITIES                           322,151

Shareholders' Equity                         34,392
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                  $356,543
NET INTEREST INCOME                                     $15,288
NET YIELD ON
     EARNING ASSETS                                                   4.59%


<F1>

1. Effective tax rates were determined as though interest earned on the Company's investments in municipal bonds and loans was fully taxable.
2.   Nonaccruing loans have been included in average loans.
3. Interest income on loans includes loan fees of $254, $253, and $206 for 1995, 1994, and 1993, respectively.



AVERAGE BALANCE SHEET
(TAX-EQUIVALENT / DOLLAR REFERENCES IN THOUSANDS)

                                               Twelve Months Ended
                                                  December 31, 1994
                                            Average      Interest
                                           Principal     Income/     Average
                                            Balance      Expense       Yield
ASSETS
Short-term Investments:
  Interest-bearing Balances
     with Banks                             $2,841         $123       4.34%
Federal Funds Sold and Securities
     Purchased under Agreements
     to Resell                              10,688          380       3.56%
  Other Short-term Investments               4,002          202       5.05%
Securities:
  Taxable                                   55,014        2,850       5.18%
  Non-taxable                               17,175        1,768      10.29%
Total Loans and Leases (2) (3)             214,041       17,401       8.13%
TOTAL INTEREST
  EARNING ASSETS                           303,761       22,724       7.48%

Cash and Due from Banks                     10,222
Premises, Furniture &
  Equipment                                  7,636
Other Assets                                 6,810
Less: Allowance for Loan Losses            (5,266)
TOTAL ASSETS                              $323,163

LIABILITIES AND SHARE-
  HOLDERS' EQUITY
Savings and Interest-bearing
  Demand Deposits                          $89,175        2,123       2.38%
Time Deposits                              164,422        7,271       4.42%
Federal Funds Purchased and
  Securities Sold under
  Agreements to Repurchase                   3,572           90       2.52%
Short-term Borrowings                        1,081           43       4.01%
TOTAL INTEREST-BEARING
  LIABILITIES                              258,250        9,527       3.69%
Demand Deposit Accounts                     30,279
Other Liabilities                            2,603
TOTAL LIABILITIES                          291,132

Shareholders' Equity                        32,031
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                    $323,163
NET INTEREST INCOME                                     $13,197
NET YIELD ON
  EARNING ASSETS                                                      4.34%

<F1>
1. Effective tax rates were determined as though interest earned on the Company's investments in municipal bonds and loans was fully taxable.
2.   Nonaccruing loans have been included in average loans.
3. Interest income on loans includes loan fees of $254, $253, and $206 for 1995, 1994, and 1993, respectively.

AVERAGE BALANCE SHEET
(TAX-EQUIVALENT / DOLLAR REFERENCES IN THOUSANDS)

                                               Twelve Months Ended
                                                  December 31, 1993
                                            Average      Interest
                                           Principal     Income/     Average
                                            Balance      Expense       Yield
ASSETS
Short-term Investments:
    Interest-bearing Balances
       with Banks                           $8,183         $335       4.09%
Federal Funds Sold and Securities
       Purchased under Agreements
       to Resell                             8,547          257       3.01%
    Other Short-term Investments               910           30       3.26%
Securities:
    Taxable                                 59,532        3,582       6.02%
    Non-taxable                             16,774        1,729      10.31%
Total Loans and Leases (2) (3)             202,100       16,356       8.09%
TOTAL INTEREST
    EARNING ASSETS                         296,046       22,289       7.53%

Cash and Due from Banks                      8,779
Premises, Furniture &
    Equipment                                7,365
Other Assets                                 6,436
Less: Allowance for Loan Losses            (4,166)
TOTAL ASSETS                              $314,460

LIABILITIES AND SHARE-
    HOLDERS' EQUITY
Savings and Interest-bearing
    Demand Deposits                        $83,765        2,131       2.54%
Time Deposits                              168,659        7,713       4.57%
Federal Funds Purchased and
    Securities Sold under
    Agreements to Repurchase                   539           17       3.03%
Short-term Borrowings                        1,155           33       2.87%
TOTAL INTEREST-BEARING
    LIABILITIES                            254,118        9,894       3.89%
Demand Deposit Accounts                     27,278
Other Liabilities                            2,596
TOTAL LIABILITIES                          283,992

Shareholders' Equity                        30,468
TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                  $314,460
NET INTEREST INCOME                                     $12,395
NET YIELD ON
    EARNING ASSETS                                                    4.19%

<F1>
1. Effective tax rates were determined as though interest earned on the Company's investments in municipal bonds and loans was fully taxable.
2.   Nonaccruing loans have been included in average loans.
3. Interest income on loans includes loan fees of $254, $253, and $206 for 1995, 1994, and 1993, respectively.



INTERIM FINANCIAL DATA (Table 1) (Unaudited, $ in thousands except share data)
                                  FOR THE THREE MONTHS ENDED
                                          DECEMBER          SEPTEMBER
                                            31              30

1995
Interest Income                            $7,148          $6,923
Interest Expense                            3,422           3,313
  Net Interest Income                       3,726           3,610
Provision for Loan Losses                    (34)           (213)
Noninterest Income                            353             353
Noninterest Expense                         2,715           2,418
  Income before Income Taxes                1,398           1,758
Income Tax Expense                            403             598

    Net Income                               $995          $1,160

Net Income per Share                         $.55            $.63

Weighted Average Shares                 1,825,040       1,825,346

1994
Interest Income                            $6,020          $5,466
Interest Expense                            2,599           2,347
  Net Interest Income                       3,421           3,119
Provision for Loan Losses                     105             105
Noninterest Income                            370             478
Noninterest Expense                         2,382           2,108
  Income before Income Taxes                1,304           1,384
Income Tax Expense                            419             390

    Net Income                               $885            $994

Net Income per Share                         $.48            $.54

Weighted Average Shares                 1,825,077       1,825,053

INTERIM FINANCIAL DATA (Table 1) (Unaudited, $ in thousands except share data)
                                        FOR THE THREE MONTHS ENDED
                                            JUNE            MARCH
                                            30              31

1995

Interest Income                            $6,819          $6,407
Interest Expense                            3,253           2,829
  Net Interest Income                       3,566           3,578
Provision for Loan Losses                     114             114
Noninterest Income                            354             400
Noninterest Expense                         2,509           2,436
  Income before Income Taxes                1,297           1,428
Income Tax Expense                            392             470

    Net Income                               $905            $958

Net Income per Share                         $.50            $.52

Weighted Average Shares                 1,826,023       1,826,171

1994
Interest Income                            $5,320          $5,264
Interest Expense                            2,296           2,285
  Net Interest Income                       3,024           2,979
Provision for Loan Losses                     107             250
Noninterest Income                            439             402
Noninterest Expense                         2,085           2,034
  Income before Income Taxes                1,271           1,097
Income Tax Expense                            439             334

    Net Income                               $832            $763

Net Income per Share                         $.46            $.42

Weighted Average Shares                 1,825,053       1,825,053


INTRODUCTION AND OVERVIEW
German American Bancorp (`the Company'') is a multi-bank holding company based in Jasper, Indiana. Its four affiliate banks conduct business in fourteen offices in Dubois, Martin, Pike, Perry and Spencer Counties, Indiana. The banks provide a wide range of financial services, including accepting deposits; making commercial and consumer loans; originating, marketing, and servicing mortgage loans; issuing credit life, accident and health insurance; providing trust services for personal and corporate customers; providing safe deposit facilities; and providing investment advisory and brokerage services.

The information in this Management's Discussion and Analysis is presented as an analysis of the major components of the Company's operations for the years 1993 through 1995 and financial condition as of December 31, 1995 and 1994. The information should be used in conjunction with accompanying consolidated financial statements and footnotes contained elsewhere in this report. The information has been restated to reflect the mergers with Unibancorp and The Otwell State Bank accounted for as poolings of interests as if they had occurred as of the beginning of the first year presented. The acquisition of Winslow Bancorporation and certain branches of Regional Federal Savings Bank (`Regional'') have been accounted for as purchases and included in reported results from the dates of acquisition. (See the discussion below for further information on mergers and acquisitions.)

MERGERS AND ACQUISITIONS
On March 8, 1993, the Company completed a merger with Unibancorp, Loogootee, Indiana, parent company of The Union Bank (`Union'') in which the Company issued 320,283 shares for all of the outstanding shares of Unibancorp. This merger was recorded utilizing the pooling of interests method of accounting. On April 1, 1993, the Company purchased all the shares of Winslow Bancorporation, Winslow, Indiana and its subsidiary South Western Indiana National Bank (`Southwestern'') in a cash transaction of $2,023,000, recorded utilizing the purchase method of accounting. As a result of the Winslow acquisition, the Company recorded approximately $730,000 of intangible assets consisting of $377,000 of goodwill and $353,000 of core deposit intangible.

On April 1, 1994, the Company acquired The Otwell State Bank, Otwell, Indiana (`Otwell''), by the issuance of 113,286 shares for all the outstanding shares of Otwell. This transaction was recorded utilizing the pooling of interests method of accounting. Following the completion of the transaction, Otwell and Southwestern were merged into Community Trust Bank, a combined banking institution operating in the Pike County, Indiana market through offices in Otwell, Petersburg, and Winslow, Indiana.

On October 28, 1994, the Company acquired the Regional branches in Huntingburg, Rockport and Tell City, Indiana. This transaction, resulting in the acquisition of approximately $25,000,000 in assets, was recorded utilizing the purchase method of accounting. As a result of the Regional acquisition, the Company recorded approximately $1,670,000 of intangible assets consisting of $1,353,000 of goodwill and $317,000 of core deposit intangible. Intangible assets are being amortized to expense on a straight line basis over a 15 year period in the case of goodwill and over 10 years on an accelerated basis for the core deposit intangible. Following the Regional acquisition, the Huntingburg office was combined into the Company's lead bank, German American Bank. The Tell City and Rockport offices were combined into the Company's newly formed subsidiary bank, First State Bank, Southwest, Indiana (`First State''). Due to the relative impact of First State's operating results in any analysis of the 1995 results as compared to those of previous years, this Management's Discussion and Analysis will attempt to quantify and identify that impact whenever it is deemed to be material in nature. First State provided the Company with an entrance to the Perry and Spencer County, Indiana markets which are adjacent to the general market areas served by the Company and thereby provided a logical extension to the Company's financial services marketing area.

The Company does not have any pending mergers or acquisitions but does plan to continue to aggressively pursue such opportunities as they become available. The Company's management believes other community banks located in the Company's general geographic area will find the concept of the Company's localized community bank holding company an attractive alternative to merging with other larger regional multi-bank holding companies. The Company's approach offers these community banks the competitive advantages of operational efficiencies gained through the ability to spread fixed operating costs over a larger asset base without the loss of flexibility and independence generally associated with affiliation with the larger regional multi-bank holding companies. Through the Company, these community banks can retain ownership control within a group of shareholders who reside in their general market areas and who support the bank's commitment to their local communities. Because of this belief, the Company's management anticipates that additional mergers and acquisitions with like-minded community banks may occur in future years.





                             RESULTS OF OPERATIONS
NET INCOME
Net Income in 1995 was $4,018,000 or $2.20 per share, an increase of 15.7% over the $3,474,000 or $1.90 per share reported in 1994. The increase in 1995 earnings relative to those of a year earlier was materially impacted by an increase in net interest income and a decline in the required level of provision for loan loss. Partially offsetting these earnings improvements were a decline in Investment Services Income and an increase in Salaries and Benefits largely related to the inclusion of First State and the effect of the Company's organizational structure changes discussed at more length below.

For 1994, net income was 18.5% higher than in 1993. This increase in 1994 earnings relative to 1993 was impacted by a $150,000 positive cumulative effect of a change in the manner of accounting for income taxes required by the implementation of Financial Accounting Standard 109 during 1993. Excluding this cumulative effect, net income increased by $692,000 or 24.9% in 1994 as compared to 1993. Other factors materially impacting the earnings comparison of 1994 and 1993 were the recording of a significant increase in net interest income as well as an increase in other income and a reduction in the level of provision for loan loss.

NET INTEREST INCOME
Net interest income is the Company's single largest source of earnings. It represents the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Several factors contribute to the determination of net interest income, including the volume of earning assets, the mix of earning assets, interest rates, and income taxes. Many of these factors can be controlled by management policies and actions. Factors beyond the control of management include the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax laws.
Net interest income for 1995 on a tax-equivalent basis was 15.8% higher than that for 1994 while the net interest margin was 4.59% for 1995 versus 4.34% for 1994. Tax-equivalent net interest income for 1994 was 6.5% higher as compared to 1993 with net interest margin increasing to 4.34% in 1994 from 4.19% in 1993. Excluding the effect of First State, tax-equivalent net interest income was $14,345,000 for 1995, a $1,271,000 or 9.7% increase over the $13,074,000 recorded in 1994, and net interest margins (exclusive of First State) were 4.73% in 1995 and 4.36% in 1994. Management anticipates the tax-equivalent net interest margin of First State Bank will, over time, become more comparable to that of the Company's other affiliate banks because the relative asset and liability mix of First State Bank should become more homogeneous to that of the Company's other affiliate banks.

The increase in net interest income during 1995 and 1994 occurred as a result of the impact of increases in average yields on loans and short-term investments and securities, which react more quickly to a rise in general short-term interest rates than the average yields on longer-term investment securities and the average rate paid on interest-bearing liabilities. The increase in short-term interest rates which occurred throughout 1994 and in early 1995 therefore resulted in a corresponding increase in both net interest income and net interest margin.

See the discussion headed `Interest Rate Management'' for a further explanation of the Company's interest rate sensitivity position.

PROVISION FOR LOAN LOSSES
The Company provides for future loan losses through regular provisions to the allowance for loan losses. These provisions are made at a level which is considered necessary by management to absorb estimated losses in the loan portfolio. A detailed evaluation of the adequacy of this loan loss reserve is completed quarterly by management.

The consolidated provision for loan losses was ($19,000) in 1995, $567,000 in 1994, and $653,000 in 1993. The $586,000 decline in provision during 1995 primarily resulted from a $475,000 negative provision for loan loss at Union Bank. The negative provision at Union Bank was due to collections of previous years' charged-off loans combined with management's determination that an adequate level of loan loss reserve existed prior to the loan recoveries. Because of the adequacy that the existing reserve, the recoveries resulted in the recording of a negative provision.

The amount of future years' provision for loan loss will be subject to adjustment based on the findings of future evaluations of the adequacy of the loan loss reserve. The section entitled RISK MANAGEMENT expands this discussion further.

NONINTEREST INCOME
Exclusive of net security gains and gains on sales of loans and other real estate (`ORE''), noninterest income decreased 5.7% in 1995 to $1,431,000 compared to $1,517,000 in 1994. First State's noninterest income increased by $67,000 during the full year of 1995 as compared to the income recorded by the bank for the two months of operation in 1994. The primary source of noninterest income continues to be trust fees (income from fiduciary activities), service charges on deposit accounts and investment services income. The decline in noninterest income during 1995 was directly attributable to a reduction of Investment Services Income discussed in further detail below.

As presented on Table 2 below, trust department income grew by 8.2% in 1995 and resulted from higher levels of assets held in trust combined with an increase in trust fee schedules. Service charges on deposit accounts increased by 9.4% during 1995 because of a larger number of transactions and fee generating opportunities for the Company in this area. Investment services income declined significantly by $212,000 following a $73,000 decline in 1994 reversing a trend of the strong growth experienced in prior years. This investment services income is generated through a full service brokerage operation which is available at several of the Company's affiliate banks through an operating agreement with INVEST FINANCIAL CORPORATION, a subsidiary of Kemper Financial Companies, Inc. The Company intends to expand the availability of investment services throughout its affiliate banks.

Noninterest income exclusive of security gains and gains on loan and ORE sales increased 1.7% in 1994 compared to 1993. Trust fees increased by 23.0% while deposit service charges increased by 9.0%. The gains on sales of loans and other real estate in 1995 were related to sales of other real estate while the 1994 gain was due primarily to the gain generated as a result of German American Bank's sale of a portion of excess real estate adjacent to one of its branch facilities. During 1993 the gain resulted primarily from Union's activities involving Small Business Administration loans purchased for resale. In 1993, Union sold the remaining loans held for resale and no longer carries any loans held for resale. The Company's management does not anticipate that Union or any other affiliate bank will engage in this activity in the future.

NONINTEREST INCOME (Table 2)($ in thousands)

                                        1995       1994         1993

Income from Fiduciary Activities         $185      $171         $139
Service Charges on Deposit
   Accounts                               620       567          520
Investment Services Income                208       420          493
Other Income                              418       359          339
   Subtotal                             1,431     1,517        1,491
Gains on Sales of Loans and
   Other Real Estate                       29        92           61
Security Gains                              0        80           17
   TOTAL NONINTEREST
     INCOME                            $1,460    $1,689       $1,569

N/M = Not Meaningful

NONINTEREST INCOME (Table 2)($ in thousands)
                                                       % CHANGE FROM
                                                       PRIOR YEAR
                                                   1994         1993

Income from Fiduciary Activities                   8.2%        23.0%
Service Charges on Deposit
   Accounts                                        9.4          9.0
Investment Services Income                       (50.5)       (14.8)
Other Income                                      16.4          5.9
   Subtotal                                       (5.7)         1.7
Gains on Sales of Loans and
   Other Real Estate                             (68.5)        50.8
Security Gains                                     N/M        370.6
   TOTAL NONINTEREST
     INCOME                                      (13.6)         7.7

N/M = Not Meaningful

NONINTEREST EXPENSE
Total noninterest expense increased 17.1% in 1995 over 1994 levels. As a percentage of average total assets, total noninterest expense was 2.83% in 1995 compared to 2.66% in 1994 and 2.73% in 1993. Excluding the impact of First State Bank, noninterest expense increased by $636,000 or 7.5% in 1995 as compared to 1994. Salaries and employee benefits, which comprise approximately 53% of total noninterest expense, increased by 18.4% in 1995 following a 4.1% increase in 1994. Again excluding the impact of First State, Salaries and Benefits increased by 11.1% in 1995. A significant portion of this increase is attributable to effects of changes in the Company's organizational structure which occurred in mid 1995. Prior to July 1995, the Company's executive officers and support functions served both the Company and its lead affiliate bank, German American Bank. In recognition of the increased management and administrative demands existing under a multi-bank holding company environment, the management and administrative support functions of German American Bank and the Company were segmented into distinct groups with additional staffing implemented as deemed appropriate. Although this organizational change did result in an increased level of Salaries & Benefits, Company management believes the increased management focus at both the Bank and Bancorp level will result in increased operating efficiency.

Occupancy expense and furniture and equipment expense combined, increased by $264,000 or 20.4% in 1995 following a 4.9% increase in 1994. Approximately one-half of this increase resulted from First State with the balance of the increased 1995 expense level attributable to an upgrading of facilities and equipment at the Company's other affiliate banks.

Computer processing expense increased by 13.4% and 18.5% in 1995 and 1994, respectively reflecting conversion expenses at the Company's newly acquired affiliates. Excluding First State Bank, computer processing fees increased by 5.4% and 17.5% in 1995 and 1994, respectively. Through the utilization of state-of-the-art equipment and computer processing, the Company's management believes it will, over the long-term, be able to better control the level of employee related expenses, the Company's major noninterest expense category, while improving the quality of customer service provided throughout the affiliate bank system.

Professional fees declined significantly by 23.0% and 46.9% in 1995 and 1994, respectively, as a result of a reduction in merger related professional fees. While it is not possible to predict the level of acquisition activity and the resulting level of costs associated thereto, management does intend to pursue acquisition opportunities and, therefore, increased and continued costs will be likely in future years.

During 1995, the FDIC reduced the commercial bank deposit insurance premium rates as a result of the Bank Insurance Fund (`BIF'') reaching full capitalization of its congressionally mandated level. The full impact of this rate reduction won't be evident until 1996 when FDIC premiums are anticipated to be approximately $60,000, plus any additional assessments or premiums that may arise from proposals before Congress which would result in the recapitalization of the Savings Association Insurance Fund (`SAIF''). Under this proposal, institutions holding deposits insured by SAIF would be subject to a one-time assessment followed by a reduction in ongoing FDIC premiums similar to that currently in place for BIF insured deposits. All of First State's deposits are insured under SAIF. Therefore, the implementation of this proposal would increase 1996 total FDIC premiums by approximately $150,000 to an estimated $210,000 for 1996. Subsequent years premiums following any such SAIF assessment are anticipated to be $2,000 per affiliate bank for a total of $8,000. The statements in this paragraph relating to FDIC premiums and assessments for 1996 and future years are forward-looking statements which may or may not be accurate due to the impossibility of predicting future Congressional or regulatory actions or the future capitalization levels of BIF and SAIF.

Other operating expenses increased by 41.3% in 1995 following a 2.9% decrease in 1994. Excluding First State's other operating expense, this component of noninterest expense increased by $334,000 or 21.9% during 1995. This increase is largely attributable to increased advertising and supplies expenses related to the Company's introduction, throughout 1995, of a new company-wide corporate identity program . Additionally, amortization of goodwill and the core deposit intangible totaled $231,000 and $112,000, respectively for 1995 and 1994. First State Bank's operating results reflected a significant portion of the amortization expense.

NONINTEREST EXPENSE (Table 3)($ in thousands)


                                        1995       1994       1993
Salaries and Employee Benefits         $5,349    $4,517      $4,338
Occupancy, Furniture and
   Equipment Expense                    1,561     1,297       1,237
FDIC Premiums                             393       644         645
Computer Processing Fees                  399       352         297
Professional Fees                         198       257         484
Other Operating Expenses                2,178     1,542       1,588
   TOTAL NONINTEREST
      EXPENSE                         $10,078    $8,609      $8,589

NONINTEREST EXPENSE (Table 3)($ in thousands)
                                                     % CHANGE FROM
                                                       PRIOR YEAR
                                                   1994       1993
Salaries and Employee Benefits                    18.4%        4.1%
Occupancy, Furniture and
   Equipment Expense                              20.4         4.9
FDIC Premiums                                    (39.0)        (.2)
Computer Processing Fees                          13.4        18.5
Professional Fees                                (23.0)      (46.9)
Other Operating Expenses                          41.2        (2.9)
   TOTAL NONINTEREST
      EXPENSE                                     17.1          .2



PROVISION FOR INCOME TAXES
The Company records a provision for income taxes currently payable, along with a provision for taxes payable in the future. Such deferred taxes arise from differences in the timing of certain items for financial statement reporting versus for income tax reporting. The major difference between the effective tax rate applied to the Company's financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Other components affecting this calculation include state income taxes and nondeductible merger costs. Note 10 to the consolidated financial statements contains additional details relative to the Company's income tax provision. The Company's effective tax rate was 31.7%, 31.3% and 32.0% in 1995, 1994, and 1993, respectively. Note 1 presents further information regarding the impact of the change in the manner of accounting for income taxes required by the implementation in 1993 of Financial Accounting Standard 109.





                               CAPITAL RESOURCES


Industry regulations provide guidelines for determining the capital adequacy of bank holding companies and banks. These guidelines provide for a more narrow definition of core capital and assign a measure of risk to the various categories of assets. Minimum levels of capital are required to be maintained in proportion to total risk-weighted assets and off-balance sheet exposures such as loan commitments and standby letters of credit.

Tier 1, or core capital, consists of shareholders' equity less goodwill, core deposit intangibles, and certain tax receivables defined by bank regulations. Tier 2 capital is defined as the amount of the allowance for loan losses which does not exceed 1.25% of gross risk adjusted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

The minimum requirements under these standards are a 3.0% leverage ratio, which is Tier 1 capital divided by defined `total assets'', and 4.0% Tier 1 capital to risk-adjusted assets and 8.0% total capital to risk-adjusted assets ratios. Under these guidelines, the Company, on a consolidated basis, and each of its affiliate banks individually, have capital ratios that substantially exceed the regulatory minimums. Table 4 below presents the Company's consolidated capital ratios under the regulatory guidelines.

The Company's shareholders' equity of $36,956,000 and $32,925,000 at December 31, 1995 and December 31, 1994, respectively represented 10.0% and 9.5% of total assets. The Company paid cash dividends of $1,392,000 and $1,232,000 during 1995 and 1994, respectively. The increased level of dividends paid in 1995 and 1994 resulted from the issuance of additional shares in connection with the merger transactions and the higher level of the Company's dividend payout ratio relative to that of Unibancorp and The Otwell State Bank.

At December 31, 1995, Management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Company's consolidated liquidity, capital resources or operations.


RISK BASED CAPITAL STRUCTURE (Table 4) ($ in thousands)

                                                     1995             1994

Tier 1 Capital:
   Shareholders' Equity as presented
      on Balance Sheet                              $36,956         $32,925
   Add/(Subtract): Unrealized
      Depreciation/Appreciation
      on Securities Available-for-Sale                (859)             658
   Less: Intangible Assets and Ineligible
   Deferred Tax Assets                              (2,140)         (2,439)
      Total                                          33,957          31,144
Tier 2 Capital:
   Qualifying Allowance for Loan Loss                 2,943           2,712
      Total Capital                                 $36,900         $33,856

Risk-adjusted Assets                               $232,272        $213,827
Tier 1 Capital to Total Assets
   (leverage ratio)                                  9.29%            9.05%
Tier 1 Capital to Risk-adjusted Assets              14.62%           14.57%
Total Capital to Risk-adjusted Assets               15.87%           15.83%


RISK BASED CAPITAL STRUCTURE (Table 4) ($ in thousands)

                                                            1993
Tier 1 Capital:
   Shareholders' Equity as presented
      on Balance Sheet                                     $31,341
   Add/(Subtract): Unrealized
      Depreciation/Appreciation
      on Securities Available-for-Sale                         ---
   Less: Intangible Assets and Ineligible
   Deferred Tax Assets                                       (864)
      Total                                                 30,477
Tier 2 Capital:
   Qualifying Allowance for Loan Loss                        2,522
      Total Capital                                        $32,999

Risk-adjusted Assets                                      $199,338
Tier 1 Capital to Total Assets
   (leverage ratio)                                         9.45%
Tier 1 Capital to Risk-adjusted Assets                     15.29%
Total Capital to Risk-adjusted Assets                      16.55%


                                SOURCES OF FUNDS


The Company's primary funding source is its base of core customer deposits, such as noninterest-bearing demand, regular savings and money market accounts and small denomination certificates of deposit of less than $100,000. Other shorter term sources of funds are larger denomination certificates of deposit, overnight borrowings from other financial institutions, securities sold under agreements to repurchase, short-term notes payable issued on an unsecured basis, and short-term borrowings consisting of interest-bearing demand notes issued to the U.S. Treasury. The Company did not have any long-term debt during the periods presented. The membership of the Company's lead affiliate bank, German American Bank, in the Federal Home Loan Bank System provides an additional source for both long and short-term borrowings. The Company's other affiliate banks are in the process of also obtaining membership in the Federal Home Loan Bank System. No such advances were outstanding during the periods presented. The following page contains a discussion of changes in these areas. Table 5 on the following page presents changes between years in the average balances of all funding sources.


FUNDING SOURCES - AVERAGE BALANCES (Table 5) ($ in thousands)



                                           1995           1994           1993


Demand                                    $32,576       $30,279          $27,278
Savings and Interest-
   bearing Checking                        69,847        71,765           68,135
Money Market Accounts                      22,464        17,410           15,630
Other Time Deposits                       158,428       135,742          138,581
  Total Core Deposits                     283,315       255,196          249,624
Certificates of Deposits
  of $100,000 and Over                     32,774        28,680           30,078
Federal Funds Purchased
  and Securities  Sold under
  Agreement to Repurchase                     928         3,572              539
Other Short-term Borrowings                 2,141         1,081            1,155
  Total Funding Sources                  $319,158      $288,529         $281,396

N/M = Not Meaningful


FUNDING SOURCES - AVERAGE BALANCES (Table 5) ($ in thousands)

                                              % CHANGE FROM
                                                PRIOR YEAR
                                              1995               1994
Demand                                       7.6%               11.0%
Savings and Interest-
   bearing Checking                         (2.7)                5.3
Money Market Accounts                       29.0                11.4
Other Time Deposits                         16.7                (2.0)
  Total Core Deposits                       11.0                 2.2
Certificates of Deposits
  of $100,000 and Over                      14.3                (4.6)
Federal Funds Purchased
  and Securities  Sold under
  Agreement to Repurchase                  (74.0)                N/M
Other Short-term Borrowings                 98.1                (6.4)
  Total Funding Sources                     10.6                 2.5

N/M = Not Meaningful

CORE DEPOSITS
The Company's average core deposits have shown steady growth over the past several years, increasing by 11.0% and 2.2% in 1995 and 1994, respectively. The inclusion of First State accounted for approximately three-fourths of the 11.0% increase experienced during 1995 and for approximately two-thirds of the 1994 increase. In 1995, the Company experienced a shift in the composition of its deposits toward money market deposits and longer term certificates of deposit. This movement is largely attributable to customer reaction to the increase in interest rates during 1995 relative to the prior years' level of interest rates. In total, average savings, interest-bearing checking and money market deposits increased by 3.5% and 6.5% in 1995 and 1994, respectively while other time deposits consisting primarily of certificates of deposits in denominations of $100,000 or less increased by 16.7% in 1995 following a 2.0% decrease in 1994. Average noninterest-bearing demand deposits increased by 7.6% in 1995 and 11.0% in 1994. These changes in the mix of deposits are influenced by customers' tendency to avoid committing to longer term instruments during periods of low or declining interest rates and their attempts to lock in rates on longer term instruments during periods of perceived higher rates. They are also subject to seasonal and other non-economic factors.

OTHER FUNDING SOURCES
Exclusive of core deposits, large denomination certificates of deposit provide the majority of other funding sources for the Company. These certificates increased by 14.3% in 1995 following a 4.6% decrease in 1994. This entire increase in 1995 was attributable to the inclusion of First State. The remaining other funding sources consist of federal funds purchased from other financial institutions on an overnight basis, secured repurchase agreements which generally mature within 30 days, short-term notes payable extended on an unsecured basis, and borrowings under U.S. Treasury demand notes. These borrowings represent an important source of temporary short-term liquidity for the Company. These types of borrowings and large dollar denominated certificates are considered to be more subject to periodic withdrawals than are core deposits, and, therefore, are generally not used as a permanent funding source for loans.

INVESTMENTS
The Company's securities portfolio, consisting of all components of the Company's investment securities, mortgage-backed securities, and securities available-for-sale, includes U.S. Treasury securities, obligations of U.S. government agencies, obligations of state and political subdivisions, corporate investments and mortgage-backed securities issued by U.S. government agencies and other intermediaries. Money market securities include federal funds sold, interest-bearing balances with banks, and other short-term investments. The maturities of the securities and money market portfolios are a principal source of funds for loan growth and other liquidity needs. The Company's available-for-sale portfolio provides an additional source of funds from which management can respond to liquidity needs and asset/liability management requirements. During 1995, the Financial Accounting Standards Board authorized a one-time window of opportunity for the transfer of securities to available-for-sale portfolios. Company management utilized this opportunity to transfer a significant portion of its securities portfolio to the available-for-sale classification. Although management may sell these securities if the need arises, their designation as available-for-sale should not be interpreted to indicate that management anticipates such sales. Securities available-for-sale are carried at market value. All other securities are carried at amortized cost because management intends to hold them until maturity and the Company has the ability to do so. Note 2 to the consolidated financial statements contains additional details regarding the Company's securities portfolio in 1995 and 1994.


SECURITIES PORTFOLIO (Table 6) ($ in thousands)

                                                     December 31,
                                                    1995            %
Money Market Securities                           $19,376           17.8%
U.S. Treasury and Agency
   Securities                                      23,787           21.8
Municipal Securities                               25,255           23.2
Corporate Securities                                6,463            5.9
Mortgage-backed Securities                         33,272           30.6
Other Securities                                      738             .7
   Total Securities Portfolio                    $108,891          100.0%


SECURITIES PORTFOLIO (Table 6) ($ in thousands)

                                                     December 31,
                                                    1994            %
Money Market Securities                           $22,257           23.3%
U.S. Treasury and Agency
   Securities                                      24,330           25.5
Municipal Securities                               21,294           22.3
Corporate Securities                                  999            1.0
Mortgage-backed Securities                         25,976           27.2
Other Securities                                      717             .7
   Total Securities Portfolio                     $95,573          100.0%

LOANS

Total loans grew by $6,477,000 or 2.9% between 1995 and 1994. The inclusion of First State's loans in the year-end comparison accounted for $7,152,000 of this growth as the Company's newest affiliate bank achieved a significant market share of the lending opportunities available within its market. Excluding the effect of First State, total loan balances remained relatively unchanged declining by $675,000 or .3% between the two years. The Company's loan portfolio remains well diversified with 55% of the portfolio in commercial and agricultural loans (including economic development bonds), 30% in 1-4 family residential mortgages, and 15% in consumer loans at December 31, 1995. The Company's affiliate banks lend to commercial customers in various industries including agribusiness, manufacturing, health care services, wholesale, and retailing.

The Company's policy is generally to extend credit to consumer and commercial borrowers in its primary geographic market area in Southwestern Indiana. Extensions of credit outside this primary geographic market area (other than poultry-related loans described below) are generally concentrated in commercial real estate loans granted on a selective basis generally within a 120 mile radius of the Company's primary market. Loans outside the Company's general geographic market area are further limited to loans guaranteed by either the Small Business Administration (SBA) or the Farmers Home Administration (FmHA).

The overall loan portfolio is diversified among a variety of borrowers with a substantial portion of the debtors' ability to honor their contracts dependent upon the agricultural, poultry and wood manufacturing industries. Although wood manufacturers employ a significant number of people in the market area, there is not a concentration of credit to companies engaged in that industry. The Company has historically been involved in the financing of poultry production and other agriculturally integrated related operations. Approximately $23,784,000 or 10.3% of total loans at December 31, 1995 consisted of such loans. As a means of controlling risk from concentrations of credit within this industry, the Company has, during recent years, utilized guaranties from SBA and FmHA. Typically, the guaranties provide for SBA and FmHA, in the event of default, to absorb from 85% to 90% of the loan balance remaining after the application of collateral. Assuming the guarantors perform in accordance with their guaranties, the Company's net exposure is limited to the remaining 10% to 15% balance. At December 31, 1995, the net unguaranteed amount of poultry and other agricultural integrated related loans was $8,221,000 or 3.6% of total loans. The Company intends to promote continued growth within this segment of the loan portfolio. Such growth, however, will be limited by the extent it can be supported by the Company's capital base and by the Company's ability to obtain further SBA and FmHA guaranties. Approximately $17,535,000 of loans to poultry and other agriculturally integrated related operations, substantially all of which are covered by guaranties as described above, were originated outside the Company's primary business market. No unguaranteed concentration of credit in excess of 10% of total assets exists within any single industry group.


The composition of loan portfolio at December 31, 1995 and 1994 is presented in further detail in Note 3 to the consolidated financial statements and in Table 7 on the following page.


LOAN PORTFOLIO (Table 7) ($ in thousands)

                                            1995          1994           1993

Commercial and Industrial                 $75,914       $69,482        $64,644
Agricultural and Poultry                   51,094        57,558         55,311
Financial                                     ---           ---            ---
Economic Development Bonds                    608           625            762
Residential Mortgage Loans                 68,826        67,737         55,225
Consumer Loans                             34,685        29,248         26,684
   Total Loans                            231,127       224,650        202,626
   Less:
      Unearned Income                         537           840          1,226
      Allowance for Loan Loss               5,933         5,669          4,935

Loans, Net                               $224,657      $218,141       $196,465


LOAN PORTFOLIO (Table 7) ($ in thousands)

                                             1992          1991

Commercial and Industrial                  $63,855      $62,620
Agricultural and Poultry                    54,465       44,876
Financial                                      ---        4,000
Economic Development Bonds                   1,547        2,181
Residential Mortgage Loans                  47,170       41,042
Consumer Loans                              24,183       24,594
   Total Loans                             191,220      179,313
   Less:
      Unearned Income                        1,617        1,562
      Allowance for Loan Loss                3,862        3,204

Loans, Net                                $185,741     $174,547



                                RISK MANAGEMENT

Various procedures are employed at the Company's affiliate banks to monitor risk. The major risk addressed by the Company on a regular basis is the credit risk inherent in the loan portfolio and to a lesser extent, the investment portfolio. Another risk is that associated with changes in interest rates. The following is a discussion of the Company's philosophies and procedures to address risk.

LENDING AND LOAN ADMINISTRATION
The primary responsibility and accountability for day-to-day lending activities rests with the Company's affiliate banks. Loan personnel at each bank have the authority to extend credit under guidelines approved by the bank's board of directors. Each bank also has executive and board loan committees that serve as vehicles for communication and the pooling of knowledge, judgment and experience of its members. These committees provide valuable input to lending personnel and act as an approval body. They also serve as a monitoring tool of the overall quality of the loan portfolios. Members of the Company's executive officers serve on the board loan committees of each of the affiliate banks to ensure a consistent application of company policies.

The Company maintains a comprehensive loan review program for its affiliate banks. The purpose of these reviews is to evaluate loan administration, credit quality, loan documentation and the adequacy of the allowance for loan losses.
This program also includes regular reviews of problem loan reports, delinquencies and charge-offs. The adequacy of the allowance for loan losses is also evaluated at the affiliate bank level on a quarterly basis. This evaluation of the allowances for loan losses is based on reviews of specific loans, changes in the type and volume of the loan portfolios given current and anticipated economic conditions, and historical loss experience. The review of specific loans includes loans where the customer's cash flow or net worth may not be sufficient to repay the loan, the loan has been criticized in a regulatory examination, the accrual of interest has been suspended, or for other reasons where either the ultimate collectibility of the loan is in question or the loan has characteristics requiring special monitoring.

Activity in the allowance for loan losses is summarized in Table 8 on the following page. Table 9 presents data for the underperforming assets.
Underperforming assets consist of 1) nonaccrual loans; 2) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial condition of the borrower; 3) loans past due ninety (90) days or more as to principal or interest; and 4) other real estate owned. Loans are placed on nonaccrual status when scheduled principal or interest payments are past due for 90 days or more, unless the loan is well secured and in the process of collection. Loans are charged-off when they are deemed uncollectible.

During 1995, the Company's level of underperforming loans increased from
$1,584,000 or .71% of total loans as of December 31, 1994 to $3,486,000 or 1.51%
of total loans at December 31, 1995.  This increase in the amount of underperforming loans is largely attributable to the past-due status of a single large commercial real estate loan in the loan portfolio of the Company's lead bank, German American Bank.  Although past due and a specific allocation of the loan loss reserve has been provided, this credit is not anticipated to present any significant exposure to loss; however, this forward-looking statement assumes the accuracy of financial information provided by the borrower, the borrower's willingness to comply with the promises made to German American Bank, the lack of any adverse change in the borrower's financial condition or results of operations, and the willingness of other creditors to cooperate with the
borrower's plans.   During 1995, the allowance for loan loss increased by
$264,000 as the recoveries of prior years' charge-offs offset all of the loans charged-off during the year allowing for the small negative provision for loan losses recorded in 1995.  See the discussion entitled `PROVISION FOR LOAN
LOSS''elsewhere in this report for further details regarding the negative provision.


ALLOWANCE FOR LOAN LOSSES (Table 8) ($ in thousands)

                                             1995         1994         1993
Balance as of January 1                     $5,669       $4,935        $3,862
Addition of Affiliate Banks                    ---          195           164
Provision for Loan Losses                     (19)          567           653
Recoveries of Prior Loan Losses                622          227           699
Loan Losses Charged to
   the Allowance                             (339)        (255)         (443)
Balance as of December 31                   $5,933       $5,669        $4,935

UNDERPERFORMING ASSETS (Table 9) ($ in thousands)

                                            1995        1994           1993

Nonaccrual Loans                             $803        $983        $1,395
Past Due Loans (90 days or more)            2,683         601           461
Renegotiated Loans                            ---         ---           ---
   Total Underperforming Loans              3,486       1,584         1,856
Other Real Estate Owned                       286         497           698
   Total Underperforming Assets            $3,772      $2,081        $2,554

Allowance for Loan Losses to
   Underperforming Loans                  170.20%     357.89%       265.89%
Underperforming Loans to
   Total Loans                              1.51%        .71%          .92%


INVESTMENTS, LIQUIDITY, AND INFLATION
Two of the more important and interrelated areas the Company and its affiliate banks manage very closely are the Company's liquidity requirements and its balance between interest-rate-sensitive assets and interest-rate-sensitive liabilities.

Liquidity needs in a banking organization arise from new loan demand, the funding of existing loan commitments, and deposit withdrawals. One important objective in managing the securities portfolio is to ensure the Company has adequate liquidity. The purposes of liquidity management are to match sources of funds with anticipated customer borrowings and withdrawals and other obligations and to ensure a dependable funding base. As discussed in the `Investments'' discussion contained elsewhere in this report, management significantly increased the available-for-sale portfolio during 1995. This action greatly enhanced the Company's ability to quickly react to changes in liquidity and asset and liability needs. Failure to properly manage liquidity requirements can result in the need to satisfy customer withdrawals and other obligations on less than desirable terms.

The Company's asset and liability structure is substantially different from that of an industrial company, in that virtually all assets and liabilities of a financial institution are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a financial institution's performance. Interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services.

Attention should be directed to the various analyses and schedules throughout Management's Discussion and Analysis which are useful in analyzing how the Company is positioned to react to changing interest rates.

INTEREST RATE MANAGEMENT
Interest rate sensitivity occurs when assets or liabilities are subject to rate and yield changes within a designated time period. The Company performs rate sensitivity analyses which place each of the Company's balance sheet components in its appropriate maturity category according to its repricing frequency. In addition to rate sensitivity analyses, the Company also utilizes other asset/liability measurements such as computer generated simulation modeling. This enables management to measure the effect on earnings of changes in interest rates.

Without regular monitoring and management of these critical areas, a movement in interest rates and its corresponding effect on the net interest margin may significantly affect profitability. The degree of any potential consequences of such interest rate changes can be mitigated by maintaining a proper asset/liability position given projected interest rates. The Company's policy is to actively manage its asset / liability position within a one-year interval with a goal to protect its earnings from being materially adversely impacted by changes in interest rates during the coming year.

The Company has a Funds Management Policy which established guidelines under which the affiliate banks manage their securities portfolios. Funds Management Committees at each of the affiliate banks meet quarterly to monitor the established guidelines. The overall objective of these committees is to ensure the Company maintains an adequate level of liquidity and maximizes its net interest margins while implementing and monitoring programs for the matching of the mix and maturities of various asset and liability categories so as to avoid undue interest rate risk. The committees formulate short and long-term strategies, direct the acquisition and allocation of funds and monitor the level of interest rate sensitivity within the established guidelines.

Table 10 below reflects the Company's interest rate sensitivity position (interest rate-sensitive assets minus interest rate-sensitive liabilities) individually and cumulatively, over various time horizons. As indicated in the table, a significant portion of the Company's assets and liabilities reprice within 1-181 days. While slightly more of its liabilities than assets are subject to repricing during this period, the Company believes its asset/liability management program allows adequate reaction time to adjust to changes in interest rate trends and believes the current asset/liability position does effectively protect the Company's net interest margin and the resulting net interest income from any material adverse impact during 1996 assuming a moderate rise or decline in interest rates.


ANALYSIS OF INTEREST RATE SENSITIVITY at December 31, 1995
(Table 10) ($ in thousands)

                                         1-3           3-6           6-12
                                        Months       Months         Months

   Money Market Assets                   $14,543       $4,434         $99
   Securities                             14,472        7,337      15,026
   Loans (Net of Unearned)                81,348       34,594      68,423
      TOTAL EARNING ASSETS              $110,363      $46,365     $83,548

INTEREST BEARING LIABILITIES
   Retail Savings Deposits               $96,165          ---         ---
   Retail Time Deposits                   26,010      $26,354     $43,534
   Large Dollar Denominated
      Time Deposits                        4,639        7,960       6,602
   Other Borrowings                          ---          ---         ---
      TOTAL INTEREST BEARING
         LIABILITIES                    $126,814      $34,314     $50,136
Periodic GAP                           $(16,451)      $12,051     $33,412
Cumulative GAP                         $(16,451)     $(4,400)     $29,012
Cumulative Ratio (1)                        87%           97%        114%

<F1>
(1)Rate-sensitive Assets / Rate-sensitive Liabilities


ANALYSIS OF INTEREST RATE SENSITIVITY at December 31, 1995 (Table 10) ($ in thousands)

                                          1-5        Beyond
                                         Years       5 Years        Total

EARNING ASSETS
   Money Market Assets                      $300          ---     $19,376
   Securities                             33,963      $18,717      89,515
   Loans (Net of Unearned)                36,989        9,236     230,590
      TOTAL EARNING ASSETS               $71,252      $27,953    $339,481

INTEREST BEARING LIABILITIES
   Retail Savings Deposits                   ---          ---     $96,165
   Retail Time Deposits                  $67,742         $186     163,826
   Large Dollar Denominated
      Time Deposits                        7,532          ---      26,733
   Other Borrowings                          ---          ---         ---
      TOTAL INTEREST BEARING
         LIABILITIES                     $75,274         $186    $286,724
Periodic GAP                            $(4,022)      $27,767
Cumulative GAP                           $24,990      $52,757
Cumulative Ratio (1)                       109%          118%

<F1>
(1)Rate-sensitive Assets / Rate-sensitive Liabilities

CONSOLIDATED BALANCE SHEETS
(DOLLAR REFERENCES IN THOUSANDS EXCEPT SHARE DATA)

                                                      DECEMBER 31,

                                                 1995              1994
ASSETS
Cash and Due from Banks (Note 13)           $     15,421       $     14,636
Federal Funds Sold                                12,550              7,650
 Cash and Cash Equivalents                        27,971             22,286

Interest-bearing Balances with Banks                 897              1,192
Other Short-term Investments                       5,929             13,415
Securities Available-for-Sale, at Market
 (Note 2)                                         78,908             22,043
Securities Held-to-Maturity, at Cost
 (Market Value of $11,237 and
 $50,316 on December 31, 1995 and
 1994, respectively) (Note 2)                     10,607             51,273

Loans (Note 3)                                   231,127            224,650
Less:  Unearned Income                             (537)              (840)
   Allowance for Loan Losses
   (Note 4)                                      (5,933)            (5,669)
Loans, Net                                       224,657            218,141

Premises, Furniture and Equipment,
 Net (Note 5)                                      9,624              9,407
Other Real Estate                                    286                497
Intangible Assets                                  1,990              2,235
Accrued Interest Receivable and
 Other Assets                                      6,894              6,037

   TOTAL ASSETS                             $    367,763       $    346,526

LIABILITIES
Noninterest-bearing Deposits                $     40,855       $     36,448
Interest-bearing Deposits
   (Note 6)                                      286,724            265,842
   Total Deposits                                327,579            302,290

Short-term Borrowings (Note 7)                       ---              9,169
Accrued Interest Payable and
   Other Liabilities                               3,228              2,142

       TOTAL LIABILITIES                         330,807            313,601

Commitments and Contingent
   Liabilities (Notes 12 & 13)

SHAREHOLDERS' EQUITY
Common Stock, $10 par value;
   5,000,000 shares authorized,
   and 1,825,040 and 1,739,994
   issued and outstanding
   in 1995 and 1994, respectively                 18,250             17,400
Preferred Stock, $10 par value;
   5,000,000 shares authorized,
   no shares issued                                  ---                ---
Additional Paid-in Capital                         5,449              3,542
Retained Earnings                                 12,398             12,641
Unrealized Appreciation /
   (Depreciation) on Securities
   Available-for-Sale (Net of tax
   of $571 and ($431) in
   1995 and 1994, respectively)                      859              (658)

       TOTAL SHAREHOLDERS' EQUITY                 36,956             32,925

       TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY              $    367,763       $    346,526


          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(DOLLAR REFERENCES IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                          YEARS ENDED DECEMBER 31,

                                         1995        1994         1993

INTEREST INCOME
Interest and Fees on Loans                 $21,210      $17,348      $16,312
Interest on Federal Funds Sold                 739          319          161
Interest on Short-term Investments             728          386          461
Interest and Dividends
   on Securities
   Taxable                                   3,229        2,850        3,582
   Non-taxable                               1,391        1,167        1,141
      TOTAL INTEREST INCOME                 27,297       22,070       21,657

INTEREST EXPENSE
Interest on Deposits                        12,633        9,394        9,844
Interest on Short-term Borrowings              184          133           50
   TOTAL INTEREST EXPENSE                   12,817        9,527        9,894
NET INTEREST INCOME                         14,480       12,543       11,763
Provision for Loan Losses
   (Note 4)                                   (19)          567          653
NET INTEREST INCOME
   AFTER PROVISION FOR
   LOAN LOSSES                              14,499       11,976       11,110

NONINTEREST INCOME
Income from Fiduciary Activities               185          171          139
Service Charges on
   Deposit Accounts                            620          567          520
Investment Services Income                     208          420          493
Other Service Charges,
   Commissions, and Fees                       418          359          339
Gains on Sales of Loans and
   Other Real Estate                            29           92           61
Security Gains                                 ---           80           71
   TOTAL NONINTEREST INCOME                  1,460        1,689        1,569

NONINTEREST EXPENSE
Salaries and Employee Benefits
   (Note 8)                                  5,349        4,517        4,338
Occupancy Expense                              813          678          659
Furniture and Equipment Expense                748          619          578
FDIC Premiums                                  393          644          645
Computer Processing Fees                       399          352          297
Professional Fees                              198          257          484
Other Operating Expenses                     2,178        1,542        1,588
   TOTAL NONINTEREST EXPENSE                10,078        8,609        8,589
Income before Income Taxes
   and Cumulative Effect of
   Change in Accounting
   for Income Taxes                          5,881        5,056        4,090
Income Tax Expense (Note 10)                 1,863        1,582        1,308
Income before Cumulative
   Effect of Change in
   Accounting for Income Taxes               4,018        3,474        2,782
Cumulative Effect of Change in
   Accounting for Income
   Taxes (Note 1)                              ---          ---          150

NET INCOME                                 $ 4,018      $ 3,474      $ 2,932
EARNINGS PER SHARE (NOTE 11):
Income before Cumulative
   Effect of Accounting Change            $   2.20     $   1.90      $  1.53
Cumulative Effect                              ---          ---          .08

Net Income                                $   2.20     $   1.90      $  1.61


          See Accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLAR REFERENCES IN THOUSANDS)

                                                          YEARS ENDED
                                                          DECEMBER 31,

                                                      1995          1994

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                          $4,018         $3,474
Adjustments to Reconcile
 Net Income to Net Cash from
 Operating Activities
    Accretion and Amortization on
    Investments                                       (662)           (50)
    Depreciation and Amortization                      948            712
    Provision for Loan Losses                          (19)           567
    Gain on Sale of Securities                         ---            (80)
    Gain on Sales of Loans and
    Other Real Estate                                  (29)           (92)
    Change in Assets and Liabilities:
      Loans Purchased for Resale                       ---            ---
      Deferred Taxes                                     5           (349)
      Deferred Loan Fees                                34           (157)
      Interest Receivable                             (632)          (143)
      Interest Payable                                 340             40
      Other Assets                                    (649)           316
      Other Liabilities                                163           (274)
      Unearned Income                                 (303)          (386)
         Total Adjustments                            (804)          104
         NET CASH FROM
         OPERATING ACTIVITIES                        3,214          3,578

CASH FLOWS FROM INVESTING ACTIVITIES
 Change in Interest-bearing
    Balances with Banks                                295          5,172
 Proceeds from Maturities of
    Other Short-term Investments                    52,133         14,835
 Purchase of Other Short-term
    Investments                                    (43,967)       (22,049)
 Proceeds from Maturities of
    Securities Available-for-Sale                    8,518         10,661
 Proceeds from Sales of Securities
    Available-for-Sale                                 ---          3,354
 Purchase of Securities
    Available-for-Sale                             (26,940)        (3,391)
 Proceeds from Maturities
    of Securities Held-to-Maturity                   8,967         11,972
 Proceeds from Sales of Securities
    Held-to-Maturity                                   ---            ---
 Purchase of Securities
    Held-to-Maturity                                (4,243)       (16,153)
 Purchase of Loans                                  (3,691)        (7,332)
 Proceeds from Sales of Loans                          500          7,625
 Loans Made to Customers net
    of Payments Received                            (3,186)        (9,462)
 Proceeds from Sales of
    Other Real Estate                                  389            415
 Property and Equipment
    Expenditures                                      (920)          (956)
 Cash Acquired / (Paid) in
    Acquisition of Affiliates                          ---          8,934
      NET CASH FROM
         INVESTING ACTIVITIES                      (12,145)         3,625

CASH FLOWS FROM FINANCING ACTIVITIES
 Change in Deposits                                 25,289         (4,088)
 Change in Short-term
    Borrowings                                      (9,169)         1,003
 Purchase and Retire
    Common Stock                                      (110)          ---
 Dividends Paid                                     (1,392)        (1,232)
 Exercise of Stock Option                               22              2
 Purchase of Interest in
    Fractional Shares                                  (24)            (2)
      NET CASH FROM
         FINANCING ACTIVITIES                       14,616         (4,317)

NET CHANGE IN CASH AND
    CASH EQUIVALENTS                                 5,685          2,886
 Cash and Cash Equivalents
    at Beginning of Year                            22,286         19,400
 Cash and Cash Equivalents
    at End of Year                              $   27,971     $   22,286

CASH PAID DURING THE YEAR FOR:
 Interest                                       $   12,477    $     9,487
 Income Taxes                                        1,980          1,984


CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLAR REFERENCES IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,

                                                                    1993

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                         $2,932
Adjustments to Reconcile
 Net Income to Net Cash from
 Operating Activities
    Accretion and Amortization on
    Investments                                                       277
    Depreciation and Amortization                                     557
    Provision for Loan Losses                                         653
    Gain on Sale of Securities                                        (17)
    Gain on Sales of Loans and
    Other Real Estate                                                 (61)
    Change in Assets and Liabilities:
      Loans Purchased for Resale                                    1,862
      Deferred Taxes                                                 (238)
      Deferred Loan Fees                                              (28)
      Interest Receivable                                             118
      Interest Payable                                               (143)
      Other Assets                                                    470
      Other Liabilities                                               (31)
      Unearned Income                                                (364)
         Total Adjustments                                          3,055
         NET CASH FROM
         OPERATING ACTIVITIES                                       5,987

CASH FLOWS FROM INVESTING ACTIVITIES
 Change in Interest-bearing
    Balances with Banks                                             6,882
 Proceeds from Maturities of
    Other Short-term Investments                                   11,539
 Purchase of Other Short-term
    Investments                                                    (9,021)
 Proceeds from Maturities of
    Securities Available-for-Sale                                   2,229
 Proceeds from Sales of Securities
    Available-for-Sale                                              1,998
 Purchase of Securities
    Available-for-Sale                                           (13,906)
 Proceeds from Maturities
    of Securities Held-to-Maturity                                 36,835
 Proceeds from Sales of Securities
    Held-to-Maturity                                                  487
 Purchase of Securities
    Held-to-Maturity                                              (32,118)
 Purchase of Loans                                                 (5,208)
 Proceeds from Sales of Loans                                         632
 Loans Made to Customers net
    of Payments Received                                            2,400
 Proceeds from Sales of
    Other Real Estate                                                  57
 Property and Equipment
    Expenditures                                                     (488)
 Cash Acquired / (Paid) in
    Acquisition of Affiliates                                        (963)
      NET CASH FROM
         INVESTING ACTIVITIES                                       1,355

CASH FLOWS FROM FINANCING ACTIVITIES
 Change in Deposits                                                (5,287)
 Change in Short-term
    Borrowings                                                      5,581
 Purchase and Retire
    Common Stock                                                      ---
 Dividends Paid                                                    (1,049)
 Exercise of Stock Option                                             ---
 Purchase of Interest in
    Fractional Shares                                                 (12)
      NET CASH FROM
         FINANCING ACTIVITIES                                        (767)

NET CHANGE IN CASH AND
    CASH EQUIVALENTS                                                6,575
 Cash and Cash Equivalents
    at Beginning of Year                                           12,825
 Cash and Cash Equivalents
    at End of Year                                             $   19,400

CASH PAID DURING THE YEAR FOR:
 Interest                                                      $   10,037
 Income Taxes                                                       1,201


          See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(DOLLAR REFERENCES IN THOUSANDS EXCEPT SHARE DATA)


                                            ADDITIONAL
                             COMMON          PAID-IN         RETAINED
                              STOCK          CAPITAL         EARNINGS

BALANCES,
   JANUARY 1, 1993          $11,973            $3,509          $13,988
Net Income for 1993                                              2,932
Stock Split (Note 11)
   (541,624 Shares)                             5,416          (5,416)
Purchase of Interest in
   Fractional Shares
   (Notes 11 & 18)                                                (12)
Cash Dividends ($.57
   per Common Share)
   as restated for the
   pooling of interests                                        (1,049)

BALANCES,
   DECEMBER 31, 1993         17,389             3,509           10,443
Net Income for 1994                                              3,474
Changes in Accounting
   for Securities (Note 1)
Net Change in Unrealized
   Appreciation / (Depreciation)
   on Securities
Purchase and Retirement
   of 2,082 Shares pursuant
   to Exercise of Stock
   Options (Note 9)            (21)               (4)             (42)
Issuance of 3,200 shares
   upon Exercise of
   Stock Options (Note 9)        32                37
Purchase of Interest in
   Fractional Shares
   (Note 18)                                                       (2)
Cash Dividends ($.68 per
   Common Share )
   as restated for pooling
   of interests                                                (1,232)

BALANCES,
   DECEMBER 31, 1994         17,400             3,542           12,641
Net Income for 1995                                              4,018
Unrealized Appreciation
   on Securities
   Transferred to
   Available-for-Sale
Net Change in Unrealized
   Appreciation /    (Depreciation)
   on Securities
Purchase and Retirement
   of 3,600 Shares of
   Common Stock                (36)               (7)             (67)
Purchase and Retirement
   of 3,331 Shares pursuant
   to Exercise of Stock
   Options (Note 9)            (33)               (7)             (64)
Issuance of 5,800 Shares
   upon Exercise
   of Stock Options
   (Note 9)                      58                68
5% Stock Dividend
   (86,177 Shares)
   (Note 11)                    861             1,853          (2,714)
Purchase of Interest in
   Fractional Shares
   (Note 11)                                                      (24)
Cash Dividends ($.76 per
   Common Share)                                               (1,392)
BALANCES,
   DECEMBER 31, 1995        $18,250            $5,449          $12,398


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(DOLLAR REFERENCES IN THOUSANDS EXCEPT SHARE DATA)


                                         UNREALIZED
                                       APPRECIATION /
                                       (DEPRECIATION)
                                       ON SECURITIES            TOTAL
                                         AVAILABLE-         SHAREHOLDERS'
                                          FOR-SALE             EQUITY

BALANCES,
   JANUARY 1, 1993                                             $29,470
Net Income for 1993                                              2,932
Stock Split (Note 11)
   (541,624 Shares)                                                ---
Purchase of Interest in
   Fractional Shares
   (Notes 11 & 18)                                                (12)
Cash Dividends ($.57
   per Common Share)
   as restated for the
   pooling of interests                                        (1,049)

BALANCES,
   DECEMBER 31, 1993                                            31,341
Net Income for 1994                                              3,474
Changes in Accounting
   for Securities (Note 1)                       $274              274
Net Change in Unrealized
   Appreciation / (Depreciation)
   on Securities                                (932)            (932)
Purchase and Retirement
   of 2,082 Shares pursuant
   to Exercise of Stock
   Options (Note 9)                                               (67)
Issuance of 3,200 shares
   upon Exercise of
   Stock Options (Note 9)                                           69
Purchase of Interest in
   Fractional Shares
   (Note 18)                                                       (2)
Cash Dividends ($.68 per
   Common Share )
   as restated for pooling
   of interests                                                (1,232)

BALANCES,
   DECEMBER 31, 1994                            (658)           32,925
Net Income for 1995                                              4,018
Unrealized Appreciation
   on Securities
   Transferred to
   Available-for-Sale                             523              523
Net Change in Unrealized
   Appreciation /    (Depreciation)
   on Securities                                  994              994
Purchase and Retirement
   of 3,600 Shares of
   Common Stock                                                  (110)
Purchase and Retirement
   of 3,331 Shares pursuant
   to Exercise of Stock
   Options (Note 9)                                              (104)
Issuance of 5,800 Shares
   upon Exercise
   of Stock Options
   (Note 9)                                                        126
5% Stock Dividend
   (86,177 Shares)
   (Note 11)                                                       ---
Purchase of Interest in
   Fractional Shares
   (Note 11)                                                      (24)
Cash Dividends ($.76 per
   Common Share)                                               (1,392)
BALANCES,
   DECEMBER 31, 1995                             $859          $36,956

          See accompanying notes to consolidated financial statements.






Notes to the Consolidated Financial Statements
December 31, 1995, 1994, and 1993
(dollar references in thousands)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
 German American Bancorp, (formerly known as GAB Bancorp) operates primarily in the banking industry, which accounts for over 90% of its revenues, operating income and identifiable assets. German American Bancorp generates commercial, installment and mortgage loans and receives deposits from customers through its locations in the Indiana counties of Dubois, Martin, Pike, Perry and Spencer. The overall loan portfolio is diversified among a variety of individual borrowers, with a substantial portion of debtors' ability to honor their contracts dependent on the agriculture, poultry and wood manufacturing industries. Although wood manufacturers employ a significant number of people in the Company's market area, the Company does not have a concentration of credit to companies engaged in that industry. The majority of the Company's loans are secured by specific items of collateral including business assets, consumer assets and real property. These financial statements include the accounts of German American Bancorp and its wholly-owned subsidiaries, The German American Bank, The Union Bank, Winslow Bancorporation, Inc., Community Trust Bank (wholly-owned by Winslow Bancorporation), First State Bank, Southwest Indiana and GAB Mortgage Corp. Significant intercompany balances and transactions have been eliminated in consolidation. Certain items in the 1994 and 1993 financial statements have been reclassified to correspond with the 1995 presentation.

USES OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS
 Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, the realization of deferred tax assets, fair values of certain securities, the determination and carrying value of impaired loans, the carrying value of other real estate, the determination of other-than-temporary reductions in the fair value of securities, recognition and measurement of loss contingencies, depreciation of premises and equipment, and the carrying value and amortization of intangibles. Estimates that are more susceptible to change in the near term include the allowance for loan losses, the determination and carrying value of impaired loans, and the fair value of certain securities.

SHORT-TERM INVESTMENTS
 Short-term Investments consist of interest-bearing balances with banks, which are generally limited to FDIC insured amounts, and Bankers Acceptances. These investments generally have terms to maturity of less than one year and are carried at cost, which approximates market value.

SECURITIES
 On January 1, 1994, the Company adopted Financial Accounting Standard No. 115 (FAS 115), `Accounting for Certain Investments in Debt and Equity Securities.'' Upon adoption of FAS 115, securities were classified by management as available-for-sale or held-to-maturity. The adoption of FAS 115 in 1994 had no effect on net income, earnings per share or retained earnings, but did increase shareholders' equity by $274 on January 1, 1994, which is a market adjustment of $454 less $180 in deferred taxes.

 Securities classified as available-for-sale are securities that the Company intends to hold for an indefinite period of time, but not necessarily until maturity, and includes securities that management might use as part of its asset-liability strategy or that may be sold in response to changes in the interest rates, changes in prepayment risk, or for similar reasons. It is difficult to predict whether changes such as the above will occur or the degree or specific nature of such changes. The amount of securities reported as available-for-sale include securities that might be sold if a condition changes in a given way, whereas those securities might not be sold if the condition does not change or if it changes in a different way. Accordingly, many securities reported as available-for-sale may not be sold and thus the amount reported does not necessarily represent anticipated sales and resulting cash receipts. Securities available-for-sale are reported at market value with unrealized gains or losses included as a separate component of equity net of tax.

 Securities classified as held-to-maturity are securities that the Company has both the ability and positive intent to hold to maturity. Securities held-to-maturity are carried at amortized cost.

 Premium amortization is deducted from and discount accretion is added to interest income using the level yield method. The cost of securities sold is computed on the identified securities method.


INTEREST INCOME ON LOANS
 Interest is accrued over the term of the loans based on the principal balance outstanding. Loans are placed on a nonaccrual status when scheduled principal or interest payments are past due 90 days or more, unless the loan is well secured and in the process of collection.

 Under FAS 114 and 118 (as explained below in ``Allowance for Loan Losses''), the carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as bad debt expense, if reductions, or otherwise as interest income. LOAN FEES AND COSTS
 The Company defers loan fees and certain direct loan origination costs. The amounts deferred are reported in the balance sheet as part of loans and are recognized into interest income over the term of the loan using the level yield method.

ALLOWANCE FOR LOAN LOSSES
 Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases of the allowance are recorded by a provision for possible loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

 Statements of Financial Accounting Standards No. 114 and No. 118 were adopted January 1, 1995. These standards require recognition of loan impairment if a loan's full principal or interest payments are not expected to be received. Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. No increase to the allowance for loan losses was required at January 1, 1995 as a result of the adoption of these new standards.

 Smaller-balance homogenous loans are evaluated for impairment in total. Such loans include real estate loans secured by one-to-four family residences and loans to individuals for household, family and other personal expenditures. Commercial, agricultural, and poultry loans are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of more than 30 days. Nonaccrual loans are generally also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loan disclosures.

PREMISES, FURNITURE, AND EQUIPMENT
 Premises, Furniture and Equipment are stated at cost less accumulated depreciation. Premises and related components are depreciated on the straight-line method with useful lives ranging from 10 to 40 years. Furniture and equipment are primarily depreciated using straight-line methods with useful lives ranging from 3 to 12 years. Maintenance and repairs are expensed and major improvements are capitalized. At the time of sale or disposition of an asset, the applicable cost and accumulated depreciation amounts are removed from the accounting records.

OTHER REAL ESTATE
 Other Real Estate is carried at the lower of cost or fair value less estimated selling costs. Expenses incurred in carrying Other Real Estate are charged to operations as incurred.

INTANGIBLE ASSETS
 Intangible Assets are comprised of core deposit intangible ($434 and $548 at December 31, 1995 and 1994, respectively) and goodwill ($1,556 and $1,687, at December 31, 1995 and 1994, respectively). Core deposit intangible is being amortized on an accelerated method over ten years and goodwill is being amortized on a straight-line basis over fifteen years.
CHANGE IN ACCOUNTING FOR INCOME TAXES
 The Company adopted, effective January 1, 1993, Statement of Financial Accounting Standards 109 (FAS 109). The adoption of FAS 109 changes the Company's accounting for income taxes from an income statement approach to an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The effect of adopting FAS 109 in 1993 was to increase net income by $150, which represents the cumulative effect of the accounting change on years prior to January 1, 1993.

INCOME TAXES
 Deferred tax liabilities and assets are determined at each balance sheet date. They are measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax basis of assets and liabilities. Recognition of deferred tax assets is limited by the establishment of a valuation reserve unless management concludes that the assets will more likely than not result in future tax benefits to the Company. Income tax expense is the amount due on the current year tax returns plus or minus the change in deferred taxes.

STATEMENT OF CASH FLOWS
 The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions. Cash and cash equivalents are defined to include cash on hand, demand deposits in other institutions and Federal Funds Sold.


NOTE 2 - SECURITIES

The amortized cost and estimated market values of Securities as of December 31, 1995 are as follows:

                                                                  GROSS
                                              AMORTIZED         UNREALIZED
                                                 COST             GAINS
Securities Available-for-Sale:

U.S. Treasury Securities
   and Obligations of U.S.
   Government Corporations
   and Agencies                                 $23,727            $172
Obligations of State and
   Political Subdivisions                        14,232           1,154
Corporate Securities                              6,375              88
Mortgage-backed Securities                       33,144             317

   Total                                        $77,478          $1,731

                                                GROSS           ESTIMATED
                                              UNREALIZED          MARKET
                                                LOSSES            VALUE
Securities Available-for-Sale:

U.S. Treasury Securities
   and Obligations of U.S.
   Government Corporations
   and Agencies                                  $(112)         $23,787
Obligations of State and
   Political Subdivisions                           ---          15,386
Corporate Securities                                ---           6,463
Mortgage-backed Securities                        (189)          33,272

   Total                                         $(301)         $78,908

                                                                    GROSS
                                            AMORTIZED             UNREALIZED
                                               COST                 GAINS
Securities Held-to-Maturity:

Obligations of State and
   Political Subdivisions                     $9,869                 $659
Other Securities                                 738                  ---

   Total                                     $10,607                 $659

                                             GROSS              ESTIMATED
                                           UNREALIZED             MARKET
                                             LOSSES               VALUE
Securities Held-to-Maturity:
Obligations of State and
   Political Subdivisions                      $(29)               $10,499
Other Securities                                 ---                   738

   Total                                       $(29)               $11,237

The amortized cost and estimated market values of Securities as of December 31, 1994 are as follows:

                                                                  GROSS
                                             AMORTIZED         UNREALIZED
                                                COST              GAINS
Securities Available-for-Sale:

U.S. Treasury Securities
   and Obligations of U.S.
   Government Corporations
   and Agencies                                 $7,280               $11
Obligations of State and
   Political Subdivisions                           56                 1
Corporate Securities                               212               ---
Mortgage-backed Securities                      15,584                30

   Total                                       $23,132               $42

                                                GROSS             ESTIMATED
                                              UNREALIZED           MARKET
                                             LOSSES                 VALUE

Securities Available-for-Sale:

U.S. Treasury Securities
   and Obligations of U.S.
   Government Corporations
   and Agencies                                 $(210)            $7,081
Obligations of State and
   Political Subdivisions                          ---                57
Corporate Securities                              (16)               196
Mortgage-backed Securities                       (905)            14,709

   Total                                      $(1,131)           $22,043

                                                                  GROSS
                                        AMORTIZED               UNREALIZED
                                           COST                   GAINS
Securities Held-to-Maturity:

U.S. Treasury Securities
   and Obligations of U.S.
   Government Corporations
   and Agencies                          $17,249                    $7
Obligations of State and
   Political Subdivisions                 21,237                   634
Corporate Securities                         803                   ---
Mortgage-backed Securities                11,267                     1
Other Securities                             717                   ---

   Total                                 $51,273                  $642

                                          GROSS                 ESTIMATED
                                        UNREALIZED                MARKET
                                          LOSSES                  VALUE
Securities Held-to-Maturity:

U.S. Treasury Securities
   and Obligations of U.S.
   Government Corporations
   and Agencies                           $(769)               $16,487
Obligations of State and
   Political Subdivisions                  (234)                21,637
Corporate Securities                         (1)                   802
Mortgage-backed Securities                 (595)                10,673
Other Securities                             ---                   717

   Total                                $(1,599)               $50,316


NOTE 2 - SECURITIES (CONTINUED)

  The amortized cost and estimated market value of Securities at December 31, 1995 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                    ESTIMATED
                                                   AMORTIZED         MARKET
                                                      COST            VALUE
Securities Available-for-Sale:

Due in one year or less                               $9,794         $9,826
Due after one year through five years                 21,861         22,091
Due after five years through ten years                 6,770          7,216
Due after ten years                                    5,909          6,503
Mortgage-backed Securities                            33,144         33,272

   Totals                                            $77,478        $78,908

                                                                   ESTIMATED
                                              AMORTIZED             MARKET
                                                 COST                VALUE
Securities Held-to-Maturity:

Due in one year or less                            $190               $201
Due after one year through five years             1,949              2,012
Due after five years through ten years            2,158              2,357
Due after ten years                               5,572              5,929
Other Securities                                    738                738

   Totals                                       $10,607            $11,237

                                                       1995
                                           AVAILABLE-        HELD-TO-
                                            FOR-SALE         MATURITY
Sales of Securities are summarized below:

Proceeds from Sales                            $0                $0
Gross Gains on Sales                            0                 0
Gross Losses on Sales                           0                 0

Income Taxes on Gross Gains                     0                 0
Income Taxes on Gross Losses                    0                 0

                                                       1994
                                           AVAILABLE-        HELD-TO-
                                            FOR-SALE         MATURITY

Sales of Securities are summarized below:

Proceeds from Sales                        $3,354                $0
Gross Gains on Sales                           82                 0
Gross Losses on Sales                           2                 0

Income Taxes on Gross Gains                    33                 0
Income Taxes on Gross Losses                    1                 0

                                                       1993
                                           AVAILABLE-        HELD-TO-
                                            FOR-SALE         MATURITY

Sales of Securities are summarized below:

Proceeds from Sales                        $1,998              $487
Gross Gains on Sales                            0                48
Gross Losses on Sales                          11                20

Income Taxes on Gross Gains                     0                19
Income Taxes on Gross Losses                    4                 8

   Upon acquisition of The Otwell State Bank in 1994, $2,400 of securities were transferred from held-to-maturity to available-for-sale.
   Securities with a carrying value of $8,488 and $13,349 as of December 31, 1995 and 1994, respectively, were pledged to secure public and trust deposits and for other purposes as required by law.

   No investment securities of an individual issuer exceeded ten percent of German American Bancorp shareholders' equity at December 31, 1995. The total dollar amount of Cash and Due from Banks, Federal Funds Sold and Other Short-term Investments with National City Bank, Louisville, Kentucky was $16,278 at December 31, 1995.

   Investments in state and political subdivisions and corporate obligations are generally required by policy to be investment grade as established by national rating organizations. However, the purchase of non-rated Indiana municipal securities is permitted by policy when the inherent quality of the issue is clearly evident to management. These investments are actively traded and have a readily available market valuation. Market values of these investments are reviewed quarterly with market values being obtained from an independent rating service or broker.

 At December 31, 1995, U.S. Government Agency structured notes with an amortized cost of $9,250 and fair value of $9,201 are included in securities available-for-sale, consisting primarily of step-up and single-index bonds.

 At December 31, 1995, mortgage-backed securities include collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's) with an amortized cost of $29,429 and fair value of $29,474, all of which are issued by U.S. Government Agencies and of which approximately $28,041 are fixed rate and approximately $1,433 are single-index variable rate.

NOTE 3 - LOANS

Loans, as presented on the balance sheet, are comprised of the following classifications as of December 31,

                                              1995              1994
Real Estate Loans Secured by
   1- 4 Family Residential
   Properties                                 $68,826          $67,737
Loans to Finance Poultry
   Production and Other
   Related Operations                          23,784           25,599
Loans to Finance Agricul-
   tural Production and
   Other Loans to Farmers                      27,310           31,959
Commercial and Industrial
   Loans                                       74,612           67,662
Loans to Individuals for
   Household, Family and
   Other Personal Expenditures                 34,685           29,248
Economic Development
   Commission Bonds                               608              625
Lease Financing                                 1,302            1,820

   Total                                     $231,127         $224,650


   Underperforming loans are loans which are contractually past due 90 days or more as to interest or principal payments, loans accounted for on a nonaccrual basis and troubled debt restructurings. Underperforming assets at December 31 are as follows:

                                                      1995            1994
Underperforming Loans                               $3,486           $1,584
Other Real Estate Owned                                286              497
   Total Underperforming Assets                     $3,772           $2,081
Interest that would have been
   recognized at the original rate
   on Underperforming Loans                           $337             $136
Amount of interest recognized
   on Underperforming Loans                           $280             $123



   Certain directors, executive officers, and principal shareholders of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company during 1995. A summary of the activity of these loans is as follows:

 BALANCE                                CHANGES
JANUARY 1,                            IN PERSONS
   1995            ADDITIONS           INCLUDED
  $9,740             $7,264               $0

                   DEDUCTIONS                                BALANCE
                                                           DECEMBER 31,
 COLLECTED                            CHARGED-OFF              1995
 $(7,126)                                 $0                 $9,878



NOTE 4 - ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the Allowance for Loan
Losses is as follows:

                                         1995         1994            1993
Balance as of January 1                 $5,669       $4,935          $3,862
Addition of Affiliate Banks                ---          195             164
Provision for Loan Losses                 (19)          567             653
Recoveries of Prior
   Loan Losses                             622          227             699
Loan Losses Charged to
   the Allowance                         (339)        (255)           (443)
Balance as of December 31               $5,933       $5,669          $4,935




NOTE 4 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

   Information regarding impaired loans is as follows for the year ended December 31, 1995:

Average investment in impaired loans                                $4,233
Interest income recognized on impaired
   loans including interest
   income recognized on cash basis                                    $353
Interest income recognized on impaired
   loans on cash basis                                                 270

   Information regarding impaired loans
      is as follows at December 31, 1995:

Balance of impaired loans                                           $6,244
   Less:   Portion for which no allowance
      for loan loss is allocated                                       215
Portion of impaired loan balance for
   which an allowance for
   credit losses is allocated                                       $6,029

Portion of allowance for loan losses
   allocated to the impaired loan balance                             $898


At December 31, 1995, impaired loans of $2,646 are also included in Underperforming Loans (Note 3).


NOTE 5 - PREMISES, FURNITURE, AND EQUIPMENT

  Premises, furniture, and equipment as presented on the balance sheet is comprised of the following classifications:

                                                         1995         1994
Land                                                   $1,472        $1,418
Buildings and Improvements                              9,160         8,841
Furniture and Equipment                                 4,578         4,269
   Total Premises, Furniture and Equipment             15,210        14,528
      Less:  Accumulated Depreciation                 (5,586)       (5,121)
        Total                                          $9,624        $9,407



NOTE 6 - DEPOSITS

  The aggregate amount of interest-bearing deposits in denominations of $100 or more was $26,733 and $26,868 as of December 31, 1995 and 1994, respectively.


NOTE 7 - SHORT-TERM BORROWINGS

  Short-term borrowings, as presented in the balance sheet, consist of the following:

                                                      1995           1994
Interest-bearing Demand Notes
   issued to the U.S. Treasury               $        ---         $    898
Securities Sold under Agreements
   to Repurchase                                      ---            8,171
Federal Funds Purchased                               ---              100
   Total Short-term Borrowings               $        ---           $9,169


NOTE 8 - EMPLOYEE BENEFIT PLANS

   During 1995, the Company and all its banking affiliates provided a trusteed noncontributory profit sharing plan which covered substantially all full-time employees. Contributions are discretionary and are subject to determination by the Board of Directors. Contributions to this plan for 1995 were $184. During 1994, First State Bank did not participate in the plan and, prior to 1994, only German American Bank had such a plan. Contributions were $170 and $121 for 1994 and 1993, respectively.

   During 1995, the Company and all its banking affiliates offered 401(k) deferred compensation plans under which the banks agree to match certain employee contributions. Contributions to this plan during 1995 were $196. During 1994, all affiliate banks of the Company except First State Bank offered this plan. Only German American and Union provided such plans in 1993. Contributions to these plans were $154 and $135 for 1994 and 1993, respectively.

NOTE 9 - STOCK OPTION PLAN

   During 1992, the Company adopted a Stock Option Plan which reserved 76,287 shares of Common Stock (as adjusted for subsequent stock splits and subject to further customary antidilution adjustments) for the purpose of grants of options to officers and other employees of the Company. The date on which options are first exercisable is determined by the Stock Option Committee of the Company, but no stock option may be exercised after ten years from the date of grant. Options may be designated as `incentive stock options'' under the Internal Revenue Code of 1986, or as nonqualified options. The exercise price of incentive stock options granted pursuant to the Plan must be no less than the fair market value of the Common Stock on the date of the grant.

   The Plan authorizes an optionee to pay the exercise price of options in cash or in common shares of the Company or in some combination of cash or common shares. If an optionee tenders already-owned common shares to the Company to exercise an option, the Company is obligated to use its best efforts to issue to such optionee a replacement option for the number of shares tendered of the same type (either an incentive stock option or a nonqualified option) as the option exercised and with the same expiration date priced at the fair market value of the stock on that date. Replacement options may not be exercised until one year from the date of grant.

Changes in options outstanding were as follows, as adjusted to reflect stock splits and stock dividends:
                                                     WEIGHTED AVERAGE
                                                       OPTION PRICE

                                                1995        1994        1993
Outstanding at beginning of year               $21.51      $20.64       ---
   Granted during the year                     $29.71      $30.83      $20.64
   Exercised during the year                   $20.64      $20.64       ---

Outstanding at end of year                     $22.99      $21.51      $20.64

Exercisable at end of year                     $23.08      $20.64      $20.64

                                                     NUMBER OF OPTIONS

                                                1995        1994        1993
Outstanding at beginning of year               25,601      26,775       ---
   Granted during the year                      3,497      2,186       26,775
   Exercised during the year                   (6,090)    (3,360)       ---

Outstanding at end of year                     23,008      25,601      26,775

Exercisable at end of year                      9,116      9,555       4,725

There were 49,512 shares available for grant as of December 31, 1995.


NOTE 10 - INCOME TAXES

   THE PROVISION FOR INCOME TAXES CONSISTS OF THE FOLLOWING:

                                            1995        1994          1993
Currently Payable                         $1,858     $1,931        $1,546
Deferred                                      52       (267 )        (238 )
Net Operating Loss
   Carryforward                             (47)        (82 )         ---
   Total                                  $1,863     $1,582        $1,308

   Income tax expense is reconciled to the 34% statutory rate applied to pre-tax income as follows:

                                            1995       1994         1993
Statutory Rate Times
   Pre-tax Income                         $2,000     $1,719        $1,391
Add/(Subtract) the Tax Effect of:
   Income from Tax-exempt
      Loans and Investments                (531)       (435 )        (423 )
   Non-deductible Merger Costs               ---         26            74
   Non-deductible Interest Expense            49         30            27
   State Income Tax, Net of
      Federal Tax Effect                     344        291           249
   Tax Effect of Other Differences             1       (49)          (10)
     Total Income Taxes                   $1,863     $1,582        $1,308


     The net deferred tax asset at December 31 consists of the following:

                                            1995       1994
Deferred Tax Assets:
   Allowance for Loan Losses              $1,474     $1,521
   Net Operating Loss
      Carryforwards                          281        328
   Unrealized Depreciation
      on Securities                          ---        431
   Other                                     271        199
     Total Deferred Tax Assets             2,026      2,479

Deferred Tax Liabilities:
   Leasing Activities, net                  (227 )     (286 )
   Depreciation                            (122)       (102 )
   Purchase Accounting
      Adjustments                           (63)        (80 )
   Unrealized Appreciation
      on Securities                        (571)        ---
   Other                                   (145)        (46 )
     Total Deferred
        Tax Liabilities                  (1,128)       (514 )

Valuation Allowance                         (48)        (71 )
   Net Deferred Tax Asset                   $850     $1,894


   The Company's subsidiary, Winslow Bancorporation, has $826 of federal tax net operating loss carryforwards expiring in the following amounts:
YEAR               AMOUNT
1996                 $52
1997                 128
1998                  80
1999                 135
2000                 135
2001                 129
2002                 105
2007                  58
2008                   4


NOTE 11 - PER SHARE DATA

  In July 1993, the Board of Directors authorized a three-for-two stock split effected in the form of a 50 percent stock dividend issued in August, 1993. In December 1995, the Board of Directors declared a 5 percent stock dividend payable on December 22, 1995. In lieu of issuing fractional shares, the Company purchased from shareholders their fractional interest in both instances. Earnings and dividend per share amounts have been retroactively computed as though these additionally issued shares had been outstanding for all periods presented. The weighted average number of shares used in calculating earnings and dividends per share amounts were 1,825,641, 1,825,059, and 1,825,053 for 1995, 1994, and 1993, respectively. Stock Options (see Note 9) are not materially dilutive and have been excluded from weighted average shares.


NOTE 12 - LEASE COMMITMENTS

  The total rental expense for all leases for the years ended December 31, 1995, 1994, and 1993 was $73, $67, and $61, respectively, including amounts paid under short-term cancelable leases.

  At December 31, 1995, the German American Bank subleased space for two branch banking facilities from a company controlled by a director and principal shareholder of the Company. The subleases expire in 1996 and 2000 with various renewal options provided. Aggregate annual rental payments to this Director's company totaled $31 for 1995. Exercise of the Bank's sublease renewal options are contingent upon the Director's company renewing its primary leases.

  The following is a schedule of future minimum lease payments:

Years Ending December 31:
                              PREMISES      EQUIPMENT     TOTAL

   1996                              $25             $11              $36
   1997                               17               8               25
   1998                               17               1               18
   1999                               17             ---               17
   2000                               10             ---               10
      Total                          $86             $20             $106



NOTE 13 - COMMITMENTS AND OFF-BALANCE SHEET ITEMS

  In the normal course of business, there are various commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to make loans, standby letters of credit, and financial guarantees is represented by the contractual amount of those instruments. The Company uses the same credit policy to make such commitments as it uses for on-balance sheet items. These financial instruments at December 31, are summarized as follows:

                                                        1995          1994
   Commitments to Fund Loans
      Home Equity                                      $5,760        $5,036
      Credit Card Lines                                 3,287         2,200
      Commercial Real Estate Commitments                1,516           385
      Commercial Operating Lines                       22,913        14,593
          Total Commitments to Fund Loans             $33,476       $22,214


Standby Letters of Credit                             $3,110         $4,188

NOTE 13 - COMMITMENTS AND OFF-BALANCE SHEET ITEMS (CONTINUED)

  Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include accounts receivable, inventory, property, land and other items. the approximate duration of these commitments is generally one year or less. The interest rates associated with these commitments are generally variable rate.

  During 1995, the Company self-insured employee health benefits for all affiliates. Stop loss insurance covers losses exceeding $35 per covered individual and approximately $296 in the aggregate . Management's policy is to establish a reserve for claims not submitted by a charge to earnings based on prior experience. The charge to earnings for 1995 was $269. During 1994, the Company self-insured the benefits for all affiliates except First State Bank. Prior to 1994, only German American Bank self- insured the health benefits. The charges to earnings were $230 for 1994 and $187 for 1993.

  At December 31, 1995, the affiliate banks were required to have $1,950 on deposit with the Federal Reserve or as cash on hand. These reserves do not earn interest.


NOTE 14 - NON-CASH INVESTING ACTIVITIES

                                         1995            1994         1993
  Loans Transferred
     to Other Real Estate                 $149            $122         $97
  Securities Transferred
     to Available-for-Sale             $35,943         $32,732         ---


  The data above should be read in conjunction with the Consolidated Statements of Cash Flows. Securities were transferred to Available-for-Sale in 1994 upon adoption of FAS 115 (Note 1). During December 1995, Securities were transferred from Held-to-Maturity to Available-for-Sale in accordance with the Financial Accounting Standards Board Special Report on implementation of FAS 115.



NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS

  The condensed financial statements of German American Bancorp as of December 31, 1995 and 1994, and for each of the three years ended December 31, 1995, 1994, and 1993 are as follows:

                                                         GERMAN AMERICAN BANCORP
                                                              BALANCE SHEETS
                                                              DECEMBER 31,

                                                        1995          1994
ASSETS
   Cash                                                 $409          $340
   Investment in Subsidiary
      Banks and Bank Holding
      Company                                         35,833        32,174
   Investment in GAB
   Mortgage Corp                                         274           269
   Furniture and Equipment                               313            16
   Other Assets                                          204           130
      TOTAL ASSETS                                   $37,033       $32,929

LIABILITIES                                              $77            $4
SHAREHOLDERS' EQUITY
   Common Stock                                       18,250        17,400
   Additional Paid-in
      Capital                                          5,449         3,542
   Retained Earnings                                  12,398        12,641
   Unrealized Appreciation/
      (Depreciation) on Securities
      Available-for-Sale                                 859         (658)
      TOTAL SHAREHOLDERS'
         EQUITY                                       36,956        32,925
      TOTAL LIABILITIES
         AND SHAREHOLDERS' EQUITY                    $37,033       $32,929

NOTE 15 - PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

GERMAN AMERICAN BANCORP STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                         1995           1994         1993
INCOME
   Dividends from
      Subsidiary Banks                  $2,511         $4,754       $4,531
   Interest Income                          18             44           29
   Fee Income                              178            ---          ---
      Total Income                       2,707          4,798        4,560
EXPENSES
   Salaries and Benefits                   922            533           26
   Professional Fees                        95            157          187
   Occupancy and
      Equipment Expense                    130              2          ---
   Other Expenses                          104             24           33
      Total Expenses                     1,251            716          246
INCOME BEFORE INCOME
   TAXES AND EQUITY IN
   UNDISTRIBUTED INCOME
      OF SUBSIDIARIES                    1,456          4,082        4,314
Income Tax Benefit                         415            286           16
INCOME BEFORE EQUITY
   IN UNDISTRIBUTED
   INCOME OF SUBSIDIARIES                1,871          4,368        4,330
Equity in Undistributed
   Income of Subsidiaries                2,147          (894)      (1,398)
NET INCOME                              $4,018         $3,474       $2,932

GERMAN AMERICAN BANCORP STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                          1995          1994          1993
CASH FLOWS FROM
   OPERATING ACTIVITIES
Net Income                               $4,018        $3,474        $2,932
   Adjustments to Reconcile Net
   Income to Net Cash from Operations
      Depreciation                           65             2           ---
      Change in Other Assets               (74)         (110)            90
      Change in Other Liabilities            73          (66)          (45)
      Equity in Undistributed
        Income of Subsidiaries          (2,147)           894         1,398
        Total Adjustments               (2,083)           720         1,443
      Net Cash from Operating
         Activities                       1,935         4,194         4,375
CASH FLOWS FROM
      INVESTING ACTIVITIES
   Investment in Subsidiaries               ---       (3,818)       (2,339)
   Advances made to Subsidiaries            ---       (1,000)       (3,400)
   Repayment of Advances
      by Subsidiaries                       ---         2,100         2,500
   Property and Equipment
      Expenditures                        (362)          (18)           ---
      Net Cash from Investing
         Activities                       (362)       (2,736)       (3,239)
CASH FLOWS FROM
      FINANCING ACTIVITIES
   Dividends Paid                       (1,392)       (1,232)       (1,049)
   Exercise of Stock Options                 22             2           ---
   Purchase and Retire
      Common Stock                        (110)           ---           ---
   Purchase of Interest
      in Fractional Shares                 (24)           (2)          (12)
      Net Cash from
        Financing Activities            (1,504)       (1,232)       (1,061)

NET CHANGE IN CASH
      AND CASH EQUIVALENTS                   69           226            75
   Cash and Cash Equivalents
        at Beginning of Year                340           114            39
   Cash and Cash Equivalents
      at End of Year                       $409          $340          $114

NOTE 16 - PENDING CHANGES IN ACCOUNTING POLICIES

 As of January 1, 1996 the following new Statements of Financial Accounting Standards (FAS) become applicable to the Company: FAS
121, `Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of'; FAS 122, ``Accounting for Mortgage Servicing Rights'; and FAS 123, ``Accounting for Stock-Based Compensation'. FAS 121 requires review of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Management does not expect the adoption of FAS 121 to have a material effect on the consolidated financial statements. FAS 122 eliminates the d istinction between purchased and originated mortgage servicing rights and causes an asset to be recorded for newly originated mortgage servicing rights. As the Company presently does not purchase or retain originated mortgage servicing rights, FAS 122 will have no effect on the consolidated financial statements. FAS
123 encourages entities to use a `fair value based method'' to account for stock-based compensation plans. If FAS 123 is not adopted, entities must disclose the proforma effect on net income and on earnings per share had the statement been adopted. The
Company does not plan to use a fair value method to account for stock compensation plans, and, accordingly, the effect of FAS 123 will be limited to the additional disclosures of the required market values.

NOTE 17 - DIVIDENDS AND CAPITAL REQUIREMENTS

 German American Bancorp's primary source of funds with which to pay dividends is its affiliate banks. The Banks and the Company are each required to maintain minimum capital amounts in accordance with regulatory requirements. Capital, as defined, is generally required to be at least 3% to 5% of total assets (leverage ratio), as defined, or at least 8% to 10%
 of risk-based assets (total risk-based capital ratio), as defined. At December 31, 1995 the Company's leverage and total risk-based capital ratios were 9.29% and 15.89%, respectively, which exceeded the minimum requirements by 6.29% and 7.89%, respectively. Under these requirements, the Company estimates as of December 31, 1995 that retained earnings available for payment by affiliate Banks to the Company approximated $3,272 and that approximately $12,398 of Company retained earnings are available for payment to shareholders.
NOTE 18 - BUSINESS COMBINATIONS

 On April 1, 1994, the Company acquired all of the outstanding shares of The Otwell State Bank of Otwell,
Indiana in exchange for 113,286 shares of German
American Bancorp common stock.  The Otwell State
Bank was subsequently merged into Community Trust
Bank. Fractional interests were paid in cash of $2. The transaction was accounted for as a pooling of interests.

 On March 8, 1993, the Company acquired all of the outstanding shares of Unibancorp and its wholly owned subsidiary, The Union Bank of Loogootee, Indiana in exchange for 320,283 shares of German American Bancorp common stock (Unibancorp was subsequently merged into German American Bancorp). Fractional interests were paid in cash of $1. The transaction was accounted for as a pooling of interests.

 On April 1, 1993, the Company acquired all of the outstanding stock of Winslow Bancorporation, Inc. and its subsidiary, then known as Southwestern Indiana Bank, of Winslow, Indiana, for total cash consideration of $2,023 plus direct expenses. The transaction was recorded under the purchase method of accounting and resulted in goodwill of $377 and core deposit intangible of $353. Winslow Bancorporation's consolidated financial statements reflected, on an unaudited basis, total assets of $17,692, total liabilities of $16,161, and shareholders' equity of $1,531 at April 1, 1993, and a net loss of $203 for the period January 1 through April 1, 1993. The Company's consolidated financial statements do not include the assets, liabilities, equity, revenue, and net loss of Winslow Bancorporation, Inc. prior to the April 1, 1993 purchase date.

 On October 28, 1994, the Company acquired three
Indiana branches of Regional Federal Savings Bank.
The Huntingburg branch site was subsequently combined into an existing branch of the German American Bank in Huntingburg, while the other two sites in Tell City and Rockport comprise a newly-formed commercial bank known as First
State Bank, Southwest Indiana. The fair value of assets acquired was $16,048, the fair value of liabilities assumed was $24,982, and the Company received $8,934 of cash at settlement. Goodwill associated with this purchase was $1,353 while core deposit intangible was $317.

NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

 The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


CASH AND SHORT-TERM INVESTMENTS
 For short-term instruments, the carrying amount is a reasonable estimate of fair value.


SECURITIES
 For securities, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.


LOANS
 The fair value of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.


DEPOSIT LIABILITIES
 The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.


SHORT-TERM BORROWINGS
 For short-term borrowings, the carrying amount is a reasonable estimate of fair value.


COMMITMENTS TO EXTEND CREDIT AND STANDBY
LETTERS OF CREDIT
 These instruments are generally short-term or variable rate with minimal fees charged. Carrying value (which is zero) is a reasonable estimation of fair value.

                                                      DECEMBER 31, 1995

                                                   CARRYING         FAIR
                                                     VALUE          VALUE

Financial Assets:

   Cash and Short-term Investments                   $34,797       $34,797
   Securities Available-for-Sale                      78,908        78,908
   Securities Held-to-Maturity                        10,607        11,237
   Loans, net                                        224,657       223,949

Financial Liabilities:

   Deposits                                        (327,579)     (329,840)
   Short-term Borrowings                                 ---           ---

Unrecognized Financial Instruments

   Commitments to extend credit                          ---           ---
   Standby letters of credit                             ---           ---
                                                    DECEMBER 31, 1994

                                                 CARRYING           FAIR
                                                   VALUE            VALUE
Financial Assets:

   Cash and Short-term Investments                  $36,893        $36,893
   Securities Available-for-Sale                     22,043         22,043
   Securities Held-to-Maturity                       51,273         50,316
   Loans, net                                       218,141        216,694

Financial Liabilities:

   Deposits                                       (302,290)      (301,694)
   Short-term Borrowings                            (9,169)        (9,169)

Unrecognized Financial Instruments

   Commitments to extend credit                         ---            ---
   Standby letters of credit                            ---            ---






INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
German American Bancorp
Jasper, Indiana


   We have audited the accompanying consolidated balance sheets of German American Bancorp as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1993 have been restated to reflect the pooling of interests in 1994, as described in Note 18. We did not audit the separate 1993 financial statements of the company acquired as reflected in the pooling of interests, which statements reflect (in thousands) net income of $104 for the year ended December 31, 1993. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the other company for the year ended December 31, 1993, is based solely on the report of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of German American Bancorp as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

   As described in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for certain loans in 1995, securities in 1994, and income taxes in 1993 to comply with new accounting pronouncements.





Indianapolis, Indiana
February 1, 1996                           Crowe, Chizek and Company LLP





MARKET AND DIVIDEND INFORMATION FOR GERMAN AMERICAN BANCORP COMMON STOCK



                        MARKET AND DIVIDEND INFORMATION

  The following table sets forth (a) the high and low bid prices for the Company's common stock as reported by NASDAQ by quarter for 1995 and 1994, and
(b) dividends declared per share on the Company's common stock (not retroactively restated for pooling of interests transactions) by quarter during 1995 and 1994. Bid prices in the table reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. All per share information has been retroactively restated for the Company's 5% stock dividend in December 1995.

1995
                  High Bid       Low Bid      Dividend

First Quarter      $29.52         $29.05        $.19
Second Quarter     $29.52         $28.57        $.19
Third Quarter      $29.05         $28.10        $.19
Fourth Quarter     $30.48         $28.10        $.19
                                                $.76
1994

First Quarter      $29.52         $27.62        $.17
Second Quarter     $28.57         $27.62        $.17
Third Quarter      $29.05         $28.10        $.17
Fourth Quarter     $29.52         $28.57        $.17
                                                $.68



   The Common Stock was held of record by approximately 1,681 shareholders at February 22, 1996.

   Funds for payment by the Company of cash dividends are expected to be obtained from dividends received by the Company from its subsidiaries. The Company presently intends to follow its historical policy as to the amount, timing and frequency of the payment of dividends. In addition, the Company's Board of Directors presently intends to consider declaring and issuing a stock dividend of 5% on an annual basis. The declaration and payment of future dividends, however, will depend upon the earnings and financial condition of the Company and its subsidiaries, general economic conditions, compliance with regulatory requirements and other factors.


THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT (FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION), WITHOUT EXHIBITS, FREE OF CHARGE, TO ANY SHAREHOLDER, UPON WRITTEN REQUEST. SUCH WRITTEN REQUESTS SHOULD BE MADE TO JOHN M. GUTGSELL, CONTROLLER, GERMAN AMERICAN BANCORP, 711 MAIN STREET, JASPER,