Form 10-K/A, Exhibit 13
period 1995-12-31
GERMAN AMERICAN BANCORP
filed 1997-01-02
CIK 714395

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

CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLAR REFERENCES IN THOUSANDS)
                                                          YEARS ENDED
                                                          DECEMBER 31,

                                                      1995          1994

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                          $4,018         $3,474
Adjustments to Reconcile
 Net Income to Net Cash from
 Operating Activities
    Accretion and Amortization on
    Investments                                       (662 )          (50)
    Depreciation and Amortization                      948            712
    Provision for Loan Losses                          (19 )          567
    Gain on Sale of Securities                         ---            (80)
    Gain on Sales of Loans and
    Other Real Estate                                  (29 )          (92)
    Change in Assets and Liabilities:
      Loans Purchased for Resale                       ---            ---
      Deferred Taxes                                     5           (349)
      Deferred Loan Fees                                34           (157)
      Interest Receivable                             (632 )         (143)
      Interest Payable                                 340             40
      Other Assets                                    (649 )          316
      Other Liabilities                                163           (274)
      Unearned Income                                 (303 )         (386)
         Total Adjustments                            (804 )          104
         NET CASH FROM
         OPERATING ACTIVITIES                        3,214          3,578

CASH FLOWS FROM INVESTING ACTIVITIES
 Change in Interest-bearing
    Balances with Banks                                295          5,172
 Proceeds from Maturities of
    Other Short-term Investments                    52,133         14,835
 Purchase of Other Short-term
    Investments                                    (43,967 )      (22,049)
 Proceeds from Maturities of
    Securities Available-for-Sale                    8,518         10,661
 Proceeds from Sales of Securities
    Available-for-Sale                                 ---          3,354
 Purchase of Securities
    Available-for-Sale                             (26,940 )       (3,391)
 Proceeds from Maturities
    of Securities Held-to-Maturity                   8,967         11,972
 Proceeds from Sales of Securities
    Held-to-Maturity                                   ---            ---
 Purchase of Securities
    Held-to-Maturity                                (4,243 )      (16,153)
 Purchase of Loans                                  (3,691 )       (7,332)
 Proceeds from Sales of Loans                          500          7,625
 Loans Made to Customers net
    of Payments Received                            (3,186 )       (9,462)
 Proceeds from Sales of
    Other Real Estate                                  389            415
 Property and Equipment
    Expenditures                                      (920 )         (956)
 Cash Acquired / (Paid) in
    Acquisition of Affiliates                          ---          8,934
      NET CASH FROM
         INVESTING ACTIVITIES                      (12,145 )        3,625

CASH FLOWS FROM FINANCING ACTIVITIES
 Change in Deposits                                 25,289         (4,088)
 Change in Short-term
    Borrowings                                      (9,169 )        1,003
 Purchase and Retire
    Common Stock                                      (110 )          ---
 Dividends Paid                                     (1,392 )       (1,232)
 Exercise of Stock Option                               22              2
 Purchase of Interest in
    Fractional Shares                                  (24 )           (2)
      NET CASH FROM
         FINANCING ACTIVITIES                       14,616         (4,317)

NET CHANGE IN CASH AND
    CASH EQUIVALENTS                                 5,685          2,886
 Cash and Cash Equivalents
    at Beginning of Year                            22,286         19,400
 Cash and Cash Equivalents
    at End of Year                              $   27,971     $   22,286

CASH PAID DURING THE YEAR FOR:
 Interest                                       $   12,477    $     9,487
 Income Taxes                                        1,980          1,984

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

   Upon acquisition of The Otwell State Bank in 1994, $2,400 of securities were transferred from held-to-maturity to available-for-sale.
   Securities with a carrying value of $8,488 and $13,349 as of December 31, 1995 and 1994, respectively, were pledged to secure public and trust deposits and for other purposes as required by law.
   No investment securities of an individual issuer exceeded ten percent of German American Bancorp shareholders' equity at December 31, 1995. The total dollar amount of Cash and Due from Banks, Federal Funds Sold and Other Short-term Investments with National City Bank, Louisville, Kentucky was $16,278 at December 31, 1995.
   Investments in state and political subdivisions and corporate obligations are generally required by policy to be investment grade as established by national rating organizations. However, the purchase of non-rated Indiana municipal securities is permitted by policy when the inherent quality of the issue is clearly evident to management. These investments are actively traded and have a readily available market valuation. Market values of these investments are reviewed quarterly with market values being obtained from an independent rating service or broker.
NOTE 2 - SECURITIES (CONTINUED)


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