Form 10-K405, Exhibit 13
period 1996-12-31
GERMAN AMERICAN BANCORP
filed 1997-03-31
CIK 714395

EXHIBIT 13.1

                                 MARKET AND DIVIDEND INFORMATION

       The following table sets forth (a) the high and low closing prices for the Company's common stock as reported by NASDAQ by quarter for 1996 and 1995, and (b) dividends declared per share on the Company's common stock (not retroactively restated for pooling of interests transactions) by quarter during 1996 and
1995.   All per share information has been retroactively restated
for the Company's 5% stock dividend declared in October 1996 and October 1995.


                              1996                                                        1995

                 High          Low     Dividend                              High         Low     Dividend
First Quarter   $32.26       $28.57      $.19               First Quarter   $30.61      $28.12       $.18
Second Quarter  $33.81       $30.48      $.20               Second Quarter  $29.93      $27.21       $.18
Third Quarter   $35.71       $32.14      $.20               Third Quarter   $29.48      $27.21       $.18
Fourth Quarter  $38.50       $34.76      $.20               Fourth Quarter  $31.29      $28.57       $.18
                                         ____                                                        ____
                                         $.79                                                        $.72
                                          ===                                                         ===

       The Common Stock was held of record by approximately 1,981 shareholders at March 5, 1997.

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



THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT (FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION), WITHOUT EXHIBITS, FREE OF CHARGE, TO ANY SHAREHOLDER, UPON WRITTEN REQUEST. SUCH WRITTEN REQUESTS SHOULD BE MADE TO JOHN M. GUTGSELL, CONTROLLER, GERMAN AMERICAN BANCORP, 711 MAIN STREET, JASPER, INDIANA, 47546.