Form 10-K405, Exhibit 13
period 1996-12-31
GERMAN AMERICAN BANCORP
filed 1997-03-31
CIK 714395

EXHIBIT 13.2

                   Five Year Summary of Consolidated Financial Statements and
                                       Related Statistics
                       (dollar references in thousands except share data)

The following selected data have been taken from the Company's consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this annual report. See Note 17 to the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information regarding a purchase acquisition during 1994 which affects the comparability of data. The historical data does not include a pooling of interests merger with Peoples Bancorp of Washington which was completed on March 4, 1997; the Company's financial statements on which such data is based will, however, be retroactively restated for the Peoples merger in future reports for all periods presented in accordance with the pooling of interests method. The pro forma selected data includes the Company and Peoples Bancorp of Washington combined as of and for the year ended December 31, 1996 as if the Company's March 4, 1997 acquisition of Peoples had occurred at the beginning of 1996. The pro forma data is derived from the Company's financial statements and the historical financial statements of Peoples and should be read in conjunction with discussions of the 1997 Peoples acquisition included in Note 17 to the consolidated financial statements and in "Management's Discussion and Analysis" contained elsewhere in this Annual Report. The pro forma data may not be indicative of the results that actually would have occurred if the acquisition of Peoples had occurred at the beginning of 1996 or may be obtained in the future.

                                                  Pro Forma
                                                    1996       1996         1995       1994      1993          1992
Summary of Operations
Interest and Fees on Loans. . . . .               $27,846    $21,970     $21,210     $17,348    $16,312     $16,903
Interest on Investments . . . . . .                 7,515      6,350       6,087       4,722      5,345       6,018
                                                   ______     ______      ______      ______     ______      _______
   Total Interest Income. . . . . .                35,361     28,320      27,297      22,070     21,657      22,921
                                                   ______     ______      ______      ______     ______      _______
Interest on Deposits. . . . . . . .                16,405     13,594      12,633       9,394      9,844      11,197
Interest on  Borrowings . . . . . .                   278         51         184         133         50          72
                                                   ______     ______      ______      ______     ______      _______

   Total Interest Expense . . . . .                16,683     13,645      12,817       9,527      9,894      11,269
                                                   ______     ______      ______      ______     ______      _______

Net Interest Income . . . . . . . .                18,678     14,675      14,480      12,543     11,763      11,652
Provision for Loan Losses . . . . .                   210        160        (19)         567        653         984
                                                   ______     ______      ______      ______     ______      _______
Net Interest Income after Provision for
   Loan Losses. . . . . . . . . . .                18,468     14,515      14,499      11,976     11,110      10,668
                                                   ______     ______      ______      ______     ______      _______
Noninterest Income. . . . . . . . .                 2,227      1,772       1,460       1,689      1,569       1,614
Noninterest Expenses. . . . . . . .                13,288     10,344      10,078       8,609      8,589       7,977
                                                   ______     ______      ______      ______     ______      _______
Income Before Income Taxes and
   Cumulative Effect of Change in
     Accounting for Income Taxes. .                 7,407      5,943       5,881       5,056      4,090       4,305
Income Tax Expense. . . . . . . . .                 2,513      1,878       1,863       1,582      1,308       1,403
                                                    _____     ______      ______      ______     ______      _______
Income Before Cumulative Effect of
   Change in Accounting for  Taxes.                 4,894      4,065       4,018       3,474      2,782       2,902
Cumulative Effect of Change in
   Accounting for Income Taxes. . .                   ---        ---         ---         ---        150         ---
                                                    _____     ______      ______      ______     ______      _______
Net Income. . . . . . . . . . . . .                $4,894     $4,065      $4,018      $3,474     $2,932      $2,902
Year-end Balances
Total Assets. . . . . . . . . . . .              $489,443   $397,506    $367,763    $346,526   $323,279    $305,022
Total Loans, Net. . . . . . . . . .               306,754    241,995     224,657     218,141    196,465     185,741
Total Long-term Debt. . . . . . . .                 1,000        ---         ---         ---        ---         ---
Total Deposits. . . . . . . . . . .               422,908    352,749     327,579     302,290    281,510     270,952
Total Shareholders' Equity. . . . .                48,793     39,341      36,956      32,925     31,341      29,470
Per Share Data (1 )
Income Before Cumulative Effect of
   Change in Accounting for
     Income Taxes . . . . . . . . .                 $1.93      $2.12       $2.10       $1.81      $1.45       $1.51
Net Income(3) . . . . . . . . . . .                  1.93       2.12        2.10        1.81       1.53        1.51
Cash Dividends (2). . . . . . . . .                   .79        .79         .72         .65        .63         .54
Shareholders' Equity, End of Year .                 19.22      20.45       19.28       17.19      16.36       15.38
Other Data at Year-end
Number of Shareholders. . . . . . .                 1,981      1,752       1,681       1,634      1,649       1,635
Number of Employees . . . . . . . .                   218        174         167         157        143         133
Weighted Average Number of Shares .             2,636,470  1,920,053   1,916,482   1,915,900  1,915,894    1,915,894

(1) Per share data has been retroactively adjusted to give effect for stock dividends and stock splits.

(2) Cash dividends represent historical dividends declared per share without retroactive restatement for pooling.

(3) Pro forma net income per share for Peoples Bancorp and the Company combining as of January 1, 1994 is $1.91 for 1995 and $1.69 for 1994.