Form 10-K405, Exhibit 13
period 1996-12-31
GERMAN AMERICAN BANCORP
filed 1997-03-31
CIK 714395

EXHIBIT 13.3
                            Management's Discussion and Analysis of
                          Financial Condition and Results of Operations

The following table summarizes the net interest income (on a tax-equivalent basis) for each of the past three years. For the tax-equivalent adjustments, an effective tax rate of 34% was used for all years presented. (1)
                                                          Average Balance Sheet
                                              (Tax-equivalent / dollar references in thousands)

                                Twelve Months Ended     Twelve Months Ended     Twelve Months Ended
                                   December 31, 1996       December 31, 1995       December 31, 199

                                Average   Interest           Average  Interest            Average    Interest
                               Principal  Income/  Average  Principal Income/   Average   Principal  Income/   Average
                                Balance   Expense   Yield    Balance  Expense     Yield    Balance   Expense    Yield
ASSETS
Short-term Investments:
  Interest-bearing Balances
    with Banks. . . . . .         $    898 $    49  5.46%    $  1,024  $    49    4.79%     $  2,841   $   123  4.34%
Federal Funds Sold and Securities
    Purchased under Agreements
    to Resell . . . . . .           10,968     579  5.28%      12,716      739    5.81%       10,688       380  3.56%
  Other Short-term Investments       2,115     114  5.39%      11,247      679    6.04%        4,002       202  5.05%
Securities:
  Taxable . . . . . . . .           66,222   3,947  5.96%      56,670    3,229    5.70%       55,014     2,850  5.18%
  Non-taxable . . . . . .           27,844   2,518  9.04%      20,937    2,107   10.06%       17,175     1,768 10.29%
Total Loans and Leases (2) (3)     242,523  22,071  9.10%     230,143   21,302    9.26%      214,041    17,401  8.13%
                                   _______  ______            _______   ______               _______    ______
TOTAL INTEREST
  EARNING ASSETS. . . . .          350,570  29,278  8.35%     332,737   28,105    8.45%      303,761    22,724  7.48%
                                   _______  ______            _______   ______               _______    ______
Cash and Due from Banks .           12,549                     11,159                         10,222
Premises, Furniture &
  Equipment . . . . . . .            9,803                      9,668                          7,636
Other Assets. . . . . . .            8,641                      8,769                          6,810
Less: Allowance for Loan Losses     (5,991)                   (5,790)                        (5,266)
                                   _______                    _______                        _______
TOTAL ASSETS. . . . . . .         $375,572                   $356,543                       $323,163
                                   =======                    =======                        =======
LIABILITIES AND SHARE-
  HOLDERS' EQUITY
Savings and Interest-bearing
  Demand Deposits . . . .         $ 97,662   2,699  2.76%    $ 92,311    2,490    2.70%     $ 89,175     2,123  2.38%
Time Deposits . . . . . .          199,813  10,895  5.45%     191,202   10,143    5.30%      164,422     7,271  4.42%
Federal Funds Purchased and
  Securities Sold under
  Agreements to Repurchase             ---     ------             928       57    6.14%        3,572        90  2.52%
Short-term Borrowings . .              989      51  5.16%       2,141      127    5.93%        1,081        43  4.01%
                                   _______  ______            _______   ______               _______    ______
TOTAL INTEREST-BEARING
  LIABILITIES . . . . . .          298,464  13,645  4.57%     286,582   12,817    4.47%      258,250     9,527  3.69%
                                   _______  ______            _______   ______               _______    ______
Demand Deposit Accounts .           35,971                     32,576                         30,279
Other Liabilities . . . .            3,393                      2,993                          2,603
                                   _______                    _______                        _______
TOTAL LIABILITIES . . . .          337,828                    322,151                        291,132
                                   _______                    _______                        _______
Shareholders' Equity. . .           37,744                     34,392                         32,031
                                   _______                    _______                        _______
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY. .         $375,572                   $356,543                       $323,163
                                   =======                    =======                        =======
NET INTEREST INCOME . . .                  $15,633                     $15,288                         $13,197
                                            ======                      ======                          ======
NET YIELD ON
  EARNING ASSETS. . . . .                           4.46%                         4.59%                         4.34%

1. Effective tax rates were determined as though interest earned on the Company's investments in municipal bonds and loans was fully taxable.
2.     Nonaccruing loans have been included in the average loans.
3. Interest income on loans includes loan fees of $326, $254, and $253 for 1996, 1995, and 1994, respectively.

                                  Management's Discussion and
                                 Analysis of Financial Condition
                             and Results of Operations  (continued)


INTERIM FINANCIAL DATA (Table 1) (Unaudited, $ in thousands except share data)


                                         For the three months ended


                                                   December        September         June        March
                                                     31               30              30          31

1996
Interest Income . . . . . . . . . . . . . . .      $7,268           $7,072         $7,019       $6,961
Interest Expense. . . . . . . . . . . . . . .       3,536            3,454          3,348        3,307
                                                    _____            _____          _____        _____
  Net Interest Income . . . . . . . . . . . .       3,732            3,618          3,671        3,654
Provision for Loan Losses . . . . . . . . . .          15               67             68           10
Noninterest Income. . . . . . . . . . . . . .         452              459            467          394
Noninterest Expense . . . . . . . . . . . . .       2,555            2,794          2,544        2,451
                                                    _____            _____          _____        _____
  Income before Income Taxes. . . . . . . . .       1,614            1,216          1,526        1,587
Income Tax Expense. . . . . . . . . . . . . .         554              359            469          496
                                                    _____            _____          _____        _____
    Net Income. . . . . . . . . . . . . . . .      $1,060             $857         $1,057       $1,091
                                                    =====            =====          =====        =====
Net Income per Share. . . . . . . . . . . . .        $.55             $.45           $.55         $.57
                                                    =====            =====          =====        =====

Weighted Average Shares . . . . . . . . . . .   1,922,904        1,920,880      1,918,301    1,918,088
                                                =========        =========      =========    =========


1995
Interest Income . . . . . . . . . . . . . . .      $7,148           $6,923         $6,819       $6,407
Interest Expense. . . . . . . . . . . . . . .       3,422            3,313          3,253        2,829
                                                    _____            _____          _____        _____

  Net Interest Income . . . . . . . . . . . .       3,726            3,610          3,566        3,578
Provision for Loan Losses . . . . . . . . . .        (34)            (213)            114          114
Noninterest Income. . . . . . . . . . . . . .         353              353            354          400
Noninterest Expense . . . . . . . . . . . . .       2,715            2,418          2,509        2,436
                                                    _____            _____          _____        _____
  Income before Income Taxes. . . . . . . . .       1,398            1,758          1,297        1,428
Income Tax Expense. . . . . . . . . . . . . .         403              598            392          470
                                                    _____            _____          _____        _____
    Net Income. . . . . . . . . . . . . . . .        $995           $1,160           $905         $958
                                                    =====            =====          =====        =====
Net Income per Share. . . . . . . . . . . . .        $.52             $.61           $.47         $.50
                                                    =====            =====          =====        =====
Weighted Average Shares . . . . . . . . . . .   1,915,881        1,916,187      1,916,864    1,917,012
                                                =========        ==========     =========     =========


                        Management's Discussion and Analysis of Financial
                               Condition and Results of Operations
                                           (continued)
INTRODUCTION AND OVERVIEW

German American Bancorp ("the Company") is a multi-bank holding company based in Jasper, Indiana. As the result of its March 4, 1997 acquisition of The Peoples National Bank and Trust Company of Washington, the Company's four affiliate banks conduct business in 20 offices in the six contiguous counties of Dubois, Daviess, Martin, Pike, Perry and Spencer Counties in Southwest Indiana. The banks provide a wide range of financial services, including accepting deposits; making commercial and consumer loans; originating, marketing, and servicing mortgage loans; issuing credit life, accident and health insurance; providing trust services for personal and corporate customers; providing safe deposit facilities; and providing investment advisory and brokerage services.

The information in this Management's Discussion and Analysis is presented as an analysis of the major components of the Company's operations for the years 1994 through 1996 and financial condition as of December 31, 1996 and 1995. The information should be used in conjunction with accompanying consolidated financial statements and footnotes contained elsewhere in this report. The information has been restated to reflect the merger with The Otwell State Bank which was accounted for as pooling of interests as if it had occurred as of the beginning of the first year presented. The acquisition of certain branches of Regional Federal Savings Bank ("Regional") have been accounted for as purchases and included in reported results from the date of acquisition. (See the discussion below for further information on mergers and acquisitions.)

SIGNIFICANT EFFECTS OF RECENT PEOPLES BANCORP ACQUISITION

On March 4, 1997, the Company completed a merger with Peoples Bancorp of Washington, Washington, Indiana, parent company of The Peoples National Bank and Trust Company of Washington (collectively, "Peoples") in which the Company issued approximately 615,417 shares for all the outstanding shares of Peoples. Concurrently with this transaction, The Union Bank, the Company's affiliate bank in Loogootee, Indiana, combined with Peoples under the Peoples name and charter creating a $150 million financial institution to better serve the Daviess and Martin County area markets.

                        Management's Discussion and Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

As a result of the Peoples acquisition and the issuance of the additional shares, the Company's operations, loans, total assets, deposits, total liabilities, and capital resources, have significantly increased since December 31, 1996. The historical financial information presented in this report (and analyzed in this Discussion) has not been restated to reflect the Company's acquisition of Peoples because the transaction was consummated after the date of the financial statements presented in this report. The Company's financial statements will, however, be retroactively restated for the Peoples merger in future reports for all periods presented, because the merger was recorded utilizing the pooling-of-interests method of accounting. For a pro forma presentation of certain financial data as of and for the year ended December 31, 1996, which gives effect to the Peoples merger by combining the separate historical financial information of Peoples and the Company for 1996, see the data under the column "Pro Forma 1996" included in the "Five Year Summary of Consolidated Financial Statements and Related Statistics" (the "Five Year Summary") which is presented elsewhere in this report.

As illustrated in the Five Year Summary, and Note 3, thereto, the Company's net income per share and shareholders' equity per share, as they will be retroactively restated to give effect to the Peoples merger, will be materially less for all past years than the Company's historical net income per share and shareholders' equity per share for those years reported by the Company's historical financial statements included in this report without giving effect to the Peoples merger. Although management expects that the Peoples merger will yield opportunities for revenue enhancements and cost savings and other efficiencies that will over time offset this dilution of per share net income, management expects that the Peoples merger will continue to have a dilutive impact on per share net income for at least the Company's fiscal years ending December 31, 1997, 1998 and 1999. This is a forward-looking statement, and various factors could cause the actual period of material dilutive effect of the merger on per share net income to be longer or shorter than presently anticipated, including the possibility that actual future earnings of the separate combining entities may differ compared to the earnings that were assumed in connection with preparing management's dilution estimates, and the possibility that the amounts of expense reduction and the pace by which the Company is able to achieve expense reductions may differ for various reasons from the estimated amounts and pace. In order for the merger not to be dilutive to the Company's net income per share for the year ended December 31, 1996, management estimates that the Company would have had to have realized revenue enhancements or efficiencies from the merger of approximately $785,000.

                        Management's Discussion and Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

OTHER MERGERS AND ACQUISITIONS

On April 1, 1994, the Company acquired The Otwell State Bank, Otwell, Indiana ("Otwell"), by the issuance of 113,286 shares for all the outstanding shares of Otwell. This transaction was recorded utilizing the pooling of interests method of accounting. Following the completion of the transaction, Otwell and the Company's existing affiliate, Southwestern Indiana Bank, were merged into Community Trust Bank, a combined banking institution operating in the Pike County, Indiana market through offices in Otwell, Petersburg, and Winslow, Indiana.

On October 28, 1994, the Company acquired the Regional branches in Huntingburg, Rockport and Tell City, Indiana. This transaction, resulting in the acquisition of approximately $25,000,000 in assets, was recorded utilizing the purchase method of accounting. As a result of the Regional acquisition, the Company recorded approximately $1,670,000 of intangible assets consisting of $1,353,000 of goodwill and $317,000 of core deposit intangible. Intangible assets are being amortized to expense on a straight line basis over a 15 year period in the case of goodwill and over 10 years on an accelerated basis for the core deposit intangible. Following the Regional acquisition, the Huntingburg office was combined into the Company's lead bank, German American Bank. The Tell City and Rockport offices were combined into a newly formed subsidiary bank, First State Bank, Southwest, Indiana ("First State").

The Company plans to continue to aggressively pursue merger and acquisition opportunities as they become available. The Company's management believes other community banks located in the Company's general geographic area will find the concept of the Company's localized community bank holding company an attractive alternative to merging with other larger regional multi-bank holding companies. The Company's approach offers these community banks the competitive advantages of operational efficiencies gained through the ability to spread fixed operating costs over a larger asset base without the loss of flexibility and independence generally associated with affiliation with the larger regional multi-bank holding companies. Through the Company, these community banks can retain ownership control within a group of shareholders who reside in their general market areas and who support the bank's commitment to their local communities. Because of this belief, the Company's management anticipates that additional mergers and acquisitions with like-minded community banks may occur in future years.

                        Management's Discussion and Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

                                      RESULTS OF OPERATIONS

NET INCOME

Net Income in 1996 was $4,065,000 or $2.12 per share, an increase of 1.2% over the $4,018,000 or $2.10 per share reported in 1995. The comparison of 1996 earnings relative to those of a year earlier was materially impacted by an increase in net interest income and an increase in Investment Services Income and Deposit Service Charges. Partially offsetting these earnings improvements were an increase in the Provision for Loan Loss and an increase in Professional fees largely related to the Company's merger and acquisition activities.

For 1995, net income was 15.7% higher than in 1994. This increase in 1995 earnings relative to 1994 was impacted by a $586,000 decline in the required level of Provision for Loan Loss and a $1,937,000 increase in Net Interest Income. Other factors materially impacting the earnings comparison of 1995 and 1994 were a decline in Investment Services Income as well as an increase in Salaries and Benefits largely related to the inclusion of First State throughout 1995.

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

Net interest income for 1996 on a tax-equivalent basis was 2.3% higher than that for 1995 while the net interest margin was 4.46% for 1996 versus 4.59% for 1995. Tax-equivalent net interest income for 1995 was 15.8% higher as compared to 1994 with net interest margin increasing to 4.59% in 1995 from 4.34% in 1994. Excluding the effect of First State, which was included in all 1996 and 1995 report data but only since October 28, 1994 in the 1994 data, tax-equivalent net interest income was $14,345,000 for 1995, a $1,271,000 or 9.7% increase over the $13,074,000 recorded in 1994, and net interest margins (exclusive of First State) were 4.73% in 1995 and 4.36% in 1994.

                        Management's Discussion and Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

The increase in net interest income during 1996 and 1995 occurred as a result of the impact of increases in the level of interest earning assets and an increase in average yields in 1995 on loans, short-term investments and securities. Fluctuations in general short-term interest rates affect the average yields on most interest earning assets more quickly than the average rate paid on interest-bearing liabilities. The fluctuations in short-term interest rates which occurred during the periods presented resulted in a decline in Net Interest Margin in 1996 following an increase in the margin in 1995.

See the discussion headed "Interest Rate Management" for a further explanation of the Company's interest rate sensitivity position.

PROVISION FOR LOAN LOSSES

The Company provides for future loan losses through regular provisions to the allowance for loan losses. These provisions are made at a level which is considered necessary by management to absorb estimated losses in the loan portfolio. A detailed evaluation of the adequacy of this loan loss reserve is completed quarterly by management.

The consolidated provision for loan losses was $160,000 in 1996, ($19,000) in 1995, and $567,000 in 1994. The decline in provision as compared to that recorded in 1994 primarily resulted from a negative provision for loan loss at Union Bank of $110,000 in 1996 and $475,000 in 1995. The negative provisions at Union Bank were due to collections of previous years' charged-off loans combined with management's determination that an adequate level of loan loss reserve existed prior to the loan recoveries. Because of the adequacy of the existing reserve, the recoveries resulted in the recording of a negative provision.

The amount of future years' provision for loan loss will be subject to adjustment based on the findings of future evaluations of the adequacy of the loan loss reserve. The section entitled
RISK MANAGEMENT expands this discussion further.

NONINTEREST INCOME

Exclusive of net security gains and gains on sales of loans and other real estate ("ORE"), noninterest income increased 20.5% in 1996 to $1,725,000 compared to $1,431,000 in 1995. The primary source of noninterest income continues to be trust fees (income from fiduciary activities), service charges on deposit accounts and investment services income.

                        Management's Discussion and Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

As presented on Table 2 on the following page, trust department income declined by 2.2% in 1996 while service charges on deposit accounts increased by 25.0% during 1996 because of a larger number of transactions and fee generating opportunities for the Company in this area. Investment services income increased significantly by $198,000 following a $212,000 decline in 1995. The level of earnings generated through Investment Services is directly tied to the customers' utilization and acceptance of the investment products offered through this service. This investment services income is generated through a full service brokerage operation which is available at several of the Company's affiliate banks through an operating agreement with INVEST FINANCIAL CORPORATION, a subsidiary of First American Corporation, Inc. The Company intends to expand the availability of investment services, as feasible, throughout its affiliate banks.

Noninterest income exclusive of security gains and gains on sales of loans and ORE decreased 5.7% in 1995 compared to 1994 largely as a result of the decrease in the level of Investment Services
Income discussed above.



NONINTEREST INCOME (Table 2)($ in thousands)
                                                                                    % Change From
                                                                                      Prior Year
                                                                                    ______________

                                                    1996       1995        1994       1996      1995
                                                    ____       ____        ____       ____      ____

Income from Fiduciary Activities. . . . . . . .     $181       $185        $171     (2.2)%      8.2%
Service Charges on Deposit Accounts . . . . . .      775        620         567     25.0        9.4
Investment Services Income. . . . . . . . . . .      406        208         420     95.2      (50.5)
Other Income. . . . . . . . . . . . . . . . . .      363        418         359    (13.2)      16.4
                                                   _____      _____       _____
   Subtotal . . . . . . . . . . . . . . . . . .    1,725      1,431       1,517     20.5       (5.7)
Gains on Sales of Loans and Other Real Estate .       47         29          92     62.1      (68.5)
Security Gains. . . . . . . . . . . . . . . . .        0          0          80          N/M    N/M
                                                   _____      _____
   TOTAL NONINTEREST INCOME . . . . . . . . . .   $1,772     $1,460      $1,689     21.4      (13.6)
                                                   =====      =====       =====

N/M = Not Meaningful

NONINTEREST EXPENSE

Total noninterest expense increased 2.6% in 1996 over 1995 levels. As a percentage of average total assets, total noninterest expense was 2.75% in 1996 compared to 2.83% in 1995 and 2.66% in 1994. Salaries and employee benefits, which comprise

                        Management's Discussion and Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

approximately 55% of total noninterest expense, increased by 7.3% in 1996 following an 18.4% increase in 1995. A significant portion of this increase is attributable to the inclusion of First State Bank throughout 1996 and 1995 and to effects of changes in the Company's organizational structure which occurred in mid 1995. Prior to July 1995, the Company's executive officers and support functions served both the Company and its lead affiliate bank, German American Bank. In recognition of the increased management and administrative demands existing under a multi-bank holding company environment, the management and administrative support functions of German American Bank and the Company were segmented into distinct groups with additional staffing implemented as deemed appropriate. Although this organizational change did result in an increased level of Salaries & Benefits, Company management believes the increased management focus at both the Bank and Bancorp level will result in increased operating efficiency.

Occupancy expense and furniture and equipment expense combined, decreased by $12,000 or .8% in 1996 following a 20.4% increase in 1995. Approximately one-half of the 1995 increase resulted from First State with the balance of the increased 1995 expense level attributable to an upgrading of facilities and equipment at the Company's other affiliate banks.

Computer processing expense increased by 6.0% and 13.4% in 1996 and 1995, respectively, reflecting an increased number of accounts processed and conversion expenses at the Company's newly acquired affiliates. Through the utilization of state-of-the-art equipment and computer processing, the Company's management believes it will, over the long-term, be able to better control the level of employee related expenses, the Company's major noninterest expense category, while improving the quality of customer service provided throughout the affiliate bank system.

Professional fees increased significantly by $207,000 in 1996 following a $59,000 decrease in 1995 largely as a result of variations in the level of merger related professional fees. While it is not possible to predict the level of acquisition activity and the resulting level of costs associated thereto, management does intend to pursue acquisition opportunities and, therefore, increased and continued costs will be likely in future years.

                        Management's Discussion and Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

During the third quarter of 1996, the FDIC instituted a one-time special assessment against all deposits insured by the Savings Association Insurance Fund ("SAIF"). A small portion of the deposits of German American Bank and all the deposits of First State Bank are insured under SAIF. Therefore, the Company was subject to a special assessment of $157,000. Including the impact of this special assessment, FDIC premiums totaled $227,000 in 1996 as compared to $393,000 and $644,000 in 1995 and 1994, respectively. Premiums for 1997 are anticipated to be approximately $43,000 with future years' premiums expected to stabilize at or near $62,000 based on the current level of insured deposits. The statements in this paragraph relating to FDIC premiums for 1997 and future years are forward-looking statements which may or may not be accurate due to the impossibility of predicting future Congressional or regulatory actions or the future capitalization levels of the insurance funds.

Other operating expenses decreased by 8.1% in 1996 following a 41.2% increase in 1995. The 1995 increase was largely attributable to the inclusion of the First State operation for the full year and increased advertising and supplies expenses related to the Company's introduction, throughout 1995, of a new company-wide corporate identity program. Additionally, amortization of goodwill and the core deposit intangible totaled $216,000, $231,000 and $112,000, for 1996, 1995 and 1994,
respectively. First State Bank's operating results reflected a significant portion of the amortization expense.


NONINTEREST EXPENSE (Table 3)($ in thousands)
                                                                                    % Change From
                                                                                      Prior Year
                                                                                    ______________

                                                    1996       1995        1994       1996      1995
                                                    ____       ____        ____       ____      ____
Salaries and Employee Benefits. . . . . . . . .   $5,738     $5,349      $4,517       7.3%     18.4%
Occupancy, Furniture and Equipment Expense. . .    1,549      1,561       1,297       (.8)     20.4
FDIC Premiums . . . . . . . . . . . . . . . . .      227        393         644     (42.2)    (39.0)
Computer Processing Fees. . . . . . . . . . . .      423        399         352       6.0      13.4
Professional Fees . . . . . . . . . . . . . . .      405        198         257     104.5     (23.0)
Other Operating Expenses. . . . . . . . . . . .    2,002      2,178       1,542      (8.1)     41.2
                                                  ______     ______       _____
   TOTAL NONINTEREST EXPENSE. . . . . . . . . .  $10,344    $10,078      $8,609       2.6      17.1
                                                  ======     ======       =====

                        Management's Discussion and Analysis of Financial
                               Condition and Results of Operations
                                           (continued)
PROVISION FOR INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for taxes payable in the future. Such deferred taxes arise from differences in the timing of certain items for financial statement reporting versus for income tax reporting. The major difference between the effective tax rate applied to the Company's financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Other components affecting this calculation include state income taxes and nondeductible merger costs. Note 10 to the consolidated financial statements contains additional details relative to the Company's income tax provision. The Company's effective tax rate was 31.6%, 31.7% and 31.3% in 1996, 1995, and 1994, respectively.


                                        CAPITAL RESOURCES

Federal banking regulations provide guidelines for determining the capital adequacy of bank holding companies and banks. These guidelines provide for a more narrow definition of core capital and assign a measure of risk to the various categories of assets. Minimum levels of capital are required to be maintained in proportion to total risk-weighted assets and off-balance sheet exposures such as loan commitments and standby letters of credit.

Tier 1, or core capital, consists of shareholders' equity less goodwill, core deposit intangibles, and certain deferred tax assets defined by bank regulations. Tier 2 capital is defined as the amount of the allowance for loan losses which does not exceed 1.25% of gross risk adjusted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

The minimum requirements under these standards are generally at least a 4.0% leverage ratio, which is Tier 1 capital divided by defined "total assets", 4.0% Tier 1 capital to risk-adjusted assets and 8.0% total capital to risk-adjusted assets ratios. Under these guidelines, the Company, on a consolidated basis, and each of its affiliate banks individually, have capital ratios that substantially exceed the regulatory minimums.

The Company's shareholders' equity of $39,341,000 and $36,956,000 at December 31, 1996 and December 31, 1995, respectively represented 9.9% and 10.0% of total assets. The Company paid cash dividends of $1,518,000 and $1,392,000 during 1996 and 1995, respectively. The increased level of dividends paid in 1996 and 1995 resulted from the issuance of additional shares in connection with the Company's Stock Dividend and Dividend Reinvestment Plan.

                                   Management's Discussion and
                                      Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires federal regulatory agencies to define capital tiers. These are: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a "well-capitalized" entity must achieve a Tier 2 Risk-based capital ratio of at least 6.0%, a total capital ratio of at least 10.0% and a leverage ratio of at least 5.0% and not be under a capital directive order. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on financial statements. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At December 31, 1996 the Company and all affiliate banks were categorized as well capitalized.

At December 31, 1996, management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Company's consolidated liquidity, capital resources or operations.

The table below presents the Company's consolidated capital ratios under regulatory guidelines.


RISK BASED CAPITAL STRUCTURE (Table 4) ($ in thousands)

                                                                                1996           1995
                                                                                ____           ____
Tier 1 Capital:
   Shareholders' Equity as presented on Balance Sheet . . . . . . .           $39,341        $36,956
Subtract: Unrealized Appreciation on Securities Available-for-Sale.             (575)          (859)
Less: Intangible Assets and Ineligible Deferred Tax Assets. . . . .           (1,924)        (2,140)
                                                                               ______         ______
Total Tier 1 Capital. . . . . . . . . . . . . . . . . . . . . . . .            36,842         33,957
Tier 2 Capital:
   Qualifying Allowance for Loan Loss . . . . . . . . . . . . . . .             3,219          2,943
                                                                               ______         ______
Total Capital . . . . . . . . . . . . . . . . . . . . . . . . . . .           $40,061        $36,900
                                                                              =======        =======
Risk Weighted Assets. . . . . . . . . . . . . . . . . . . . . . . .          $255,141       $232,272

                                          Management's Discussion and
                                              Analysis of Financial
                                       Condition and Results of Operations
                                                   (continued)

RISK BASED CAPITAL STRUCTURE (Table 4) ($ in thousands) (Continued)
                                                                                      To Be Well
                                                                                   Capitalized Under
                                                               For Capital         Prompt Corrective
                                             Actual        Adequacy Purposes:     Action Provisions:

                                       Amount       Ratio   Amount       Ratio     Amount       Ratio
                                       ______       _____   ______       _____     ______       _____
As of December 31, 1996:
  Total Capital
    (to Risk Weighted Assets) . .     $40,061      15.70%   *$20,411     *8.0%   *$25,514     *10.0%
  Tier 1 Capital
    (to Risk Weighted Assets) . .     $36,842      14.44%   *$10,206     *4.0%   *$15,308     * 6.0%
  Tier 1 Capital
    (to Average Assets) . . . . .     $36,842       9.56%   *$15,416     *4.0%   *$19,270     * 5.0%
As of December 31, 1995:
  Total Capital
    (to Risk Weighted Assets) . .     $36,900      15.89%   *$18,582     *8.0%   *$23,227     *10.0%
  Tier 1 Capital
    (to Risk Weighted Assets) . .     $33,957      14.62%   * $9,291     *4.0%   *$13,936     * 6.0%
  Tier 1 Capital
    (to Average Assets) . . . . .     $33,957       9.29%   *$14,621     *4.0%   *$18,276     * 5.0%

*Greater or equal to amount stated

                                        SOURCES OF FUNDS

The Company's primary funding source is its base of core customer deposits, such as noninterest-bearing demand, regular savings and money market accounts and small denomination certificates of deposit of less than $100,000. Other shorter term sources of funds are larger denomination certificates of deposit, overnight borrowings from other financial institutions, securities sold under agreements to repurchase, short-term notes payable issued on an unsecured basis, and short-term borrowings consisting of interest-bearing demand notes issued to the U.S. Treasury. The Company did not have any long-term debt during the periods presented. The membership of the Company's affiliate banks in the Federal Home Loan Bank System provide an additional source
for both long and short-term borrowings.   No such advances were
outstanding during the periods presented. The following page contains a discussion of changes in these areas. Table 5 below presents changes between years in the average balances of all funding sources.

                                   Management's Discussion and
                                      Analysis of Financial
                               Condition and Results of Operations
                                           (continued)


FUNDING SOURCES - AVERAGE BALANCES (Table 5) ($ in thousands)
                                                                                    % Change From
                                                                                      Prior Year
                                                                                    ______________

                                                    1996       1995        1994       1996      1995
                                                    ____       ____        ____       ____      ____
Demand. . . . . . . . . . . . . . . . . . . . .  $35,971    $32,576     $30,279      10.4%     7.6%
Savings and Interest-bearing Checking . . . . .   67,306     69,847     71,765       (3.6)    (2.7)
Money Market Accounts . . . . . . . . . . . . .   30,356     22,464      17,410      35.1     29.0
Other Time Deposits . . . . . . . . . . . . . .  171,534    158,428     135,742       8.3     16.7
                                                 _______    _______     _______
   Total Core Deposits. . . . . . . . . . . . .  305,167    283,315     255,196       7.7     11.0
                                                 _______    _______     _______
Certificates of Deposits of $100,000 and Over .   28,279     32,774      28,680     (13.7)    14.3
Federal Funds Purchased and Securities
   Sold under Agreement to Repurchase . . . . .      ---        928       3,572       N/M    (74.0)
Other Short-term Borrowings . . . . . . . . . .      989      2,141       1,081     (53.8)    98.1
                                                 _______    _______     _______
   Total Funding Sources. . . . . . . . . . . . $334,435   $319,158    $288,529       4.8     10.6
                                                 =======    =======     =======

N/M = Not Meaningful

CORE DEPOSITS

The Company's average core deposits have shown steady growth over the past several years, increasing by 7.7% and 11.0% in 1996 and 1995, respectively. In 1996 and 1995, the Company experienced a shift in the composition of its deposits toward money market deposits and longer term certificates of deposit. This movement is largely attributable to customer reaction to the higher level of interest rates paid on these products relative to that paid on the savings and interest-bearing checking products. In total, average savings, interest-bearing checking and money market deposits increased by 5.8% and 3.5% in 1996 and 1995, respectively while other time deposits consisting primarily of certificates of deposits in denominations of $100,000 or less increased by 8.3% in 1996 following a 16.7% increase in 1995. Average noninterest-bearing demand deposits increased by 10.4% in 1996 and 7.6% in 1995. These changes in the mix of deposits are influenced by customers' tendency to avoid committing to longer term instruments during periods of low or declining interest rates and their attempts to lock in rates on longer term instruments during periods of perceived higher rates. They are also subject to seasonal and other non-economic factors.

                                  Management's Discussion and
                                      Analysis of Financial
                               Condition and Results of Operations
                                           (continued)
OTHER FUNDING SOURCES

Exclusive of core deposits, large denomination certificates of deposit provide the majority of other funding sources for the Company. These certificates declined by 13.7% in 1996 following a 14.3% increase in 1995. The remaining other funding sources consist of federal funds purchased from other financial institutions on an overnight basis, secured repurchase agreements which generally mature within 30 days, short-term notes payable extended on an unsecured basis, and borrowings under U.S. Treasury demand notes. These borrowings represent an important source of temporary short-term liquidity for the Company. These types of borrowings and large dollar denominated certificates are considered to be more subject to periodic withdrawals than are core deposits, and, therefore, are generally not used as a permanent funding source for loans.


                                          USES OF FUNDS

INVESTMENTS

The Company's securities portfolio, consisting of all components of the Company's investment securities, mortgage-backed securities, and securities available-for-sale, includes U.S. Treasury securities, obligations of U.S. government agencies, obligations of state and political subdivisions, corporate investments and mortgage-backed securities issued by U.S. government agencies and other intermediaries. Money market securities include federal funds sold, interest-bearing balances with banks, and other short-term investments. The maturities of the securities and money market portfolios are a principal source of funds for loan growth and other liquidity needs. The Company's available-for-sale portfolio provides an additional source of funds from which management can respond to liquidity needs and asset/liability management requirements. During 1996, a shift occurred in the composition of the Company's securities portfolio primarily between mortgage-backed securities and agency securities. As anticipated, a substantial portion of the Company's mortgage-backed securities were paid-down during the year. The funds generated from those pay-downs were utilized to purchase agency insured callable securities at yields generally equal to or greater than those which were carried in the mortgage-backed portfolio. During 1995, the Financial Accounting Standards Board authorized a one-time window of opportunity for the transfer of securities to available-for-sale portfolios. Company management utilized this opportunity to transfer a

                                  Management's Discussion and
                                      Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

significant portion of its securities portfolio to the available-for-sale classification. Although management may sell these securities if the need arises, their designation as available-for-sale should not be interpreted to indicate that management anticipates such sales. Securities available-for-sale are carried at market value. All other securities are carried at amortized cost because management intends to hold them until maturity and the Company has the ability to do so. Note 2 to the consolidated financial statements contains additional details regarding the Company's securities portfolio in 1996 and 1995.

SECURITIES PORTFOLIO (Table 6) (carrying value, $ in thousands)
                                                                   December 31,
                                               1996         %                   1995          %
Money Market Securities . . . . . . . . .     $22,176     18.0%               $19,376      17.8%
U.S. Treasury and Agency Securities . . .      39,064     31.6                 23,787      21.8
Municipal Securities. . . . . . . . . . .      32,674     26.4                 25,255      23.2
Corporate Securities. . . . . . . . . . .       7,245      5.9                  6,463       5.9
Mortgage-backed Securities. . . . . . . .      21,378     17.3                 33,272      30.6
Other Securities. . . . . . . . . . . . .       1,014       .8                    738        .7
                                              _______     _____               _______     _____
   Total Securities Portfolio . . . . . .    $123,551    100.0%              $108,891     100.0%
                                              =======    =====                =======     =====


LOANS

Total loans grew by $16,797,000 or 7.3% between 1996 and 1995. The Company's newest affiliate bank, First State, achieved a significant market share of the lending opportunities available within its market. The Company's loan portfolio remains well diversified with 53% of the portfolio in commercial and agricultural loans (including economic development bonds), 30% in 1-4 family residential mortgages, and 17% in consumer loans at December 31, 1996. The Company's affiliate banks lend to commercial customers in various industries including agribusiness, manufacturing, health care services, wholesale, and retailing.

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

                                  Management's Discussion and
                                      Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

The overall loan portfolio is diversified among a variety of borrowers; however, a significant portion of the debtors' ability to honor their contracts is dependent upon the agricultural, poultry and wood manufacturing industries. Although wood manufacturers employ a significant number of people in the market area, there is not a concentration of credit to companies engaged in that industry. The Company has historically been involved in the financing of poultry production and other related operations. Approximately $16,266,000 or 6.6% of total loans at December 31, 1996 consisted of such loans which compares to a balance of $23,784,000 or 10.3% of total loans as of December 31, 1995. This decline in outstandings reflects a reduction in lending opportunities within the poultry industry. This decline in lending opportunities is expected to continue in coming years. As a means of controlling risk from concentrations of credit within this industry, the Company has, during recent years, utilized guaranties from SBA and FmHA. Typically, the guaranties provide for SBA and FmHA, in the event of default, to absorb from 85% to 90% of the loan balance remaining after the application of collateral. Assuming the guarantors perform in accordance with their guaranties, the Company's net exposure is limited to the remaining 10% to 15% balance. At December 31, 1996, the net unguaranteed exposure to poultry and other related loans was
$5,033,000  or 2.0% of total loans.   Approximately $12,752,000
of loans to poultry and other related operations, substantially all of which are covered by 85% to 90% guaranties, were originated outside the Company's primary business market. No unguaranteed concentration of credit in excess of 10% of total assets exists within any single industry group.

The composition of loan portfolio at December 31, 1996 and 1995 is presented in further detail in Note 3 to the consolidated financial statements and in Table 7 on the following page.

LOAN PORTFOLIO (Table 7) ($ in thousands)
                                                 1996        1995         1994      1993      1992
                                                 ____        ____         ____      ____       ___
Commercial and Industrial . . . . . . . .      $84,071     $75,914      $69,482   $64,644   $63,855
Agricultural and Poultry. . . . . . . . .       46,719      51,094       57,558    55,311    54,465
Economic Development Bonds. . . . . . . .          575         608          625       762     1,547
Residential Mortgage Loans. . . . . . . .       74,818      68,826       67,737    55,225    47,170
Consumer Loans. . . . . . . . . . . . . .       41,741      34,685       29,248    26,684    24,183
                                               _______     _______      _______   _______   _______
   Total Loans. . . . . . . . . . . . . .      247,924     231,127      224,650   202,626   191,220
                                               _______     _______      _______   _______   _______
    Less:
     Unearned Income. . . . . . . . . . .          313         537          840     1,226     1,617
     Allowance for Loan Loss. . . . . . .        5,616       5,933        5,669     4,935     3,862
                                               _______     _______      _______   _______   _______
Loans, Net. . . . . . . . . . . . . . . .     $241,995    $224,657     $218,141  $196,465  $185,741
                                               =======     =======      =======   =======   =======

                                  Management's Discussion and
                                      Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

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

                                  Management's Discussion and
                                      Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

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

During 1996, the Company's level of underperforming loans decreased from $3,486,000 or 1.51% of total loans as of December 31, 1995 to $2,210,000 or .89% of total loans at December 31,
1996.   During 1996, the allowance for loan loss decreased by
$317,000 which represents the amount by which the current year's charged-off loans exceeded the amount of recoveries of prior years' charge-offs and the current year provision for loan loss. See the discussion entitled "PROVISION FOR LOAN LOSS" elsewhere in this report for further details regarding the provision.


ALLOWANCE FOR LOAN LOSSES (Table 8) ($ in thousands)

                                                        1996                1995             1994
                                                       _____               _____             _____
Balance as of January 1 . . . . . . . . . . . .       $5,933              $5,669           $4,935
Addition of Affiliate Banks . . . . . . . . . .          ---                 ---              195
Provision for Loan Losses . . . . . . . . . . .          160                (19)              567
Recoveries of Prior Loan Losses . . . . . . . .          295                 622              227
Loan Losses Charged to the Allowance. . . . . .        (772)               (339)            (255)
                                                       _____               _____             _____
Balance as of December 31 . . . . . . . . . . .       $5,616              $5,933            $5,669

UNDERPERFORMING ASSETS (Table 9) ($ in thousands)

                                                        1996                1995              1994
                                                        ____                ____              ____

Nonaccrual Loans. . . . . . . . . . . . . . . .       $1,112                $803              $983
Past Due Loans (90 days or more). . . . . . . .        1,098               2,683               601
Renegotiated Loans. . . . . . . . . . . . . . .          ---                 ---               ---
                                                       _____               _____             _____
   Total Underperforming Loans. . . . . . . . .        2,210               3,486             1,584
                                                       _____               _____             _____
Other Real Estate Owned . . . . . . . . . . . .          203                 286               497
                                                       _____               _____             _____
   Total Underperforming Assets . . . . . . . .       $2,413              $3,772            $2,081
                                                       =====               =====             =====

Allowance for Loan Losses to
   Underperforming Loans. . . . . . . . . . . .      254.12%              170.20%            357.89%
Underperforming Loans to Total Loans. . . . . .         .89%                1.51%               .71%
Allowance for Loan  Losses to Total Loans . . .        2.27%                2.57%              2.53%


                                  Management's Discussion and
                                      Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

INVESTMENTS, LIQUIDITY, AND INFLATION

Two of the more important and interrelated areas the Company and its affiliate banks manage very closely are the Company's liquidity requirements and its balance between interest-rate-sensitive assets and interest-rate-sensitive liabilities.

Liquidity needs in a banking organization arise from new loan demand, the funding of existing loan commitments, and deposit withdrawals. One important objective in managing the securities portfolio is to ensure the Company has adequate liquidity. The purposes of liquidity management are to match sources of funds with anticipated customer borrowings and withdrawals and other obligations and to ensure a dependable funding base. As discussed in the "Investments" discussion contained elsewhere in this report, management significantly increased the available-for-sale portfolio during 1995. This action greatly enhanced the Company's ability to quickly react to changes in liquidity and asset and liability needs. Failure to properly manage liquidity requirements can result in the need to satisfy customer withdrawals and other obligations on less than desirable terms.

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

                                  Management's Discussion and
                                      Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

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

Table 10 reflects the Company's interest rate sensitivity position (interest rate-sensitive assets minus interest rate-sensitive liabilities) individually and cumulatively, over various time horizons. As indicated in the table, a significant portion of the Company's assets and liabilities reprice within 1-181 days. While slightly more of its assets than liabilities are subject to repricing during this period, the Company believes its asset/liability management program allows adequate reaction time to adjust to changes in interest rate trends and believes the current asset/liability position does effectively protect the Company's net interest margin and the resulting net interest income from any material adverse impact during 1997 assuming a moderate rise or decline in interest rates.

                                  Management's Discussion and
                                      Analysis of Financial
                               Condition and Results of Operations
                                           (continued)

ANALYSIS OF INTEREST RATE SENSITIVITY at December 31, 1997 (Table 10) ($ in thousands)


                                     1-3          3-6         6-12         1-5       Beyond
                                   Months       Months       Months       Years      5 Years     Total
 EARNING ASSETS
   Money Market Assets. . . . . .  $20,600       $1,376       $200          ---        ---     $22,176
   Securities . . . . . . . . . .   25,764        8,417     11,005      $31,671    $24,518     101,375
   Loans (Net of Unearned). . . .   83,337       31,213     65,773       56,248     11,040     247,611
                                   _______       ______     ______       ______    _______     _______
      TOTAL EARNING ASSETS. . . . $129,701      $41,006    $76,978      $87,919    $35,558    $371,162
                                   _______       ______     ______       ______    _______     _______
INTEREST BEARING LIABILITIES
   Retail Savings Money Market
      Deposits. . . . . . . . . .  $98,577          ---        ---          ---        ---     $98,577
   Retail Time Deposits . . . . .   30,671      $20,060    $50,828      $82,700       $127     184,386
   Large Dollar Denominated
      Time Deposits . . . . . . .    9,613        5,610      3,961        8,748        ---      27,932
   Other Borrowings . . . . . . .    2,127          ---        ---          ---        ---       2,127
                                   _______       ______     ______       ______    _______     _______
      TOTAL INTEREST BEARING
         LIABILITIES. . . . . . . $140,988      $25,670    $54,789      $91,448       $127    $313,022
                                   _______       ______     ______       ______    _______     _______
Periodic GAP. . . . . . . . . . .$(11,287)      $15,336    $22,189     $(3,529)    $35,431
Cumulative GAP. . . . . . . . . .$(11,287)       $4,049    $26,238      $22,709    $58,140
Cumulative Ratio (1). . . . . . .      92%         102%       112%         107%       119%

(1)   Rate-sensitive Assets / Rate-sensitive Liabilities