Form 10-K405, Exhibit 13
period 1996-12-31
GERMAN AMERICAN BANCORP
filed 1997-03-31
CIK 714395

EXHIBIT 13.4

                                   Consolidated Balance Sheets
                             (dollar references in thousands except
                                           share data)

                                                                           December 31,
                                                                           ____________

                                                                     1996                 1995
                                                                     ____                 _____
ASSETS
Cash and Due from Banks . . . . . . . . . . . . . . . . . . . .  $13,109              $15,421
Federal Funds Sold. . . . . . . . . . . . . . . . . . . . . . .   20,600               12,550
                                                                  ______               ______
  Cash and Cash Equivalents . . . . . . . . . . . . . . . . . .   33,709               27,971
                                                                  ______               ______
Interest-bearing Balances with Banks. . . . . . . . . . . . . .      597                  897
Other Short-term Investments. . . . . . . . . . . . . . . . . .      979                5,929
Securities Available-for-Sale, at Market. . . . . . . . . . . .   85,708               78,908
Securities Held-to-Maturity, at Cost (Market Value of $16,270 and
  $11,237 on December 31, 1996 and 1995, respectively). . . . .   15,667               10,607

Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  247,924              231,127
Less:
  Unearned Income . . . . . . . . . . . . . . . . . . . . . . .     (313)                (537)
  Allowance for Loan Losses . . . . . . . . . . . . . . . . . .   (5,616)              (5,933)
                                                                 _______              _______
Loans, Net. . . . . . . . . . . . . . . . . . . . . . . . . . .  241,995              224,657
Premises, Furniture and Equipment, Net. . . . . . . . . . . . .   10,072                9,624
Other Real Estate . . . . . . . . . . . . . . . . . . . . . . .      203                  286
Intangible Assets . . . . . . . . . . . . . . . . . . . . . . .    1,774                1,990
Accrued Interest Receivable and Other Assets. . . . . . . . . .    6,802                6,894
                                                                 _______              _______

     TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . $397,506             $367,763
                                                                 =======              =======
LIABILITIES
Noninterest-bearing Deposits. . . . . . . . . . . . . . . . . .  $41,854              $40,855
Interest-bearing Deposits . . . . . . . . . . . . . . . . . . .  310,895              286,724
                                                                 _______              _______
  Total Deposits. . . . . . . . . . . . . . . . . . . . . . . .  352,749              327,579

Short-term Borrowings . . . . . . . . . . . . . . . . . . . . .    2,127                  ---
Accrued Interest Payable and Other Liabilities. . . . . . . . .    3,289                3,228
                                                                 _______              _______

     TOTAL LIABILITIES. . . . . . . . . . . . . . . . . . . . .  358,165              330,807
                                                                 _______              _______
Commitments and Contingent Liabilities

SHAREHOLDERS' EQUITY
Common Stock, $10 par value; 5,000,000 shares authorized,
  1,923,774 and 1,825,040 issued and outstanding
  in 1996 and 1995, respectively. . . . . . . . . . . . . . . .   19,238               18,250
Preferred Stock, $10 par value; 500,000 shares authorized,
  no shares issued. . . . . . . . . . . . . . . . . . . . . . .      ---                  ---
Additional Paid-in Capital. . . . . . . . . . . . . . . . . . .    8,098                5,449
Retained Earnings . . . . . . . . . . . . . . . . . . . . . . .   11,430               12,398
Unrealized Appreciation on Securities
  Available-for-Sale, Net . . . . . . . . . . . . . . . . . . .      575                  859
                                                                  ______               ______
     TOTAL SHAREHOLDERS' EQUITY . . . . . . . . . . . . . . . .   39,341               36,956
                                                                 _______               ______
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY . . . . . . . . $397,506              $367,76
                                                                 =======              =======

                  See accompanying notes to consolidated financial statements.

                                Consolidated Statements of Income
                   (dollar references in thousands except earnings per share)

                                                                       Years ended December 31,
                                                                       ________________________
                                                                  1996           1995
1994
                                                                  ____           ____
____

INTEREST INCOME
Interest and Fees on Loans. . . . . . . . . . . . . . . . .     $21,970         $21,210$17,348
Interest on Federal Funds Sold. . . . . . . . . . . . . . .         579             739319
Interest on Short-term Investments. . . . . . . . . . . . .         162             728386
Interest and Dividends on Securities
  Taxable . . . . . . . . . . . . . . . . . . . . . . . . .       3,947           3,2292,850
  Non-taxable . . . . . . . . . . . . . . . . . . . . . . .       1,662           1,3911,167
                                                                 ______          ____________
     TOTAL INTEREST INCOME. . . . . . . . . . . . . . . . .      28,320          27,29722,070
                                                                 ______          ____________
INTEREST EXPENSE
Interest on Deposits. . . . . . . . . . . . . . . . . . . .      13,594          12,6339,394
Interest on Short-term Borrowings . . . . . . . . . . . . .          51             184133
                                                                 ______          ____________
  TOTAL INTEREST EXPENSE. . . . . . . . . . . . . . . . . .      13,645          12,8179,527
                                                                 ______          ____________
NET INTEREST INCOME . . . . . . . . . . . . . . . . . . . .      14,675          14,48012,543
Provision for Loan Losses . . . . . . . . . . . . . . . . .         160            (19)567
                                                                 ______          ____________
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES . . . . . . . . . . . . . . . . . . . . . . .      14,515          14,49911,976
                                                                 ______          ____________
NONINTEREST INCOME
Income from Fiduciary Activities. . . . . . . . . . . . . .         181             185171
Service Charges on Deposit Accounts . . . . . . . . . . . .         775             620567
Investment Services Income. . . . . . . . . . . . . . . . .         406             208420
Other Service Charges, Commissions, and Fees. . . . . . . .         363             418359
Gains on Sales of Loans and Other Real Estate . . . . . . .          47              2992
Security Gains. . . . . . . . . . . . . . . . . . . . . . .         ---             ---80
                                                                 ______          ____________
  TOTAL NONINTEREST INCOME. . . . . . . . . . . . . . . . .       1,772           1,4601,689
                                                                 ______          ____________
NONINTEREST EXPENSE
Salaries and Employee Benefits. . . . . . . . . . . . . . .       5,738           5,3494,517
Occupancy Expense . . . . . . . . . . . . . . . . . . . . .         804             813678
Furniture and Equipment Expense . . . . . . . . . . . . . .         745             748619
FDIC Premiums . . . . . . . . . . . . . . . . . . . . . . .         227             393644
Computer Processing Fees. . . . . . . . . . . . . . . . . .         423             399352
Professional Fees . . . . . . . . . . . . . . . . . . . . .         405             198257
Other Operating Expenses. . . . . . . . . . . . . . . . . .       2,002           2,1781,542
                                                                 ______          ____________
  TOTAL NONINTEREST EXPENSE . . . . . . . . . . . . . . . .      10,344          10,0788,609
                                                                 ______          ____________

Income before Income Taxes. . . . . . . . . . . . . . . . .       5,943           5,8815,056
Income Tax Expense. . . . . . . . . . . . . . . . . . . . .       1,878           1,8631,582
                                                                 ______          ____________

NET INCOME. . . . . . . . . . . . . . . . . . . . . . . . .     $ 4,065         $ 4,018$ 3,474
                                                                 ======          ============
EARNINGS PER SHARE. . . . . . . . . . . . . . . . . . . . .   $    2.12       $    2.10$   1.81
                                                                 ======          ============

                  See accompanying notes to consolidated financial statements.


                              Consolidated Statements of Cash Flows
                                (dollar references in thousands)


                                                                      Years Ended December 31,

                                                                   1996           19951994
                                                                   ____           ________

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income. . . . . . . . . . . . . . . . . . . . . . . . . .   $4,065          $4,018$3,474
Adjustments to Reconcile Net Income to Net Cash from
Operating Activities
  Net Accretion on Investments. . . . . . . . . . . . . . . .      (32)          (662)(50)
  Depreciation and Amortization . . . . . . . . . . . . . . .      937             948712
  Provision for Loan Losses . . . . . . . . . . . . . . . . .      160            (19)567
  Gain on Sale of Securities. . . . . . . . . . . . . . . . .      ---             ---(80)
  Gain on Sales of Loans and Other Real Estate. . . . . . . .      (47)           (29)(92)
  Change in Assets and Liabilities:
     Deferred Taxes . . . . . . . . . . . . . . . . . . . . .      113               5(349)
     Deferred Loan Fees . . . . . . . . . . . . . . . . . . .      (11)             34(157)
     Interest Receivable. . . . . . . . . . . . . . . . . . .     (274)          (632)(143)
     Interest Payable . . . . . . . . . . . . . . . . . . . .       75             34040
     Other Assets . . . . . . . . . . . . . . . . . . . . . .      456           (649)316
     Other Liabilities. . . . . . . . . . . . . . . . . . . .      (14)            163(274)
     Unearned Income. . . . . . . . . . . . . . . . . . . . .     (224)          (303)(386)
                                                                 _____          _____ _____
       Total Adjustments. . . . . . . . . . . . . . . . . . .    1,139           (804)104
                                                                 _____          _____ _____
       Net Cash from Operating Activities . . . . . . . . . .    5,204          3,214 3,578
                                                                 _____          _____ _____

CASH FLOWS FROM INVESTING ACTIVITIES
  Change in Interest-bearing Balances with Banks. . . . . . .      300            295 5,172
  Proceeds from Maturities of Other Short-term Investments. .    7,030         52,133 14,835
  Purchase of Other Short-term Investments. . . . . . . . . .   (1,966)       (43,967)(22,049)
  Proceeds from Maturities of Securities Available-for-Sale .   35,807          8,518 10,661
  Proceeds from Sales of Securities Available-for-Sale. . . .      ---            --- 3,354
  Purchase of Securities Available-for-Sale . . . . . . . . .  (43,172)       (26,940)(3,391)
  Proceeds from Maturities of Securities Held-to-Maturity . .      204          8,967 11,972
  Purchase of Securities Held-to-Maturity . . . . . . . . . .   (5,268)        (4,243)(16,153)
  Purchase of Loans . . . . . . . . . . . . . . . . . . . . .   (1,576)        (3,691)(7,332)
  Proceeds from Sales of Loans. . . . . . . . . . . . . . . .    1,870            500 7,625
  Loans Made to Customers net of Payments Received. . . . . .  (17,579)        (3,186)(9,462)
  Proceeds from Sales of Other Real Estate. . . . . . . . . .      152            389 415
  Property and Equipment Expenditures . . . . . . . . . . . .   (1,169)          (920)(956)
  Cash Acquired / (Paid) in Acquisition of Affiliates . . . .      ---            --- 8,934
                                                                 _____          _____ _____
     Net Cash from Investing Activities . . . . . . . . . . .  (25,367)       (12,145)3,625
                                                                ______         ______ _____
CASH FLOWS FROM FINANCING ACTIVITIES
  Change in Deposits. . . . . . . . . . . . . . . . . . . . .   25,170         25,289 (4,088)
  Change in Short-term Borrowings . . . . . . . . . . . . . .    2,127         (9,169)1,003
  Purchase and Retire Common Stock. . . . . . . . . . . . . .      ---           (110)---
  Issuance of Common Stock. . . . . . . . . . . . . . . . . .      145            --- ---
  Dividends Paid. . . . . . . . . . . . . . . . . . . . . . .   (1,518)        (1,392)(1,232)
  Exercise of Stock Options . . . . . . . . . . . . . . . . .        7             22 2
  Purchase of Interests in Fractional Shares. . . . . . . . .      (30)           (24)(2)
                                                                 _____          _____ _____
     Net Cash from Financing Activities . . . . . . . . . . .   25,901         14,616 (4,317)
                                                                ______         ______ _____

Net Change in Cash and Cash Equivalents . . . . . . . . . . .    5,738          5,685 2,886
  Cash and Cash Equivalents at Beginning of Year. . . . . . .   27,971         22,286 19,400
                                                                ______         ______ ______
  Cash and Cash Equivalents at End of Year. . . . . . . . . .  $33,709        $27,971 $22,286
                                                                =======        ==============
Cash Paid During the Year for:
  Interest. . . . . . . . . . . . . . . . . . . . . . . . . .  $13,570        $12,477 $ 9,487
  Income Taxes. . . . . . . . . . . . . . . . . . . . . . . .    1,719          1,980 1,984

                  See accompanying notes to consolidated financial statements.


                   Consolidated Statements of Changes in Shareholders' Equity
                          Years ended December 31, 1996, 1995 and 1994
                     (dollar references in thousands except per share data)

                                                                           Unrealized
                                                                         Appreciation /
                                                                         (Depreciation)
                                                     Additional           on Securities    Total
                                          Common       Paid-in   Retained  Available-
Shareholders'
                                           Stock       Capital   Earnings   for-Sale      Equity


Balances, January 1, 1994 . . . . . .   $17,389      $3,509     $10,443                   $31,341
Net Income for 1994 . . . . . . . . .                             3,474                     3,474
Change in Accounting for Securities .                                          $274           274
Net Change in Unrealized Appreciation /
 (Depreciation) on Securities . . . .                                          (932)        (932)
Purchase and Retirement of 2,082 Shares
 pursuant to Exercise of
 Stock Options  . . . . . . . . . . .       (21)         (4)        (42)                     (67)
Issuance of 3,200 shares upon Exercise of
 Stock Options. . . . . . . . . . . .        32                      37                        69
Purchase of Interest in Fractional Shares                            (2)                      (2)
Cash Dividends ($.65 per Common Share )
 as restated for pooling of interests                            (1,232)                  (1,232)
                                         ______       ______     ______       ______       ______
Balances, December 31, 1994 . . . . .    17,400       3,542      12,641        (658)       32,925
Net Income for 1995 . . . . . . . . .                             4,018                     4,018
Unrealized Appreciation on Securities
 Transferred to Available-for-Sale. .                                           523           523
Net Change in Unrealized Appreciation /
 (Depreciation) on Securities . . . .                                           994           994
Purchase and Retirement of 3,600 Shares of
 Common Stock . . . . . . . . . . . .       (36)         (7)        (67)                    (110)
Purchase and Retirement of 3,331 Shares
 pursuant to Exercise of
 Stock Options. . . . . . . . . . . .       (33)         (7)        (64)                    (104)
Issuance of 5,800 Shares upon Exercise
 of Stock Options . . . . . . . . . .        58          68                                  126
5% Stock Dividend  (86,177 Shares). .       861       1,853      (2,714)                     ---
Purchase of Interest in Fractional Shares                           (24)                     (24)
Cash Dividends ($.72 per Common Share)                           (1,392)                  (1,392)
                                         ______      ______      ______        ____       ______
Balances, December 31, 1995 . . . . .    18,250       5,449      12,398         859       36,956
Net Income for 1996 . . . . . . . . .                             4,065                    4,065
Net Change in Unrealized Appreciation/
 (Depreciation) on Securities . . . .                                          (284)        (284)
Issuance of 3,899 Shares of Common Stock
 Pursuant to Dividend Reinvestment Plan      39         106                                  145
Purchase and Retirement of 6,400 Shares
 pursuant to Exercise of
 Stock Options. . . . . . . . . . . .       (64)        (21)       (123)                    (208)
Issuance of 10,394 Shares upon Exercise of
 Stock Options. . . . . . . . . . . .       104         111                                  215
5% Stock Dividend (90,841 Shares) . .       909       2,453      (3,362)                     ---
Purchase of Interest in Fractional
 Shares . . . . . . . . . . . . . . .                               (30)                     (30)
Cash Dividends ($.79 per Common
 Share) . . . . . . . . . . . . . . .                            (1,518)                  (1,518)
                                         ______       _____      ______         ___       ______
Balances, December 31, 1996 . . . . .   $19,238      $8,098     $11,430        $575      $39,341
                                         ======       =====      ======         ===       ======

                  See accompanying notes to consolidated financial statements.

                                          Notes to the
                                Consolidated Financial Statements
                                December 31, 1996, 1995, and 1994
                                (dollar references in thousands)

NOTE 1 - Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

       German American Bancorp operates primarily in the banking industry, which accounts for over 90% of its revenues, operating income and identifiable assets. German American Bancorp generates commercial, installment and mortgage loans and receives deposits from customers through its locations in the Indiana counties of Dubois, Martin, Pike, Perry and Spencer. The overall loan portfolio is diversified among a variety of individual borrowers; however, a significant portion of debtors' ability to honor their contracts is dependent on the agriculture, poultry and wood manufacturing industries. Although wood manufacturers employ a significant number of people in the Company's market area, the Company does not have a concentration of credit to companies engaged in that industry. The majority of the Company's loans are secured by specific items of collateral including business assets, consumer assets and real property. These financial statements include the accounts of German American Bancorp and its wholly-owned subsidiaries, The German American Bank, The Union Bank, German American Holdings Corporation, Inc., Community Trust Bank (wholly-owned by German American Holdings Corporation), First State Bank, Southwest Indiana and GAB Mortgage Corp. Significant intercompany balances and transactions have been eliminated in consolidation. Certain items in the 1995 and 1994 financial statements have been reclassified to correspond with the 1996 presentation.

Use of Estimates

       Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ. Estimates that are susceptible to change in the near term include the allowance for loan losses, the determination and carrying value of impaired loans, and the fair value of financial instruments.

Short-term Investments

       Short-term Investments consist of interest-bearing balances with banks, which are generally limited to FDIC insured amounts, and Bankers Acceptances. These investments generally have terms to maturity of less than one year and are carried at cost, which approximates market value.

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 1 - Summary of Significant Accounting Policies (continued)

Securities

       Securities classified as available-for-sale are securities that the Company intends to hold for an indefinite period of time, but not necessarily until maturity, and includes securities that management might use as part of its asset-liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risk, or for similar reasons. Securities available-for-sale are reported at market value with unrealized gains or losses included as a separate component of equity, net of tax.

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

       The carrying values of impaired loans (as explained below in "Allowance for Loan Losses") are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as bad debt expense, if reductions, or otherwise as interest income.

       The Company defers loan fees and certain direct loan origination costs. The amounts deferred are reported in the balance sheet as part of loans and are recognized into interest income over the term of the loan using the level yield method.

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 1 - Summary of Significant Accounting Policies (continued)

Allowance for Loan Losses
       The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged - off.

       Loan impairment is reported when full payment under the loan
terms is not expected.   If a loan is impaired, a portion of the
allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Smaller-balance homogenous loans are evaluated for impairment in total. Such loans include real estate loans secured by one-to-four family residences and loans to individuals for household, family and other personal expenditures. Commercial, agricultural, and poultry loans are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of more than 30 days. Nonaccrual loans are generally also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loan disclosures.

Premises, Furniture, and Equipment

       Premises, Furniture and Equipment are stated at cost less accumulated depreciation. Premises and related components are depreciated on the straight-line method with useful lives ranging from 10 to 40 years. Furniture and equipment are primarily depreciated using straight-line methods with useful lives ranging from 3 to 12 years. Maintenance and repairs are expensed and major improvements are capitalized. At the time of sale or disposition of an asset, the applicable cost and accumulated depreciation amounts are removed from the accounting records. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 1 - Summary of Significant Accounting Policies (continued)

Other Real Estate

       Other Real Estate is carried at the lower of cost or fair value less estimated selling costs. Expenses incurred in carrying Other Real Estate are charged to operations as incurred.

Intangible Assets

       Intangible Assets are comprised of core deposit intangibles ($333 and $434 at December 31, 1996 and 1995, respectively) and goodwill ($1,441 and $1,556, at December 31, 1996 and 1995, respectively). Core deposit intangibles is being amortized on an accelerated method over ten years and goodwill is being amortized on a straight-line basis over fifteen years. Goodwill and Core Deposit Intangibles are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

Stock Compensation

       Expense for employee compensation under stock option plans is reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of Financial Accounting Standard No. 123 was used for stock-based compensation.

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

Cash Flow Reporting

       The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions. Cash and cash equivalents are defined to include cash on hand, demand deposits in other institutions and Federal Funds Sold.

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 1 - Summary of Significant Accounting Policies (continued)

Fair Values of Financial Instruments

       Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately in Note 18. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on-and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

NOTE 2 - Securities

The amortized cost and estimated market values of Securities as of December 31, 1996 are as follows:

                                                                         Gross         Gross     Estimated
                                                         Amortized    Unrealized    Unrealized    Market
                                                           Cost          Gains        Losses       Value
Securities Available-for-Sale:                         ____________________________________________________
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies . . . . . .       $39,182          $72        $(190)     $39,064
Obligations of State and Political Subdivisions . .        17,356          940         (275)      18,021
Corporate Securities. . . . . . . . . . . . . . . .         7,221           42          (18)       7,245
Mortgage-backed Securities. . . . . . . . . . . . .        21,006          481         (109)      21,378
                                                           ______        _____         ____       ______
   Total. . . . . . . . . . . . . . . . . . . . . .       $84,765       $1,535        $(592)     $85,708
                                                           ======        =====         ====       ======

Securities Held-to-Maturity:

Obligations of State and Political Subdivisions . .       $14,653         $611          $(8)     $15,256
Other Securities. . . . . . . . . . . . . . . . . .         1,014          ---           ---       1,014
                                                           ______        _____         ____       ______
   Total. . . . . . . . . . . . . . . . . . . . . .       $15,667         $611          $(8)     $16,270
                                                           ======        =====         ====       ======

                                 Notes to the Consolidated Financial Statements
                                                   (Continued)
                                        (dollar references in thousands)

NOTE 2 - Securities (Continued)

The amortized cost and estimated market values of Securities as of December 31, 1995 are as follows:

                                                                         Gross         Gross     Estimated
                                                         Amortized    Unrealized    Unrealized    Market
                                                           Cost          Gains        Losses       Value
Securities Available-for-Sale:                         ____________________________________________________
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies . . . . . .       $23,727         $172        $(112)     $23,787
Obligations of State and Political Subdivisions . .        14,232        1,154           ---      15,386
Corporate Securities. . . . . . . . . . . . . . . .         6,375           88           ---       6,463
Mortgage-backed Securities. . . . . . . . . . . . .        33,144          317         (189)      33,272
                                                           ______        _____         ____       ______
   Total. . . . . . . . . . . . . . . . . . . . . .       $77,478       $1,731        $(301)     $78,908
                                                           ======        =====         ====       ======

Securities Held-to-Maturity:

Obligations of State and Political Subdivisions . .        $9,869         $659         $(29)     $10,499
Other Securities. . . . . . . . . . . . . . . . . .           738          ---           ---         738
                                                           ______        _____         ____       ______
   Total. . . . . . . . . . . . . . . . . . . . . .       $10,607         $659         $(29)     $11,237
                                                           ======        =====         ====       ======

       The amortized cost and estimated market value of Securities at December 31, 1996 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay certain obligations with or without call or prepayment penalties. Mortgaged-backed and certain other Securities are not due at a single maturity date and are shown separately.

                                                                                     Estimated
                                                                  Amortized           Market
                                                                    Cost               Value
                                                                 __________         __________
Securities Available-for-Sale:
Due in one year or less . . . . . . . . . . . . . .                $3,100             $3,099
Due after one year through five years . . . . . . .                38,442             38,534
Due after five years through ten years. . . . . . .                13,613             13,833
Due after ten years . . . . . . . . . . . . . . . .                 8,604              8,864
Mortgage-backed Securities. . . . . . . . . . . . .                21,006             21,378
                                                                   ______             ______
   Totals . . . . . . . . . . . . . . . . . . . . .               $84,765            $85,708


Securities Held-to-Maturity:

Due in one year or less . . . . . . . . . . . . . .                  $690               $696
Due after one year through five years . . . . . . .                 2,220              2,277
Due after five years through ten years. . . . . . .                 2,150              2,305
Due after ten years . . . . . . . . . . . . . . . .                 9,593              9,978
Other Securities. . . . . . . . . . . . . . . . . .                 1,014              1,014
                                                                   ______             ______
   Totals . . . . . . . . . . . . . . . . . . . . .               $15,667            $16,270
                                                                   ======             ======

                                 Notes to the Consolidated Financial Statements
                                                   (Continued)
                                        (dollar references in thousands)

NOTE 2 - Securities (Continued)

                                                1996                   1995                    1994

                                        Available- Held-to-    Available-  Held-to-  Available-  Held-to-
                                         for-Sale  Maturity     for-Sale   Maturity   for-Sale   Maturity
                                        ________________________________________________________________________

Sales of Securities are summarized below:
Proceeds from Sales . . . . . . . . .       $0        $0          $0          $0      $3,354        $0
Gross Gains on Sales. . . . . . . . .        0         0           0           0          82         0
Gross Losses on Sales . . . . . . . .        0         0           0           0          (2)        0

Income Taxes on Gross Gains . . . . .        0         0           0           0          33         0
Income Taxes on Gross Losses. . . . .        0         0           0           0          (1)        0

       Securities with a carrying value of $7,604 and $8,488 as of December 31, 1996 and 1995, respectively, were pledged to secure public and trust deposits and for other purposes as required by law.

       No investment securities of an individual issuer exceeded ten percent of German American Bancorp shareholders' equity at December 31, 1996. The total dollar amount of Cash and Due from Banks, Federal Funds Sold and Other Short-term Investments with National City Bank, Louisville, Kentucky was $15,415 at December 31, 1996.

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

       At December 31, 1996 and 1995, U.S. Government Agency structured notes with an amortized cost of $3,000 and $9,250 and fair value of $2,932 and $9,201 are included in securities available-for-sale, consisting primarily of step-up and single-index bonds.

       Collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's), all of which are issued by U.S. Government Agencies and the majority of which are fixed rate, comprised over 80% of Mortgage-backed securities.

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)
NOTE 3 - Loans

Loans, as presented on the balance sheet, are comprised of the following classifications as of December 31,

                                                                                  1996        1995
                                                                                 _____       ______
Real Estate Loans Secured by 1- 4 Family Residential Properties . . . . . .    $74,818     $68,826
Loans to Finance Poultry Production and Other Related Operations. . . . . .     16,266      23,784
Loans to Finance Agricultural Production and Other Loans to Farmers . . . .     30,453      27,310
Commercial and Industrial Loans . . . . . . . . . . . . . . . . . . . . . .     83,491      74,612
Loans to Individuals for Household, Family and Other Personal Expenditures.     41,741      34,685
Economic Development Commission Bonds . . . . . . . . . . . . . . . . . . .        575         608
Lease Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        580       1,302
                                                                               _______     _______
   Totals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $247,924    $231,127
                                                                               =======     =======

Information regarding impaired loans is as follows:
                                                                                  1996        1995
                                                                                 _____       ______


Year-end loans with no allowance for loan losses allocated. . . . . . . . .  $     386  $      215
Year-end loans with allowance for loan losses allocated . . . . . . . . . .      3,086       6,029

Amount of allowance allocated . . . . . . . . . . . . . . . . . . . . . . .        346         898

Average balance of impaired loans during the year . . . . . . . . . . . . .      3,688       4,233

Interest income recognized during impairment. . . . . . . . . . . . . . . .        265         353
Interest income recognized on cash basis. . . . . . . . . . . . . . . . . .        174         270

       Certain directors, executive officers, and principal shareholders of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company during 1996. A summary of the activity of these loans is as follows:

 Balance                           Changes                  Deductions                        Balance
January 1,                       in Persons                                                December 31,
   1996          Additions        Included       Collected              Charged-off            1996
________________________________________________________________________________________________________________
  $9,878          $3,668             $0          $(2,526)                   $0                $11,020



NOTE 4 - Allowance for Loan Losses

A summary of the activity in the Allowance for Loan Losses is as follows:

                                                              1996            1995            1994
                                                             _____           _____           _____
Balance as of January 1 . . . . . . . . . . . . . .         $5,933          $5,669          $4,935
Addition of Affiliate Banks . . . . . . . . . . . .            ---             ---             195
Provision for Loan Losses . . . . . . . . . . . . .            160             (19)            567
Recoveries of Prior Loan Losses . . . . . . . . . .            295             622             227
Loan Losses Charged to the Allowance. . . . . . . .           (772)           (339)           (255)
                                                             _____           _____           _____
Balance as of December 31 . . . . . . . . . . . . .         $5,616          $5,933          $5,669

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 5 - Premises, Furniture, and Equipment

Premises, furniture, and equipment as presented on the balance sheet is comprised of the following classifications:

                                                                    1996             1995
                                                                    _____            ____
Land    . . . . . . . . . . . . . . . . . . . . . . .             $1,688            $1,472
Buildings and Improvements. . . . . . . . . . . . . .              9,619             9,160
Furniture and Equipment . . . . . . . . . . . . . . .              5,062             4,578
                                                                  ______            ______
  Total Premises, Furniture and Equipment . . . . . .             16,369            15,210
     Less:  Accumulated Depreciation. . . . . . . . .             (6,297)          (5,586)
                                                                  ______            ______
        Total . . . . . . . . . . . . . . . . . . . .            $10,072            $9,624
                                                                  ======             =====

Depreciation expense was $721, $717 and $614 for 1996, 1995 and
1994.

NOTE 6 - Deposits

       The aggregate amount of interest-bearing deposits in denominations of $100 or more was $27,932 and $26,733 as of December 31, 1996 and 1995, respectively.

  At year-end 1996 interest-bearing deposits includes $98,577 of demand and savings deposits and $212,318 of time deposits.
Stated maturities of time deposits were as follows:


         1997 . . . . . . . . . . . . . . . . . . . . . . .        $120,228
         1998 . . . . . . . . . . . . . . . . . . . . . . .          64,737
         1999 . . . . . . . . . . . . . . . . . . . . . . .          15,958
         2000 . . . . . . . . . . . . . . . . . . . . . . .           8,706
         2001 . . . . . . . . . . . . . . . . . . . . . . .           2,561
         Thereafter . . . . . . . . . . . . . . . . . . . .             128
                                                                    _______
           Total. . . . . . . . . . . . . . . . . . . . . .        $212,318
                                                                    =======

NOTE 7 - Short-term Borrowings

       Short-term borrowings of $2,127 at December 31, 1996 consist entirely of Interest-bearing Demand Notes issued to the U.S.
Treasury.

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 8 - Employee Benefit Plans

  During 1996 and 1995, the Company and all its banking affiliates provided a trusteed noncontributory profit sharing plan which covered substantially all full-time employees. Contributions are discretionary and are subject to determination by the Board of Directors. Contributions to this plan were $200
and $184 for 1996 and 1995, respectively.   During 1994, First
State Bank did not participate in the plan. Contributions were $170 for 1994.

  During 1996 and 1995, the Company and all its banking affiliates offered 401(k) deferred compensation plans under which the banks agree to match certain employee contributions. Contributions to this plan were $198 and $196 for 1996 and 1995, respectively. During 1994, First State Bank did not participate in this plan. Contributions to these plans were $154 in 1994.

NOTE 9 - Stock Options

  Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1996 and 1995.

                                                                             1996           1995
                                                                             ____           ____
Net income as reported. . . . . . . . . . . . . . . . . . . . . . . .      $4,065         $4,018
Pro forma net income. . . . . . . . . . . . . . . . . . . . . . . . .      $4,052         $4,010

Earnings per share as reported. . . . . . . . . . . . . . . . . . . .       $2.12          $2.10
Pro forma earnings per share. . . . . . . . . . . . . . . . . . . . .       $2.11          $2.09

       In future years, the pro forma effect of not applying this standard is expected to increase as additional options are granted.

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)
NOTE 9 - Stock Options (Continued)
       The Company maintains a Stock Option Plan which reserves
80,102 shares of Common Stock (as adjusted for subsequent stock splits and subject to further customary antidilution adjustments) for the purpose of grants of options to officers and other employees of the Company. The date on which options are first exercisable is determined by the Stock Option Committee of the Company, but no stock option may be exercised after ten years from the date of grant. Options may be designated as "incentive stock options" under the Internal Revenue Code of 1986, or as nonqualified options. The exercise price of incentive stock options granted pursuant to the Plan must be no less than the fair market value of the Common Stock on the date of the grant.

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

Changes in options outstanding were as follows, as adjusted to reflect stock splits and stock dividends:


                                                         Number           Weighted-average
                                                       of Options          Exercise Price
                                                        _________          ______________

Outstanding, beginning of 1994                          28,114                $19.66
Granted                                                  2,295                 29.36
Exercised                                               (3,528)                19.66
                                                        ______                ______
Outstanding, end of 1994                                26,881                 20.49
Granted                                                  3,672                 28.30
Exercised                                               (6,395)                19.66
                                                        ______                ______
Outstanding, end of 1995                                24,158                 21.90
Granted                                                  6,720                 30.78
Exercised                                              (10,913)                19.66
                                                        ______                ______
Outstanding, end of 1996                                19,965                 26.11
                                                        ======                ======

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 9 - Stock Options (Continued)


Options exercisable at year-end are as follows:

                                                         Number           Weighted-average
                                                       of Options          Exercise Price
                                                       __________         ________________
1994. . . . . . . . . . . . . . . . . . . .              10,033                $19.66
1995. . . . . . . . . . . . . . . . . . . .               9,572                 21.98
1996. . . . . . . . . . . . . . . . . . . .               5,969                 28.71

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 9 - Stock Options (Continued)

       For options granted during 1996 and 1995, the weighted-average fair values at grant date are $1.91 and $2.30.

       The fair value of options granted during 1996 and 1995 is estimated using the following weighted-average information: risk-free interest rate of 5.41% and 5.43%, expected life of one year, expected volatility of stock price of .10 percent and expected dividends of 2.38% and 2.41% per year.

       At year-end 1996, options outstanding have a weighted average remaining life of 6.25 years, with exercise prices ranging from $19.66 to $32.86.

NOTE 10 - Income Taxes

  The provision for income taxes consists of the following:

                                                         1996            1995          1994
                                                         ____            ____          ____
Currently Payable . . . . . . . . . . . . . . .         $1,765          $1,858       $1,931
Deferred. . . . . . . . . . . . . . . . . . . .            160              52         (267)
Net Operating Loss Carryforward . . . . . . . .            (47)            (47)         (82)
                                                         _____           _____        _____
  Total . . . . . . . . . . . . . . . . . . . .         $1,878          $1,863       $1,582
                                                         =====           =====        =====

  Income tax expense is reconciled to the 34% statutory rate applied to pre-tax income as follows:


                                                             1996             1995         1994
                                                             ____             ____         ____

Statutory Rate Times Pre-tax Income . . . . . . . . .      $2,021          $2,000        $1,719
Add/(Subtract) the Tax Effect of:
  Income from Tax-exempt Loans and Investments. . . .        (629)           (531)         (435)
  Non-deductible Merger Costs . . . . . . . . . . . .          48             ---            26
  Non-deductible Interest Expense . . . . . . . . . .          62              49            30
  State Income Tax, Net of Federal Tax Effect . . . .         354             344           291
  Other Differences . . . . . . . . . . . . . . . . .          22               1           (49)
                                                             ____           _____         _____
  Total Income Taxes. . . . . . . . . . . . . . . . .      $1,878          $1,863        $1,582
                                                            =====           =====         =====

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 10 - Income Taxes (continued)

The net deferred tax asset at December 31 consists of the following:

                                                          1996               1995
                                                          ____               ____
 Deferred Tax Assets:
  Allowance for Loan Losses . . . . . . . . . . . .     $1,298             $1,474
  Net Operating Loss Carryforwards. . . . . . . . .        234                281
  Other . . . . . . . . . . . . . . . . . . . . . .        164                271
                                                         _____              _____
    Total Deferred Tax Assets . . . . . . . . . . .      1,696              2,026
                                                         _____              _____

Deferred Tax Liabilities:
  Leasing Activities, Net . . . . . . . . . . . . .       (151)              (227)
  Depreciation. . . . . . . . . . . . . . . . . . .       (150)              (122)
  Purchase Accounting Adjustments . . . . . . . . .        (45)               (63)
  Unrealized Appreciation on Securities . . . . . .       (368)              (571)
  Other . . . . . . . . . . . . . . . . . . . . . .        (41)              (145)
                                                          ____              _____
    Total Deferred Tax Liabilities. . . . . . . . .       (755)            (1,128)
                                                           ___              _____
Valuation Allowance . . . . . . . . . . . . . . . .        (48)               (48)
                                                           ___              _____
  Net Deferred Tax Asset. . . . . . . . . . . . . .       $893               $850
                                                           ===              =====

  The Company's subsidiary, German American Holdings Corporation, Inc., has $688 of federal tax net operating loss carryforwards expiring in the following amounts:


Year           Amount         Year           Amount         Year           Amount
1997           $42            2000           $135           2007            $58
1998            80            2001            129           2008              4
1999           135            2002            105

NOTE 11 - Per Share Data

       In October 1995 and 1996, the Board of Directors declared a
5 percent stock dividend.   In lieu of issuing fractional shares,
the Company purchased from shareholders their fractional interest in both instances. Earnings and dividend per share amounts have been retroactively computed as though these additionally issued shares had been outstanding for all periods presented. The weighted average number of shares used in calculating earnings and dividends per share amounts were 1,920,053, 1,916,482, and 1,915,900 for 1996, 1995, and 1994, respectively. Stock Options (see Note 9) are not materially dilutive and have been excluded from weighted average shares.

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 12 - Lease Commitments

       The total rental expense for all leases for the years ended December 31, 1996, 1995, and 1994 was $83, $73, and $67,
respectively, including amounts paid under short-term cancelable leases.


       At December 31, 1996, the German American Bank and First State Bank subleased space for three branch banking facilities from a company controlled by a director and principal shareholder of the Company. The subleases expire in 2000 and 2001 with various renewal options provided. Aggregate annual rental payments to this Director's company totaled $38 for 1996. Exercise of the Bank's sublease renewal options are contingent upon the Director's company renewing its primary leases.

       The following is a schedule of future minimum lease payments:

Years Ending December 31:

                                                        Premises      Equipment      Total
                                                        ________      _________     ______
  1997. . . . . . . . . . . . . . . . . . . . . .         $63             $8           $71
  1998. . . . . . . . . . . . . . . . . . . . . .          63              1            64
  1999. . . . . . . . . . . . . . . . . . . . . .          62            ---            62
  2000. . . . . . . . . . . . . . . . . . . . . .          56            ---            56
  2001. . . . . . . . . . . . . . . . . . . . . .          33            ---            33
                                                          ___            ___           ___
     Total. . . . . . . . . . . . . . . . . . . .        $277             $9          $286
                                                          ===            ===           ===

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

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 13 - Commitments and Off-balance Sheet Items (Continued)

                                                                    1996               1995
                                                                    ____               ____
Commitments to Fund Loans
  Home Equity . . . . . . . . . . . . . . . . . . . . . . .       $6,116             $5,760
  Credit Card Lines . . . . . . . . . . . . . . . . . . . .        3,277              3,287
  Commercial Real Estate Commitments. . . . . . . . . . . .          ---              1,516
  Commercial Operating Lines. . . . . . . . . . . . . . . .       18,203             22,913
                                                                  ______             ______
      Total Commitments to Fund Loans . . . . . . . . . . .      $27,596            $33,476
                                                                  ======             ======

Standby Letters of Credit . . . . . . . . . . . . . . . . .       $1,671             $3,110

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

       During 1996, the Company self-insured employee health benefits for all affiliates. Stop loss insurance covers losses exceeding $35 per covered individual and approximately $392 in the aggregate. Management's policy is to establish a reserve for claims not submitted by a charge to earnings based on prior
experience.   Charges to earnings  were $326 and $269 for 1996
and 1995, respectively. The charge to earnings for 1994 was $230, but did not include First State Bank.

       At December 31, 1996, the affiliate banks were required to have $1,946 on deposit with the Federal Reserve or as cash on hand. These reserves do not earn interest.

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)


NOTE 14 - Non-cash Investing Activities

                                                         1996              1995              1994
                                                         ____              ____              ____
Loans Transferred to Other Real Estate. . . . . . .       $25               $149             $122
Securities Transferred to Available-for-Sale. . . .         0             35,943           35,132

       The data above should be read in conjunction with the Consolidated Statements of Cash Flows. In 1994, $32,732 of Securities were transferred to Available-for-Sale upon adoption of FAS 115, and $2,400 of Securities were transferred to Available-for-Sale upon acquisition of The Otwell State Bank. During December 1995, Securities were transferred from Held-to-Maturity to Available-for-Sale in accordance with the Financial Accounting Standards Board Special Report on Implementation of FAS 115.


NOTE 15 - Parent Company Financial Statements

       The condensed financial statements of German American
Bancorp as of December 31, 1996 and 1995, and for each of the three years ended December 31, 1996, 1995, and 1994 are as follows:

                                    CONDENSED BALANCE SHEETS
                                   December 31, 1996 AND 1995

                                                                           1996             1995
                                                                           ____             ____
 ASSETS
  Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $323            $409
  Securities Available-for-Sale, at Market. . . . . . . . . . . . . .       1,783             ---
  Investment in Subsidiary Banks and Bank Holding Company . . . . . .      36,112          35,833
  Investment in GAB Mortgage Corp . . . . . . . . . . . . . . . . . .         278             274
  Furniture and Equipment . . . . . . . . . . . . . . . . . . . . . .         785             313
  Other Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . .         247             204
                                                                           ______          ______
     Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . .     $39,528         $37,033
                                                                           ======          ======
LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $     187      $       77
                                                                           ______          ______
SHAREHOLDERS' EQUITY
  Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .      19,238          18,250
  Additional Paid-in Capital. . . . . . . . . . . . . . . . . . . . .       8,098           5,449
  Retained Earnings . . . . . . . . . . . . . . . . . . . . . . . . .      11,430          12,398
  Unrealized Appreciation on Securities Available-for-Sale. . . . . .         575             859
                                                                           ______          ______
     Total Shareholders' Equity . . . . . . . . . . . . . . . . . . .      39,341          36,956
                                                                           ______          ______
     Total Liabilities and Shareholders' Equity . . . . . . . . . . .     $39,528         $37,033
                                                                           ======          ======

                         Notes to the Consolidated Financial Statements
                                           (Continued)
                                (dollar references in thousands)

NOTE 15 -- Parent Company Financial Statements (Continued)

                                 CONDENSED STATEMENTS OF INCOME
                      For the years ended December 31, 1996, 1995, and 1994

                                                                  1996         1995       1994
                                                                  ____         ____       ____
INCOME
  Dividends from Subsidiary Banks . . . . . . . . . . . . . .    $5,106       $2,511    $4,754
  Interest Income . . . . . . . . . . . . . . . . . . . . . .       109           18        44
  Fee Income. . . . . . . . . . . . . . . . . . . . . . . . .       374          178       ---
                                                                  ______       _____     ______
     Total Income . . . . . . . . . . . . . . . . . . . . . .     5,589        2,707     4,798
                                                                  ______       _____     ______
EXPENSES
  Salaries and Benefits . . . . . . . . . . . . . . . . . . .     1,330          922       533
  Professional Fees . . . . . . . . . . . . . . . . . . . . .       254           95       157
  Occupancy and Equipment Expense . . . . . . . . . . . . . .       257          130         2
  Other Expenses. . . . . . . . . . . . . . . . . . . . . . .       174          104        24
                                                                  ______       _____     ______
     Total Expenses . . . . . . . . . . . . . . . . . . . . .     2,015        1,251       716
                                                                  ______       _____     ______
INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED INCOME OF SUBSIDIARIES. . . . . . . . . . . .     3,574        1,456     4,082
Income Tax Benefit. . . . . . . . . . . . . . . . . . . . . .       556          415       286
                                                                  ______       _____     ______
INCOME BEFORE EQUITY IN UNDISTRIBUTED
  INCOME OF SUBSIDIARIES. . . . . . . . . . . . . . . . . . .     4,130        1,871     4,368
Equity in Undistributed Income of Subsidiaries. . . . . . . .       (65)       2,147      (894)
                                                                  ______       _____     _____
NET INCOME. . . . . . . . . . . . . . . . . . . . . . . . . .    $4,065       $4,018    $3,474
                                                                  =====        =====    ======


                               CONDENSED STATEMENTS OF CASH FLOWS
                      For the years ended December 31, 1996, 1995, and 1994

                                                                  1996         1995       1994
                                                                  ____         ____       ____
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income. . . . . . . . . . . . . . . . . . . . . . . . . .     $4,065      $4,018    $3,474
  Adjustments to Reconcile Net Income to Net Cash from
     Operations Amortization on Securities. . . . . . . . . .         32         ---       ---
     Depreciation . . . . . . . . . . . . . . . . . . . . . .        117          65         2
     Change in Other Assets . . . . . . . . . . . . . . . . .        (43)        (74)     (110)
     Change in Other Liabilities. . . . . . . . . . . . . . .        110          73       (66)
     Equity in Undistributed Income of Subsidiaries . . . . .         65      (2,147)      894
                                                                   _____       _____     _____
       Total Adjustments. . . . . . . . . . . . . . . . . . .        281      (2,083)      720
                                                                   _____       _____     _____
     Net Cash from Operating Activities . . . . . . . . . . .      4,346       1,935     4,194
                                                                   _____       _____     _____
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in Subsidiaries. . . . . . . . . . . . . . . . .        ---         ---    (3,818)
  Capital Contribution to First State Bank. . . . . . . . . .       (632)        ---        ---
  Advances made to Subsidiaries . . . . . . . . . . . . . . .        ---         ---    (1,000)
  Repayment of Advances by Subsidiaries . . . . . . . . . . .        ---         ---     2,100
  Purchase of Securities Available-for-Sale . . . . . . . . .     (1,815)        ---        ---
  Property and Equipment Expenditures . . . . . . . . . . . .       (589)       (362)      (18)
                                                                   _____       _____     _____
     Net Cash from Investing Activities . . . . . . . . . . .     (3,036)       (362)   (2,736)
                                                                   _____       _____     _____
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends Paid. . . . . . . . . . . . . . . . . . . . . . .     (1,518)     (1,392)   (1,232)
  Exercise of Stock Options . . . . . . . . . . . . . . . . .          7          22         2
  Purchase and Retire Common Stock. . . . . . . . . . . . . .        ---        (110)      ---
     Issuance of Common Stock Pursuant to Dividend
       Reinvestment Plan. . . . . . . . . . . . . . . . . . .        145         ---       ---
  Purchase of Interest in Fractional Shares . . . . . . . . .        (30)        (24)       (2)
                                                                   _____       _____     _____
     Net Cash from Financing Activities . . . . . . . . . . .     (1,396)     (1,504)   (1,232)
                                                                   _____       _____     _____
Net Change in Cash and Cash Equivalents . . . . . . . . . . .        (86)         69       226
  Cash and Cash Equivalents at Beginning of Year. . . . . . .        409         340       114
                                                                   _____       _____     _____
  Cash and Cash Equivalents at End of Year. . . . . . . . . .       $323        $409      $340
                                                                   =====       =====      =====


                                   Notes to the Consolidated
                                      Financial Statements
                                           (continued)
                                (dollar references in thousands)
NOTE 16 - Capital Requirements

       The Company and affiliate Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

       The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                                                   Capital to risk-     Tier 1 capital
                                                                    weighted assets    to average assets
                                                                   Total      Tier 1
Well capitalized. . . . . . . . . . . . . . . . . . . . . .         10%          6%           5%
Adequately capitalized. . . . . . . . . . . . . . . . . . .          8%          4%           4%
Undercapitalized. . . . . . . . . . . . . . . . . . . . . .          6%          3%           3%


       At year end 1996, consolidated and German American Bank actual capital levels and minimum required levels are presented below. Capital ratios for the other affiliate banks are materially consistent with consolidated capital ratios.

                                                                                      Minimum Required
                                                                                        To Be Well
                                                             Minimum Required        Capitalized Under
                                                             For Capital             Prompt Corrective
                                             Actual         Adequacy Purposes:      Action Regulations:

                                       Amount       Ratio   Amount       Ratio     Amount      Ratio
 Total Capital
  (to Risk Weighted Assets)
    Consolidated. . . . . . . . .     $40,061      15.7%     $20,411      8.0%    $25,514     10.0%
    German American Bank. . . . .     $24,183      13.6%     $14,208      8.0%    $17,759     10.0%
Tier 1 Capital
  (to Risk Weighted Assets)
    Consolidated. . . . . . . . .     $36,842      14.4%     $10,206      4.0%    $15,308      6.0%
    German American Bank. . . . .     $21,953      12.4%      $7,104      4.0%    $10,656      6.0%
Tier 1 Capital
  (to Average Assets)
    Consolidated. . . . . . . . .     $36,842       9.6%     $15,416      4.0%    $19,270      5.0%
    German American Bank. . . . .     $21,953       8.3%     $10,559      4.0%    $13,199      5.0%

The Company and all affiliate Banks at year-end 1996 were categorized as well capitalized.

                         Notes to the Consolidated Financial Statements
                                           (continued)
                                (dollar references in thousands)

NOTE 17 - Business Combinations

       On April 1, 1994, the Company acquired all of the outstanding shares of The Otwell State Bank of Otwell, Indiana in exchange for 113,286 shares of German American Bancorp common stock. The Otwell State Bank was subsequently merged into Community Trust Bank. Fractional interests were paid in cash of $2. The transaction was accounted for as a pooling of interests.

       On October 28, 1994, the Company acquired three Indiana branches of Regional Federal Savings Bank. The Huntingburg branch site was subsequently combined into an existing branch of the German American Bank in Huntingburg, while the other two sites in Tell City and Rockport were combined into a newly-formed commercial bank known as First State Bank, Southwest Indiana.
The fair value of assets acquired was $16,048, the fair value of liabilities assumed was $24,982, and the Company received $8,934 of cash at settlement. Goodwill associated with this purchase was $1,353 while core deposit intangible was $317.

       On March 4, 1997, the Company acquired Peoples Bancorp of Washington, Indiana and its wholly owned subsidiary, Peoples National Bank and Trust Company, in a pooling of interests. Pursuant to the merger, the Company issued 615,417 common shares. The following summary financial information includes pro forma information as if the acquisition had occurred at the beginning of 1996.


                                              German
                                             American               Peoples            Pro forma
                                              Bancorp               Bancorp            Combined
Total Assets. . . . . . . . . . . . . .      $397,506              $91,937              $489,443
Shareholders' Equity. . . . . . . . . .        39,341                9,452                48,793
Net Interest Income . . . . . . . . . .        14,675                4,003                18,678
Net Income. . . . . . . . . . . . . . .         4,065                  829                 4,894
Earnings per share. . . . . . . . . . .          2.12                  ---                  1.93

NOTE 18 - Fair Values of Financial Instruments

  The following methods and assumptions were used to estimate fair values for financial instruments.

  For cash, short-term investments, short-term borrowings and accrued interest, the carrying amount is a reasonable estimate of fair value. The carrying value of commitments to extend credit and standby letters of credit, which is zero, is also a reasonable estimation of fair value. These instruments are generally short-term or variable rate with minimal fees charged.

                         Notes to the Consolidated Financial Statements
                                           (continued)
                                (dollar references in thousands)

NOTE 18 - Fair Values of Financial Instruments (Continued)


       In the case of securities, the fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

       The fair value of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the remaining maturities.

       The fair value of demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand at the reporting date. The fair value of fixed-maturity time deposits is estimated using the rates currently offered on deposits of similar remaining maturities.



                                                        DECEMBER 31, 1996             DECEMBER 31, 1995

                                                      CARRYING         FAIR         CARRYING      FAIR
                                                        VALUE          VALUE          VALUE       VALUE
 Financial Assets:

   Cash and Short-term Investments. . . . . . . .     $35,285        $35,285        $34,797      $34,797
   Securities Available-for-Sale. . . . . . . . .      85,708         85,708         78,908       78,908
   Securities Held-to-Maturity. . . . . . . . . .      15,667         16,270         10,607       11,237
   Loans, net . . . . . . . . . . . . . . . . . .     241,995        241,713        224,657      223,949
   Accrued Interest Receivable. . . . . . . . . .       3,641          3,641          3,367        3,367

Financial Liabilities:

   Deposits . . . . . . . . . . . . . . . . . . .   (352,749)      (354,956)      (327,579)     (329,840)
   Short-term Borrowings. . . . . . . . . . . . .     (2,127)        (2,127)            ---           ---
   Accrued Interest Payable . . . . . . . . . . .     (2,047)        (2,047)        (1,972)       (1,972)

Unrecognized Financial Instruments

   Commitments to extend Credit . . . . . . . . .        ---             ---            ---           ---
   Standby Letters of Credit. . . . . . . . . . .        ---             ---            ---           ---


NOTE 19 - Pending Accounting Changes

       Financial Accounting Standard No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the financial statements is not expected to be material.

Board of Directors and Shareholders
German American Bancorp
Jasper, Indiana


       We have audited the accompanying consolidated balance sheets of German American Bancorp as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

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

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of German American Bancorp as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


Indianapolis, Indiana
January 30, 1997, except for
Note 17, as to which the
date is March 4, 1997
                                             /s/ Crowe, Chizek and Company LLP
                                             Crowe, Chizek and Company LLP