Form 10-K405, Exhibit 13
period 1997-12-31
GERMAN AMERICAN BANCORP
filed 1998-03-31
CIK 714395

EXHIBIT 13.1
--------------------------------------------------------------------------------
         Market and Dividend Information for
         German American Bancorp Common Stock
--------------------------------------------------------------------------------


                         MARKET AND DIVIDEND INFORMATION

    The following table sets forth: (a) the high and low closing prices for the Company's common stock as reported by NASDAQ by quarter for 1997 and 1996; and,
(b) dividends declared per share on the Company's common stock (not retroactively restated for pooling of interests transactions) by quarter during 1997 and 1996. All per share information has been retroactively restated for all stock dividends and stock splits.



                                    1997                                                                  1996
                                    ----                                                                  ----
                      High           Low       Dividend                                    High           Low       Dividend
                      ----           ---       --------                                    -----          ---        -------
First Quarter        $19.25        $18.25         $.10                 First Quarter      $15.36        $13.60         $.09
Second Quarter       $20.00        $18.25         $.11                 Second Quarter     $16.10        $14.51         $.10
Third Quarter        $22.75        $19.50         $.11                 Third Quarter      $17.00        $15.30         $.10
Fourth Quarter       $33.57        $21.43         $.11                 Fourth Quarter     $18.33        $16.55         $.10
                                                  ----                                                                 ----
                                                  $.43                                                                 $.39
                                                  ====                                                                 ====


     The Common Stock was held of record by approximately 2,083 shareholders at March 5, 1998.

     Funds for payment by the Company of cash dividends are expected to be obtained from dividends received by the Company from its subsidiaries. The Company presently intends to follow its historical policy as to the amount, timing and frequency of the payment of dividends. In addition, the Company's Board of Directors presently intends to consider declaring and issuing a stock dividend of 5% on an annual basis. The declaration and payment of future dividends, however, will depend upon the earnings and financial condition of the Company and its subsidiaries, general economic conditions, compliance with regulatory requirements, and other factors.




THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT (FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION), WITHOUT EXHIBITS, FREE OF CHARGE TO ANY SHAREHOLDER, UPON WRITTEN REQUEST. SUCH WRITTEN REQUESTS SHOULD BE MADE TO JOHN
M. GUTGSELL, CONTROLLER, GERMAN AMERICAN BANCORP, 711 MAIN STREET, JASPER, INDIANA 47546.