Form 10-K405, Exhibit 13
period 1997-12-31
GERMAN AMERICAN BANCORP
filed 1998-03-31
CIK 714395

EXHIBIT 13.2
--------------------------------------------------------------------------------
   Five Year Summary of Consolidated Financial Statements and Related Statistics (dollars in thousands, except per share data)
--------------------------------------------------------------------------------

The following selected data have been taken from the Company's consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this annual report.


                                                      1997            1996           1995          1994         1993
                                                      ----            -----          ----          ----         ----
Summary of Operations:
Interest and Fees on Loans                          $29,350         $27,846        $26,197        $21,545     $20,238
Interest on Investments                               8,118           7,515          7,619          6,378       7,133
                                                      -----           -----          -----          -----       -----
    Total Interest Income                            37,468          35,361         33,816         27,923      27,371
                                                     ------          ------         ------         ------      ------
Interest on Deposits                                 17,221          16,179         15,150         11,599      12,278
Interest on Borrowings                                  300             504            798            420         172
                                                        ---             ---            ---            ---         ---
    Total Interest Expense                           17,521          16,683         15,948         12,019      12,450
                                                     ------          ------         ------         ------      ------
Net Interest Income                                  19,947          18,678         17,868         15,904      14,921
Provision for Loan Losses                              (408)            210             49            687         797
                                                       ----             ---             --            ---         ---
Net Interest Income after Provision for
    Loan Losses                                      20,355          18,468         17,819         15,217       14,124
Noninterest Income                                    2,487           2,227          1,764          1,933        1,836
Noninterest Expenses                                 13,668          13,288         12,418         10,910       10,874
                                                     ------          ------         ------         ------       ------
Income Before Income Taxes and
    Cumulative Effect of Change in
      Accounting for Income Taxes                     9,174           7,407          7,165          6,240       5,086
Income Tax Expense                                    3,035           2,513          2,323          1,958       1,642
                                                      -----           -----          -----          -----       -----
Income Before Cumulative Effect of
    Change in Accounting for  Taxes                   6,139           4,894          4,842          4,282       3,444
Cumulative Effect of Change in
    Accounting for Income Taxes                         ---             ---            ---            ---         218
                                                        ---             ---            ---            ---         ---
Net Income                                           $6,139          $4,894         $4,842         $4,282      $3,662
=====================================================================================================================

Year-end Balances:
Total Assets                                       $498,831        $489,443       $458,604       $432,939    $412,203
Total Loans, Net                                    324,214         306,754        282,457        270,981     243,766
Total Long-term Debt                                    ---           1,000          1,000          1,000       1,000
Total Deposits                                      433,948         422,906        395,553        369,180     353,056
Total Shareholders' Equity                           53,332          48,793         45,788         40,779      38,880
=====================================================================================================================

Per Share Data (1):
Income Before Cumulative Effect of
    Change in Accounting for
      Income Taxes                                    $1.15           $0.92          $0.91          $0.80       $0.65
Net Income                                             1.15            0.92           0.91           0.80        0.69
Cash Dividends (2)                                     0.43            0.39           0.36           0.32        0.29
Book Value, End of Year                                9.97            9.14           8.59           7.65        7.29
=====================================================================================================================

Other Data at Year-end:
Number of Shareholders                                2,083           1,981          1,910          1,863       1,878
Number of Employees                                     216             218            213            203         188
Weighted Average Number of Shares(1)              5,343,727       5,335,316      5,331,745      5,331,163   5,331,157

(1) Share and Per share data has been retroactively adjusted to give effect for stock dividends and stock splits and excludes the dilutive effect of stock options.
(2) Cash dividends represent historical dividends declared per share without retroactive restatement for poolings.