Form 10-K405, Exhibit 13
period 1997-12-31
GERMAN AMERICAN BANCORP
filed 1998-03-31
CIK 714395

EXHIBIT 13.3
--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition
         and Results of Operations
--------------------------------------------------------------------------------

The following table summarizes net interest income (on a taxable-equivalent basis) for each of the past three years. For taxable-equivalent adjustments, an effective tax rate of 34% was used for all years presented (1).

                                                          Average Balance Sheet
                                           (Taxable-equivalent basis / dollars in thousands)

                                          Twelve Months Ended          Twelve Months Ended          Twelve Months Ended
                                           December 31, 1997            December 31, 1996            December 31, 1995
                                           -----------------            -----------------            -----------------

                                      Principal  Income/  Yield /     Principal  Income/  Yield /    Principal  Income/  Yield/
                                       Balance  Expense    Rate        Balance  Expense    Rate       Balance   Expense   Rate
                                       -------  -------    ----        -------  -------    ----       -------   -------   ----
ASSETS
Short-term Investments:
   Interest-bearing Balances
     with Banks                          $726     $41    5.65%           $989     $53    5.36%         $1,124      $55    4.89%
    Federal Funds Sold and Securities
     Purchased under Agreements
     to Resell                          9,903     550    5.55%         11,589     611    5.27%         13,467      783    5.81%
   Other Short-term Investments           320      17    5.31%          2,115     114    5.39%         11,247      679    6.04%

Securities:
   Taxable                             83,751   5,320    6.35%         81,221   4,788    5.90%         77,078    4,400    5.71%
   Non-taxable                         38,072   3,319    8.72%         33,791   2,953    8.74%         27,628    2,579    9.33%
Total Loans and Leases (2)            322,536  29,417    9.12%        306,296  27,947    9.12%        285,154   26,290    9.22%
                                      -------  ------                 -------  ------                 -------   ------
TOTAL INTEREST
   EARNING ASSETS                    455,308  38,664    8.49%        436,001  36,466    8.36%         415,698   34,786    8.37%
                                     -------  ------                 -------  ------                  -------   ------

Cash and Due from Banks               16,051                          15,602                           14,185
Premises, Furniture &
   Equipment                          12,088                          11,386                           11,262
Other Assets                          10,038                           9,768                            9,644
Less: Allowance for Loan Losses       (6,382)                         (6,948)                          (6,749)
                                      ------                          ------                           ------
TOTAL ASSETS                        $487,103                        $465,809                         $444,040
                                    ========                        ========                         ========
LIABILITIES AND
   SHAREHOLDERS' EQUITY
Savings and Interest-bearing
   Demand Deposits                  $126,861   3,476    2.74%       $126,593   3,375    2.67%       $120,603    3,361    2.79%
Time Deposits                        251,044  13,745    5.48%        232,729  12,804    5.50%        222,779   11,789    5.29%
Short-term Borrowings                  6,624     291    4.39%          8,635     404    4.68%         12,059      671    5.56%
Long-term Debt                           115       9    7.83%          1,851     100    5.40%          2,137      127    5.94%
                                         ---       -                   -----     ---                   -----      ---
TOTAL INTEREST-BEARING
   LIABILITIES                       384,644  17,521    4.56%        369,808  16,683    4.51%        357,578   15,948    4.46%
                                     -------  ------                 -------  ------                 -------   ------

Demand Deposit Accounts               47,335                          45,242                          40,200
Other Liabilities                      4,514                           3,853                           3,499
                                       -----                           -----                           -----
TOTAL LIABILITIES                    436,493                         418,903                         401,277
                                     -------                         -------                         -------

Shareholders' Equity                  50,610                          46,906                          42,763
                                      ------                          ------                          ------

TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY             $487,103                        $465,809                        $444,040
                                    ========                        ========                        ========
NET INTEREST INCOME                  $21,143                         $19,783                         $18,838
                                      ======                         =======                         =======
NET INTEREST MARGIN                                    4.64%                            4.54%                            4.53%

(1) Effective tax rates were determined as though interest earned on the Company's investments in municipal bonds and loans was fully taxable.
(2) Non-accruing loans have been included in average loans. Interest income on loans includes loan fees of $458, $516, and $339 for 1997, 1996, and 1995, respectively.

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------

INTERIM FINANCIAL DATA (Table 1, Unaudited - dollars in thousands except per share data)



                                                                  For the three months ended
                                                                  --------------------------
                                                               December          September           June          March
                                                                  31                30                30             31
                                                               --------          ---------           ----          ------
1997:
Interest Income                                              $9,530              $9,511            $9,338         $9,089
Interest Expense                                              4,519               4,427             4,314          4,261
                                                              -----               -----             -----          -----
   Net Interest Income                                        5,011               5,084             5,024          4,828
Provision for Loan Losses                                        68                  67             (682)            139
Noninterest Income                                              595                 696               650            546
Noninterest Expense                                           3,446               3,375             3,529          3,318
                                                              -----               -----             -----          -----
   Income before Income Taxes                                 2,092               2,338             2,827          1,917
Income Tax Expense                                              640                 775               977            643
                                                                ---                 ---               ---            ---

     Net Income                                              $1,452              $1,563            $1,850         $1,274
                                                             ======              ======            ======         ======

Earnings per Share(1)                                         $0.27               $0.29             $0.35          $0.24
                                                              =====               =====             =====          =====

Weighted Average Shares(1)                                5,348,367           5,343,787         5,341,545      5,341,130
                                                          =========           =========         =========      =========

1996:
Interest Income                                              $9,098              $8,872            $8,741         $8,650
Interest Expense                                              4,298               4,236             4,095          4,054
                                                              -----               -----             -----          -----
   Net Interest Income                                        4,800               4,636             4,646          4,596
Provision for Loan Losses                                        27                  80                80             23
Noninterest Income                                              674                 533               558            462
Noninterest Expense                                           3,549               3,441             3,209          3,089
                                                              -----               -----             -----          -----
   Income before Income Taxes                                 1,898               1,648             1,915          1,946
Income Tax Expense                                              743                 519               625            626
                                                                ---                 ---               ---            ---

     Net Income                                              $1,155              $1,129            $1,290         $1,320
                                                             ======              ======            ======         ======

Earnings per Share(1)                                         $0.22               $0.21             $0.24          $0.25
                                                              =====               =====             =====          =====

Weighted Average Shares(1)                                5,338,167           5,336,143         5,333,564      5,333,351
                                                          =========           =========         =========      =========


(1) Share and Per share data has been retroactively adjusted to give effect for stock dividends and stock splits and excludes the dilutive effect of stock options.

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition
         and Results of Operations  (continued)
--------------------------------------------------------------------------------


INTRODUCTION AND OVERVIEW
German American Bancorp ("the Company") is a multi-bank holding company based in Jasper, Indiana. Its four affiliate banks conduct business in 20 offices in the six contiguous counties of Dubois, Daviess, Martin, Pike, Perry and Spencer Counties in Southwestern Indiana. The banks provide a wide range of financial services, including accepting deposits; making commercial and consumer loans; originating, marketing, and servicing mortgage loans; issuing credit life, accident and health insurance; providing trust services for personal and corporate customers; providing safe deposit facilities; and, providing investment advisory and brokerage services.

The information in this Management's Discussion and Analysis is presented as an analysis of the major components of the Company's operations for the years 1995 through 1997 and financial condition as of December 31, 1997 and 1996. The information should be used in conjunction with accompanying consolidated financial statements and footnotes contained elsewhere in this report, and has been restated to reflect the merger with People's Bancorp of Washington, which was accounted for as a pooling of interests. See the discussion below and Note 18 to the consolidated financial statements for further information on mergers and acquisitions.

MERGERS AND ACQUISITIONS
The Company signed a definitive agreement in December 1997 providing for a merger of a Company subsidiary with CSB Bancorp ("CSB"), which operates the Citizens State Bank of Petersburg, Indiana. Under terms of the agreement, the Company will issue to CSB shareholders between 928,572 and 1,137,500 shares of the Company's Common Stock, as adjusted for the two for one stock split declared in October 1997. The shares issued are subject to further anti-dilution adjustments in the event of any future stock dividends, splits and the like. The number of shares to be issued is dependent upon the Company's average common stock price during a period prior to the date of the merger closing. The Company expects to account for the transaction as a pooling of interests, and based on recent stock quotations, expects to issue the minimum number of shares required. The proposed merger is subject to approval by shareholders of CSB, bank regulatory agencies, and other conditions. The parties contemplate that the merger will be effective in the second quarter of 1998.

The Company also signed a definitive agreement in January 1998 providing for a merger of a Company subsidiary with FSB Financial Corporation ("FSB"), which operates the FSB Bank in Princeton and Francisco, Indiana. Under terms of the agreement, the Company will issue to shareholders of FSB shares of Company Common Stock with market value equal to 150% of the sum of FSB's shareholders' equity. The market value of the shares issued will be based upon FSB shareholder equity as of the end of the month immediately preceding the closing date, subject to certain adjustments described in the definitive agreement. The Company expects to account for the transaction as a pooling of interests and, based on recent stock quotations, expects to issue approximately 71,678 shares. The proposed merger is subject to approval by shareholders of FSB, bank regulatory agencies, and other conditions. The parties contemplate that the merger will be effective in the second quarter of 1998.

Concurrent with the execution of these proposed transactions, the Company intends to merge both FSB Bank and an existing affiliate, Community Trust Bank, into the Citizens State Bank name and charter, creating a $130 million financial institution to better serve the Pike and Gibson County area markets.

On March 4, 1997 the Company completed a merger with Peoples Bancorp of Washington, Washington, Indiana, parent company of The Peoples National Bank and Trust Company of Washington (collectively, "Peoples") in which the Company issued 615,285 shares for all the outstanding shares of Peoples. Concurrent with this transaction, The Union Bank, the Company's affiliate bank in Loogootee, Indiana, combined with Peoples under the Peoples name and charter, creating a $150 million financial institution serving the Daviess and Martin County area markets.

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------


The Company plans to continue to aggressively pursue merger and acquisition opportunities as they become available. The Company's management believes that community banks and other financial institutions located in the Company's general geographic area will find the concept of the Company's localized community bank holding company an attractive alternative to merging with other larger regional multi-bank holding companies.

The Company's approach offers these institutions the competitive advantages of operational efficiencies gained through the ability to spread fixed operating costs over a larger asset base, without the loss of flexibility and independence generally associated with affiliation with the larger regional multi-bank holding companies. Through the Company, these institutions can retain ownership control within a group of shareholders who reside in their general market areas and who support the banks' commitment to their local communities. Because of this belief, the Company's management anticipates that additional mergers and acquisitions with like-minded institutions may occur in future years.


                              RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

NET INCOME
Net income for 1997 increased 25% to $6,139,000 or $1.15 per share from 1996. The improvement in 1997 earnings primarily resulted from an increase in net interest income and a negative provision for loan losses. See management's discussion in the sections below for further information.

Net Income in 1996 was $4,894,000 or $0.92 per share, versus $4,842,000 or $0.91 per share in 1995. Changes in 1996 earnings from the prior year were increases in net interest income, investment services income and service charges on deposit accounts, offset by increases in the provision for loan losses and professional fees. The bulk of the 1996 increase in professional fees was related to the Company's merger and acquisition activities.

The record level of net income in 1997 generated a return on average assets of 1.26%, and a return on average equity of 12.13%. Both were significant improvements over prior years. Return on assets was 1.05% and 1.09% in 1996 and 1995, respectively. Return on equity for the same periods was 10.43% and 11.32%, respectively.

NET INTEREST INCOME
Net interest income is the Company's single largest source of earnings, and represents the difference between interest and fees realized on earning assets, less interest paid on deposits and other borrowed funds. Net interest margin is this difference expressed as a percentage of average earning assets. Several factors contribute to the determination of net interest income, including the volume and mix of earning assets, interest rates, and income taxes. Many of the factors affecting net interest income are subject to control by management policies and actions. Factors beyond the control of management include the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax laws.

Net interest income of $21,143,000 for 1997 increased 6.9% on a taxable-equivalent basis over 1996 results of $19,783,000. This followed a 5.0% increase in 1996 over the $18,838,000 reported for 1995. A significant portion of the increase in both years resulted from growth in average loans, and improved yields on investment securities. Growth in earning assets was primarily funded by an increase in interest-bearing deposits, while improvements in yield were somewhat offset by a shift of short-term borrowings to higher rate time deposits.

Net interest margin for 1997 improved 10 basis points, to 4.64% from 1996. Overall yield on earning assets increased 13 basis points, while the rate on interest-bearing liabilities rose only 5 basis points. Overall yield and net interest margin were relatively unchanged in 1996 from 1995. See the discussion headed INTEREST RATE RISK MANAGEMENT for an explanation of the Company's interest rate sensitivity position.

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition
         and Results of Operations  (continued)
--------------------------------------------------------------------------------


PROVISION FOR LOAN LOSSES
The Company provides for future loan losses through regular provisions to the allowance for loan losses. These provisions are made at a level deemed necessary by management to absorb estimated losses in the loan portfolio. A detailed evaluation of the adequacy of this loan loss reserve is completed quarterly by management.

The Company booked a negative provision for loan losses of $(408,000) in 1997. The consolidated provision for loan losses was $210,000 in 1996 and $49,000 in 1995. Provisions in all years presented were significantly impacted by negative provisions for loan losses at the Union banking division of Peoples, totaling $750,000 in 1997, $110,000 in 1996 and $475,000 in 1995. These negative provisions were due to collections of previous years' charged-off loans, combined with management's determination that certain specific reserve allocations were no longer necessary due to performance of the related loans. Based on management's evaluation of the adequacy of the reserve, a negative provision was recorded in 1997 to eliminate excess reserves created by these loan recoveries and reduced specific reserve allocations.

The provision for loan losses to be recorded in future years will be subject to adjustment based on results of on-going evaluations of the adequacy of the allowance for loan losses. The section entitled LENDING AND LOAN ADMINISTRATION expands this discussion further.

NONINTEREST INCOME
The primary sources of noninterest income are income from fiduciary activities (trust fees), service charges on deposit accounts, and investment services income. Exclusive of net gains on the sale of investment securities, loans and other real estate, noninterest income increased 17.6% and 22.8%, to $2,468,000 and $2,099,000 in 1997 and 1996, respectively, over previous years results.

An analysis of noninterest income is presented in Table 2. Trust fees rose $97,000 in 1997 to $307,000 after an increase of only $3,000 in 1996. Service charges on deposit accounts increased 17.3% and 27.4% in 1997 and 1996, respectively. This was due to an increase in billable transactions and revisions to the Company's pricing structure in the latter portion of 1996, which was based on a market review.

Investment services income is generated through a full service brokerage operation which is available at several of the Company's affiliate banks. The level of earnings generated through this operation is directly tied to customer utilization and acceptance of the investment products offered. Brokerage income increased $53,000 in 1997 following an increase of $196,000 in 1996. The Company intends to expand the availability of investment services, as feasible, throughout its affiliate banks.



NONINTEREST INCOME (Table 2, dollars in thousands)
                                                                                                       % Change From
                                                                                                         Prior Year
                                                                                                       -------------
                                                              1997          1996         1995         1997        1996
                                                              ----          ----         ----         ----        ----
Income from Fiduciary Activities                              $307          $210         $207         46.2%        1.4%
Service Charges on Deposit Accounts                          1,145           976          766         17.3        27.4
Investment Services Income                                     456           403          207         13.2        94.7
Other Income                                                   560           510          529          9.8        (3.6)
                                                               ---           ---          ---
    Subtotal                                                 2,468         2,099        1,709         17.6        22.8
Gains on Sales of Loans and Other Real Estate                   19            55           36        (65.5)       52.8
Securities Gains, net                                          ---            73           19       (100.0)      284.2
                                                               ---            --           --
    TOTAL NONINTEREST INCOME                                $2,487        $2,227       $1,764         11.7        26.2
                                                            ======        ======       ======


--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------

NONINTEREST EXPENSE
Noninterest expense is comprised of salaries and benefits, occupancy, furniture and equipment expenses, FDIC premiums, data processing fees, professional fees, advertising and promotion, and other operating expenses (see Table 3). Total noninterest expense increased 2.9% in 1997 versus 7.0% in 1996, over prior years. The Company's operational efficiency has also improved. As a percentage of average total assets, total noninterest expense was 2.81% in 1997, 2.85% in 1996 and 2.80% in 1995. The Company's efficiency ratio was 58%, 60% and 60% in 1997, 1996 and 1995, respectively. The efficiency ratio is defined as noninterest expenses as a percentage of the total of taxable-equivalent net interest income and noninterest income.

Salaries and employee benefits comprised approximately 54% of total noninterest expense in all periods. These expenses increased 3.2% in 1997, following an 8.5% increase in 1996. A significant portion of the 1996 increase was due to growth in the Company's First State Bank affiliate and to the effects of changes beginning in mid-1995 in the Company's holding company and bank organizational structure. Although this organizational change resulted in an increased level of personnel expenses, management believes the increased management focus at both the bank and holding company has demonstrated improved operating efficiency.

Occupancy, furniture and equipment expenses decreased by $24,000 or 1.2% in 1997 after an increase of $70,000 or 3.5% in 1996. However, these expenses are expected to increase in 1998 due to a planned upgrading of computer systems throughout the organization. The Company has initiated its strategy to implement a state-of-the-art technology platform and operating systems which are expected to provide long-term benefits with regard to improved quality of customer service and control of personnel expenses.

FDIC premiums totaled $52,000 in 1997. 1996 premiums, exclusive of a one-time $157,000 Savings Association Insurance Fund ("SAIF") assessment in the third quarter, totaled $72,000. The SAIF assessment was applied to a portion of German American Bank's deposits and all of the deposits of First State Bank. Total 1996 expense of $229,000 was slightly less than half of the 1995 expense of $471,000.

Data processing fees increased 17.8% and 6.2% in 1997 and 1996, respectively. This reflects an increase in the number of accounts processed and conversion expenses at the Company's newly acquired affiliate in 1997. Through the utilization of state-of-the-art equipment and computer processing, the Company's management believes it will, over the long-term, be able to better control the level of employee related expenses, the Company's major noninterest expense category, while improving the quality of customer service provided throughout the affiliate bank system.

Professional fees increased in 1997 by $38,000 or 4.7% following a significant $558,000 increase in 1996 over the 1995 total of $247,000. The 1997 increase included a $200,000 reserve for legal fees made in connection with an unasserted potential claim. Absent this special reserve, professional fees would have declined. These variations are largely due to merger related professional fees. While it is not possible to predict the level of future acquisition activity and the resulting level of costs associated thereto, management intends to continue to pursue acquisition opportunities, and therefore, increased and continued costs will be likely in future years.

Advertising and promotion expenses totaled $536,000 in 1997, $451,000 in 1996 and $419,000 in 1995, representing approximately 0.1% of average total assets in each year. Increases in recent years were impacted by implementation of a corporate identity program at existing and new affiliates. Implementation of this program is substantially complete.

Other operating expenses increased $156,000 in 1997 and decreased $134,000 in 1996. These fluctuations were also impacted by the corporate identity program in the areas of supplies and other charges and by increases in postage, telephone and other service and volume related expenses. Other operating expenses also include the amortization of goodwill and core deposit intangibles, totaling $216,000, $231,000 and $112,000 in 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition
         and Results of Operations  (continued)
--------------------------------------------------------------------------------


NONINTEREST EXPENSE (Table 3, dollars in thousands)
                                                                                                       % Change From
                                                                                                         Prior Year
                                                                                                       --------------
                                                              1997          1996         1995         1997        1996
                                                              ----          ----         ----         ----        ----
Salaries and Employee Benefits                              $7,391        $7,165       $6,604          3.2%        8.5%
Occupancy, Furniture and Equipment Expense                   2,042         2,066        1,996         (1.2)        3.5
FDIC Premiums                                                   52           229          471        (77.3)      (51.4)
Data Processing Fees                                           503           427          402         17.8         6.2
Professional Fees                                              843           805          247          4.7       225.9
Advertising and Promotion                                      536           451          419         18.8         7.6
Other Operating Expenses                                     2,301         2,145        2,279          7.3        (5.9)
                                                             -----         -----        -----
    TOTAL NONINTEREST EXPENSE                              $13,668       $13,288      $12,418          2.9         7.0
                                                           =======       =======      =======


PROVISION FOR INCOME TAXES
The Company records a provision for current income taxes payable, along with a provision for deferred taxes, payable in the future. Deferred taxes arise from temporary differences, items recorded for financial statement purposes in a different period than for income tax returns. The major item affecting the difference between the Company's effective tax rate recorded on its financial statements and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Other components affecting the Company's effective tax rate include state income taxes and non-deductible merger costs. Note 11 to the consolidated financial statements provides additional details relative to the Company's income tax provision. The Company's effective tax rate was 33.1%, 33.9% and 32.4%, respectively, in 1997, 1996, and 1995.


                                CAPITAL RESOURCES
--------------------------------------------------------------------------------

The Company continues to maintain a strong capital position. Shareholders' equity totaled $53,332,000 and $48,793,000 at December 31, 1997 and 1996,
respectively. This represented 10.69% and 9.97%, respectively, of total assets. The Company paid cash dividends of $2,083,000 in 1997 and $1,684,000 in 1996. Additional dividends paid in 1997 resulted from an increase in dividends per share and the issuance of additional shares in connection with the Company's Dividend Reinvestment and Stock Purchase Plan. The Company's dividend payout ratio was 34% in both 1997 and 1996 which is consistent with management's policy of retaining sufficient capital to provide for continued growth.

Federal banking regulations provide guidelines for determining the capital adequacy of bank holding companies and banks. These guidelines provide for a more narrow definition of core capital and assign a measure of risk to the various categories of assets. The Company is required to maintain minimum levels of capital in proportion to total risk-weighted assets and off-balance sheet exposures, such as loan commitments and standby letters of credit.

Tier 1, or core capital, is comprised of shareholders' equity less goodwill, core deposit intangibles, and certain deferred tax assets defined by bank regulations. Tier 2 capital is defined as the amount of the allowance for loan losses which does not exceed 1.25% of gross risk adjusted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

The minimum requirements under these standards are generally at least: (a) a 4.0% leverage ratio, which is Tier 1 capital divided by defined "total assets";
(b) 4.0% Tier 1 capital to risk-adjusted assets; and, (c) 8.0% total capital to risk-adjusted assets. Under these guidelines, the Company, on a consolidated basis, and each of its affiliate banks individually, have capital ratios that substantially exceed the regulatory minimums.

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires federal regulatory agencies to define capital tiers. These tiers are: well-capitalized, adequately capitalized, under-capitalized, significantly under-capitalized, and critically under-capitalized. Under these regulations, a well-capitalized entity must achieve a Tier 1 Risk-based capital ratio of at least 6.0%, a total capital ratio of at least 10.0%, a leverage ratio of at least 5.0%, and not be under a capital directive order. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on financial statements. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At December 31, 1997 the Company and all affiliate banks were categorized as well capitalized.

At December 31, 1997 management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Company's consolidated liquidity, capital resources or operations.

The following table presents the Company's consolidated capital ratios under regulatory guidelines:


RISK BASED CAPITAL STRUCTURE (Table 4, dollars in thousands)
                                                                                               1997             1996
                                                                                               ----             ----
Tier 1 Capital:
Shareholders' Equity as presented on Balance Sheet                                           $53,332          $48,793
Subtract: Unrealized Appreciation on Securities Available-for-Sale                             (756)            (495)
Less: Intangible Assets and Ineligible Deferred Tax Assets                                   (1,702)          (1,924)
                                                                                             ------           ------
Total Tier 1 Capital                                                                          50,874           46,374

Tier 2 Capital:
    Qualifying Allowance for Loan Loss                                                         4,219            4,028
                                                                                               -----            -----
Total Capital                                                                                $55,093          $50,402
                                                                                             =======          =======

Risk Weighted Assets                                                                        $333,796         $319,769
                                                                                            ========         ========


                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                              For Capital             Prompt Corrective
                                                      Actual              Adequacy Purposes           Action Provisions
                                                      ------              -----------------           -----------------
                                               Amount         Ratio        Amount     Ratio         Amount       Ratio
                                               ------         -----        ------     -----         ------       -----
As of December 31, 1997:
   Total Capital
     (to Risk Weighted Assets)                $55,093        16.51%       >$26,704     >8.0%       >$33,380     >10.0%
                                                                          -            -           -            -
   Tier 1 Capital
     (to Risk Weighted Assets)                $50,874        15.24%       >$13,352     >4.0%       >$20,028     > 6.0%
                                                                          -            -           -            -
   Tier 1 Capital
     (to Average Assets)                      $50,874        10.48%       >$19,416     >4.0%       >$24,270     > 5.0%
                                                                          -            -           -            -
As of December 31, 1996:
   Total Capital
     (to Risk Weighted Assets)                $50,402        15.76%       >$25,582     >8.0%       >$31,977     >10.0%
                                                                          -            -           -            -
   Tier 1 Capital
     (to Risk Weighted Assets)                $46,374        14.50%       >$12,791     >4.0%       >$19,186     > 6.0%
                                                                          -            -           -            -
   Tier 1 Capital
     (to Average Assets)                      $46,374         9.96%       >$18,632     >4.0%       >$23,290     > 5.0%
                                                                          -            -           -            -

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition
         and Results of Operations  (continued)
--------------------------------------------------------------------------------


                                SOURCES OF FUNDS
--------------------------------------------------------------------------------

The Company's primary funding source is its base of core customer deposits, such as non-interest bearing demand, regular savings and money market accounts, and certificates of deposit of less than $100,000. Other shorter term sources of funds are certificates of deposit of $100,000 or more, overnight borrowings from other financial institutions, securities sold under agreements to repurchase, short-term notes payable issued on an unsecured basis, and short-term borrowings consisting of interest-bearing demand notes issued to the U.S. Treasury.

The membership of the Company's affiliate banks in the Federal Home Loan Bank System (FHLB) provides an additional source for both long and short-term borrowings. The following pages contain a discussion of changes in these areas. Table 5 below presents changes between years in the average balances of all funding sources.


FUNDING SOURCES - AVERAGE BALANCES (Table 5, dollars in thousands)

                                                                                                    % Change From
                                                                                                      Prior Year


                                                      1997            1996           1995         1997         1996
                                                      ----            ----           ----         ----         ----
Demand                                               $47,335        $45,242        $40,200         4.6%        12.5%
Savings and Interest-bearing Checking                 87,264         93,731        95,662         (6.9)        (2.0)
Money Market Accounts                                 39,597         32,862         24,941        20.5         31.8
Other Time Deposits                                  219,321        197,794        184,517         8.1          9.9
                                                     -------        -------        -------

   Total Core Deposits                               393,517        369,629        345,320         5.0          8.5
Certificates of Deposits of $100,000 or more          31,723         34,935         38,262        (9.2)        (8.7)
Federal Funds Purchased and Securities
   Sold under Agreement to Repurchase and
   Other Short-term Borrowings                         6,624          8,635         12,059       (23.3)       (28.4)
Long-term Debt                                           115          1,851          2,137       (93.8)       (13.4)
                                                         ---          -----          -----
   Total Funding Sources                            $431,979       $415,050       $397,778         4.1          4.3
                                                    ========       ========       ========


CORE DEPOSITS
The Company's has demonstrated the ability to attract and retain core deposits, achieving 5.0% growth in 1997 and 8.5% in 1996 over prior year average balances. The Company continues to experience a shift in the composition of its deposits from savings and interest-bearing checking toward money market deposits and term certificates of deposit. This movement is largely attributable to customer reaction to the higher level of interest rates paid on these products relative to that paid on the savings and interest-bearing checking products. Total savings, interest-bearing checking and money market deposits constituted 32% of average core deposits in 1997, a decline from 34% in 1996.

Other time deposits, consisting primarily of certificates of deposits in denominations of less than $100,000 increased by 8.1% in 1997 and comprised 56% of average core deposits. This compares to a 1996 increase of 9.9%, when other time deposits were 54% of average core deposits. Non-interest bearing demand deposits increased 4.6% in 1997 and 12.5% in 1996.

Changes in the deposit mix continue to be influenced by customers' tendency to avoid commitment to longer term instruments during periods of low or declining interest rates, and their attempts to lock in rates on these instruments during periods of perceived higher rates. Changes in the mix are also subject to the increased availability of alternative investment products, seasonal and other non-economic factors.

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------

OTHER FUNDING SOURCES
Certificates of deposit in denominations of $100,000 or more are the Company's most significant source of other funding. These large denomination certificates declined in both 1997 and 1996, by 9.2% and 8.7%, respectively. These certificates comprised only 7.3% of the Company's total funding sources in 1997, down from 8.4% in 1996, and 9.6% in 1995.

The Company utilizes other short-term funding sources from time to time. These sources consist of federal funds purchased from other financial institutions on an overnight basis, secured repurchase agreements which generally mature within 30 days, short-term notes payable extended on an unsecured basis, and borrowings under U.S. Treasury demand notes. Long-term debt was in the form of FHLB advances, which are secured by a blanket pledge of certain investment securities and residential mortgage loans. These borrowings represent an important source of temporary short-term liquidity for the Company. Short-term funding sources and large denomination certificates are considered to be more subject to periodic withdrawals than are core deposits, and therefore, are generally not used as a permanent funding source for loans.


                                  USES OF FUNDS
--------------------------------------------------------------------------------

LOANS
The Company grew total loans $17,004,000 or 5.4% in 1997, after experiencing $23,658,000 or 8.2% growth in 1996. The Company's loan portfolio is well diversified with 33% of the portfolio in commercial and industrial loans, 33% in 1-4 family residential mortgages, 18% in consumer loans, and 16% in agricultural and poultry loans at December 31, 1997. The Company has achieved significant growth in residential mortgage and consumer loans since 1995 while the percentage of the portfolio associated with agriculture and poultry loans continues to decline. The Company's commercial and agricultural lending is extended to various industries, including agribusiness, manufacturing, health care services, wholesale, and retail services.

The Company's policy is generally to extend credit to consumer and commercial borrowers in its primary geographic market area in Southwestern Indiana. Generally, extensions of credit outside this market area are concentrated in commercial real estate loans granted on a selective basis, generally within a 120 mile radius of the Company's primary market. Loans outside this market area are generally further limited to loans guaranteed by either the Small Business Administration (SBA) or the Farm Service Agency (FSA).

The overall loan portfolio is diversified among a variety of borrowers; however, a significant portion of the debtors' ability to honor their contracts is dependent upon the agricultural, poultry and wood furniture manufacturing industries. Although wood furniture manufacturers employ a significant number of people in the market area, there is no concentration of credit to companies engaged in that industry. No unguaranteed concentration of credit in excess of 10% of total assets exists within any single industry group.

The composition of the loan portfolio at December 31, 1997 and 1996 is presented in further detail in Note 3 to the consolidated financial statements and in Table 6 below:

LOAN PORTFOLIO (Table 6, dollars in thousands)

                                                           1997                    1996                  1995
                                                           ----                    ----                  ----

Commercial and Industrial                               $108,388                $112,748               $101,338
Residential Mortgage Loans                               107,943                  93,713                 85,543
Consumer Loans                                            61,297                  50,200                 41,944
Agricultural and Poultry                                  53,110                  57,073                 61,251
                                                          ------                  ------                 ------
    Total Loans                                          330,738                 313,734                290,076
                                                         -------                 -------                -------
    Less:
       Unearned Income                                       269                     452                    726
    Allowance for Loan Losses                              6,255                   6,528                  6,893
                                                           -----                   -----                  -----

       Loans, net                                       $324,214                $306,754               $282,457
                                                        ========                ========               ========


--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition
         and Results of Operations  (continued)
--------------------------------------------------------------------------------


INVESTMENTS
The investment portfolio is a principal source for funding the Company's loan growth and other liquidity needs. The Company's securities portfolio consists of money market securities, obligations of the U.S. treasury and various federal agencies, municipal obligations of state and political subdivisions, corporate investments, and asset-/mortgage-backed securities issued by U.S. government agencies and other intermediaries. Money market securities include federal funds sold, interest-bearing balances with banks, and other short-term investments.

The composition of the Company's investment portfolio continues to shift from asset-/mortgage-backed investments to agency securities. This expected shift in the portfolio has primarily resulted from accelerated prepayments on these securities due to greater incidences of refinancing. The funds generated from these prepayments were primarily reinvested in callable agency securities at yields generally equal to or greater than those carried in the asset-/mortgage-backed segment of the portfolio.

The portion of the investment portfolio designated as available-for-sale provides an additional funding source for the Company's liquidity needs and for asset/liability management requirements. During 1995, the Financial Accounting Standards Board authorized a one-time window of opportunity for the transfer of securities previously classified as held-to-maturity to available-for-sale. Company management utilized this opportunity to transfer a significant portion of its securities portfolio to the available-for-sale classification. Although management may sell these securities if the need arises, their designation as available-for-sale should not be interpreted as an indication that management anticipates such sales. The carrying value of available-for-sale securities is equivalent to their market value. All other securities are carried at amortized cost due to management's intent and ability to hold these securities to maturity. Table 7 below, and Note 2 to the consolidated financial statements, contain additional information on the year-end investment portfolio balances.

INVESTMENT PORTFOLIO, Amortized Cost  (Table 7, dollars in thousands)


                                                                                December 31,
                                                       1997            %                    1996            %
                                                       ----            -                    ----            -

Federal Funds Sold and Short-term Investments          $12,000         8.9%               $22,176         15.5%
U.S. Treasury and Agency Securities                     59,295        44.0                 49,700         34.7
Obligations of State and Political Subdivisions         40,552        30.1                 37,813         26.4
Asset-/Mortgage-backed Securities                       16,363        12.2                 24,782         17.3
Corporate Securities                                     4,639         3.5                  7,268          5.1
Other Securities                                         1,764         1.3                  1,396          1.0
                                                         -----         ---                  -----          ---

    Total Securities Portfolio                        $134,613       100.0%              $143,135        100.0%
                                                      ========       =====               ========        =====


                                 RISK MANAGEMENT
--------------------------------------------------------------------------------

The Company is exposed to various types of business risk on an on-going basis. These risks include credit risk, liquidity risk and interest rate risk. Various procedures are employed at the Company's affiliate banks to monitor and mitigate risk in their loan and investment portfolios, as well as risks associated with changes in interest rates. The following is a discussion of the Company's philosophies and procedures to address these risks.

LENDING AND LOAN ADMINISTRATION
Primary responsibility and accountability for day-to-day lending activities rests with the Company's affiliate banks. Loan personnel at each bank have the authority to extend credit under guidelines approved by the bank's board of directors. Executive and board loan committees which are active at each bank serve as vehicles for communication and for the pooling of knowledge, judgment and experience of its members. These committees provide valuable input to lending personnel and act as an approval body. They also monitor the overall quality of the banks' loan portfolios.

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition
and Results of Operations  (continued)
--------------------------------------------------------------------------------

The Corporate Loan Committee, comprised of members of the Company's and affiliate banks' executive officers and board of directors, ensure a consistent application of the Company's lending policies. The Company also maintains a comprehensive loan review program for its affiliate banks. The purpose of the program is to evaluate loan administration, credit quality, loan documentation and the adequacy of the allowance for loan losses. This program includes regular reviews of problem loan reports, delinquencies and charge-offs.

The adequacy of the allowance for loan losses is also evaluated at the affiliate bank level on a quarterly basis. This evaluation is based on reviews of specific loans, changes in the type and volume of the loan portfolios given current and anticipated economic conditions, and historical loss experience. Specific reserve allocations occur when: (a) the customer's cash flow or net worth appears insufficient to repay the loan; (b) the loan has been criticized in a regulatory examination; (c) accrual of interest has been suspended; or, (d) other reasons where either the ultimate collectibility of the loan is in question, or the loan characteristics require special monitoring.

The allowance for loan losses decreased by $273,000 in 1997 and $365,000 in 1996, but remained strong at 1.89% of total loans as of December 31, 1997. As shown in Table 8 below, a significant dollar amount of the loan losses charged to the allowance in 1997 and 1996 were recovered in subsequent years. These significant recoveries, along with management's determination of allowance adequacy, influenced the level of provision for loan losses in these years. For additional information, see the discussion entitled PROVISION FOR LOAN LOSSES elsewhere in this report.

ALLOWANCE FOR LOAN LOSSES (Table 8, dollars in thousands)


                                                                   1997                   1996                1995
                                                                   ----                   ----                ----

Balance as of January 1                                          $6,528                 $6,893              $6,602
Provision for Loan Losses                                          (408)                   210                  49
Recoveries of Prior Loan Losses                                     734                    299                 637
Loan Losses Charged to the Allowance                               (599)                  (874)               (395)
                                                                   ----                   ----                ----
Balance as of December 31                                        $6,255                 $6,528              $6,893
                                                                 ======                 ======              ======


Underperforming assets consist of: (a) non-accrual loans; (b) loans which have been re-negotiated to provide for a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower;
(c) loans past due ninety (90) days or more as to principal  or  interest;  and,
(d) other real estate owned. Loans are placed on non-accrual status when scheduled principal or interest payments are past due for 90 days or more, unless the loan is well secured and in the process of collection. Loans are charged-off when they are deemed uncollectible.

Underperforming loans were 0.99% of total loans at December 31, 1997. Table 9 below presents an analysis of the Company's underperforming assets at year-end 1997, 1996 and 1995.

UNDERPERFORMING ASSETS (Table 9, dollars in thousands).

                                                                                     December 31,

                                                                   1997                   1996                 1995
                                                                   ----                   ----                 ----

Non-accrual Loans                                                  $562                 $1,370               $1,093
Past Due Loans (90 days or more)                                  2,710                  1,102                2,689
Renegotiated Loans                                                  ---                    ---                  122
                                                                    ---                    ---                  ---
    Total Underperforming Loans                                   3,272                  2,472                3,904
                                                                  -----                  -----                -----
Other Real Estate Owned                                             146                    203                  286
                                                                    ---                    ---                  ---
    Total Underperforming Assets                                 $3,418                 $2,675               $4,190
                                                                 ======                 ======               ======

Allowance for Loan Losses to
    Underperforming Loans                                       191.17%                264.08%               176.56%
Underperforming Loans to Total Loans                              0.99%                  0.79%                 1.35%
Allowance for Loan Losses to Total Loans               .          1.89%                  2.08%                 2.38%

--------------------------------------------------------------------------------
        Management's Discussion and Analysis of Supplemental Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------

INVESTMENTS AND LIQUIDITY
Liquidity needs in a banking organization arise from new loan demand, funding of existing loan commitments, and deposit withdrawals. One important objective in managing the securities portfolio is to ensure the Company has adequate liquidity for these needs. The purpose of liquidity management is to match sources of funds with anticipated customer borrowings and withdrawals and other obligations to ensure a dependable funding base. As noted in the INVESTMENTS discussion contained elsewhere in this report, management significantly increased the available-for-sale portfolio in 1995, greatly enhancing the Company's ability to quickly react to changes in liquidity needs. Failure to properly manage liquidity requirements can result in the need to satisfy customer withdrawals and other obligations on less than desirable terms.

INTEREST RATE RISK MANAGEMENT
Interest rate risk is the exposure of the Company's financial condition to adverse changes in market interest rates. In an effort to estimate the impact of sustained interest rate movements to the Company's earnings, the Company measures interest rate risk through computer-assisted simulation modeling of its net interest income and interest rate sensitivity gap. Interest rate sensitivity gap is defined as the difference between the principal amounts of interest sensitive assets and liabilities that will mature or reprice within given periods.

A net interest income and interest rate sensitivity gap analysis is generated for each affiliate bank on a quarterly basis. The Company's simulation modeling monitors the potential impact to net interest income under four interest rate scenarios -- flat, rising, declining and most likely. The Company's policy is to actively manage its asset/liability position within a one-year interval and to limit the risk in any of the four interest rate scenarios to a reasonable level of taxable-equivalent net interest income in that interval. Funds Management Committees at the holding company and each affiliate bank monitor compliance within the established guidelines of the Funds Management Policy.


ANALYSIS OF INTEREST RATE SENSITIVITY at December 31, 1997 (Table 10, dollars in thousands)



                                              1-3          3-6           6-12          1-5        Beyond
                                             Months       Months        Months        Years      5 Years         Total
                                             ------       ------        ------        -----       ------         -----
EARNING ASSETS
    Federal Funds Sold and
       Other Short-term Investments       $ 12,000      $   ---       $   ---       $    ---      $   ---      $ 12,000
    Investment Securities:
       Adjustable Rate                       5,835          806           446            ---          ---         7,087
       Fixed Rate                           30,251       11,765        14,026         28,599       32,134       116,775
    Loans (Net of Unearned):
       Adjustable Rate                      78,233       21,662        52,616         53,644          772       206,927
Fixed Rate                                  17,020       12,503        15,712         50,164       28,143       123,542
                                            ------       ------        ------         ------       ------       -------
          TOTAL EARNING ASSETS            $143,339      $46,736       $82,800       $132,407      $61,049      $466,331
                                          ========      =======       =======       ========      =======      ========

INTEREST BEARING LIABILITIES
    Savings, NOW and
       Money Market Deposits              $ 52,838     $    ---      $    ---       $    ---      $72,366      $125,204
Time Deposits:
       Less than $100,000                   58,086       42,341        49,249         78,991          182       228,849
       $100,000 or more                      9,641        8,950         2,942          4,128          ---        25,661
Short-term Borrowings                        4,933          ---           ---            ---          ---         4,933
                                             -----          ---           ---            ---          ---         -----
  TOTAL INTEREST BEARING
           LIABILITIES                    $125,498      $51,291       $52,191        $83,119      $72,548      $384,647
                                          ========      =======       =======        =======      =======      ========

Periodic GAP                              $ 17,841    $ (4,555)      $ 30,609       $ 49,288   $ (11,499)      $ 81,684
                                          ========    =========      ========       ========   ==========      ========
Cumulative GAP                            $ 17,841     $ 13,286      $ 43,895       $ 93,183   $   81,684
                                          ========     ========      ========       ========   ==========
Cumulative Ratio (1)                          114%         108%          119%           130%         121%
                                              ====         ====          ====           ====         ====

(1) Rate-sensitive Assets / Rate-sensitive Liabilities

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------

Table 10 on the previous page reflects the Company's interest rate sensitivity position (interest rate sensitive assets minus interest rate sensitive liabilities) individually and cumulatively, over various time horizons and based on current interest rates. As shown in the table, the Company had a cumulative positive gap of $44,844,000 in the one-year horizon at December 31, 1997. In financial institutions with positive gaps, net interest income tends to increase in rising interest rate environments, and decrease in declining interest rate environments. The Company believes its asset/liability management program allows adequate time to react to changes in interest rate trends and provides adequate protection to variability in the Company's net interest income during 1998.

As of December 31, 1997 the Company had no derivatives, trading portfolio or unusual financial instruments which expose the Company to undue interest rate risk. For additional information regarding qualitative and quantitative market risk disclosures, see the Company's Annual Report on Form 10-K for the year ended December 31, 1997 which is available without charge, upon request.


                                    YEAR 2000
--------------------------------------------------------------------------------

All banks and financial institutions are faced with addressing a potentially materially adverse event should their computer and operating systems fail to accurately process business in the Year 2000. The Company, like any financial institution, would suffer an interruption in its ability to transact business should its systems fail due to Year 2000 programming inaccuracy.

A formal review is being conducted of the Company's computer systems and systems providers to determine the extent to which those systems and systems providers must implement changes to avoid or minimize service issues associated with the Year 2000. The Company has identified certain issues that require attention prior to the Year 2000 in order that its operations will not be materially adversely affected. The expenses associated with the resolution of these issues are not expected to be material.

The Company contracts with Fiserv, a publicly listed company headquartered in Milwaukee, Wisconsin, for all of its loan and deposit account processing activity. Fiserv's applications have been identified as mission critical for the Company with regard to the Year 2000 issue. Fiserv, which is a national service provider for over 3,300 financial institutions, has confirmed to the Company that the renovation and testing of all core systems will be largely completely by December 25, 1998. While the Company can obviously give no assurance as to Fiserv's performance in the completion of this matter, the Company is unaware of any issues that would cause Fiserv to be unable to renovate mission critical systems satisfactorily.

The Year 2000 issue could also affect the ability of the Company's customers to conduct operations in a timely and effective manner, and as such, could adversely impact the quality of the Company's loan portfolio, its deposits, or other sources of revenue and funding from customers. Although the Company has not generally requested information from its customers regarding their potential exposure to the Year 2000 issue or their plans to minimize any such exposure, the Company is not aware of any specific customer which does not expect to have this issue resolved prior to the Year 2000.