Form 10-K405, Exhibit 13
period 1997-12-31
GERMAN AMERICAN BANCORP
filed 1998-03-31
CIK 714395

EXHIBIT 13.4
--------------------------------------------------------------------------------
        Consolidated Balance Sheets
       (dollars in thousands, except per share data)
--------------------------------------------------------------------------------


                                                                                        December 31,
                                                                                   1997             1996
                                                                                   ----             ----
ASSETS
Cash and Due from Banks                                                        $   14,250        $  17,134
Federal Funds Sold                                                                 11,800           20,600
                                                                                   ------           ------
    Cash and Cash Equivalents                                                      26,050           37,734
                                                                                   ------           ------

Interest-bearing Balances with Banks                                                  200              597
Other Short-term Investments                                                          ---              979
Securities Available-for-Sale, at Market                                           99,639           98,557
Securities Held-to-Maturity, at Cost                                               24,223           23,213

Loans                                                                             330,738          313,734
Less:   Unearned Income                                                              (269)            (452)
        Allowance for Loan Losses                                                  (6,255)          (6,528)
                                                                                   ------            ------
Loans, Net                                                                        324,214          306,754

Premises, Furniture and Equipment, Net                                             12,406           11,585
Other Real Estate                                                                     146              203
Intangible Assets                                                                   1,572            1,774
Accrued Interest Receivable and Other Assets                                       10,381            8,047
                                                                                   ------            -----

        TOTAL ASSETS                                                           $  498,831       $  489,443
                                                                                ============    ==========

LIABILITIES
Noninterest-bearing Deposits                                                   $    54,234      $    52,674
Interest-bearing Deposits                                                          379,714          370,232
                                                                                   -------          -------
    Total Deposits                                                                 433,948          422,906

Short-term Borrowings                                                                4,933           12,527
Long-term Debt                                                                         ---            1,000
Accrued Interest Payable and Other Liabilities                                       6,618            4,217
                                                                                     -----            -----

        TOTAL LIABILITIES                                                          445,499          440,650
                                                                                   -------          -------

SHAREHOLDERS' EQUITY
Common Stock,  $10 par value,  $1 stated value;  20,000,000
    shares authorized, 5,350,161 and 2,539,059 issued
    and outstanding in 1997 and 1996, respectively                                   5,350           2,539
Preferred Stock, $10 par value; 500,000 shares
    authorized, no shares issued                                                      ---             ---
Additional Paid-in Capital                                                          35,018          26,501
Retained Earnings                                                                   12,208          19,258
Unrealized Appreciation on Securities
    Available-for-Sale, Net                                                            756             495
                                                                                       ---             ---

        TOTAL SHAREHOLDERS' EQUITY                                                  53,332          48,793
                                                                                    ------          ------

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $   498,831       $ 489,443
                                                                                ==========       =========



          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
       Consolidated Statements of Income
       (dollars in thousands, except per share data)
--------------------------------------------------------------------------------


                                                                                   Years ended December 31,

                                                                              1997              1996           1995
                                                                              ----              ----           ----
INTEREST INCOME
Interest and Fees on Loans                                                   $29,350            $27,846      $26,197
Interest on Federal Funds Sold                                                   550                611          783
Interest on Short-term Investments                                                58                167          734
Interest and Dividends on Securities
    Taxable                                                                    5,320              4,788        4,400
    Non-taxable                                                                2,190              1,949        1,702
                                                                               -----              -----        -----
       TOTAL INTEREST INCOME                                                  37,468             35,361       33,816
                                                                              ------             ------       ------

INTEREST EXPENSE
Interest on Deposits                                                          17,221             16,179       15,150
Interest on Short-term Borrowings                                                291                404          671
Interest on Long-term Debt                                                         9                100          127
                                                                                   -                ---          ---
    TOTAL INTEREST EXPENSE                                                    17,521             16,683       15,948
                                                                              ------             ------       ------
NET INTEREST INCOME                                                           19,947             18,678       17,868
Provision for Loan Losses                                                      (408)                210           49
                                                                               -----                ---           --
NET INTEREST INCOME AFTER PROVISION FOR
    LOAN LOSSES                                                               20,355             18,468       17,819
                                                                              ------             ------       ------

NONINTEREST INCOME
Income from Fiduciary Activities                                                 307                210          207
Service Charges on Deposit Accounts                                            1,145                976          766
Investment Services Income                                                       456                403          207
Other Service Charges, Commissions, and Fees                                     560                510          529
Gains on Sales of Loans and Other Real Estate                                     19                 55           36
Securities Gains, net                                                            ---                 73           19
                                                                                 ---                 --           --
    TOTAL NONINTEREST INCOME                                                   2,487              2,227        1,764
                                                                               -----              -----        -----

NONINTEREST EXPENSE
Salaries and Employee Benefits                                                 7,391              7,165        6,604
Occupancy Expense                                                              1,104              1,048        1,041
Furniture and Equipment Expense                                                  938              1,018          955
FDIC Premiums                                                                     52                229          471
Data Processing Fees                                                             503                427          402
Professional Fees                                                                843                805          247
Advertising and Promotion                                                        536                451          419
Other Operating Expenses                                                       2,301              2,145        2,279
                                                                               -----              -----        -----
    TOTAL NONINTEREST EXPENSE                                                 13,668             13,288       12,418
                                                                              ------             ------       ------

Income before Income Taxes                                                     9,174              7,407        7,165
Income Tax Expense                                                             3,035              2,513        2,323
                                                                               -----              -----        -----

NET INCOME                                                                   $ 6,139            $ 4,894      $ 4,842
                                                                             =======            =======      =======

EARNINGS PER SHARE
    AND DILUTED EARNINGS PER SHARE                                          $   1.15          $    0.92      $  0.91
                                                                            ========          =========      =======




          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
       Consolidated Statements of Cash Flows
       (dollars in thousands)
--------------------------------------------------------------------------------

                                                                                       Years Ended December 31,

                                                                                 1997           1996            1995
                                                                                 ----           ----            ----

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                      $6,139         $4,894         $4,842
                                                                                ------         ------         ------
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:

    Net Accretion / (Amortization) on Investments                                   30           (13)          (630)
Depreciation and Amortization                                                    1,162         1,166          1,145
Provision for Loan Losses                                                         (408)          210             49
Gain on Sale of Securities, net                                                    ---           (73)           (19)
    Gain on Sales of Loans and Other Real Estate                                   (19)          (55)           (36)
    Change in Assets and Liabilities:
       Deferred Taxes                                                              (32)          254             44
       Deferred Loan Fees                                                          (48)          (11)            34
       Interest Receivable and Other Assets                                     (2,302)           30         (1,674)
Interest Payable and Other Liabilities                                           2,401           358            673
       Unearned Income                                                            (183)         (274)          (303)
                                                                                  ----          ----           ----
          Total Adjustments                                                        601         1,592           (717)
                                                                                   ---         -----           ----
       Net Cash from Operating Activities                                        6,740         6,486          4,125
                                                                               -----         -----          -----
CASH FLOWS FROM INVESTING ACTIVITIES
    Change in Interest-bearing Balances with Banks                                 397           400            295
    Proceeds from Maturities of Other Short-term Investments                       996         7,030         52,133
Purchase of Other Short-term Investments                                           ---        (1,966)       (43,967)
Proceeds from Maturities of Securities Available-for-Sale                       50,837        39,156          9,512
Proceeds from Sales of Securities Available-for-Sale                               ---         1,080          2,515
    Purchase of Securities Available-for-Sale                                  (51,714)      (46,471)       (29,764)
    Proceeds from Maturities of Securities Held-to-Maturity                      3,133         4,092         11,312
    Purchase of Securities Held-to-Maturity                                     (4,134)       (5,268)        (4,243)
    Purchase of Loans                                                           (1,152)       (1,576)        (3,691)
    Proceeds from Sales of Loans                                                 1,872         1,870            500
    Loans Made to Customers, net of Payments Received                          (17,583)      (24,530)        (8,206)
    Proceeds from Sales of Other Real Estate                                       118           152            389
    Property and Equipment Expenditures                                         (1,781)       (1,236)        (1,407)
                                                                                 -----        ------          ------
          Net Cash from Investing Activities                                   (19,011)      (27,267)       (14,622)
                                                                               -------       -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES
    Change in Deposits                                                          11,042        27,353         26,373
    Net Change in Short-term Borrowings                                         (7,594)          123         (6,974)
    Advances in Long-term Debt                                                     ---         2,000          1,500
    Repayments of Long-term Debt                                                (1,000)       (2,000)        (1,500)
    Issuance / (Repurchase) of Common Stock                                        252           145           (110)
    Dividends Paid                                                              (2,083)       (1,684)        (1,554)
    Exercise of Stock Options                                                        3             7             22
    Purchase of Interests in Fractional Shares                                     (33)          (30)           (25)
                                                                                   ---           ---            ---
          Net Cash from Financing Activities                                       587        25,914         17,732
                                                                                   ---        -------        ------
Net Change in Cash and Cash Equivalents                                        (11,684)        5,133          7,235
    Cash and Cash Equivalents at Beginning of Year                              37,734        32,601         25,366
                                                                                ------        ------         ------
Cash and Cash Equivalents at End of Year                                       $26,050       $37,734       $ 32,601
                                                                               =======       =======       ========
Cash Paid During the Year for:
    Interest                                                                $   17,428     $  16,612       $ 15,564
    Income Taxes                                                                 2,821         2,332          2,431



          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
        Consolidated Statements of Changes in Shareholders' Equity
        Years ended December 31, 1997, 1996 and 1995
        (dollars in thousands, except per share data)
--------------------------------------------------------------------------------


                                                                                        Unrealized
                                                     Common                           Appreciation /
                                                     Stock/                           (Depreciation)
                                                   Additional                          on Securities        Total
                                                     Paid-in         Retained           Available-      Shareholders'
                                                     Capital         Earnings            for-Sale          Equity
                                                     -------         --------            --------          ------
Balances, January 1, 1995
   (as previously reported for
   German American Bancorp)                        $ 20,942         $ 12,641           $  (658)          $ 32,925
Retroactive restatement for Pooling of
Interests (Peoples - 615,285 shares issued)           1,704            6,504              (354)             7,854

Balances, January 1, 1995 as restated                22,646           19,145            (1,012)            40,779
Net Income for 1995                                                    4,842                                4,842
Unrealized Appreciation on Securities
   Transferred to Available-for-Sale                                                       523                523
Net Change in Unrealized Appreciation /
   (Depreciation) on Securities                                                          1,311              1,311
Cash Dividends ($.29 per Common Share,
   as restated for pooling of interests)                              (1,554)                              (1,554)
Purchase and Retirement of 3,600 Shares of
   Common Stock                                         (43)            (67)                                (110)
Purchase and Retirement of 3,331 Shares
   pursuant to Exercise of Stock Options                (40)            (64)                                (104)
Issuance of 5,800 Shares upon Exercise
   of Stock Options                                     126                                                   126
5% Stock Dividend  (86,177 Shares)                    2,714           (2,714)                                 ---
Purchase of Interest in Fractional Shares                                (25)                                 (25)
Balances, December 31, 1995                          25,403           19,563               822             45,788
Net Income for 1996                                                    4,894                                4,894
Net Change in Unrealized Appreciation /
   (Depreciation) on Securities                                                           (327)              (327)
Cash Dividends ($.32 per Common Share,
   as restated for pooling of interests)                              (1,684)                              (1,684)
Issuance of 3,899 Shares of Common Stock
   pursuant to Dividend Reinvestment Plan              145                                                    145
Purchase and Retirement of 6,400 Shares
   pursuant to Exercise of Stock Options               (85)            (123)                                 (208)
Issuance of 10,394 Shares upon Exercise of
   Stock Options                                       215                                                    215
5% Stock Dividend (90,841 Shares)                     3,362           (3,362)                                 ---
Purchase of Interest in Fractional Shares                                (30)                                 (30)
Balances, December 31, 1996                          29,040           19,258               495             48,793
Net Income for 1996                                                    6,139                                6,139
Net Change in Unrealized Appreciation /
   (Depreciation) on Securities                                                            261                261
Cash Dividends ($.39 per Common Share,
   as restated for pooling of interests)                              (2,083)                              (2,083)
Issuance of 6,629 shares of Common Stock
   pursuant to Dividend Reinvestment Plan               252                                252
Purchase and Retirement of 11,338 Shares
   pursuant to Exercise of Stock Options               (156)            (274)                                (430)
Issuance of 15,818 Shares upon exercise of
   Stock Options                                        433                                                   433
Two for One Stock Split (2,546,041 Shares)            2,546           (2,546)                                 ---
5% Stock Dividend (253,952 Shares)                    8,253           (8,253)                                 ---
Purchase of Interest in Fractional Shares                                (33)                                 (33)

Balances, December 31, 1997                        $ 40,368         $ 12,208          $    756           $ 53,332
                                                   =========        ========          =========          ========



          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements
       December 31, 1997, 1996, and 1995
       (dollars in thousands)
--------------------------------------------------------------------------------


NOTE 1 - Summary of Significant Accounting Policies

Description of Business and Basis of Presentation
    German American Bancorp operates primarily in the banking industry, which accounts for over 90% of its revenues, operating income and identifiable assets. German American Bancorp generates commercial, installment and mortgage loans and receives deposits from customers through its locations in the Indiana counties of Dubois, Daviess, Martin, Pike, Perry and Spencer. The overall loan portfolio is diversified among a variety of individual borrowers; however, a significant portion of debtors' ability to honor their contracts is dependent on the agriculture, poultry and wood furniture manufacturing industries. Although wood furniture manufacturers employ a significant number of people in the Company's market area, the Company does not have a concentration of credit to companies engaged in that industry. The majority of the Company's loans are secured by specific items of collateral including business assets, consumer assets and real property. These financial statements include the accounts of German American Bancorp and its wholly-owned subsidiaries, The German American Bank; First State Bank, Southwest Indiana; German American Holdings Corporation, Inc. (parent of both Community Trust Bank and Peoples National Bank); and GAB Mortgage Corp. Significant intercompany balances and transactions have been eliminated in consolidation. Certain items in the 1996 and 1995 financial statements have been reclassified to correspond with the 1997 presentation.

Use of Estimates
    Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and accordingly, results could differ. Estimates that are susceptible to change in the near term include the allowance for loan losses, the determination and carrying value of impaired loans, and the fair value of financial instruments.

Short-term Investments
    Short-term Investments consist of interest-bearing balances with banks, which are generally limited to FDIC insured denominations, and Bankers Acceptances. These investments generally have terms to maturity of less than one year and are carried at cost, which approximates market value.

Securities
    Securities classified as available-for-sale are securities that the Company intends to hold for an indefinite period of time, but not necessarily until maturity. These include securities that management may use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, or similar reasons. Securities held as available-for-sale are reported at market value with unrealized gains or losses included as a separate component of equity, net of tax.

    Securities classified as held-to-maturity are securities that the Company has both the ability and positive intent to hold to maturity. Securities held-to-maturity are carried at amortized cost.

    Premium amortization is deducted from, and discount accretion is added to, interest income using the level yield method. The cost of securities sold is computed on the identified securities method.

Loans
    Interest is accrued over the term of the loans based on the principal balance outstanding. Loans are placed on a nonaccrual status when scheduled principal or interest payments are past due 90 days or more, unless the loan is well secured and in the process of collection.

    The carrying values of impaired loans (as explained below in "Allowance for Loan Losses") are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as increases or decreases to bad debt expense.

--------------------------------------------------------------------------------
         Notes to the Consolidated Financial Statements  (continued)
         (dollars in thousands)
--------------------------------------------------------------------------------

NOTE 1 - Summary of Significant Accounting Policies (continued)

    The Company defers loan fees and certain direct loan origination costs. The amounts deferred are reported in the balance sheet as part of loans and are recognized into interest income over the term of the loan using the level yield method.

Allowance for Loan Losses
    The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance for loan losses required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

     Loan impairment is reported when full repayment under the terms of the loan is not expected. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate, or at the fair value of collateral if repayment is expected solely from the collateral. Smaller balance homogeneous loans are evaluated for impairment in total. Such loans include real estate loans secured by one-to-four family residences and loans to individuals for household, family and other personal expenditures. Commercial, agricultural, and poultry loans are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of more than 30 days. Nonaccrual loans are generally also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.
Premises, Furniture, and Equipment

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

Other Real Estate
    Other Real Estate is carried at the lower of cost or fair value, less estimated selling costs. Expenses incurred in carrying Other Real Estate are charged to operations as incurred.

Intangible Assets
    Intangible Assets are comprised of core deposit intangibles ($247 and $333 at December 31, 1997 and 1996, respectively) and goodwill ($1,325 and $1,441 at December 31, 1997 and 1996, respectively). Core deposit intangibles are amortized on an accelerated method over ten years and goodwill is amortized on a straight-line basis over fifteen years. Core Deposit Intangibles and Goodwill are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

Stock Compensation
    Expense for employee compensation under stock option plans is reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of Financial Accounting Standard No. 123 was used for stock-based compensation.

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       (dollars in thousands)
--------------------------------------------------------------------------------

NOTE 1 - Summary of Significant Accounting Policies (continued)

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

Earnings Per Share
    Basic and diluted earnings per share are computed under a new accounting standard effective in the quarter ended December 31, 1997. All prior amounts have been restated to be comparable. Basic earnings per share is based on net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share shows the dilutive effect of additional common shares issuable under stock options.

Cash Flow Reporting
    The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions. Cash and cash equivalents are defined to include cash on hand, demand deposits in other institutions and Federal Funds Sold.

Fair Values of Financial Instruments
    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 19. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments do not include the value of anticipated future business, or the values of assets and liabilities not considered financial instruments.


NOTE 2 - Securities

The amortized cost and estimated market values of Securities as of December 31, 1997 are as follows:


                                                                                      Gross            Gross       Estimated
Securities Available-for-Sale:                                      Amortized      Unrealized       Unrealized      Market
                                                                      Cost            Gains           Losses         Value
                                                                      ----            -----           ------         -----
U.S. Treasury Securities, and Obligations of
    U.S. Government Corporations and Agencies                        $57,795             $88           $(68)       $57,815
Obligations of State and Political Subdivisions                       20,398           1,224             (2)        21,620
Asset-/Mortgage-backed Securities                                     15,668              88            (95)        15,661
Corporate Securities                                                   4,528              23            (22)         4,529
Other Securities                                                           1              13             ---            14
                                                                           -              --             ---            --
    Total                                                            $98,390          $1,436          $(187)       $99,639
                                                                     =======          ======          =====        =======
Securities Held-to-Maturity:

U.S. Treasury Securities, and Obligations of
    U.S. Government Corporations and Agencies                         $1,500         $   ---            $(1)        $1,499
Obligations of State and Political Subdivisions                       20,154           1,043            (10)        21,187
Asset-/Mortgage-backed Securities                                        695              14             (7)           702
Corporate Securities                                                     111             ---             (8)           103
Other Securities                                                       1,763             ---             ---         1,763
                                                                       -----             ---             ---         -----
    Total                                                            $24,223          $1,057           $(26)       $25,254
                                                                     =======          ======           ====        =======


--------------------------------------------------------------------------------
         Notes to the Consolidated Financial Statements  (continued)
         (dollars in thousands)
--------------------------------------------------------------------------------


NOTE 2 - Securities (continued)

The amortized cost and estimated market values of Securities as of December 31, 1996 are as follows:


                                                                                      Gross            Gross       Estimated
                                                                    Amortized      Unrealized       Unrealized      Market
                                                                      Cost            Gains           Losses         Value
                                                                      ----            -----           ------         -----
Securities Available-for-Sale:
U.S. Treasury Securities, and Obligations of
    U.S. Government Corporations and Agencies                        $47,181             $81          $(221)       $47,041
Obligations of State and Political Subdivisions                       19,560             947           (321)        20,186
Asset-/Mortgage-backed Securities                                     23,783             487           (192)        24,078
Corporate Securities                                                   7,221              42            (18)         7,245
Other Securities                                                           1               6             ---             7
                                                                           -               -             ---             -
    Total                                                            $97,746          $1,563          $(752)       $98,557
                                                                     =======          ======          =====        =======

Securities Held-to-Maturity:

U.S. Treasury Securities, and Obligations of
    U.S. Government Corporations and Agencies                         $2,519        $    ---           $(21)        $2,498
Obligations of State and Political Subdivision                        18,253             646            (18)        18,881
Asset-/Mortgage-backed Securities                                        999              12            (22)           989
Corporate Securities                                                      47             ---             ---            47
Other Securities                                                       1,395             ---             ---         1,395
                                                                       -----             ---             ---         -----
    Total                                                            $23,213            $658           $(61)       $23,810
                                                                     =======            ====           =====       =======


    The amortized cost and estimated market value of Securities at December 31, 1997 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay certain obligations with or without call or prepayment penalties. Asset-backed, Mortgaged-backed and certain other Securities are not due at a single maturity date and are shown separately.


                                                                                                 Estimated
                                                                           Amortized               Market
                                                                             Cost                   Value
                                                                             ----                   -----
Securities Available-for-Sale:
Due in one year or less                                                    $11,433                $11,426
Due after one year through five years                                       31,041                 31,261
Due after five years through ten years                                      29,002                 29,218
Due after ten years                                                         11,245                 12,059
Asset-/Mortgage-backed Securities                                           15,668                 15,661
Other Securities                                                                 1                     14
                                                                                 -                     --
    Totals                                                                 $98,390                $99,639
                                                                           =======                =======
Securities Held-to-Maturity:

Due in one year or less                                                     $2,476                $ 2,472
Due after one year through five years                                        3,789                  3,889
Due after five years through ten years                                       3,824                  4,079
Due after ten years                                                         11,676                 12,349
Asset-/Mortgage-backed Securities                                              695                    702
Other Securities                                                             1,763                  1,763
                                                                             -----                  -----
    Totals                                                                 $24,223                $25,254
                                                                           =======                =======


--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       (dollars in thousands)
--------------------------------------------------------------------------------


NOTE 2 - Securities (continued)

                                                            1997                          1996                     1995
                                                            -----                         ----                     ----


                                                 Available-    Held-to-       Available-    Held-to-        Available-   Held-to-
                                                  for-Sale     Maturity         for-Sale    Maturity        for-Sale     Maturity
                                                  --------     --------         --------    --------        --------     --------
Sales of Securities are summarized below:
Proceeds from Sales                              $   ---     $   ---         $   1,080      $  ---        $   2,215      $  ---
Gross Gains on Sales                                 ---         ---                76         ---               22         ---
Gross Losses on Sales                                ---         ---                (3)        ---               (3)        ---

Income Taxes on Gross Gains                          ---         ---                30         ---                9         ---
Income Taxes on Gross Losses                         ---         ---                (1)        ---               (1)        ---


    The carrying value of securities pledged to secure repurchase agreements, public and trust deposits, and for other purposes as required by law was $10,767 and $17,004 as of December 31, 1997 and 1996, respectively.

    No investment securities of an individual issuer exceeded ten percent of German American Bancorp shareholders' equity at December 31, 1997. The total dollar amount of Cash and Due from Banks, Federal Funds Sold and Other Short-term Investments with National City Bank, Louisville, Kentucky was $9,364 at December 31, 1997.

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

    At December 31, 1997 and 1996, U.S. Government Agency structured notes, consisting primarily of step-up and single-index bonds, with respective amortized costs of $5,000 and $6,000 and fair values of $4,986 and $5,901 were included in securities available-for-sale.

    Collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's), all of which are issued by U.S. Government Agencies and the majority of which are fixed rate, comprised over 80% of Mortgage-backed securities.

NOTE 3 - Loans

Loans, as presented on the balance sheet, are comprised of the following classifications at December 31,

                                                                                                1997          1996
                                                                                                ----          ----
Real Estate Loans Secured by 1- 4 Family Residential Properties                              $107,943        $93,713

Commercial and Industrial Loans                                                               106,843        110,894

Loans to Individuals for Household, Family and Other Personal Expenditures                     61,297         50,200
Loans to Finance Agricultural Production, Poultry and Other Loans to Farmers                   53,110         57,073

Economic Development Commission Bonds                                                             500            575
Lease Financing                                                                                 1,045          1,279
                                                                                                -----          -----

    Totals                                                                                   $330,738       $313,734
                                                                                             ========       ========

--------------------------------------------------------------------------------
         Notes to the Consolidated Financial Statements  (continued)
         (dollars in thousands)
--------------------------------------------------------------------------------

NOTE 3 - Loans (Continued)


Information regarding impaired loans is as follows:
                                                                                       1997          1996
                                                                                       ----          ----
Year-end loans with no allowance for loan losses allocated                          $   507       $   386
Year-end loans with allowance for loan losses allocated                               2,272         3,452

Amount of allowance allocated                                                           358           452

Average balance of impaired loans during the year                                     2,910         4,129

Interest income recognized during impairment                                            217           322
Interest income recognized on cash basis                                                203           231

    Certain directors, executive officers, and principal shareholders of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company during 1997. A summary of the activity of these loans is as follows:


  Balance                                Changes                       Deductions                            Balance
 January 1,                            in Persons                                                         December 31,
    1997             Additions          Included          Collected                  Charged-off              1997
    ----             ---------          --------          ---------    ----------    -----------              ----
$  12,074           $  8,279           $   ---          $  (8,084)                    $   ---              $  12,269


    Total loans serviced for the Federal Home Loan Mortgage Corporation were $3,808 at December 31, 1997 and $4,440 at December 31, 1996. These loans are not reflected on the consolidated balance sheet.

NOTE 4 - Allowance for Loan Losses

A summary of the activity in the Allowance for Loan Losses is as follows:

                                                                          1997               1996              1995
                                                                          ----               ----              ----
Balance as of January 1                                                 $6,528             $6,893             $6,602
Provision for Loan Losses                                                 (408)               210                 49
Recoveries of Prior Loan Losses                                            734                299                637
Loan Losses Charged to the Allowance                                      (599)              (874)              (395)
                                                                          ----               ----               ----
Balance as of December 31                                               $6,255             $6,528             $6,893
                                                                        ======             ======             ======

NOTE 5 - Premises, Furniture, and Equipment

Premises, furniture, and equipment as presented on the balance sheet is comprised of the following classifications at December 31,

                                                                                  1997              1996
                                                                                  ----              ----
Land                                                                            $2,238            $1,827
Buildings and Improvements                                                      12,572            12,032
Furniture and Equipment                                                          7,195             6,567
                                                                                 -----             -----
    Total Premises, Furniture and Equipment                                     22,005            20,426
    Less:  Accumulated Depreciation                                             (9,599)           (8,841)
                                                                                ------            ------
       Total                                                                   $12,406           $11,585
                                                                               =======           =======

Depreciation expense was $960, $950 and $914 for 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       (dollars in thousands)
--------------------------------------------------------------------------------


NOTE 6 - Deposits

     The aggregate amount of interest-bearing deposits in denominations of $100 or more was $25,661 and $32,589 as of December 31, 1997 and 1996, respectively.

    At year-end 1997, interest-bearing deposits include $125,204 of demand and savings deposits and $254,510 of time deposits. Stated maturities of time deposits were as follows:

      1998                               $170,473
      1999                                 57,340
      2000                                 15,207
      2001                                  5,861
      2002                                  5,447
      Thereafter                              182
                                              ---
          Total                          $254,510
                                         ========


NOTE 7 - Short-term Borrowings

    The Company's funding sources include repurchase agreements and short-term borrowings, primarily federal funds purchased and Interest Bearing Demand Notes issued to the U.S. Treasury. Repurchase agreements are essentially borrowings from customers secured by a pledge of securities. The Company retains possession of and control over such securities. Information regarding repurchase agreements and short-term borrowings at December 31, 1997 and 1996 is as follows:


                                                                                         1997               1996
                                                                                         ----               ----
Balances at December 31:
    Repurchase Agreements                                                              $4,933             $8,400
    Federal Funds Purchased                                                               ---              2,000
    Demand Notes Issued to the U.S. Treasury                                              ---              2,127
                                                                                          ---              -----
       Total Short-term Borrowings                                                     $4,933            $12,527
                                                                                       ======            =======

NOTE 8 - Long-term Debt

Long-term debt outstanding consists of the following at December 31,

                                                     1997              1996
                                                     ----              ----
Federal Home Loan Bank advances;
   interest payable monthly
   at 5.20%; principal matured on
   January 13, 1997                           $       ---          $   1,000
                                               ===========          =========


NOTE 9 - Employee Benefit Plans

    The Company and all its banking affiliates provided a trusteed noncontributory profit sharing plan, which covered substantially all full-time employees. Peoples joined this plan in April 1997. Contributions are discretionary and are subject to determination by the Board of Directors. Contributions to this plan were $256, $200 and $184 for 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
      Notes to the Consolidated Financial Statements  (continued)
      (dollars in thousands)
--------------------------------------------------------------------------------


NOTE 9 - Employee Benefit Plans (continued)

    The  Company  and  all  its  banking   affiliates  offered  401(k)  deferred
compensation plans under which the banks agree to match certain employee contributions. Contributions to this plan were $255, $223 and $216 for 1997, 1996 and 1995, respectively.

    Peoples has a noncontributory defined benefit pension plan covering substantially all employees with benefits based on years of service and compensation prior to retirement. Peoples is in the process of terminating the plan. The projected benefit obligation was frozen at April 30, 1997, and the plan will be settled in 1998. Peoples did not record a curtailment gain in 1997 due to immateriality, and the net gain upon settlement is also expected to be immaterial. Upon settlement, approximately 25% of the prepaid pension asset will be utilized for discretionary contributions to the Company's existing noncontributory profit sharing plan. Plan assets consist primarily of U.S. Treasury bonds, corporate bonds and other various marketable equity securities.

    The following sets forth the Peoples Plan's funded status at December 31, 1997:

    Plan assets at fair value                                           $1,022
    Projected benefit obligation for service rendered to date             (853)
    Unrecognized loss                                                      122
    Unrecognized transition asset                                         (133)
                                                                         -----
    Prepaid Pension Asset                                                $ 158
                                                                         =====


NOTE 10 - Stock Options

    The Company maintains a Stock Option Plan which reserves 168,214 shares of Common Stock (as adjusted for subsequent stock splits and subject to further customary antidilution adjustments) for the purpose of grants of options to officers and other employees of the Company. The date on which options are first exercisable is determined by the Stock Option Committee of the Company, but no stock option may be exercised after ten years from the date of grant. Options may be designated as "incentive stock options" under the Internal Revenue Code of 1986, or as nonqualified options. The exercise price of incentive stock options granted pursuant to the Plan must be no less than the fair market value of the Common Stock on the date of the grant.

    The Plan authorizes an optionee to pay the exercise price of options in cash or in common shares of the Company or in some combination of cash and common shares. An optionee may tender already-owned common shares to the Company in exercise of an option. In this instance, the Company is obligated to use its best efforts to issue to such optionee a replacement option for the number of shares tendered, as follows: (a) of the same type as the option exercised (either an incentive stock option or a non-qualified option); (b) with the same expiration date; and, (c) priced at the fair market value of the stock on that date. Replacement options may not be exercised until one year from the date of grant.

--------------------------------------------------------------------------------
      Notes to the Consolidated Financial Statements  (continued)
      (dollars in thousands except per share data)
--------------------------------------------------------------------------------

NOTE 10 - Stock Options (Continued)

Changes in options outstanding were as follows, as adjusted to reflect stock splits and stock dividends:

                                                                          Number              Weighted-average
                                                                        of Options             Exercise Price
                                                                        ----------             --------------

Outstanding, beginning of 1995                                             56,450                $     9.76
Granted                                                                     7,711                     13.48
Exercised                                                                 (13,429)                     9.36
                                                                          -------
Outstanding, end of 1995                                                   50,732                     10.43
Granted                                                                    14,112                     14.66
Exercised                                                                 (22,917)                     9.36
                                                                          --------
Outstanding, end of 1996                                                   41,927                     12.43
Granted                                                                    23,810                     18.12
Exercised                                                                 (33,218)                    13.04
                                                                          -------
Outstanding, end of 1997                                                   32,519                     15.95
                                                                          =======

Options exercisable at year-end are as follows:
                                                                           Number                   Weighted-average
                                                                        of Options                  Exercise Price
                                                                        ----------                  --------------
1997                                                                        1,069                       15.59


    Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1997, 1996 and 1995.

                                                                  1997            1996          1995
                                                                  ----            ----          ----

Pro forma net income                                            $6,098           $4,881        $4,834
Pro forma:
    Earnings per share                                           $1.14            $0.91         $0.91
    Diluted Earnings per share                                    1.14             0.91          0.90


    In future years, the pro forma effect of not applying this standard may increase as additional options are granted.

For options granted during 1997, 1996 and 1995, the weighted-average fair values at grant date are $1.73, $0.91 and $1.10, respectively. The fair value of options granted during 1997, 1996 and 1995 was estimated using the following weighted-average information: risk-free interest rate of 5.58%, 5.41% and 5.43%, expected life of one year, expected volatility of stock price of .18, .10 and
 .10, and expected dividends of 2.06%, 2.38% and 2.41% per year.

    At year-end 1997, options outstanding have a weighted average remaining life of 5.25 years, with exercise prices ranging from $9.36 to $15.95.

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       (dollars in thousands)
--------------------------------------------------------------------------------


NOTE 11 - Income Taxes

    The provision for income taxes consists of the following:

                                                                       1997                  1996                  1995
                                                                       ----                  ----                  ----
Currently Payable                                                    $3,114                 $2,306                $2,326
Deferred                                                                (32)                   254                    44
Net Operating Loss Carryforward                                         (47)                   (47)                  (47)
                                                                        ---                    ---                   ---
    Total                                                            $3,035                 $2,513                $2,323
                                                                     ======                 ======                ======

    Income tax expense is reconciled to the 34% statutory rate applied to pre-tax income as follows:

                                                                       1997                 1996                 1995
                                                                       ----                 ----                 ----
Statutory Rate Times Pre-tax Income                                  $3,119                $2,519               $2,436
Add/(Subtract) the Tax Effect of:
    Income from Tax-exempt Loans and Investments                       (681)                (645)                 (561)
    Non-deductible Merger Costs                                          73                  149                   ---
    State Income Tax, Net of Federal Tax Effect                         541                  459                   420

    Other Differences                                                   (17)                  31                    28
                                                                        ---                   --                    --
      Total Income Taxes                                             $3,035               $2,513                $2,323
                                                                     ======               ======                ======


The net deferred tax asset at December 31 consists of the following:

                                                                       1997                  1996
                                                                       ----                  ----
 Deferred Tax Assets:
    Allowance for Loan Losses                                        $1,378                $1,546
    Net Operating Loss Carryforwards                                    187                   234
    Other                                                               342                   174
                                                                        ---                   ---
      Total Deferred Tax Assets                                       1,907                 1,954
                                                                      -----                 -----
Deferred Tax Liabilities:
    Depreciation                                                       (230)                 (192)
    Leasing Activities, Net                                            (202)                 (282)
    Purchase Accounting Adjustments                                     (29)                  (45)
    Unrealized Appreciation on Securities                              (493)                 (315)
    Other                                                               (43)                  (64)
                                                                        ---                   ---
      Total Deferred Tax Liabilities                                   (997)                 (898)
                                                                       ----                  ----
Valuation Allowance                                                     (48)                  (48)
                                                                        ---                   ---
    Net Deferred Tax Asset                                             $862                $1,008
                                                                       ====                ======

    The Company's subsidiary, German American Holdings Corporation, Inc., has $550 of federal tax net operating loss carryforwards expiring in the following amounts:

         Year       Amount                            Year         Amount
         ----       ------                            ----         ------

         1999        $119                             2002          $105
         2000         135                             2007            58
         2001         129                             2008             4

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       (dollars in thousands, except per share data)
--------------------------------------------------------------------------------

NOTE 12 - Per Share Data

The Board of Directors declared and paid a 5% stock dividend in 1997, 1996 and 1995. In lieu of issuing fractional shares, the Company purchased from shareholders their fractional interest. Additionally, the Board declared and paid a two-for-one stock split in 1997. Earnings and dividend per share amounts have been retroactively computed as though these additionally issued shares had been outstanding for all periods presented. The computation of Earnings per Share and Diluted Earnings per Share are provided below:


                                                                       1997                  1996                  1995
                                                                       ----                  ----                  ----
Earnings per Share:
Net Income                                                          $6,139                 $4,894                $4,842
Weighted Average Shares Outstanding                              5,343,727              5,335,316             5,331,745
    Earnings per Share                                               $1.15                  $0.92                 $0.91
                                                                     =====                  =====                 =====
Diluted Earnings per Share:
Net Income                                                          $6,139                 $4,894                $4,842
Weighted Average Shares Outstanding                              5,343,727              5,335,316             5,331,745
Stock Options                                                       32,519                 41,927                50,732
Assumed Shares Repurchased upon Exercise of Options                (23,978)               (32,900)              (37,591)
                                                                   -------                -------               -------
    Diluted Weighted Average Shares Outstanding                  5,352,268              5,344,343             5,344,886
    Diluted Earnings per Share                                       $1.15                  $0.92                 $0.91
                                                                     =====                  =====                 =====


NOTE 13 - Lease Commitments

     The total rental expense for all leases for the years ended December 31, 1997, 1996, and 1995 was $119, $106, and $100, respectively, including amounts paid under short-term cancelable leases.

    At December 31, 1997, the German American Bank and First State Bank subleased space for three branch-banking facilities from a company controlled by a director and principal shareholder of the Company. The subleases expire in 2000 and 2001 with various renewal options provided. Aggregate annual rental payments to this Director's company totaled $44 for 1997. Exercise of the Bank's sublease renewal options is contingent upon the Director's company renewing its primary leases. The following is a schedule of future minimum lease payments:

Years Ending December 31:

                                                  Premises             Equipment              Total
                                                  --------             ---------              -----
    1998                                            $78                   $9                    $87
    1999                                             74                    1                     75
    2000                                             68                  ---                     68
    2001                                             55                  ---                     55
    2002                                             50                  ---                     50
                                                     --                  ---                     --
       Total                                       $325                  $10                   $335
                                                   ====                  ===                   ====


--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       (dollars in thousands)
--------------------------------------------------------------------------------

NOTE 14 - Commitments and Off-balance Sheet Items

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

Commitments and contingent  liabilities  are summarized as follows,  at December
31,

                                                                                 1997                 1996
                                                                                 ----                 ----
    Commitments to Fund Loans:
       Home Equity                                                             $9,726                 $8,185
       Credit Card Lines                                                        4,634                  4,480
       Commercial Real Estate Commitments                                         ---                     67
       Commercial Operating Lines                                              30,009                 23,900
                                                                               ------                 ------
           Total Commitments to Fund Loans                                    $44,369                $36,632
                                                                              =======                =======
    Standby Letters of Credit                                                  $2,853                 $2,009


    Since many commitments to make loans expire without being used, these amounts do not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include accounts receivable, inventory, property, land and other items. The approximate duration of these commitments is generally one year or less. These commitments are generally associated with variable interest rate agreements.

    The Company self-insured employee health benefits for all affiliates, including Peoples beginning in the second quarter of 1997. Stop loss insurance covers annual losses exceeding $35 per covered individual and approximately $500 in the aggregate. Management's policy is to establish a reserve for claims not submitted by a charge to earnings based on prior experience. Charges to earnings were $430, $326 and $269 for 1997, 1996 and 1995, respectively.

    At December 31, 1997 and 1996, the affiliate banks were required to have $2,715 and $2,504, respectively, on deposit with the Federal Reserve, or as cash on hand. These reserves do not earn interest.


NOTE 15 - Non-cash Investing Activities

                                                                     1997                 1996                 1995
                                                                     ----                 ----                 ----

   Loans Transferred to Other Real Estate                             $42                   $25                $149
   Securities Transferred to Available-for-Sale                       ---                   ---              40,279


   The data above should be read in conjunction with the Consolidated Statements of Cash Flows. During December 1995, securities were transferred from the classification of Held-to-Maturity to Available-for-Sale in accordance with the Financial Accounting Standards Board Special Report on Implementation of FAS 115.

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       (dollars in thousands)
--------------------------------------------------------------------------------

NOTE 16 - Parent Company Financial Statements

    The condensed financial statements of German American Bancorp as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997, 1996, and 1995 are as follows:

                                              CONDENSED BALANCE SHEETS
                                             December 31, 1997 and 1996

                                                                                           1997               1996
                                                                                           ----               ----
 ASSETS
    Cash                                                                                 $1,324                $428
    Securities Available-for-Sale, at Market                                              1,761               1,791
    Investment in Subsidiary Banks and Bank Holding Company                              48,513              45,740
    Investment in GAB Mortgage Corp                                                         286                 278
    Furniture and Equipment                                                               1,371                 785
    Other Assets                                                                            268                 248
                                                                                            ---                 ---
       Total Assets                                                                     $53,523             $49,270
                                                                                        =======             =======
LIABILITIES                                                                           $     191          $      477
                                                                                      ---------          ----------
SHAREHOLDERS' EQUITY
    Common Stock                                                                          5,350               2,539
    Additional Paid-in Capital                                                           35,018              26,501
    Retained Earnings                                                                    12,208              19,258
    Unrealized Appreciation on Securities Available-for-Sale                                756                 495
                                                                                            ---                 ---
       Total Shareholders' Equity                                                        53,332              48,793
                                                                                         ------              ------
       Total Liabilities and Shareholders' Equity                                       $53,523             $49,270
                                                                                        =======             =======



                                             CONDENSED STATEMENTS OF INCOME
                                  For the years ended December 31, 1997, 1996, and 1995

                                                                                 1997              1996           1995
                                                                                 ----              ----           ----
INCOME
    Dividends from Subsidiary Banks                                            $4,750            $5,386         $2,665
Dividend and Interest Income                                                      129               110             18
Fee Income                                                                        407               374            178
Securities Gains, net                                                             ---                74            ---
Other Income                                                                      ---                 5              5
                                                                                  ---                 -              -
Total Income                                                                    5,286             5,949          2,866
                                                                                -----             -----          -----
EXPENSES
    Salaries and Benefits                                                       1,434             1,330            922
Professional Fees                                                                 378               601             95
Occupancy and Equipment Expense                                                   246               260            130
Other Expenses                                                                    278               219            108
                                                                                  ---               ---            ---
Total Expenses                                                                  2,336             2,410          1,255
                                                                                -----             -----          -----
INCOME BEFORE INCOME TAXES AND EQUITY IN
    UNDISTRIBUTED INCOME OF SUBSIDIARIES                                        2,950             3,539          1,611
Income Tax Benefit                                                                655               556            415
                                                                                  ---               ---            ---
INCOME BEFORE EQUITY IN UNDISTRIBUTED
    INCOME OF SUBSIDIARIES                                                      3,605             4,095          2,026
Equity in Undistributed Income of Subsidiaries                                  2,534               799          2,816
                                                                                -----               ---          -----
NET INCOME                                                                     $6,139            $4,894         $4,842
                                                                               ======            ======         ======

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       (dollars in thousands)
--------------------------------------------------------------------------------


NOTE 16 - Parent Company Financial Statements (continued)


                                           CONDENSED STATEMENTS OF CASH FLOWS
                                  For the years ended December 31, 1997, 1996, and 1995


                                                                                 1997              1996           1995
                                                                                 ----              ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                     $6,139            $4,894         $4,842
                                                                               ------            ------         ------
    Adjustments to Reconcile Net Income to Net Cash from Operations
       Amortization on Securities                                                  36                32            ---
Depreciation                                                                      140               117             65
       Gain on Sale of Securities, net                                            ---               (74)           ---
       Change in Other Assets                                                     (12)              (40)           (72)
       Change in Other Liabilities                                               (286)              338             84
       Equity in Undistributed Income of Subsidiaries                          (2,534)             (799)        (2,816)
                                                                               ------              ----         ------
         Total Adjustments                                                     (2,656)             (426)        (2,739)
                                                                               ------              ----         ------
       Net Cash from Operating Activities                                       3,483             4,468          2,103
                                                                                -----             -----          -----

CASH FLOWS FROM INVESTING ACTIVITIES
    Capital Contribution to First State Bank                                      ---              (632)           ---
    Purchase of Securities Available-for-Sale                                     ---            (1,815)           ---
    Proceeds from Sales of Securities Available-for-Sale                          ---                88            ---
    Property and Equipment Expenditures                                          (726)             (589)          (362)
                                                                                 ----              ----           ----
       Net Cash from Investing Activities                                        (726)           (2,948)          (362)
                                                                                 ----            ------           ----

CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends Paid                                                             (2,083)           (1,684)        (1,554)
    Exercise of Stock Options                                                       3                 7             23
    Issuance (Repurchase) of Common Stock                                         252               145           (110)
    Purchase of Interest in Fractional Shares                                     (33)              (30)           (25)
                                                                                  ---               ---            ---
       Net Cash from Financing Activities                                      (1,861)           (1,562)        (1,666)
                                                                               ------            ------         ------

Net Change in Cash and Cash Equivalents                                           896               (42)            75
    Cash and Cash Equivalents at Beginning of Year                                428               470            395
                                                                                  ---               ---            ---
    Cash and Cash Equivalents at End of Year                                   $1,324              $428           $470
                                                                               ======              ====           ====


NOTE 17 - Capital Requirements

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

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       (dollars in thousands)
--------------------------------------------------------------------------------


NOTE 17 - Capital Requirements (continued)

    The prompt corrective action regulations provide five classifications, including well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

    At year-end 1997, consolidated and selected affiliate bank actual capital levels and minimum required levels are presented below. Capital ratios for the other affiliate banks are materially consistent with consolidated capital ratios.


                                                                                                   Minimum Required
                                                                                                      To Be Well
                                                                         Minimum Required          Capitalized Under
                                                                            For Capital            Prompt Corrective
                                                     Actual             Adequacy Purposes:        Action Regulations:
                                                     ------             ------------------        -------------------
                                               Amount        Ratio     Amount        Ratio       Amount         Ratio
                                               ------        -----     ------        -----       ------         -----
 Total Capital
   (to Risk Weighted Assets)
     Consolidated                             $55,093        16.51%     $26,704      8.00%       $33,380       10.00%
     German American Bank                     $26,301        14.06%     $14,967      8.00%       $18,709       10.00%
     Peoples National Bank                    $15,680        16.19%      $7,746      8.00%        $9,683       10.00%
Tier 1 Capital
   (to Risk Weighted Assets)
     Consolidated                             $50,874        15.24%     $13,352      4.00%       $20,028        6.00%
     German American Bank                     $23,947        12.80%      $7,484      4.00%       $11,225        6.00%
     Peoples National Bank                    $14,458        14.93%      $3,873      4.00%        $5,810        6.00%
Tier 1 Capital
   (to Average Assets)
     Consolidated                             $50,874        10.48%     $19,416      4.00%       $24,270        5.00%
     German American Bank                     $23,947         8.52%     $11,242      4.00%       $14,053        5.00%
     Peoples National Bank                    $14,458         9.87%      $5,861      4.00%        $7,326        5.00%


The Company and all affiliate Banks at year-end 1997 were categorized as well capitalized.



NOTE 18 - Business Combinations

    On March 4, 1997, the Company completed a merger with Peoples Bancorp of Washington, Washington, Indiana, parent company of The Peoples National Bank and Trust Company of Washington (collectively, "Peoples") in which the Company issued 615,285 shares for all the outstanding shares of Peoples. This transaction has been accounted for as a pooling of interests. Concurrent with this transaction, The Union Bank, the Company's affiliate bank in Loogootee, Indiana, combined with Peoples under the Peoples name and charter, creating a $150 million financial institution to better serve the Daviess and Martin County area markets.

--------------------------------------------------------------------------------
      Notes to the Consolidated Financial Statements  (continued)
      (dollars in thousands)
--------------------------------------------------------------------------------


NOTE 18 - Business Combinations  (continued)

    The following is a reconciliation of the separate and combined net interest income and net income of German American Bancorp and Peoples Bancorp for the 1997 pooling:




                                                    German American
                                                        Bancorp                  Peoples
                                               (as previously reported)          Bancorp                  Combined
                                               -----------------------           -------                  --------
For the period January 1, 1997 through
    March 4, 1997

       Net interest income                               $2,558                    $696                     $3,254
       Net income                                           698                     218                        916

For the year ended December 31, 1996

       Net interest income                               14,675                   4,003                     18,678
       Net income                                         4,065                     829                      4,894

For the year ended December 31, 1995

       Net interest income                               14,480                   3,388                     17,868
       Net income                                         4,018                     824                      4,842


    In December 1997, the Company signed a definitive agreement providing for a merger of a Company subsidiary with CSB
Bancorp,  ("CSB")  parent  company of the  Citizens  State  Bank of  Petersburg,
Indiana. Under terms of the agreement, the Company will issue to CSB shareholders between 928,572 and 1,137,500 shares of Company Common Stock, as adjusted for the Company's two for one stock split declared in October 1997. The number of shares to be issued is dependent upon the Company's average common stock price during a period prior to the date of the merger closing, and is also subject to further anti-dilution adjustments in the event of any future stock dividends, splits and the like. The proposed merger is subject to approval by the shareholders of CSB, bank regulatory agencies, and other conditions. The transaction is expected to be accounted for as a pooling of interests, and it is contemplated that the merger will be effective in the second quarter of 1998.

    In January 1998, the Company also signed a definitive agreement providing for a merger of a Company subsidiary with FSB Financial Corporation ("FSB") which operates the FSB Bank in Princeton and Francisco, Indiana. Under terms of the agreement, the Company will issue to shareholders of FSB shares of Company Common Stock with market value equal to 150% of the sum of FSB's shareholders' equity. The market value of the shares issued will be based upon FSB shareholder equity as of the end of the month immediately preceding the closing date, subject to certain adjustments described in the definitive agreement. The proposed merger is subject to approval by the shareholders of FSB, bank regulatory agencies, and other conditions. The transaction is expected to be accounted for as a pooling of interests, and it is contemplated that the merger will be effective in the second quarter of 1998.

--------------------------------------------------------------------------------
         Notes to the Consolidated Financial Statements  (continued)
         (dollars in thousands)
--------------------------------------------------------------------------------


NOTE 19 - Fair Values of Financial Instruments

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

    The fair value of demand deposits, savings accounts, and certain money market deposits and accrued interest, is the amount payable on demand at the reporting date. The fair value of fixed-maturity time deposits is estimated using the rates currently offered on deposits of similar remaining maturities.


                                                                    DECEMBER 31, 1997                 DECEMBER 31, 1996
                                                                    -----------------                 -----------------

                                                                 CARRYING           FAIR            CARRYING        FAIR
                                                                   VALUE            VALUE             VALUE         VALUE
 Financial Assets:
    Cash and Short-term Investments                              $26,250          $26,250           $39,310        $39,310

    Securities Available-for-Sale                                 99,639           99,639            98,557         98,557

    Securities Held-to-Maturity                                   24,223           25,254            23,213         23,810

    Loans, net                                                   324,214          327,421           306,754        306,397
    Accrued Interest Receivable                                    4,798            4,798             4,533          4,533


Financial Liabilities:
    Deposits                                                   (433,948)         (436,004)        (422,906)       (425,534)
    Short-term Borrowings                                        (4,933)           (4,933)         (12,527)        (12,527)
    Long-term Debt                                                  ---              ---            (1,000)         (1,002)
    Accrued Interest Payable                                     (2,372)           (2,372)          (2,279)         (2,279)

Unrecognized Financial Instruments:
    Commitments to extend Credit                                   ---               ---               ---            ---
    Standby Letters of Credit                                      ---               ---               ---            ---


--------------------------------------------------------------------------------
         Independent Auditors' Report
--------------------------------------------------------------------------------



Board of Directors and Shareholders
German American Bancorp
Jasper, Indiana


    We have audited the accompanying consolidated balance sheets of German American Bancorp as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of German American Bancorp as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.





Indianapolis, Indiana
February 5, 1998                                  Crowe, Chizek and Company LLP