Form 10-K, Exhibit 13
period 1998-12-31
GERMAN AMERICAN BANCORP
filed 1999-03-31
CIK 714395

MARKET AND DIVIDEND INFORMATION

    German American Bancorp's stock is traded on NASDAQ's National Market System under the symbol GABC. The quarterly high and low closing prices for the Company's common stock as reported by NASDAQ and quarterly cash dividends paid are set forth in the table below. Per share closing prices are retroactively restated for all stock dividends and stock splits. Per share cash dividends paid on the Company's common stock have not been restated for mergers accounted for as pooling of interests.

                                           1998                                                 1997
                                           ----                                                 ----
                                                         Cash                                               Cash
                               High           Low      Dividend                  High           Low       Dividend

     First Quarter            $30.95        $27.62      $0.100                  $18.33        $17.38        $0.08
     Second Quarter           $30.48        $28.33      $0.115                  $19.05        $17.38        $0.10
     Third Quarter            $28.81        $22.38      $0.115                  $21.67        $18.57        $0.10
     Fourth Quarter           $26.19        $22.38      $0.115                  $31.97        $20.41        $0.10
                                                        ------                                              -----

                                                        $0.445                                              $0.38
                                                        ======                                              =====

     The Common Stock was held of record by approximately 2,938 shareholders at March 1, 1999.

     Cash dividends paid to the Company's shareholders are expected to be funded from dividends received by the Company from its subsidiaries. The Company presently intends to follow its historical policy as to the amount, timing and frequency of the payment of dividends. In addition, the Company's Board of Directors presently intends to consider declaring and issuing an annual 5% stock dividend. The declaration and payment of future dividends, however, will depend upon the earnings and financial condition of the Company and its subsidiaries, general economic conditions, compliance with regulatory requirements, and other factors.

Transfer                         Market
Agent: Fifth Third Bank          Makers:  J.J.B. Hilliard, W.L. Lyons, Inc.
       Fifth Third Center                 (800) 444-1854
       Cincinnati, Ohio  45263
       (513) 579-4355                     NatCity Investments, Inc.
                                          (800) 321-7442

    Shareholder Information
    and Corporate Office:            Terri A. Eckerle
                                     German American Bancorp
                                     P. O. Box 810
                                     Jasper, Indiana  47547-0810
                                     (812) 482-1314


THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT (FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS) FREE OF CHARGE TO ANY SHAREHOLDER, UPON WRITTEN REQUEST. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE SHAREHOLDER INFORMATION AND CORPORATE OFFICE ADDRESS PROVIDED ABOVE.