Form 10-K, Exhibit 13
period 1998-12-31
GERMAN AMERICAN BANCORP
filed 1999-03-31
CIK 714395

--------------------------------------------------------------------------------
             Five Year Summary of Consolidated Financial Statements
       and Related Statistics Dollars in thousands, except per share data
--------------------------------------------------------------------------------

The following selected data, except for certain of the pro forma 1ST BANCORP 1998 data, has been taken from the Company's consolidated financial statements. It should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this annual report. Pro forma data including 1ST BANCORP for 1998 are unaudited and give retroactive effect to the Company's January 4, 1999 merger acquisition of 1ST BANCORP of Vincennes, Indiana, which was accounted for as a pooling of interests. The combined pro forma 1998 information includes 1ST BANCORP data from its fiscal year ended June 30, 1998. See Note 18 to the Company's consolidated financial statements.

                                            Pro Forma
                                            including
                                           1ST BANCORP
                                              1998           1998          1997           1996         1995        1994

Summary of Operations:
Interest and Fees on Loans.............      $51,756       $36,021        $33,804       $32,289      $30,400     $25,151
Interest on Investments................       13,380         9,662          9,518         8,724       8,638        7,400
                                              ------         -----          -----         -----       -----        -----

    Total Interest Income..............       65,136        45,683         43,322        41,013      39,038       32,551
                                              ------        ------         ------        ------      ------       ------
Interest on Deposits...................       28,450        21,142         20,126        18,964      17,649       13,716
Interest on Borrowings.................        6,155           459            316           518         798          420
                                               -----           ---            ---           ---         ---          ---

    Total Interest Expense.............       34,605        21,601         20,442        19,482       18,447      14,136
                                              ------        ------         ------        ------       ------    --------

Net Interest Income....................       30,531        24,082         22,880        21,531       20,591      18,415
Provision for Loan Losses..............        1,338           583            400           345           97         712
                                               -----           ---            ---           ---           --         ---
Net Interest Income after
    Provision for Loan Losses..........       29,193        23,499         22,480        21,186      20,494       17,703
Noninterest Income.....................        5,220         3,078          2,809         2,478       2,034        2,236
Noninterest Expenses...................       22,318        17,009         15,723        15,186       14,307      12,734
                                              ------        ------         ------        ------       ------      ------

Income Before Income Taxes.............       12,095         9,568          9,566         8,478      8,221         7,205
Income Tax Expense.....................        3,525         2,909          3,117         2,857        2,661       2,263
                                               -----         -----          -----         -----        -----      ------

Net Income.............................       $8,570        $6,659         $6,449        $5,621      $5,560       $4,942
=========================================================================================================================


Year-end Balances:
Total Assets...........................     $896,925      $636,776       $575,842      $532,072    $526,478     $496,599
Total Loans, Net.......................      589,765       404,475        369,907       349,383     325,612      312,789
Total Long-term Debt...................      124,381         9,000            ---         1,000       1,000        1,000
Total Deposits.........................      665,113       547,350        501,033       487,253     454,329      424,210
Total Shareholders' Equity.............       91,276        67,421         62,079        57,660      54,384       48,989
=========================================================================================================================


Per Share Data (1):
Net Income.............................        $0.98         $1.00          $0.97         $0.85       $0.84        $0.74
Cash Dividends (2).....................         0.45          0.45           0.38          0.30        0.28         0.25
Book Value, End of Year................        10.49         10.12           9.32          8.67        8.19         7.37
=========================================================================================================================


Other Data at Year-end:
Number of Shareholders.................        2,920         2,535          2,319         2,213       2,122        2,067
Number of Employees....................          364           256            243           241         237          231
Weighted Average Number of Shares (1)..    8,703,667     6,663,667      6,655,742     6,647,331    6,643,760   6,643,178


(1) Share and Per share data has been retroactively adjusted to give effect for stock dividends and splits, and excludes the dilutive effect of stock options.
(2) Cash dividends represent historical dividends declared per share without retroactive restatement for poolings.
