Form 10-K, Exhibit 13
period 1998-12-31
GERMAN AMERICAN BANCORP
filed 1999-03-31
CIK 714395

--------------------------------------------------------------------------------
          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
--------------------------------------------------------------------------------

The following table summarizes net interest income (on a tax-equivalent basis) for each of the past three years. For tax-equivalent adjustments, an effective tax rate of 34% was used for all years presented (1).

                                                         Average Balance Sheet
                                             (Tax-equivalent basis / dollars in thousands)

                                     Twelve Months Ended         Twelve Months Ended           Twelve Months Ended
                                      December 31, 1998           December 31, 1997             December 31, 1996

                                  Principal Income/ Yield/     Principal Income/ Yield/  Principal  Income/   Yield/
                                   Balance  Expense  Rate      Balance   Expense  Rate    Balance   Expense    Rate

ASSETS
Short-term Investments:
   Interest-bearing Balances
     with Banks...............     $6,137    $334    5.44%      $2,825    $160    5.66%     $2,288     $133    5.81%
   Federal Funds Sold.........     14,836     872    5.88%      18,394   1,040    5.65%     22,095    1,101    4.98%
   Other Short-term Investments       ---     ---     ---          320      17    5.31%      2,115      114    5.39%

Securities:
   Taxable....................     90,289   5,655    6.26%      91,876   5,912    6.43%     88,572    5,269    5.95%
   Non-taxable................     50,218   4,244    8.45%      42,821   3,621    8.46%     37,437    3,192    8.53%
Total Loans and Leases (2)....    406,414  36,301    8.93%     369,472  33,871    9.17%    350,859   32,390    9.23%
                                  -------  ------              -------  ------             -------   ------
TOTAL INTEREST
   EARNING ASSETS.............    567,894  47,406    8.35%     525,708  44,621    8.49%    503,366   42,199    8.38%
                                  -------  ------              -------  ------             -------   ------

Cash and Due from Banks.......     17,415                       20,000                      19,059
Premises, Furniture &
   Equipment..................     13,951                       12,872                      12,083
Other Assets..................     14,012                       11,489                      11,314
Less: Allowance for Loan Losses    (7,154)                      (6,995)                     (7,576)
                                    -----                        -----                       -----

TOTAL ASSETS..................   $606,118                     $563,074                    $538,246
                                 ========                     ========                    ========

LIABILITIES AND
   SHAREHOLDERS' EQUITY
Savings and Interest-bearing
   Demand Deposits............   $148,513   3,711    2.50%    $141,056   3,832    2.72%   $140,514    3,756    2.67%
Time Deposits.................    319,054  17,431    5.46%     296,218  16,294    5.50%    275,424   15,208    5.52%
Short-term Borrowings.........      7,123     313    4.39%       6,920     307    4.44%      9,027      418    4.63%
Long-term Debt................      2,811     146    5.19%         115       9    7.83%      1,851      100    5.40%
                                    -----     ---                  ---       -               -----      ---         -

TOTAL INTEREST-BEARING
   LIABILITIES................    477,501  21,601    4.52%     444,309  20,442    4.60%    426,816   19,482    4.56%
                                  -------  ------              -------  ------             -------   ------
Demand Deposit Accounts.......     56,249                       53,911                     51,332
Other Liabilities.............      6,839                        5,101                      4,344
                                    -----                        -----                      -----
TOTAL LIABILITIES.............    540,589                      503,321                    482,492
                                  -------                      -------                    -------

Shareholders' Equity..........     65,529                       59,753                      55,754
                                   ------                       ------                      ------

TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY.......   $606,118                     $563,074                    $538,246
                                 ========                     ========                    ========

NET INTEREST INCOME...........           $25,805                       $24,179                      $22,717
                                         =======                       =======                      =======

NET INTEREST MARGIN...........                       4.54%                        4.60%                        4.51%

(1) Effective tax rates were determined as though interest earned on the Company's investments in municipal bonds and loans was fully taxable.
(2) Non-accruing loans have been included in average loans. Interest income on loans includes loan fees of $827, $610, and $658 for 1998, 1997, and 1996, respectively.

      13.3-2

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------


INTERIM FINANCIAL DATA
Table 1, Unaudited - dollars in thousands except per share data

                                                                              For the three months ended
                                                             December           September           June          March
                                                              31                  30                 30            31

1998:

Interest Income.......................................      $11,651             $11,468           $11,315        $11,249
Interest Expense......................................        5,619               5,469             5,307          5,206
                                                              -----               -----             -----          -----

   Net Interest Income................................        6,032               5,999             6,008          6,043
Provision for Loan Losses.............................          407                  57                55             64
Noninterest Income....................................          768                 754               830            726
Noninterest Expense...................................        4,242               4,491             4,180          4,096
                                                              -----               -----             -----          -----

   Income before Income Taxes.........................        2,151               2,205             2,603          2,609
   Income Tax Expense.................................          624                 617               808            860
                                                                ---                 ---               ---            ---

     Net Income.......................................       $1,527              $1,588            $1,795         $1,749
                                                             ======              ======            ======         ======

Earnings per Share (1)................................        $0.23               $0.24             $0.27          $0.26
                                                              =====               =====             =====          =====

Weighted Average Shares (1)...........................    6,664,927           6,664,438         6,663,091      6,662,176
                                                          =========           =========         =========      =========


1997:

Interest Income.......................................      $10,999             $10,997           $10,800        $10,526
Interest Expense......................................        5,257               5,161             5,049          4,975
                                                              -----               -----             -----          -----

   Net Interest Income................................        5,742               5,836             5,751          5,551
Provision for Loan Losses.............................          379                 447              (652)           226
Noninterest Income....................................          706                 764               709            630
Noninterest Expense...................................        4,166               3,848             3,967          3,742
                                                              -----               -----             -----          -----

   Income before Income Taxes.........................        1,903               2,305             3,145          2,213
   Income Tax Expense.................................          538                 753             1,083            743
                                                                ---                 ---             -----            ---

     Net Income.......................................       $1,365              $1,552            $2,062         $1,470
                                                             ======              ======            ======         ======

Earnings per Share (1)................................        $0.21               $0.23             $0.31          $0.22
                                                              =====               =====             =====          =====

Weighted Average Shares (1)...........................    6,660,382           6,655,802         6,653,560      6,653,145
                                                          =========           =========         =========      =========

(1) Share and Per share data has been retroactively adjusted to give effect for stock dividends and splits, and excludes the dilutive effect of stock options.

      13.3-3

--------------------------------------------------------------------------------
       Management's Discussion and Analysis of Financial Condition
       and Results of Operations  (continued)
--------------------------------------------------------------------------------

INTRODUCTION AND OVERVIEW

German American Bancorp ("the Company") is a multi-bank holding company based in Jasper, Indiana. The Company's Common Stock is traded on NASDAQ's National Market System under the symbol GABC. Including its recent mergers with The Doty Agency, Inc. of Petersburg, Indiana and 1ST BANCORP of Vincennes, Indiana, the Company operates five affiliate community banks with 25 banking offices and 5 full-service insurance offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike and Spencer. The banks' wide range of personal and corporate financial services include making commercial and consumer loans; marketing, originating, and servicing mortgage loans; providing trust, investment advisory and brokerage services; accepting deposits and providing safe deposit facilities. The Company's insurance activities include issuing a full range of property, casualty, life and credit insurance products. Prior to the January 1999 mergers, the Company operated primarily in the banking industry.

The information in this Management's Discussion and Analysis is presented as an analysis of the major components of the Company's operations for the years 1996 through 1998 and its financial condition as of December 31, 1998 and 1997. This information should be read in conjunction with the accompanying consolidated financial statements and footnotes contained elsewhere in this report, and may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. With regard to such statements, a variety of factors could cause the Company's actual results to differ from those described herein, including general and local economic conditions, interest rate changes, risks associated with acquisitions, credit risks, regulatory risks and competition.

Results have been retroactively adjusted for the effect of all stock dividends and splits, and for the June 1, 1998 merger with the parent company of Citizens State Bank of Petersburg, Indiana. Prior years' results exclude the effect of the June 1, 1998 merger with the parent company of FSB Bank of Francisco, Indiana, as restatement would not have had a material impact on overall financial results. See the discussion below and Note 18 to the consolidated financial statements for further information on mergers and acquisitions.

MERGERS AND ACQUISITIONS

In January 1999, the Company issued 2,040,000 shares for all the outstanding shares of 1ST BANCORP of Vincennes Indiana and 62,000 shares for all the outstanding shares of The Doty Agency, Inc. (Doty) of Petersburg, Indiana. These mergers were accounted for as poolings of interests. 1ST BANCORP's subsidiaries include First Federal Bank; First Financial Insurance Agency, Inc.; and First Title Insurance Company, Inc. First Federal Bank operates a mortgage loan origination office in Evansville, Indiana. First Financial Insurance Agency has offices in Vincennes and Princeton, Indiana. Doty is a general multi-line, full-service insurance agency with offices in Pike and Knox counties in Indiana.

The information in this Management's Discussion and Analysis and the accompanying financial statements exclude the results of the mergers with 1ST BANCORP and Doty. Financial statements for all periods prior to the mergers will be retroactively restated in all future reports to give effect to these combinations. 1ST BANCORP's thrift operations include mortgage banking activities, a heavy concentration of residential real estate mortgages in their loan portfolio, and a heavy concentration of borrowings as a long-term funding source. As such, the composition of 1ST BANCORP's loan portfolio, funding sources, allowance for loan losses, and operating results differ significantly from that of the Company.

In June 1998, the Company consummated mergers with the parent companies of Citizens State Bank of Petersburg, Indiana ("CSB") and FSB Bank of Francisco, Indiana ("FSB"). The Company issued 974,898 shares for all the outstanding shares of CSB, and 70,563 shares for all the outstanding shares of FSB, as adjusted for the December 1998 5% stock dividend. These mergers were accounted for as poolings of interests. FSB Bank and an existing affiliate, Community Trust Bank of Petersburg, Indiana were merged into the Citizens State Bank charter, creating a $130 million financial institution serving the Pike and Gibson County markets.

      13.3-4

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------

In March 1997, the Company completed a merger with the parent company of Peoples National Bank of Washington, Indiana ("Peoples") in which the Company issued 1,356,703 shares for all the outstanding shares of Peoples, as adjusted for all subsequent stock splits and stock dividends. This merger was accounted for as a pooling of interests. Concurrent with this transaction, The Union Bank, the Company's affiliate bank in Loogootee, Indiana, combined with Peoples under the Peoples name and charter, creating a $150 million financial institution serving the Daviess and Martin County markets.

Management anticipates that additional mergers and acquisitions with like-minded institutions may occur in future years. The Company's approach offers these institutions the advantage of competitive operational efficiencies gained by spreading fixed operating costs over a larger asset base, without the loss of flexibility and independence associated with acquisition by large regional multi-bank holding companies. Through affiliation with the Company, ownership is predominantly held within a group of shareholders who reside in the banks' general market areas and who support the banks' commitment to their local communities.


                              RESULTS OF OPERATIONS
             -----------------------------------------------------

NET INCOME

Net income of $6,659,000 or $1.00 per share for the year ended December 31, 1998 compared favorably to net income of $6,449,000 or $0.97 per share for the prior year. Both years' results reflect the impact of charges related to the Company's merger and acquisition activities. After-tax merger and acquisition expenses in 1998 totaled $598,000 or $0.09 per share, while similar expenses in 1997 impacted net income by $275,000 or $0.04 per share. Excluding these charges, net income for 1998 was $7,257,000 or $1.09 per share, an 8% increase over 1997 adjusted earnings of $6,724,000 or $1.01 per share.

1997 net income of $6,449,000 or $0.97 per share represented a 15% increase over 1996 earnings of $5,621,000 or $0.85 per share. 1997 net interest income and noninterest income, respectively, increased $1,349,000 and $331,000 over 1996 results, offset by an increase of $537,000 in operating expenses, primarily in personnel expenses and professional fees associated with merger and acquisition activities.

NET INTEREST INCOME

Net interest income is the Company's single largest source of earnings, and represents the difference between interest and fees realized on earning assets, less interest paid on deposits and other borrowed funds. Net interest margin is this difference expressed as a percentage of average earning assets. Several factors contribute to the determination of net interest income and net interest margin, including the volume and mix of earning assets, interest rates, and income taxes. Many of the factors affecting net interest income are subject to control by management policies and actions. Factors beyond the control of management include the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax laws.

1998 tax-equivalent net interest income of $25,805,000 reported on page 2 increased 6.7% over 1997 results of $24,179,000. This followed a 6.4% increase in 1997 over the $22,717,000 reported for 1996. A significant portion of the increase in both years resulted from loan growth. Net interest margin for 1998, 1997 and 1996 was 4.54%, 4.60% and 4.51%, respectively. Yields on earning assets and rates on interest-bearing liabilities declined in 1998 compared to the prior year. This was primarily due to an overall decline in interest rates in late 1998. See the discussion headed LIQUIDITY AND INTEREST RATE RISK MANAGEMENT for an explanation of the Company's interest rate sensitivity position.

PROVISION FOR LOAN LOSSES

The Company provides for future loan losses through regular provisions to the allowance for loan losses, which totaled $583,000, $400,000 and $345,000 in 1998, 1997 and 1996, respectively. These provisions were made at a level deemed necessary by management to absorb estimated losses in the loan portfolio. The fourth quarter of 1998 included additional provisions due to specific concerns over recent price declines in the swine industry, an increase in charge-off experience on consumer loans and a specific reserve on a single large loan. The negative provision of $652,000 in the second quarter of 1997 resulted from the recovery of a single previously charged-off credit at another of the Company's affiliates.

      13.3-5

--------------------------------------------------------------------------------
       Management's Discussion and Analysis of Financial Condition
       and Results of Operations  (continued)
--------------------------------------------------------------------------------

A detailed evaluation of the adequacy of the allowance for loan losses is completed quarterly by management, the results of which will be used to determine future provisions for loan losses. Refer also to the section entitled LENDING AND LOAN ADMINISTRATION for further discussion of the provision and allowance for loan losses.

NONINTEREST INCOME

The primary sources of noninterest income are income from fiduciary activities (trust), investment services income (brokerage fees), and service charges on deposit accounts. Excluding net gains on the sales of loans, other real estate and securities, noninterest income increased 9.2% and 18.7% in 1998 and 1997, respectively, over the previous year.

An analysis of noninterest income is presented in Table 2. Trust fees decreased slightly by $12,000 to $326,000 in 1998 after an increase of $108,000 in 1997. Service charges on deposit accounts increased 12.5% and 16.2% in 1998 and 1997, respectively, due to periodic revisions in the Company's pricing structure.

Investment services income is generated through a full service brokerage operation provided at the Company's community banks. The level of earnings generated through this operation is directly tied to customer utilization and acceptance of the investment products offered. Brokerage income increased $51,000 in 1998 following an increase of $53,000 in 1997.


NONINTEREST INCOME                                                                                     % Change From
Table 2, dollars in thousands                                                                            Prior Year
                                                              1998          1997         1996         1998        1997
                                                              ----          ----         ----         ----        ----
Income from Fiduciary Activities........................      $326          $338         $230         (3.6)%      47.0%
Service Charges on Deposit Accounts.....................     1,471         1,307        1,125         12.5        16.2
Investment Services Income..............................       507           456          403         11.2        13.2
Other Income............................................       744           689          592          8.0        16.4
                                                               ---           ---          ---
    Subtotal ...........................................     3,048         2,790        2,350          9.2        18.7
Gains on Sales of Loans and Other Real Estate...........        24            19           55         26.3       (65.5)
Securities Gains, net...................................         6           ---           73          N/A      (100.0)
                                                                 -           ---           --
    TOTAL NONINTEREST INCOME............................    $3,078        $2,809       $2,478          9.6        13.4
                                                            ======        ======       ======

NONINTEREST EXPENSE

Noninterest expense is comprised of salaries and benefits, occupancy, furniture and equipment expenses, FDIC premiums, data processing fees, professional fees, advertising and promotion, supplies and other operating expenses (see Table 3). Noninterest expenses increased $1.3 million in 1998 and $537,000 in 1997, over the previous year. 1998 expenses include merger and acquisition costs of $226,000 in affiliate expenses for personnel, data processing and pension costs, and $723,000 in professional fees incurred by the holding company.

Despite these increases, the Company's efficiency ratio was relatively stable at 59%, 58% and 60% in 1998, 1997 and 1996, respectively. The efficiency ratio is defined as noninterest expenses as a percentage of the total of tax-equivalent net interest income and noninterest income. Expressed differently, the Company expended approximately $0.59 to generate each $1.00 of net revenue in 1998.

Salaries and employee benefits comprised approximately 54% of total noninterest expense in all periods. The 1998 increase in personnel costs includes $95,000 in merger and acquisition related expenses, an increase in base compensation at some of the existing affiliates and costs associated with the Company's employee computer purchase program, which was implemented in late 1997.

Occupancy, furniture and equipment expenses increased by $233,000 or 10.1% in 1998 after a decrease of $14,000 or 0.6% in 1997. This increase was primarily due to an upgrade of computer systems, as the Company continues its strategy of implementing state-of-the-art technology platforms and operating systems throughout the organization. These systems are expected to provide long-term benefits with regard to improved quality of customer service and control of personnel expenses, and in some cases are necessary in order to address Year 2000 issues.

      13.3-6

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------


FDIC  premiums  totaled  $84,000 in 1998,  $59,000 in 1997 and $231,000 in 1996.
1996 premiums included a $157,000 one-time Savings Association Insurance Fund ("SAIF") assessment. This assessment was applied to some of German American Bank's deposits and all of the deposits of First State Bank. A portion of this assessment was refunded to the Company in 1997.

Data processing fees increased $163,000 and $109,000 in 1998 and 1997, respectively. This reflects an increase in the number of accounts processed and conversion expenses at the Company's newly acquired affiliates in 1998 and 1997. The 1998 increase includes $88 in conversion related expenses.

Professional  fees totaled $837,000 in 1998,  $1,025,000 in 1997 and $854,000 in
1996. Expenses incurred by the holding company for merger, acquisition and other professional fees totaled $723,000 in 1998, $342,000 in 1997 and $228,000 in
1996. 1997 included a $200,000 reserve for legal fees made in connection with an unasserted potential claim at one of the affiliate banks. After payment of certain expenses associated with this unasserted claim, the remainder of this accrual was reversed in late 1998. While it is not possible to predict the level of future acquisition activity and the resulting level of associated costs, management intends to continue to pursue acquisition opportunities, and therefore, increased and continued costs will be likely in future years.

Advertising and promotion expenses totaled $611,000 in 1998, $591,000 in 1997 and $499,000 in 1996, representing approximately 0.1% of average total assets in each year. Increases in 1997 and 1998 included the implementation of a corporate identity program at existing and new affiliates, and by the introduction of new products and services.

Supplies and other operating expenses increased $219,000 in 1998 and $123,000 in 1997. The 1998 increase includes $113,000 from the implementation of a comprehensive management and customer service excellence training program and $43,000 in net pension expense due to the settlement and curtailment, respectively, of the former pension plans at Peoples and Citizens State. 1998 and 1997 expenses were also impacted by the acquisition of new affiliates and by the corporate identity program in the areas of supplies and other charges. Increases also occurred in volume related expenses such as postage, telephone and other services. Other operating expenses include the amortization of goodwill and core deposit intangibles, totaling $189,000, $216,000 and $231,000 in 1998, 1997 and 1996, respectively.

NONINTEREST EXPENSE                                                                                    % Change From
Table 3, dollars in thousands                                                                            Prior Year
                                                              1998          1997         1996         1998        1997
                                                              ----          ----         ----         ----        ----
Salaries and Employee Benefits..........................    $9,139        $8,325       $8,097          9.8%        2.8%
Occupancy, Furniture and Equipment Expense..............     2,533         2,300        2,314         10.1        (0.6)
FDIC Premiums...........................................        84            59          231         42.4       (74.5)
Data Processing Fees....................................       755           592          483         27.5        22.6
Professional Fees ......................................       837         1,025          854        (18.3)       20.0
Advertising and Promotion...............................       611           591          499          3.4        18.4
Supplies................................................       581           540          519          7.6         4.0
Other Operating Expenses................................     2,469         2,291        2,189          7.8         4.7
                                                             -----         -----        -----
    TOTAL NONINTEREST EXPENSE...........................   $17,009       $15,723      $15,186          8.2         3.5
                                                           =======       =======      =======

PROVISION FOR INCOME TAXES

The Company records a provision for current income taxes payable, along with a provision for deferred taxes payable in the future. Deferred taxes arise from temporary differences, which are items recorded for financial statement purposes in a different period than for income tax returns. The major item affecting the difference between the Company's effective tax rate recorded on its financial statements and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Other components affecting the Company's effective tax rate include state income taxes and non-deductible merger costs.

      13.3-7

--------------------------------------------------------------------------------
       Management's Discussion and Analysis of Financial Condition
       and Results of Operations  (continued)
--------------------------------------------------------------------------------

Note 11 to the consolidated financial statements provides additional details relative to the Company's income tax provision. The Company's effective tax rate was 30.4%, 32.6% and 33.7%, respectively, in 1998, 1997, and 1996. The declining effective tax rate corresponds with increases in tax-exempt interest income.


                                CAPITAL RESOURCES
--------------------------------------------------------------------------------

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

The Company continues to maintain a strong capital position. Shareholders' equity totaled $67.4 million and $62.1 million at December 31, 1998 and 1997, respectively. This represented 11.12% and 11.02%, respectively, of total assets. The following table presents the Company's consolidated capital ratios under regulatory guidelines:


RISK BASED CAPITAL STRUCTURE
Table 4, dollars in thousands
                                                                                               1998             1997
                                                                                               ----             ----

Tier 1 Capital:
    Shareholders' Equity as presented on Balance Sheet..........................             $67,421          $62,079
    Subtract: Unrealized Appreciation on Securities Available-for-Sale..........                (847)            (767)
    Less: Intangible Assets and Ineligible Deferred Tax Assets..................              (1,460)          (1,713)
                                                                                               -----            -----
        Total Tier 1 Capital....................................................              65,114           59,599

Tier 2 Capital:
    Qualifying Allowance for Loan Loss..........................................               5,328            4,786
                                                                                               -----            -----
    Total Capital...............................................................             $70,442          $64,385
                                                                                             =======          =======

Risk Weighted Assets............................................................            $424,605         $378,599
                                                                                            ========         ========

                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                             For Capital            Prompt Corrective
                                                    Actual                Adequacy Purposes         Action Provisions
                                               Amount       Ratio         Amount      Ratio         Amount      Ratio
As of December 31, 1998:

To Risk-Weighted Assets:
   Total Capital........................       $70,442     16.59%         >$33,968    >8.0%        >$42,461    >10.0%
                                                                          -           -            -           -
   Tier 1 Capital.......................       $65,114     15.34%         >$16,984    >4.0%        >$25,476   >  6.0%
                                                                          -           -            -          -
To Average Assets:
   Tier 1 Capital.......................       $65,114     10.77%         >$24,183    >4.0%        >$30,229   >  5.0%
                                                                          -           -            -          -

As of December 31, 1997:
To Risk-Weighted Assets:
   Total Capital........................       $64,385     17.01%         >$30,288    >8.0%        >$37,860    >10.0%
                                                                          -           -            -           -
   Tier 1 Capital.......................       $59,599     15.74%         >$15,144    >4.0%        >$22,716   >  6.0%
                                                                          -           -            -          -
To Average Assets:
   Tier 1 Capital.......................       $59,599     11.00%         >$21,664    >4.0%        >$27,080   >  5.0%
                                                                          -           -            -          -

      13.3-8

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------

Tier 1, or core capital, is comprised of shareholders' equity less goodwill, core deposit intangibles, and certain deferred tax assets defined by bank regulations. Tier 2 capital is comprised of the amount of the allowance for loan losses, up to 1.25% of gross risk adjusted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

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

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires federal regulatory agencies to define capital tiers. These tiers are: well-capitalized, adequately capitalized, under-capitalized, significantly under-capitalized, and critically under-capitalized. Under these regulations, a well-capitalized entity must achieve a Tier 1 Risk-based capital ratio of at least 6.0%, a total capital ratio of at least 10.0%, a leverage ratio of at least 5.0%, and not be under a capital directive order. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on financial statements. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At December 31, 1998 the Company and all affiliate banks were categorized as well capitalized.

At December 31, 1998 management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Company's consolidated liquidity, capital resources or operations.

The Company paid cash dividends of $2,834,000 in 1998 and $2,523,000 in 1997. 1998 dividends paid includes an increase in dividends per share and the issuance of additional shares in connection with the Company's Dividend Reinvestment and Stock Purchase Plan. The Company's dividend payout ratio was 43% in 1998 and 45% in 1997, consistent with management's policy of retaining sufficient capital to provide for continued growth.

                                SOURCES OF FUNDS
--------------------------------------------------------------------------------

Table 5 below illustrates changes between years in the average balances of all funding sources:

FUNDING SOURCES - Average Balances                                                                   % Change From
Table 5, dollars in thousands                                                                           Prior Year
                                                      1998            1997           1996         1998           1997
                                                      ----            ----           ----         ----           ----
Demand...........................................    $56,249        $53,911        $51,332         4.3%           5.0%
Savings and Interest-bearing Checking............    103,415        101,459       107,652          1.9           (5.8)
Money Market Accounts............................     45,098         39,597         32,862        13.9           20.5
Other Time Deposits..............................    277,067        253,562        230,643         9.3            9.9
                                                     -------        -------        -------
   Total Core Deposits...........................    481,829        448,529       422,489          7.4            6.2
Certificates of Deposits of $100,000 or more.....     41,987         42,656         44,781        (1.6)          (4.7)
Federal Funds Purchased, Repurchase
   Agreements, and Other Short-term
      Borrowings................................       7,123          6,920          9,027         2.9          (23.3)
FHLB Advances and Long-term Borrowings..........       2,811            115          1,851          *              *
                                                       -----            ---          -----
   Total Funding Sources.........................   $533,750       $498,220       $478,148         7.1            4.2
                                                    ========       ========       ========

   *  Not meaningful

      13.3-9

--------------------------------------------------------------------------------
       Management's Discussion and Analysis of Financial Condition
       and Results of Operations  (continued)
--------------------------------------------------------------------------------


The Company's primary source of funding is its base of core customer deposits. Core deposits consist of demand deposits, savings, interest-bearing checking, money market accounts, and certificates of deposit of less than $100,000. Other sources of funds are certificates of deposit of $100,000 or more, overnight borrowings from other financial institutions, securities sold under agreement to repurchase, short-term notes payable issued on an unsecured basis, and short-term borrowings consisting of interest-bearing demand notes issued to the U.S. Treasury. The membership of the Company's affiliate banks in the Federal Home Loan Bank System (FHLB) provides an additional source for both long and short-term collateralized borrowings. The following pages contain a discussion of changes in these areas.

CORE DEPOSITS

The Company has demonstrated the ability to attract and retain core deposits, achieving 7.4% growth in 1998 and 6.2% in 1997 over prior year average balances. Non-interest bearing demand deposits represent a fairly stable source of funding for the company, totaling approximately 12% of core deposits in 1998, 1997 and 1996. The Company grew average demand deposits by 4% in 1998 and 5% in 1997 over prior year averages.

Double-digit growth was obtained in money market accounts in 1998 and 1997, primarily because this demand product provides a higher interest rate than interest-bearing checking products. Other time deposits consist primarily of certificates of deposits in denominations of less than $100,000. These deposits increased by 9.3% in 1998, by 9.9% in 1997 and comprised approximately 58% of average core deposits in both years.

Changes in the deposit mix will continue to be influenced by customers' tendency to avoid commitment to longer term instruments during periods of low or declining interest rates, and their attempts to lock in rates on these instruments during periods of perceived higher rates. Changes in the mix are also subject to the increased availability of alternative investment products and seasonal and other non-economic factors.

OTHER FUNDING SOURCES

Certificates of deposits in denominations of $100,000 or more are the Company's most significant source of other funding. These large denomination certificates declined in both 1998 and 1997, by 1.6% and 4.7%, respectively. These certificates comprised only 7.9% of the Company's total funding sources in 1998, down from 8.6% in 1997, and 9.4% in 1996.

The Company utilizes other short-term funding sources from time to time. These sources consist of federal funds purchased from other financial institutions on an overnight basis, secured repurchase agreements which generally mature within 30 days, short-term notes payable extended on an unsecured basis, and borrowings under U.S. Treasury demand notes. These borrowings represent an important source of temporary short-term liquidity for the Company. Short-term funding sources and large denomination certificates are considered to be more subject to periodic withdrawals than are core deposits, and therefore, are generally not used as a permanent funding source for loans. Long-term debt is in the form of FHLB advances, which are secured by a blanket pledge of certain investment securities and residential mortgage loans. In 1998, long-term FHLB advances were used to lock in the funding cost for certain long-term assets.


                                  USES OF FUNDS
              ----------------------------------------------------

LOANS

Total loans grew $33.6 million or 8.9% in 1998 and $20.6 million or 5.8% in 1997. The Company's loan portfolio is well diversified with 31% of the portfolio in commercial and industrial loans, 34% in 1-4 family residential mortgages, 20% in consumer loans, and 15% in agricultural and poultry loans at December 31, 1998. The Company has achieved significant growth in residential mortgage and consumer loans since 1996 while the percentage of the portfolio associated with agriculture and poultry loans continues to decline. The Company's commercial and agricultural lending is extended to various industries, including agribusiness, manufacturing, health care services, wholesale, and retail services.

      13.3-10

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------

The  composition of the year-end  balances of the loan portfolio is presented in
Note 3 to the consolidated financial statements, and in Table 6 below:


LOAN PORTFOLIO                                                                         December 31,
Table 6, dollars in thousands                                            1998              1997             1996
                                                                         ----              ----             ----

Commercial and Industrial.........................................      $128,705         $112,294          $114,946
Residential Mortgage Loans........................................       138,710          126,287           110,448
Consumer Loans....................................................        81,891           79,378            67,980
Agricultural and Poultry..........................................        62,736           60,421            64,415
                                                                          ------           ------            ------
    Total Loans...................................................       412,042          378,380           357,789
    Less:  Unearned Income........................................          (709)          (1,057)           (1,262)
           Allowance for Loan Losses..............................        (6,858)          (7,416)           (7,144)
                                                                           ------           -----             ------
    Loans, net....................................................      $404,475         $369,907          $349,383
                                                                        ========         ========          ========

The Company's policy is generally to extend credit to consumer and commercial borrowers in its primary geographic market area in Southwestern Indiana. Extensions of credit outside this market area are generally concentrated in commercial real estate loans within a 120 mile radius of the Company's primary market, and are granted on a selective basis. Loans outside this radius are generally further limited to loans guaranteed by either the Small Business Administration (SBA) or the Farm Service Agency (FSA).

The overall loan portfolio is diversified among a variety of borrowers; however, a significant portion of borrowers are dependent upon the agricultural, poultry and wood furniture manufacturing industries. Although wood furniture manufacturers employ a significant number of people in the market area, there is no concentration of credit to companies engaged in that industry. No unguaranteed concentration of credit in excess of 10% of total assets exists within any single industry group.

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

The composition of the year-end balances in the investment portfolio is presented in Note 2 to the consolidated financial statements and in Table 7 below:


INVESTMENT PORTFOLIO, at Amortized Cost                                               December 31,
Table 7, dollars in thousands                                            1998         %             1997        %
                                                                         ----         -             ----        -

Federal Funds Sold and Short-term Investments.....................    $16,959        9.3%        $23,098      14.7%
U.S. Treasury and Agency Securities...............................     63,605       34.9          64,142      40.7
Obligations of State and Political Subdivisions...................     56,694       31.1          45,431      28.8
Asset- and Mortgage-backed Securities.............................     43,115       23.6          18,037      11.4
Corporate Securities..............................................       ---        ---            4,839       3.1
Other Securities..................................................      2,084        1.1           2,122       1.3
                                                                        -----        ---           -----       ---
    Total Securities Portfolio....................................   $182,457      100.0%       $157,669     100.0%
                                                                     ========      =====        ========     =====

      13.3-11

--------------------------------------------------------------------------------
       Management's Discussion and Analysis of Financial Condition
       and Results of Operations  (continued)
--------------------------------------------------------------------------------

At December 31, 1998 the Company achieved a relatively balanced investment portfolio mix, which includes a larger allocation to asset-backed and mortgage-backed securities than at the prior year-end. The portion of the investment portfolio designated as available-for-sale provides an additional funding source for the Company's liquidity needs and for asset/liability management requirements. Although management has the ability to sell these securities if the need for liquidity arises, their designation as available-for-sale should not be interpreted as an indication that management anticipates such sales. Available-for-sale securities are carried at their market value. All other securities are carried at amortized cost, due to management's intent and ability to hold these securities to maturity.


                                 RISK MANAGEMENT
                ------------------------------------------------

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

LENDING AND LOAN ADMINISTRATION

Primary responsibility and accountability for day-to-day lending activities rests with the Company's affiliate banks. Loan personnel at each bank have the authority to extend credit under guidelines approved by the bank's board of directors. Executive and board loan committees active at each bank serve as vehicles for communication and for the pooling of knowledge, judgment and experience of its members. These committees provide valuable input to lending personnel, act as an approval body, and monitor the overall quality of the banks' loan portfolios. The Corporate Loan Committee, comprised of members of the Company's executive officers and board of directors, ensure a consistent application of the Company's lending policies. The Company also maintains a comprehensive risk-weighting and loan review program for its affiliate banks, which includes quarterly reviews of problem loan reports, delinquencies and charge-offs. The purpose of this program is to evaluate loan administration, credit quality, loan documentation and the adequacy of the allowance for loan losses.

The Company maintains an allowance for loan losses to cover potential losses identified during its loan review process. The allowance for loan losses is comprised of: (a) specific reserves on individual credits; (b) allocated reserves for certain loan categories and industries, large and out-of-market loans, and overall historical loss experience; and (c) unallocated reserves based on trends in the type and volume of the loan portfolios, current and anticipated economic conditions, and other factors. Specific reserves are provided for credits when: (a) the customer's cash flow or net worth appears insufficient to repay the loan; (b) the loan has been criticized in a regulatory examination; (c) the loan is on non-accrual; or, (d) other reasons where either the ultimate collectibility of the loan is in question, or the loan characteristics require special monitoring.

Table 8 provides a comparative analysis of activity in the allowance for loan losses:


ALLOWANCE FOR LOAN LOSSES                                                             December 31,
Table 8, dollars in thousands                                      1998                   1997                  1996
                                                                   ----                   ----                  ----

Balance as of January 1....................................      $7,416                 $7,144                $7,552
Allowance of Acquired Subsidiary...........................          80                    ---                   ---
Provision for Loan Losses..................................         583                    400                   345
Recoveries of Prior Loan Losses............................         362                    819                   320
Loan Losses Charged to the Allowance.......................      (1,583)                  (947)               (1,073)
                                                                  -----                    ---                 -----
Balance as of December 31..................................      $6,858                 $7,416                $7,144
                                                                 ======                 ======                ======

Net Charge-offs to Average Loans Outstanding...............       0.30%                  0.03%                 0.21%
Provision for Loan Losses to Average Loans Outstanding.....       0.14%                  0.11%                 0.10%
Allowance for Loan Losses to Total Loans at Year-End.......       1.66%                  1.96%                 2.00%

      13.3-12

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------


During 1998, specific reserves in the allowance for loan losses increased for large and out-of-market loans due to growth in that segment of the portfolio, and for agricultural loans associated with recent price declines in the swine industry. Reserves associated with consumer loans decreased in 1998 due to the charge-off of a group of loans at one of the affiliate banks. A specific reserve for this group of loans had been established in 1997. These charge-offs contributed to an increase in that portion of allocated reserves which is based on historical losses. Unallocated reserves declined during the year, due in part to a reduction in non-performing loans. Refer also to the section entitled PROVISION FOR LOAN LOSSES in the discussion regarding the RESULTS OF OPERATIONS.

Non-performing assets consist of: (a) non-accrual loans; (b) loans which have been re-negotiated to provide for a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower;
(c) loans past due ninety (90) days or more as to principal  or  interest;  and,
(d) other real estate owned. Loans are placed on non-accrual status when scheduled principal or interest payments are past due for 90 days or more or when the borrower's ability to repay becomes doubtful. Uncollected interest accrued in the current year is reversed against income at the time a loan is placed on non-accrual. Loans are charged-off at 120 days past due, or earlier if deemed uncollectible. Exceptions to the non-accrual and charge-off policies are made when the loan is well secured and in the process of collection.

Table 9 below presents an analysis of the Company's non-performing assets:


NON-PERFORMING ASSETS                                                                 December 31,
Table 9, dollars in thousands                                      1998                   1997                1996
                                                                   ----                   ----                ----

Non-accrual Loans......................................          $1,920                 $1,238               $2,003
Past Due Loans (90 days or more).......................           1,169                  2,832                1,168
                                                                  -----                  -----                -----
    Total Non-performing Loans.........................           3,089                  4,070                3,171
Other Real Estate Owned................................             226                    388                  529
                                                                    ---                    ---                  ---
    Total Non-performing Assets........................          $3,315                 $4,458               $3,700
                                                                 ======                 ======               ======

Non-performing Loans to Total Loans....................           0.75%                  1.08%                 0.89%
Allowance for Loan Losses to Non-performing Loans......            222%                   182%                  225%

LIQUIDITY AND INTEREST RATE RISK MANAGEMENT

Liquidity is a measure of the Company's ability to fund new loan demand, existing loan commitments and deposit withdrawals. The purpose of liquidity management is to match sources of funds with anticipated customer borrowings and withdrawals and other obligations to ensure a dependable funding base, without unduly penalizing earnings. Failure to properly manage liquidity requirements can result in the need to satisfy customer withdrawals and other obligations on less than desirable terms. The Company provides for its liquidity needs by maintaining money market assets, managing cash flows from its investment portfolio, through growth in core deposits, and by maintaining various short- and long-term borrowing sources.

Interest rate risk is the exposure of the Company's financial condition to adverse changes in market interest rates. In an effort to estimate the impact of sustained interest rate movements to the Company's earnings, the Company monitors interest rate risk through computer-assisted simulation modeling of its net interest income. The Company's simulation modeling monitors the potential impact to net interest income under four interest rate scenarios -- flat, rising, declining and most likely. The Company's objective is to actively manage its asset/liability position within a one-year interval and to limit the risk in any of the four interest rate scenarios to a reasonable level of tax-equivalent net interest income within that interval. Funds Management Committees at the holding company and each affiliate bank monitor compliance within established guidelines of the Funds Management Policy.

      13.3-13

--------------------------------------------------------------------------------
       Management's Discussion and Analysis of Financial Condition
       and Results of Operations  (continued)
--------------------------------------------------------------------------------

The Company also monitors interest rate risk by estimating its static interest rate sensitivity position. Static interest rate sensitivity is an analysis of the relationship between rate sensitive assets and rate sensitive liabilities at a point in time, and quantifies interest rate risk as the difference, or "gap", between assets and liabilities expected to mature or reprice in given time intervals. Static interest rate sensitivity is expressed as a ratio of rate sensitive assets to rate sensitive liabilities and as a dollar amount known as the "gap". A ratio of 100% suggests a balanced position between rate sensitive assets an liabilities within a given repricing period.

Table 10 reflects the Company's static interest rate sensitivity position as of December 31, 1998 over various time intervals and based on current interest rates. Interest earning assets and interest bearing liabilities have been distributed based on their actual or expected repricing dates. A significant assumption in the table is that all interest-bearing demand and savings deposits are subject to immediate repricing even though rates on these deposits are not generally tied to specific indices, and experience suggests these deposits are somewhat resistant to rate sensitivity.

Although rate sensitivity gaps constantly change as funds are acquired and invested, a significant portion of the Company's assets and liabilities reprice within 180 days, and are closely matched at 85% in the one year or less cumulative time frame. At financial institutions with negative gaps, net interest income tends to increase in declining rate environments, and decrease in rising rate environments.

As of December 31, 1998 the Company had no derivatives, trading portfolio or unusual financial instruments which expose the Company to undue interest rate risk. For additional information regarding qualitative and quantitative market risk disclosures, see the Company's Annual Report on Form 10-K for the year ended December 31, 1998 which is available without charge, upon written request.

STATIC INTEREST RATE SENSITIVITY at December 31, 1998
Table 10, dollars in thousands

                                                                              Maturing or Repricing
                                                                                                 Non-Sensitive
                                                          1-180        181 to      Over 1 Year      and Over
                                                          Days        365 Days     to 5 Years       5 Years        Total
                                                      -------------------------------------------------------------------
ASSETS
Money Market Investments                              $   16,959     $     ---     $      ---    $      ---    $   16,959
Investment Securities                                     50,829        14,215         58,470        43,386       166,900
Loans (Net of Unearned Income)                           166,407        70,080        148,833        26,013       411,333
                                                      ----------     ---------     ----------    ----------    ----------

    Total Rate Sensitive Assets                          234,195        84,295        207,303        69,399       595,192
    Non-Earning Assets                                       ---           ---            ---        41,584        41,584
                                                      ----------     ---------     ----------    ----------    ----------
    TOTAL ASSETS                                      $  234,195     $  84,295     $  207,303    $  110,983    $  636,776
                                                      ==========     =========     ==========    ==========    ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing Demand and Savings                   $  115,226     $     ---     $      ---    $      ---    $  115,226
Money Market Deposits                                     39,440           ---            ---           ---        39,440
Other Time Deposits                                      118,677        95,506        112,615            16       326,814
Borrowings                                                 7,064           299          4,087         4,578        16,028
                                                      ----------     ---------     ----------    ----------    ----------

    Total Rate Sensitive Liabilities                     280,407        95,805        116,702         4,594       497,508
    Non-Interest Bearing Deposits                            ---           ---            ---        65,870        65,870
    Other Liabilities                                        ---           ---            ---         5,977         5,977
    Shareholders' Equity                                     ---           ---            ---        67,421        67,421
                                                      ----------     ---------     ----------    ----------    ----------
    TOTAL LIABILITIES AND EQUITY                      $  280,407     $  95,805     $  116,702    $  143,862    $  636,776
                                                      ==========     =========     ==========    ==========    ==========

Periodic Interest Sensitivity Gap                     $(  46,212)    $( 11,510)    $   90,601    $(  32,879)
                                                      ==========     =========     ==========    ==========
Cumulative Interest Sensitivity Gap                   $(  46,212)    $( 57,722)    $   32,879
                                                      ==========     =========     ==========
Cumulative Ratio (1)                                         84%           85%           107%


(1)      Rate Sensitive Assets / Rate Sensitive Liabilities

      13.3-14

--------------------------------------------------------------------------------
    Management's Discussion and Analysis of Financial Condition
    and Results of Operations  (continued)
--------------------------------------------------------------------------------


                                    YEAR 2000
                 ----------------------------------------------

All banks and financial institutions are faced with addressing a potentially materially adverse event should their computer and operating systems fail to accurately process their customers' deposit, loan and other business in the Year 2000. The Company, like any financial institution, would suffer an interruption in its ability to transact business should its systems fail due to Year 2000 programming inaccuracy.

An on-going formal review of the Company's computer systems and systems providers is continuing, in order to determine the extent to which changes must be implemented to avoid or minimize service issues associated with the Year 2000. The Company is executing the review, testing and implementation of procedures to address certain issues that require attention prior to the Year 2000 in accordance with its formal plan, in order that its operations will not be materially adversely affected. The Company's Year 2000 process is subject to banking agency regulatory guidelines and examination. At this time the Company
believes   itself  to  be  in  compliance   with  all   significant   regulatory
requirements.

The Company's service provider for all of its loan and deposit account processing activity is Fiserv, a publicly listed company headquartered in Milwaukee, Wisconsin. The Company has designated Fiserv's systems as mission critical for the Year 2000 issue, as that term is defined by bank regulatory requirements. Fiserv, a national service provider for over 3,300 customers, has largely completed its renovation and testing of the Company's mission critical systems. While the Company has extensively tested Fiserv's systems for Year 2000 capabilities, it can obviously give no absolute assurance as to the actual performance of Fiserv's systems in the Year 2000. However, based on this testing, the Company is unaware of any issues that would cause any material interruption in its ability to transact business. The Company has also completed its assessment of the Year 2000 implications of systems other than its "mission critical" data processing information systems (such as elevators, HVAC, copiers, and the like).

The Company expended approximately $275,000 in 1998 on Year 2000 related items, and anticipates another $175,000 in cash outlays in 1999. These outlays exclude the cost of implementing the Company's state-of-the-art platform and computer systems upgrade (see also the section entitled NONINTEREST EXPENSE under the discussion of RESULTS OF OPERATIONS), but include the Company's expected share of third party systems costs and all other costs to address the Year 2000 issue. For financial statement purposes, the depreciation and operating expenses associated with these outlays will impact the income statement over a period of one to seven years.

The Year 2000 issue could also affect the ability of the Company's customers to conduct operations in a timely and effective manner, and as such, could adversely impact the quality of the Company's loan portfolio, its deposits, or other sources of revenue and funding from customers. The Company has completed an assessment of its commercial customers' potential exposure to the Year 2000 issue and their plans to minimize any such exposure. The Company is unaware of any specific significant customer Year 2000 issues that are not expected to be resolved prior to the end of the year.

The above summary of the Company's Year 2000 preparations includes forward looking statements, concerning the Company's present expectation that its operations will not be materially adversely affected by Year 2000 issues. However, the Year 2000 issue is pervasive, complex and could potentially affect any computer process, including any equipment utilizing embedded technology like microprocessors. Although the Company believes it is taking all necessary steps to address Year 2000 issues, no assurances can be given that some problems will not occur or that the Company will not incur significant additional expenses in future periods, any of which could have a material adverse impact on the Company's results of operations.

      13.3-15

--------------------------------------------------------------------------------
       Consolidated Balance Sheets
       Dollars in thousands
--------------------------------------------------------------------------------

                                                                                               December 31,

                                                                                            1998             1997
                                                                                            ----             ----
ASSETS
Cash and Due from Banks..............................................................  $    17,765        $    20,090
Federal Funds Sold...................................................................          175             20,300
                                                                                       -----------        -----------

    Cash and Cash Equivalents........................................................       17,940             40,390

Interest-bearing Balances with Banks.................................................       16,784              2,798
Securities Available-for-Sale, at Market.............................................      136,023            100,449
Securities Held-to-Maturity, at Cost.................................................       30,877             35,382

Loans  ..............................................................................      412,042            378,380
Less:   Unearned Income..............................................................         (709)            (1,057)
    Allowance for Loan Losses........................................................       (6,858)            (7,416)
                                                                                       -----------        -----------

Loans, Net...........................................................................      404,475            369,907

Premises, Furniture and Equipment, Net...............................................       14,719             13,191
Other Real Estate....................................................................          226                388
Intangible Assets....................................................................        1,383              1,572
Accrued Interest Receivable and Other Assets.........................................       14,349             11,765
                                                                                       -----------        -----------

        TOTAL ASSETS.................................................................  $   636,776        $   575,842
                                                                                       ===========        ===========

LIABILITIES
Noninterest-bearing Deposits.........................................................  $    65,870        $    62,502
Interest-bearing Deposits............................................................      481,480            438,531
                                                                                       -----------        -----------

    Total Deposits...................................................................      547,350            501,033

Short-term Borrowings................................................................        7,028              5,548
Long-term Debt.......................................................................        9,000                ---
Accrued Interest Payable and Other Liabilities.......................................        5,977              7,182
                                                                                       -----------        -----------

        TOTAL LIABILITIES............................................................      569,355            513,763

SHAREHOLDERS' EQUITY
Common Stock, no par value, $1 stated value; 20,000,000 shares authorized............        6,665              6,279
Preferred Stock, $10 par value; 500,000 shares authorized, no shares issued..........         ---                ---
Additional Paid-in Capital...........................................................       46,708            38,088
Retained Earnings....................................................................       13,201             16,945
Accumulated Other Comprehensive Income...............................................          847                767
                                                                                       -----------        -----------

        TOTAL SHAREHOLDERS' EQUITY...................................................       67,421             62,079
                                                                                       -----------        -----------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................................  $   636,776        $   575,842
                                                                                       ===========        ===========


End of period shares issued and outstanding..........................................    6,664,927          6,278,636
                                                                                       ===========        ===========


See accompanying notes to consolidated financial statements.

      13.3-16

--------------------------------------------------------------------------------
    Consolidated Statements of Income
    Dollars in thousands, except per share data
--------------------------------------------------------------------------------

                                                                                       Years ended December 31,

                                                                                  1998             1997        1996
                                                                                  ----             ----        ----
INTEREST INCOME
Interest and Fees on Loans..................................................   $36,021          $33,804      $32,289
Interest on Federal Funds Sold..............................................       872            1,040        1,101
Interest on Short-term Investments..........................................       334              177          247
Interest and Dividends on Securities:
    Taxable.................................................................     5,655            5,912        5,269
    Non-taxable.............................................................     2,801            2,389        2,107
                                                                              --------         --------       ------

       TOTAL INTEREST INCOME................................................    45,683           43,322       41,013

INTEREST EXPENSE
Interest on Deposits........................................................    21,142           20,126        18,964
Interest on Short-term Borrowings...........................................       313              307           418
                                                                                                                    -
Interest on Long-term Debt..................................................       146                9           100
                                                                              --------         --------       -------

    TOTAL INTEREST EXPENSE..................................................    21,601           20,442        19,482
                                                                              --------         --------      --------

NET INTEREST INCOME.........................................................    24,082           22,880        21,531
Provision for Loan Losses...................................................       583              400           345
                                                                              --------         --------      --------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........................    23,499           22,480        21,186

NONINTEREST INCOME
Income from Fiduciary Activities............................................       326              338           230
Service Charges on Deposit Accounts.........................................     1,471            1,307         1,125
Investment Services Income..................................................       507              456           403
Other Service Charges, Commissions, and Fees................................       744              689           592
Gains on Sales of Loans and Other Real Estate...............................        24               19            55
Securities Gains, net.......................................................         6              ---            73
                                                                              --------         --------      --------

    TOTAL NONINTEREST INCOME................................................     3,078            2,809         2,478
                                                                              --------         --------       -------

NONINTEREST EXPENSE
Salaries and Employee Benefits..............................................     9,139            8,325         8,097
Occupancy Expense...........................................................     1,378            1,202         1,140
Furniture and Equipment Expense.............................................     1,155            1,098         1,174
FDIC Premiums...............................................................        84               59           231
Data Processing Fees........................................................       755              592           483
Professional Fees...........................................................       837            1,025           854
Advertising and Promotion...................................................       611              591           499
Supplies....................................................................       581              540           519
Other Operating Expenses....................................................     2,469            2,291         2,189
                                                                              --------         --------       -------

    TOTAL NONINTEREST EXPENSE...............................................    17,009           15,723        15,186
                                                                              --------         --------       -------

Income before Income Taxes..................................................     9,568            9,566         8,478
Income Tax Expense..........................................................     2,909            3,117         2,857
                                                                              --------         --------      --------

NET INCOME..................................................................   $ 6,659          $ 6,449       $ 5,621
                                                                               =======          =======       =======

Earnings per Share..........................................................  $   1.00         $   0.97      $   0.85
Diluted Earnings per Share..................................................  $   1.00         $   0.97      $   0.84


See accompanying notes to consolidated financial statements.

      13.3-17

--------------------------------------------------------------------------------
       Consolidated Statements of Cash Flows
       Dollars in thousands
--------------------------------------------------------------------------------

                                                                                       Years Ended December 31,

                                                                                  1998           1997            1996
                                                                                  ----           ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income...............................................................     $  6,659       $  6,449       $  5,621
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
    Net Accretion / (Amortization) on Investments........................           18             24             (10)
    Depreciation and Amortization........................................        1,335          1,273           1,265
    Provision for Loan Losses............................................          583            400             345
    Gain on Sale of Securities, net......................................           (6 )          ---             (73)
    Gain on Sales of Loans and Other Real Estate.........................          (24 )          (19 )           (55)
    Change in Assets and Liabilities:
       Deferred Taxes....................................................          (20 )         (195 )           233
       Deferred Loan Fees................................................          (13 )          (48 )           (11)
       Interest Receivable and Other Assets..............................       (2,316 )       (2,297 )           (78)
Interest Payable and Other Liabilities...................................       (1,308 )        2,393             428
       Unearned Income...................................................         (356 )         (205 )          (332)
                                                                                  ----           ----            ----
          Total Adjustments..............................................       (2,107 )        1,326           1,712
                                                                                 -----          -----           -----
Net Cash from Operating Activities.......................................        4,552          7,775           7,333
                                                                                 -----          -----          ------

CASH FLOWS FROM INVESTING ACTIVITIES
    Change in Interest-bearing Balances with Banks.......................      (13,938 )       (1,002 )          740
    Proceeds from Maturities of Other Short-term Investments.............          ---            996           7,030
    Purchase of Other Short-term Investments.............................          ---            ---          (1,966)
    Proceeds from Maturities of Securities Available-for-Sale............       86,449         57,641          39,156
    Proceeds from Sales of Securities Available-for-Sale.................       15,051            ---           1,080
    Purchase of Securities Available-for-Sale............................     (129,030 )      (58,601 )       (46,471)
    Proceeds from Maturities of Securities Held-to-Maturity..............        6,002          3,133          12,017
    Proceeds from Sales of Securities Held-to-Maturity...................          362            ---             ---
    Purchase of Securities Held-to-Maturity..............................       (7,675 )       (4,134 )       (13,294)
    Purchase of Loans....................................................       (5,998 )       (1,152 )        (1,576)
    Proceeds from Sales of Loans.........................................          419          1,872           1,870
    Loans Made to Customers, net of Payments Received....................      (19,317 )      (21,432 )       (23,947)
    Proceeds from Sales of Fixed Assets..................................          ---             41             ---
    Proceeds from Sales of Other Real Estate.............................          326            105             152
    Property and Equipment Expenditures..................................       (2,320 )       (1,942 )        (1,405)
    Acquire Affiliate....................................................       2,934             ---             ---
                                                                                -----
          Net Cash from Investing Activities.............................      (66,735 )      (24,475 )       (26,614)
                                                                                ------         ------          ------
CASH FLOWS FROM FINANCING ACTIVITIES
    Change in Deposits...................................................       32,120         13,779          32,924
    Net Change in Short-term Borrowings..................................        1,480         (7,540 )           683
    Advances in Long-term Debt...........................................        9,000            ---           2,000
    Repayments of Long-term Debt.........................................          ---         (1,000 )        (2,000)
    Issuance / (Repurchase) of Common Stock..............................          ---            252             145
    Dividends Paid.......................................................       (2,834 )       (2,523 )        (2,124)
    Exercise of Stock Options............................................          ---              3               7
    Purchase of Interests in Fractional Shares...........................          (33 )          (33 )           (30)
                                                                                    --             --              --
          Net Cash from Financing Activities.............................       39,733          2,938          31,605
                                                                                ------          -----         -------

Net Change in Cash and Cash Equivalents..................................      (22,450 )      (13,762 )        12,324
    Cash and Cash Equivalents at Beginning of Year.......................       40,390         54,152          41,828
                                                                                ------         ------         ------
    Cash and Cash Equivalents at End of Year.............................     $ 17,940      $ 40,390         $ 54,152
                                                                              ========      ========         ========
Cash Paid During the Year for:
    Interest..............................................................    $ 20,824      $ 20,340         $ 19,432
    Income Taxes..........................................................       2,838          3,011           2,677

See accompanying notes to consolidated financial statements.

      13.3-18

--------------------------------------------------------------------------------
    Consolidated Statements of Changes in Shareholders' Equity
    Dollars in thousands, except per share data
--------------------------------------------------------------------------------


                                                     Common
                                                     Stock/                             Accumulated
                                                   Additional                              Other            Total
                                                     Paid-in         Retained          Comprehensive    Shareholders'
                                                     Capital         Earnings             Income           Equity

Balances, January 1, 1996
   (as previously reported for
   German American Bancorp).................       $ 25,403         $ 19,563            $  822            $ 45,788
Retroactive restatement for Pooling of
   Interests (Citizens - 928,475 shares
   issued)..................................          4,000            4,580                16               8,596

Balances, January 1, 1996 as restated.......         29,403           24,143               838              54,384
Comprehensive Income:
   Net Income...............................                           5,621                                 5,621
   Change in Net Unrealized Gain / (Loss)
      on Securities Available-for-Sale......                                              (343 )              (343)
        Total Comprehensive Income..........                                                                 5,278
Cash Dividends ($.32 per Common Share,
   as restated for pooling of interests)....                          (2,124)                               (2,124)
Issuance of 3,899 Shares of Common Stock
   pursuant to Dividend Reinvestment Plan...            145                                                    145
Purchase and Retirement of 6,400 Shares
   pursuant to Exercise of Stock Options....            (85 )           (123)                                 (208)
Issuance of 10,394 Shares upon Exercise
   of Stock Options.........................            215                                                    215
5% Stock Dividend  (90,841 Shares)..........          3,362           (3,362)                                    0
Purchase of Interest in Fractional Shares...                             (30)                                  (30)

Balances, December 31, 1996 as restated.....         33,040           24,125               495              57,660
Comprehensive Income:
   Net Income...............................                           6,449                                 6,449
   Change in Net Unrealized Gain / (Loss)
      on Securities Available-for-Sale......                                               272                 272
        Total Comprehensive Income..........                                                                 6,721
Cash Dividends ($.38 per Common Share,
   as restated for pooling of interests)....                          (2,523)                               (2,523)
Issuance of 6,629 Shares of Common Stock
   pursuant to Dividend Reinvestment Plan...            252                                                    252
Purchase and Retirement of 11,338 Shares
   pursuant to Exercise of Stock Options....           (156 )           (274)                                 (430)
Issuance of 15,818 Shares upon Exercise of
   Stock Options............................            432                                                    432
Two for One Stock Split (2,546,041 Shares)..          2,546           (2,546)                                    0
5% Stock Dividend (253,952 Shares)..........          8,253           (8,253)                                    0
Purchase of Interest in Fractional Shares...                             (33)                                  (33)

Balances, December 31, 1997 as restated.....         44,367           16,945               767              62,079
Add: Acquired Affiliate (Francisco - 67,203
   shares Issued)...........................            818              652                                 1,470
Comprehensive Income:
   Net Income...............................                           6,659                                 6,659
   Change in Net Unrealized Gain / (Loss)
      on Securities Available-for-Sale......                                                80                  80
        Total Comprehensive Income..........                                                                 6,739
Cash Dividends ($.43 per Common Share,
   as restated for pooling of interests)....                          (2,834)                               (2,834)
Purchase and Retirement of 1,794 Shares
   pursuant to Exercise of Stock Options ...            (13 )            (42)                                  (55)
Issuance of 4,545 Shares upon exercise of
   Stock Options............................             55                                                     55
5% Stock Dividend (316,337 Shares)..........          8,146           (8,146)                                    0
Purchase of Interest in Fractional Shares ..                             (33)                                  (33)

Balances, December 31, 1998.................       $ 53,373         $ 13,201          $    847            $ 67,421
                                                   =========        ========          =========           ========

See accompanying notes to consolidated financial statements.

      13.3-19

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements
       Dollars in thousands
--------------------------------------------------------------------------------

NOTE 1 - Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

    German American Bancorp operates primarily in the banking industry, which accounts for over 90% of its revenues, operating income and identifiable assets. German American Bancorp generates commercial, installment and mortgage loans and receives deposits from customers through its locations in the Indiana counties of Dubois, Daviess, Gibson, Knox, Martin, Pike, Perry and Spencer. While the overall loan portfolio is diversified among a variety of individual borrowers, a significant portion of these borrowers are dependent on the agriculture, poultry, and wood furniture manufacturing industries. Although wood furniture manufacturers employ a significant number of people in the Company's market area, the Company does not have a concentration of credit to companies engaged in that industry. The majority of the Company's loans are secured by specific items of collateral including business assets, consumer assets and real property. These financial statements include the accounts of German American Bancorp and its wholly-owned subsidiaries, The German American Bank; First State Bank, Southwest Indiana; German American Holdings Corporation, (parent of both Citizens State Bank and Peoples National Bank); and GAB Mortgage Corp. Significant intercompany balances and transactions have been eliminated in consolidation. Certain items in the 1997 and 1996 financial statements have been reclassified to correspond with the 1998 presentation.

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

    The Company defers loan fees and certain direct loan origination costs. Deferred amounts are reported in the balance sheet as part of loans and are recognized into interest income over the term of the loan based on the level yield method.

      13.3-20

--------------------------------------------------------------------------------
    Notes to the Consolidated Financial Statements  (continued)
    Dollars in thousands
--------------------------------------------------------------------------------

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

    Loan impairment is reported when full repayment under the terms of the loan is not expected. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate, or at the fair value of collateral if repayment is expected solely from the collateral. Smaller balance homogeneous loans are evaluated for impairment in total. Such loans include real estate loans secured by one-to-four family residences and loans to individuals for household, family and other personal expenditures. Commercial, agricultural and poultry loans are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of more than 60 days. Nonaccrual loans are generally also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

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

Intangible Assets

    Intangible Assets are comprised of core deposit intangibles ($173 and $247 at December 31, 1998 and 1997, respectively) and goodwill ($1,210 and $1,325 at December 31, 1998 and 1997, respectively). Core deposit intangibles are amortized on an accelerated method over ten years and goodwill is amortized on a straight-line basis over fifteen years. Core Deposit Intangibles and Goodwill are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

Stock Compensation

    Expense for employee compensation under stock option plans is reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of Financial Accounting Standard No. 123 was used for stock-based compensation.

Comprehensive Income

    Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information comparably restated.

      13.3-21

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
--------------------------------------------------------------------------------

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

New Accounting Pronouncements

    Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this pronouncement is not expected to have a material effect on the Company's financial results, but the effect will depend on derivative holdings when this standard is adopted.

NOTE 2 - Securities

    The amortized cost and estimated market values of Securities as of December 31, 1998 are as follows:


                                                                                      Gross            Gross       Estimated
Securities Available-for-Sale:                                      Amortized      Unrealized       Unrealized      Market
                                                                      Cost            Gains           Losses         Value
U.S. Treasury Securities, and Obligations of
    U.S. Government Corporations and Agencies...............        $63,605           $213            $(30)        $63,788
Obligations of State and Political Subdivisions.............         29,103          1,443             (91)         30,455
Asset-/Mortgage-backed Securities...........................         41,913             50            (183)         41,780
                                                                     ------             --            ----          ------
    Total...................................................       $134,621         $1,706           $(304)       $136,023
                                                                   ========         ======           =====        ========

Securities Held-to-Maturity:

Obligations of State and Political Subdivisions.............        $27,591         $1,159            $(13)        $28,737
Asset-/Mortgage-backed Securities...........................          1,202              9              ---          1,211
Other Securities............................................          2,084            ---              ---          2,084
                                                                      -----            ---              ---          -----
    Total...................................................        $30,877         $1,168            $(13)        $32,032
                                                                    =======         ======            ====         =======

      13.3-22

--------------------------------------------------------------------------------
    Notes to the Consolidated Financial Statements  (continued)
    Dollars in thousands
--------------------------------------------------------------------------------

NOTE 2 - Securities (continued)

The amortized cost and estimated market values of Securities as of December 31, 1997 are as follows:

                                                                                      Gross            Gross       Estimated
                                                                    Amortized      Unrealized       Unrealized      Market
                                                                      Cost            Gains           Losses         Value
Securities Available-for-Sale:
U.S. Treasury Securities, and Obligations of
    U.S. Government Corporations and Agencies...............         $58,544             $99           $(68)       $58,575
Obligations of State and Political Subdivisions.............          20,448           1,224             (2)        21,670
Asset-/Mortgage-backed Securities...........................          15,668              88            (95)        15,661
Corporate Securities........................................           4,528              23            (22)         4,529
Other Securities............................................               1              13             ---            14
                                                                           -              --             ---            --
    Total...................................................         $99,189          $1,447          $(187)      $100,449
                                                                     =======          ======          =====       ========

Securities Held-to-Maturity:
U.S. Treasury Securities, and Obligations of
    U.S. Government Corporations and Agencies...............          $5,598        $      4            $(1)        $5,601
Obligations of State and Political Subdivisions.............          24,983           1,197            (15)        26,165
Asset-/Mortgage-backed Securities...........................           2,369              32            (14)         2,387
Corporate Securities........................................             311             ---             (8)           303
Other Securities............................................           2,121             ---             ---         2,121
                                                                       -----             ---             ---         -----
    Total...................................................         $35,382          $1,233           $(38)       $36,577
                                                                     =======          ======           =====       =======

    The amortized cost and estimated market values of Securities at December 31, 1998 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay certain obligations with or without call or prepayment penalties. Asset-backed, Mortgage-backed and certain Other Securities are not due at a single maturity date and are shown separately.

                                                                                                       Estimated
                                                                                Amortized               Market
                                                                                  Cost                   Value
Securities Available-for-Sale:
Due in one year or less.....................................                      $3,135                 $3,161
Due after one year through five years.......................                      35,853                 36,271
Due after five years through ten years......................                      34,734                 35,042
Due after ten years.........................................                      18,986                 19,769
Asset-/Mortgage-backed Securities...........................                      41,913                 41,780
                                                                                  ------                 ------
    Totals..................................................                    $134,621               $136,023
                                                                                ========               ========

Securities Held-to-Maturity:
Due in one year or less.....................................                      $2,126                 $2,135
Due after one year through five years.......................                       4,350                  4,452
Due after five years through ten years......................                       8,889                  9,282
Due after ten years.........................................                      12,226                 12,868
Asset-/Mortgage-backed Securities...........................                       1,202                  1,211
Other Securities............................................                       2,084                  2,084
                                                                                   -----                  -----
    Totals..................................................                     $30,877                $32,032
                                                                                 =======                =======

    Sales of Securities are summarized below:

                                                            1998                 1997                     1996
                                                            ----                 ----                     ----
                                                 Available-  Held-to-    Available-  Held-to-    Available-    Held-to-
                                                  for-Sale   Maturity     for-Sale   Maturity     for-Sale     Maturity
Proceeds from Sales........................    $15,051       $ 362        $   ---   $  ---        $1,080       $  ---
Gross Gains on Sales.......................         77          10            ---      ---            76          ---
Gross Losses on Sales......................        (75 )        (6 )          ---      ---            (3)         ---
Income Taxes on Gross Gains................         30           4            ---      ---            30          ---
Income Taxes on Gross Losses...............        (30 )        (2 )          ---      ---            (1)         ---

      13.3-23

--------------------------------------------------------------------------------
      Notes to the Consolidated Financial Statements  (continued)
      Dollars in thousands
--------------------------------------------------------------------------------

NOTE 2 - Securities (continued)

     Sales of securities held-to-maturity in 1998 consisted of mortgage-backed securities for which payment of more than 85% of principal had occurred.

    The carrying value of securities pledged to secure repurchase agreements, public and trust deposits, and for other purposes as required by law was $19,851 and $10,967 as of December 31, 1998 and 1997, respectively.

    No investment securities of an individual issuer exceeded ten percent of German American Bancorp shareholders' equity at December 31, 1998.

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

    At December 31, 1998 and 1997, U.S. Government Agency structured notes, consisting primarily of step-up and single-index bonds, with respective amortized costs of $5,985 and $5,200 and fair values of $5,985 and $5,186 were included in securities available-for-sale.

    Collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's), all of which are issued by U.S. Government
Agencies and the majority of which are fixed rate, comprised 75% of Mortgage-backed securities.

NOTE 3 - Loans

Loans, as presented on the balance sheet, are comprised of the following classifications at December 31,

                                                                                                 1998         1997

Real Estate Loans Secured by 1- 4 Family Residential Properties.........................     $138,710       $126,287
Commercial and Industrial Loans.........................................................      127,384        110,749
Loans to Individuals for Household, Family and Other Personal Expenditures..............       81,891         79,378
Loans to Finance Agricultural Production, Poultry and Other Loans to Farmers............       62,736         60,421
Economic Development Commission Bonds...................................................          500            500
Lease Financing.........................................................................          821          1,045
                                                                                                  ---          -----
    Totals..............................................................................     $412,042       $378,380
                                                                                             ========       ========

Nonperforming loans were as follows at December 31:

Loans past due over 90 days and accruing................................................       $1,169         $2,832
Non-accrual loans.......................................................................        1,920          1,238
                                                                                                -----          -----
    Totals..............................................................................       $3,089         $4,070
                                                                                               ======         ======

Information regarding impaired loans is as follows:

                                                                                                1998          1997

Year-end loans with no allowance for loan losses allocated..............................       $  613         $  507
Year-end loans with allowance for loan losses allocated.................................          543          2,272

Amount of allowance allocated...........................................................          151            358

Average balance of impaired loans during the year.......................................        2,297          2,910

Interest income recognized during impairment............................................          212             217
Interest income recognized on cash basis................................................          117            203

      13.3-24

--------------------------------------------------------------------------------
   Notes to the Consolidated Financial Statements  (continued)
   Dollars in thousands
--------------------------------------------------------------------------------

NOTE 3 - Loans (Continued)

    Certain directors, executive officers, and principal shareholders of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company during 1998. A summary of the activity of these loans is as follows:


  Balance                                Changes                       Deductions                              Balance
 January 1,                            in Persons                                                           December 31,
    1998             Additions          Included          Collected                  Charged-off                1998
-------------------------------------------------------------------------------------------------------------------------------

 $ 12,269           $ 18,677            $   ---          $ (11,791)                    $   ---              $ 19,155


    Total loans serviced for the Federal Home Loan Mortgage Corporation were $2,545 at December 31, 1998 and $3,808 at December 31, 1997. These loans are not reflected on the consolidated balance sheet.

NOTE 4 - Allowance for Loan Losses

A summary of the activity in the Allowance for Loan Losses is as follows:

                                                                   1998                   1997                  1996
                                                                   ----                   ----                  ----
Balance as of January 1................................          $7,416                 $7,144                $7,552
Allowance of Acquired Subsidiary.......................              80                    ---                   ---
Provision for Loan Losses..............................             583                    400                   345
Recoveries of Prior Loan Losses........................             362                    819                   320
Loan Losses Charged to the Allowance...................          (1,583)                  (947)               (1,073)
                                                                  -----                    ---                 -----
Balance as of December 31..............................          $6,858                 $7,416                $7,144
                                                                 ======                 ======                ======

NOTE 5 - Premises, Furniture, and Equipment

Premises, furniture, and equipment as presented on the balance sheet is comprised of the following classifications at December 31,

                                                                                            1998              1997
                                                                                            ----              ----
Land...............................................................................       $2,663            $2,376
Buildings and Improvements.........................................................       14,325            13,511
Furniture and Equipment............................................................        9,871             8,225
                                                                                           -----             -----
    Total Premises, Furniture and Equipment........................................       26,859            24,112
    Less:  Accumulated Depreciation................................................      (12,140)          (10,921)
                                                                                          ------            ------
       Total.......................................................................      $14,719           $13,191
                                                                                         =======           =======

Depreciation  expense  was  $1,146,  $1,151 and $1,136 for 1998,  1997 and 1996,
respectively.

NOTE 6 - Deposits

    At year-end 1998, interest-bearing deposits include $154,666 of demand and savings deposits and $326,814 of time deposits. Stated maturities of time deposits were as follows:

  1999.............................................................    $214,183
  2000.............................................................      81,649
  2001.............................................................      16,467
  2002.............................................................       7,107
  2003.............................................................       7,392
  Thereaft.........................................................          16
                                                                            ---
  Total...........................................................     $326,814
                                                                       ========

      13.3-25

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
--------------------------------------------------------------------------------

NOTE 7 - Short-term Borrowings

    The Company's funding sources include repurchase agreements and federal funds purchased. Repurchase agreements are borrowings from customers secured by a pledge of securities. The Company retains possession of and control over such securities. Information regarding repurchase agreements and short-term borrowings at December 31, 1998 and 1997 is as follows:

                                                              1998         1997
Balances at December 31:
    Repurchase Agreements.............................      $6,903       $5,548
    Federal Funds Purchased...........................         125          ---
                                                               ---          ---
       Total Short-term Borrowings....................      $7,028       $5,548
                                                            ======       ======

NOTE 8 - Long-term Debt

Long-term debt outstanding consists of the following at December 31:

                                                              1998         1997
Advances from FHLB collateralized by qualifying
    mortgages, investment securities and
    mortgage-backed securities..................           $ 9,000  $       ---
                                                           =======  ===========

    The interest rates on the advances from FHLB at December 31, 1998 were as follows: $1,000,000 at 5.02%, $500,000 at 5.04%, $5,000,000 at 5.07%, $1,500,000
at 5.19%, and $1,000,000 at 5.95%. All of these advances are at fixed rates. The weighted average interest rate on all borrowings was 5.18%.

Scheduled principal payments on advances from FHLB at December 31, 1998 are as follows:

   1999......................................................         $335
   2000......................................................          541
   2001......................................................          693
   2002......................................................          619
   2003......................................................        2,233
   Thereafter................................................        4,579
                                                                     -----
   Total.....................................................       $9,000
                                                                    ======

NOTE 9 - Employee Benefit Plans

    The Company and all its banking affiliates provide a non-contributory trusteed 401(k) deferred compensation and profit sharing plan, which covers substantially all full-time employees. The banks agree to match certain employee contributions under the 401K portion of the plan, while profit sharing contributions are discretionary and are subject to determination by the Board of Directors. Employees of Citizens State and FSB Financial Corporation joined this plan in June 1998 while Peoples joined in April 1997.
Contributions to this plan were $609, $549 and $445 for 1998, 1997 and 1996, respectively.

    Citizens State has a noncontributory defined benefit pension plan with benefits based on years of service and compensation prior to retirement. The Projected Benefit Obligation under this plan was frozen at August 1, 1998, and a $126 loss was recorded at curtailment. The Company plans to terminate the plan. The plan's funded status at December 31, 1998 is as follows:

     Plan assets at fair value                                           $648
     Projected benefit obligation for service rendered to date           (829)
     Unrecognized loss                                                     40
     Unrecognized transition asset                                        (24)
                                                                          ---
     Accrued Pension Payable                                            $(165)

      13.3-26

--------------------------------------------------------------------------------
    Notes to the Consolidated Financial Statements  (continued)
    Dollars in thousands
--------------------------------------------------------------------------------

    Prior to their merger with the Company, Peoples had a non-contributory defined benefit pension plan. The Projected Benefit Obligation under this plan was frozen at April 30, 1997. The plan was terminated in 1998. No curtailment gain was recorded in 1997, due to immateriality. An $83 termination settlement gain, net of excise tax, was recognized in 1998.

NOTE 10 - Stock Options

    The Company maintains a Stock Option Plan which reserves 176,625 shares of Common Stock (as adjusted for subsequent stock splits and subject to further customary anti-dilution adjustments) for the purpose of grants of options to officers and other employees of the Company. Options may be designated as "incentive stock options" under the Internal Revenue Code of 1986, or as nonqualified options. While the date after which options are first exercisable is determined by the Stock Option Committee of the Company, no stock option may be exercised after ten years from the date of grant (twenty years in the case of nonqualified stock options). The exercise price of stock options granted pursuant to the Plan must be no less than the fair market value of the Common Stock on the date of the grant.

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

Changes in options outstanding were as follows, as adjusted to reflect stock dividends and splits:

                                                                          Number                    Weighted-average
                                                                        of Options                   Exercise Price

Outstanding, beginning of 1996.....................................        53,268                       $ 9.93
Granted............................................................        14,818                        13.96
Exercised..........................................................       (24,063 )                       8.91
                                                                           ------
Outstanding, end of 1996...........................................        44,023                        11.84
Granted............................................................        25,001                        17.26
Exercised..........................................................       (34,879 )                      12.42
                                                                           -------
Outstanding, end of 1997...........................................        34,145                        15.19
Granted............................................................        62,784                        23.51
Exercised..........................................................        (4,772 )                      11.56
                                                                            -----
Outstanding, end of 1998...........................................        92,157                        21.05
                                                                           ======
Options exercisable at year-end are as follows:
1998...............................................................        90,273                       $20.87


    Financial Accounting Standard No. 123 requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1998, 1997 and 1996. In future years, the pro forma effect of not applying this standard may increase as additional options are granted. At year-end 1998, options outstanding have a weighted average remaining life of 14.44 years, with exercise prices ranging from $8.91 to $30.05.

                                                                              1998            1997          1996
                                                                              ----            ----          ----

Pro forma Net Income...............................................        $6,076           $6,408        $5,608
Pro forma:
    Earnings per Share.............................................         $0.91            $0.96         $0.84
    Diluted Earnings per share.....................................         $0.91            $0.96         $0.84

      13.3-27

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands, except per share data
--------------------------------------------------------------------------------

NOTE 10 - Stock Options (Continued)

     For options granted during 1998, 1997 and 1996, the weighted-average fair values at grant date are $9.75, $1.65 and $0.87, respectively. The fair value of options granted during 1998, 1997 and 1996 was estimated using the following weighted-average information: risk-free interest rate of 5.11%, 5.58% and 5.41%, expected life of 9.7, 1.0, and 1.0 years, expected volatility of stock price of
 .32, .18 and .10, and expected dividends of 1.64%, 2.06% and 2.38% per year.

NOTE 11 - Income Taxes

The provision for income taxes consists of the following:

                                                                       1998                  1997                  1996
                                                                       ----                  ----                  ----
Currently Payable.............................................       $2,976                $3,360                $2,671
Deferred......................................................          (20)                 (196)                  233
Net Operating Loss Carryforward...............................          (47)                  (47)                  (47)
                                                                         --                   ---                   ---
    Total.....................................................       $2,909                $3,117                $2,857
                                                                     ======                ======                ======


Income tax expense is reconciled to the 34% statutory rate applied to pre-tax income as follows:

                                                                       1998                 1997                   1996
                                                                       ----                 ----                   ----
Statutory Rate Times Pre-tax Income...........................      $3,253                 $3,252                $2,883
Add/(Subtract) the Tax Effect of:
    Income from Tax-exempt Loans and Investments..............        (965)                  (785)                 (739)
    Non-deductible Merger Costs...............................      119 73                    149
    State Income Tax, Net of Federal Tax Effect...............     569 582                    526
    Other Differences.........................................         (67)                    (5)                   38
                                                                        --                     --                    --
      Total Income Taxes......................................      $2,909                 $3,117                $2,857
                                                                    ======                 ======                ======

The net deferred tax asset at December 31 consists of the following:


                                                                       1998                  1997
                                                                       ----                  ----
 Deferred Tax Assets:
    Allowance for Loan Losses.................................       $1,783                $1,697
    Net Operating Loss Carryforwards..........................          140                   187
    Deferred Compensation and Employee Benefits...............          367                   330
    Other.....................................................          185                    78
                                                                        ---                    --
      Total Deferred Tax Assets...............................        2,475                 2,292
                                                                      -----                 -----

Deferred Tax Liabilities:
    Depreciation..............................................         (372)                 (349)
    Leasing Activities, Net...................................         (153)                 (202)
    Purchase Accounting Adjustments...........................          (17)                  (29)
    Unrealized Appreciation on Securities.....................         (556)                 (493)
    Other.....................................................         (203)                  (49)
                                                                        ---                   ---
      Total Deferred Tax Liabilities..........................       (1,301)               (1,122)
                                                                      -----                 -----

Valuation Allowance...........................................          (48)                  (48)
                                                                         --                    --
      Net Deferred Tax Asset..................................       $1,126                $1,122
                                                                     ======                ======

      13.3-28

--------------------------------------------------------------------------------
    Notes to the Consolidated Financial Statements  (continued)
    Dollars in thousands
--------------------------------------------------------------------------------

The Company has $411 of federal tax net operating loss carryforwards expiring in the following amounts:

      Year       Amount                      Year         Amount
   ---------------------------------------------------------------

      2001        $116                       2007          $105
      2002         128                       2008            62

NOTE 12 - Per Share Data

    The Board of Directors declared and paid a 5% stock dividend in 1998, 1997 and 1996. In lieu of issuing fractional shares, the Company purchased from shareholders their fractional interest. Additionally, the Board declared and paid a two-for-one stock split in 1997. Earnings and dividend per share amounts have been retroactively computed as though these additionally issued shares had been outstanding for all periods presented. The computation of Earnings per Share and Diluted Earnings per Share are provided below:

                                                                       1998                  1997                1996
                                                                       ----                  ----                 ----
Earnings per Share:
Net Income....................................................       $6,659                $6,449                $5,621
Weighted Average Shares Outstanding...........................    6,663,667             6,655,742             6,647,331
    Earnings per Share........................................        $1.00                 $0.97                 $0.85

Diluted Earnings per Share:
Net Income....................................................       $6,659                $6,449                $5,621
Weighted Average Shares Outstanding...........................    6,663,667             6,655,742             6,647,331
Stock Options.................................................       90,273                34,145                44,023
Assumed Shares Repurchased upon Exercise of Options...........      (69,610)              (25,177)              (34,545)
                                                                    -------               -------               -------
    Diluted Weighted Average Shares Outstanding...............    6,684,330             6,664,710             6,656,809
    Diluted Earnings per Share................................        $1.00                 $0.97                 $0.84


NOTE 13 - Lease Commitments

     The total rental expense for all leases for the years ended December 31, 1998, 1997, and 1996 was $125, $119, and $106, respectively, including amounts paid under short-term cancelable leases.

    At December 31, 1998, the German American Bank and First State Bank subleased space for three branch-banking facilities from a company controlled by a director and principal shareholder of the Company. The subleases expire in 2000, 2001 and 2008 with various renewal options provided. Aggregate annual rental payments to this Director's company totaled $56 for 1998. Exercise of the Bank's sublease renewal options is contingent upon the Director's company renewing its primary leases. The following is a schedule of future minimum lease payments:

Years Ending December 31:

                              Premises           Equipment             Total

  1999................          $79                   $1                $80
  2000................           68                  ---                 68
  2001................           55                  ---                 55
  2002................           50                  ---                 50
  2003................           50                  ---                 50
  Thereafter..........          258                  ---                258
                                ---                  ---                ---
     Total............         $560                   $1               $561
                               ====                   ==               ====
      13.3-29

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands, except per share data
--------------------------------------------------------------------------------

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

Commitments and contingent  liabilities  are summarized as follows,  at December
31,

                                                    1998                   1997
                                                    ----                   ----
  Commitments to Fund Loans:
    Home Equity..........................        $11,016                 $9,726
    Credit Card Lines....................          6,030                  4,634
    Commercial Operating Lines...........         28,470                 32,225
                                                  ------                 ------
      Total Commitments to Fund Loans....        $45,516                $46,585
                                                 =======                =======

 Standby Letters of Credit...............         $1,690                 $2,871

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

    The Company self-insures employee health benefits for all affiliates, including employees of Citizens State and FSB Financial Corporation beginning with the third quarter of 1998. Stop loss insurance covers annual losses exceeding $50 per covered individual and approximately $623 in the aggregate. Management's policy is to establish a reserve for claims not submitted by a charge to earnings based on prior experience. Charges to earnings were $526, $517 and $487 for 1998, 1997 and 1996, respectively.

     At December 31, 1998 and 1997, respectively, the affiliate banks were required to have $3,220 and $3,054 on deposit with the Federal Reserve, or as cash on hand. These reserves do not earn interest.

NOTE 15 - Non-cash Investing Activities

                                                                     1998                 1997                 1996
                                                                     ----                 ----                 ----
   Loans Transferred to Other Real Estate.....................        $95                   $42                 $25
   Securities Transferred to Available-for-Sale...............      8,034                   ---                 ---


   The above data should be read in conjunction with the Consolidated Statements of Cash Flows. On the date of merger with Citizens State, investment securities with an amortized cost of $8.0 million and estimated market value of $8.1 million were reclassified from Held-to-Maturity to Available-for-Sale. This action was taken as a result of the business combination and in order to conform Citizens State's investment portfolio to the Company's liquidity and interest rate risk policies.

      13.3-30

--------------------------------------------------------------------------------
    Notes to the Consolidated Financial Statements  (continued)
    Dollars in thousands
--------------------------------------------------------------------------------

NOTE 16 - Parent Company Financial Statements

    The condensed financial statements of German American Bancorp as of December 31, 1998 and 1997, and for each of the three years ended December 31, 1998, 1997, and 1996 are as follows:

                            CONDENSED BALANCE SHEETS
                           December 31, 1998 and 1997
                                                                                            1998               1997
                                                                                            ----               ----
 ASSETS
    Cash...........................................................................      $3,704              $1,336
    Securities Available-for-Sale, at Market.......................................       3,471               1,761
    Investment in Subsidiary Banks and Bank Holding Company........................      56,418              57,248
    Investment in GAB Mortgage Corp................................................         291                 286
    Furniture and Equipment........................................................       2,095               1,371
    Other Assets...................................................................       1,823                 268
                                                                                          -----                 ---
       Total Assets................................................................     $67,802             $62,270
                                                                                        =======             =======

LIABILITIES........................................................................   $     381           $     191
                                                                                      ---------           ---------
SHAREHOLDERS' EQUITY
    Common Stock...................................................................       6,665               6,279
    Additional Paid-in Capital.....................................................      46,708              38,088
    Retained Earnings..............................................................      13,201              16,945
    Accumulated Other Comprehensive Income.........................................         847                 767
                                                                                            ---                 ---
       Total Shareholders' Equity..................................................      67,421              62,079
                                                                                         ------              ------
       Total Liabilities and Shareholders' Equity..................................     $67,802             $62,270
                                                                                        =======             =======


                                                    CONDENSED STATEMENTS OF INCOME
                                         For the years ended December 31, 1998, 1997, and 1996

                                                                                 1998              1997           1996
                                                                                 ----              ----           ----
INCOME
    Dividends from Subsidiary Banks......................................     $10,750            $5,190         $5,826
    Dividend and Interest Income.........................................         256               129            110
    Fee Income...........................................................         411               407            374
    Securities Gains, net................................................         ---               ---             74
Other Income.............................................................          19               ---              5
                                                                                   --               ---              -
Total Income.............................................................      11,436             5,726          6,389
                                                                               ------             -----          -----
EXPENSES
    Salaries and Benefits................................................       1,827             1,434          1,330
    Professional Fees....................................................         760               378            601
    Occupancy and Equipment Expense......................................         286               246            260
    Other Expenses.......................................................         376               278            251
                                                                                  ---               ---            ---
Total Expenses...........................................................       3,249             2,336          2,442
                                                                                -----             -----          -----
INCOME BEFORE INCOME TAXES AND EQUITY IN
    UNDISTRIBUTED INCOME OF SUBSIDIARIES.................................       8,187             3,390          3,947
Income Tax Benefit.......................................................         953               655            556
                                                                                  ---               ---            ---
INCOME BEFORE EQUITY IN UNDISTRIBUTED
    INCOME OF SUBSIDIARIES...............................................       9,140             4,045          4,503
Equity in Undistributed Income of Subsidiaries...........................      (2,481)            2,404          1,118
                                                                               -------            -----          -----
NET INCOME...............................................................       6,659             6,449          5,621

Other Comprehensive Income:
    Unrealized gain/(loss) on Securities, net............................          80               272           (343)
                                                                                   --               ---            ---
         Total Comprehensive Income......................................      $6,739            $6,721         $5,278
                                                                               ======            ======         ======

      13.3-31

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
--------------------------------------------------------------------------------

NOTE 16 - Parent Company Financial Statements (continued)

                                                  CONDENSED STATEMENTS OF CASH FLOWS
                                         For the years ended December 31, 1998, 1997, and 1996


                                                                                 1998              1997           1996
                                                                                 ----              ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income...............................................................      $6,659            $6,449         $5,621
    Adjustments to Reconcile Net Income to Net Cash from Operations
       Amortization on Securities........................................          38                36             32
Depreciation.............................................................         157               140            117
       Gain on Sale of Securities, net...................................         ---               ---            (74)
       Change in Other Assets............................................      (1,550)              (12)           (40)
       Change in Other Liabilities.......................................         190              (286)           370
       Equity in Undistributed Income of Subsidiaries....................       2,481            (2,404)        (1,118)
                                                                                -----            ------         ------
         Total Adjustments...............................................       1,316            (2,526)          (713)
                                                                                -----            ------           ----
       Net Cash from Operating Activities................................       7,975             3,923          4,908
                                                                                -----             -----          -----

CASH FLOWS FROM INVESTING ACTIVITIES
    Capital Contribution to Affiliate Banks..............................        (150)              ---           (632)
    Purchase of Securities Available-for-Sale............................      (2,229)              ---         (1,815)
    Proceeds from Sales of Securities Available-for-Sale.................         ---               ---             88
    Proceeds from Maturities of Securities Available-for-Sale............         520               ---            ---
    Property and Equipment Expenditures..................................        (881)             (726)          (589)
                                                                                  ---               ---            ---
       Net Cash from Investing Activities................................      (2,740)             (726)        (2,948)
                                                                                -----               ---          -----

CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends Paid.......................................................      (2,834)           (2,523)        (2,124)
    Exercise of Stock Options............................................         ---                 3              7
    Issuance (Repurchase) of Common Stock................................         ---               252            145
    Purchase of Interest in Fractional Shares............................         (33)              (33)           (30)
                                                                                   --                --             --
       Net Cash from Financing Activities................................      (2,867)           (2,301)        (2,002)
                                                                                -----             -----          -----

Net Change in Cash and Cash Equivalents..................................       2,368               896            (42)
    Cash and Cash Equivalents at Beginning of Year.......................       1,336               440            482
                                                                                -----               ---            ---
    Cash and Cash Equivalents at End of Year.............................      $3,704            $1,336           $440
                                                                               ======            ======           ====


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

      13.3-32

--------------------------------------------------------------------------------
    Notes to the Consolidated Financial Statements  (continued)
    Dollars in thousands
--------------------------------------------------------------------------------

NOTE 17 - Capital Requirements (continued)

    At year-end 1998, consolidated and selected affiliate bank actual capital levels and minimum required levels are presented below:

                                                                                                   Minimum Required
                                                                                                      To Be Well
                                                                         Minimum Required          Capitalized Under
                                                                            For Capital            Prompt Corrective
                                                     Actual             Adequacy Purposes:        Action Regulations:

                                               Amount         Ratio      Amount        Ratio      Amount        Ratio
Total Capital
   (to Risk Weighted Assets)
     Consolidated.......................      $70,442        16.59%       $33,968      8.00%      $42,461       10.00%
     German American Bank...............      $25,226        13.05%       $15,462      8.00%      $19,328       10.00%
     Peoples National Bank..............      $15,139        13.93%        $8,693      8.00%      $10,867       10.00%
     Citizens State Bank................      $14,795        18.51%        $6,393      8.00%       $7,992       10.00%

Tier 1 Capital
   (to Risk Weighted Assets)
     Consolidated.......................      $65,114        15.34%       $16,984      4.00%      $25,476        6.00%
     German American Bank...............      $22,810        11.80%        $7,731      4.00%      $11,597        6.00%
     Peoples National Bank..............      $13,781        12.68%        $4,347      4.00%       $6,520        6.00%
     Citizens State Bank................      $13,796        17.26%        $3,197      4.00%       $4,795        6.00%

Tier 1 Capital
   (to Average Assets)
     Consolidated.......................      $65,114        10.77%       $24,183      4.00%      $30,229        5.00%
     German American Bank...............      $22,810         7.94%       $11,494      4.00%      $14,367        5.00%
     Peoples National Bank..............      $13,781         9.21%        $5,980      4.00%       $7,475        5.00%
     Citizens State Bank................      $13,796        10.47%        $5,270      4.00%       $6,588        5.00%


Capital ratios for First State Bank are materially consistent with consolidated capital ratios. The Company and all affiliate Banks at year-end 1998 were categorized as well capitalized. Regulations require the maintenance of certain capital levels at each affiliate bank, and may limit the dividends payable by the affiliates to the holding company, or by the holding company to its shareholders. At December 31, 1998 the affiliates had $1.5 million in retained earnings available for dividends to the parent company without prior regulatory approval.

NOTE 18 - Business Combinations

On March 4, 1997 the Company completed a merger with the parent company of Peoples National Bank of Washington, Indiana ("Peoples") in which the Company issued 1,356,703 shares for all the outstanding shares of Peoples, as adjusted for all subsequent stock splits and stock dividends. This merger was accounted for as a pooling of interests, with prior periods restated. Concurrent with this transaction, The Union Bank, the Company's affiliate bank in Loogootee, Indiana, combined with Peoples under the Peoples name and charter, creating a $150 million financial institution serving the Daviess and Martin County, Indiana markets.

On June 1, 1998 the Company consummated mergers with the parent companies of Citizens State Bank of Petersburg, Indiana ("CSB") and FSB Bank of Francisco, Indiana ("FSB"). The Company issued 974,898 shares for all the outstanding shares of CSB, and 70,563 shares for all the outstanding shares of FSB, as adjusted for the December 1998 5% stock dividend. These mergers were accounted for as poolings of interests. Prior periods were restated for the merger with CSB, but were not restated for the merger with FSB, as restatement would not have had a material impact on overall financial results. FSB Bank and an existing affiliate, Community Trust Bank of Petersburg, were merged into the Citizens State Bank charter, creating a $130 million financial institution serving the Pike and Gibson County, Indiana markets.

      13.3-33

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
--------------------------------------------------------------------------------

NOTE 18 - Business Combinations  (continued)

     Following is a reconciliation of the separate and combined net interest income and net income of German American Bancorp, CSB Bancorp and FSB Financial Corporation for the periods prior to their acquisitions:


                                                                  January 1, 1998
                                                                      Through
                                                                   June 1, 1998             1997                 1996
                                                                   ------------             ----                 ----
     Net Interest Income:
         German American                                              $8,518              $19,947              $18,678
         CSB Bancorp                                                   1,186                2,933                2,853
         FSB Financial Corporation                                       250                  --- (1)              --- (1)
                                                                         ---           ----------           ----------
              Combined                                                $9,954              $22,880              $21,531
                                                                      ======              =======              =======

     Net Income:
         German American                                              $2,548               $6,139               $4,894
         CSB Bancorp                                                     444                  310                  727
         FSB Financial Corporation                                       (64)                 --- (1)              --- (1)
                                                                         ---             --------             --------
              Combined                                                $2,928               $6,449               $5,621
                                                                      ======                =====               ======


(1) Prior year results were not adjusted for the effect of the merger with FSB Financial Corporation, as restatement would not have had a material impact on overall financial results. For the fiscal years ended September 30, 1997 and 1996, respectively, FSB Financial Corporation net interest income totaled $604 and $542, and net losses totaled $41 and $16.

    On January 1, 1999 the Company acquired all the outstanding shares of The Doty Agency, Inc. (Doty) for 62,000 shares of the Company's stock. Doty is a general multi-line, full-service insurance agency with offices in Pike and Knox Counties in Indiana. At December 31, 1998 Doty had unaudited total assets and total shareholders' equity of $1,072 and $282, respectively.

    On January 4, 1999, the Company acquired all the outstanding shares of 1ST BANCORP for 2,040,000 shares of the Company's stock. 1ST BANCORP operates retail and mortgage banking offices, a full-service insurance agency and a title insurance company in Vincennes, Indiana. At December 31, 1998 1ST BANCORP had unaudited total assets and total shareholder's equity of $251,049 and $24,235, respectively.

    Both mergers were accounted for as poolings of interests. These financial statements exclude the effects of these mergers. Proforma results of operations for the year ended December 31, 1998 are as follows, including 1ST BANCORP results based on its fiscal year ended June 30, 1998:

                                            German
                                           American
                                         (as reported            1ST
                                            herein)            BANCORP            Doty             Combined

     Net Interest Income                    $24,082              $6,449             --- (2)         $30,531
     Net Income                               6,659               1,911             --- (2)           8,570
     Diluted Earnings Per Share               $1.00                 ---             ---               $0.98


(2) Prior year results will not be adjusted for the effect of the merger with Doty, as restatement would not have a material impact on overall financial results. For the year ended December 31, 1998, Doty had net interest income of $(24) and net income of $325.

      13.3-34

--------------------------------------------------------------------------------
    Notes to the Consolidated Financial Statements  (continued)
    Dollars in thousands
--------------------------------------------------------------------------------

NOTE 19 - Fair Values of Financial Instruments

    The estimated fair values of the Company's financial instruments are provided in the table below. Not all of the Company's assets and liabilities are considered financial instruments, and therefore are not included in the table. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates were based on subjective judgments, and therefore cannot be determined with precision.


                                                                    DECEMBER 31, 1998                 DECEMBER 31, 1997
                                                                    -----------------                 -----------------
                                                               CARRYING             FAIR           CARRYING         FAIR
                                                                 VALUE              VALUE            VALUE          VALUE

Financial Assets:
    Cash and Short-term Investments.........................      34,724           34,724           $43,188        $43,188
    Securities Available-for-Sale...........................     136,023          136,023           100,449        100,449
    Securities Held-to-Maturity.............................      30,877           32,032            35,382         36,577
    Loans, net..............................................     404,475          410,701           369,907        373,966
    Accrued Interest Receivable.............................       6,727            6,727             5,771          5,771
Financial Liabilities:
    Demand, Savings and Money Market Deposits...............    (220,536)        (220,536)        (201,498)       (201,498)
    Other Time Deposits.....................................    (326,814)        (331,251)        (299,535)       (301,722)
    Short-term Borrowings...................................      (7,028)          (7,028)          (5,548)         (5,548)
    Long-term Debt..........................................      (9,000)          (8,815)             ---            ---
    Accrued Interest Payable................................      (2,741)          (2,741)          (2,632)         (2,632)
Unrecognized Financial Instruments:
    Commitments to extend Credit............................        ---              ---               ---            ---
    Standby Letters of Credit...............................        ---              ---               ---            ---


    The carrying amounts of cash, short-term investments, and accrued interest receivable are a reasonable estimate of their fair values. The fair values of securities are based on quoted market prices or dealer quotes, if available, or by using quoted market prices for similar instruments. The fair value of loans are estimated by discounting future cash flows using the current rates at which similar loans would be made for the average remaining maturities. The fair value of demand deposits, savings accounts, money market deposits, short-term borrowings and accrued interest payable is the amount payable on demand at the reporting date. The fair value of fixed-maturity time deposits and long-term borrowings are estimated using the rates currently offered on these instruments for similar remaining maturities. Commitments to extend credit and standby letters of credit are generally short-term or variable rate with minimal fees charged. These instruments have no carrying value, which is also assumed to be their fair value.

NOTE 20 - Other Comprehensive Income

Other comprehensive income components and related taxes were as follows:

                                                                            1998                1997               1996
                                                                            ----                ----               ----
Unrealized holding gains and losses on
    available-for-sale............................................          $148                $449              $(435)
Less: reclassification adjustments for gains
    and losses later recognized in income.........................             6                 ---                 73
                                                                               -                 ---                 --
Net unrealized gains and losses...................................           142                 449               (508)
Tax Effect........................................................            62                 177               (165)
                                                                              --                 ---                ---

Other comprehensive income........................................           $80                $272              $(343)
                                                                             ===                ====              ======

      13.3-35

--------------------------------------------------------------------------------
       Independent Auditors' Report
       Dollars in thousands
--------------------------------------------------------------------------------


Board of Directors and Shareholders
German American Bancorp
Jasper, Indiana


    We have audited the accompanying consolidated balance sheets of German American Bancorp as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    The consolidated balance sheet as of December 31, 1997 and related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1997 and 1996 have been restated to reflect the CSB Bancorp pooling of interests in 1998, as described in Note 18. We did not audit the separate 1997 and 1996 financial statements of CSB Bancorp as reflected in the pooling of interests, which statements reflect (in thousands) total assets of $77,011 and total liabilities of $68,264 as of December 31, 1997, and net income of $310 and $727 for the years ended December 31, 1997 and 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for CSB Bancorp as of December 31, 1997 and for the years ended
December 31, 1997 and 1996, is based solely on the reports of the other auditors.

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

    In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of German American Bancorp as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.





Indianapolis, Indiana
February 11, 1999                        Crowe, Chizek and Company LLP