Form 10-K, Exhibit 13
period 1999-12-31
GERMAN AMERICAN BANCORP
filed 2000-03-29
CIK 714395

-------------------------------------------------------------------------------
       Market and Dividend Information for                                  37
       German American Bancorp Common Stock
-------------------------------------------------------------------------------


                         MARKET AND DIVIDEND INFORMATION

    German American Bancorp's stock is traded on NASDAQ's National Market System under the symbol GABC. The quarterly high and low closing prices for the Company's common stock as reported by NASDAQ and quarterly cash dividends declared and paid are set forth in the table below. Per share closing prices are retroactively restated for all stock dividends. Per share cash dividends declared and paid on the Company's common stock have not been restated for mergers accounted for as poolings of interests.

                                     1999                                   1998
                                     ----                                   ----
                                                Cash                                    Cash
                          High        Low     Dividend            High       Low      Dividend
                          ----        ---     --------            ----       ---      --------
     Fourth Quarter      $22.38     $17.25     $0.125            $24.94     $21.32     $0.110
     Third Quarter       $22.38     $16.31     $0.125            $27.44     $21.32     $0.110
     Second Quarter      $18.33     $16.31     $0.125            $29.02     $26.98     $0.110
     First Quarter       $21.67     $17.62     $0.110            $29.25     $26.30     $0.100
                                               ------                                  ------

                                               $0.485                                  $0.430
                                               ======                                  ======


     The Common Stock was held of record by approximately 2,920 shareholders at March 1, 2000.

     Cash dividends paid to the Company's shareholders are primarily funded from dividends received by the Company from its subsidiaries. The Company presently intends to follow its historical policy as to the amount, timing and frequency of the payment of cash and stock dividends. The declaration and payment of future dividends, however, will depend upon the earnings and financial condition of the Company and its subsidiaries, general economic conditions, compliance with regulatory requirements, and other factors.


Transfer Agent:       UMB Bank, N.A.                          Regional          J.J.B. Hilliard, W.L. Lyons, Inc.
                      Securities Transfer Division            Market Makers:    Louisville, Kentucky
                      P.O. Box 410064                                           Contact: George Morrin
                      Kansas City, MO 64141-0064                                (800) 444-1854
                      Contact: Shareholder Relations
                      (800) 884-4225                                            NatCity Investments, Inc
                                                                                Indianapolis, Indiana
                                                                                Contact: Eric Wheeler
Shareholder                                                                     (800) 321-7442
Information and       Terri A. Eckerle
Corporate Office:     German American Bancorp                                   McDonald Investments, Inc.
                      P. O. Box 810                                             Evansville, Indiana
                      Jasper, Indiana  47547-0810                               Contact: Kent Gourley
                      (812) 482-1314                                            800) 513-0844