Form 10-K, Exhibit 13
period 1999-12-31
GERMAN AMERICAN BANCORP
filed 2000-03-29
CIK 714395

-------------------------------------------------------------------------------
Five Year Summary of Consolidated Financial Statements and Related            1
Statistics Dollars in thousands, except per share data
-------------------------------------------------------------------------------

The following selected data has been taken from the Company's consolidated financial statements. It should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this annual report.



                                              1999             1998              1997              1996            1995
                                              ----             ----              ----              ----            ----
Summary of Operations:
Interest and Fees on Loans.............     $53,868           $51,980          $49,160           $48,316         $45,493
Interest on Investments................      14,061            13,380           14,065            13,572          13,448
                                             ------            ------           ------            ------          ------

    Total Interest Income..............      67,929            65,360           63,225            61,888          58,941
                                             ------            ------           ------            ------          ------

Interest on Deposits...................      27,860            28,450           27,804            28,037          26,626
Interest on Borrowings.................       7,899             6,155            5,930             5,965           5,240
                                              -----             -----            -----             -----           -----

    Total Interest Expense.............      35,759            34,605           33,734            34,002          31,866
                                             ------            ------           ------            ------          ------

Net Interest Income....................      32,170            30,755           29,491            27,886          27,075
Provision for Loan Losses..............       1,718             1,338              773               428             197
                                              -----             -----              ---               ---             ---
Net Interest Income after
  Provision for Loan Losses............      30,452            29,417           28,718            27,458          26,878
Noninterest Income.....................       6,251             4,996            5,698            12,869 (1)       7,418
Noninterest Expenses...................      24,832            22,318           24,278 (1)        22,714          22,205
                                             ------            ------           ------            ------          ------

Income Before Income Taxes.............      11,871            12,095           10,138            17,613          12,091
Income Tax Expense.....................       3,049             3,525            2,868             6,230          4,101
                                              -----             -----            -----             -----          -----

Net Income.............................      $8,822            $8,570           $7,270           $11,383          $7,990

===================================================================================================================================
===================================================================================================================================

Year-end Balances:

Total Assets...........................    $992,635          $896,925         $846,332          $795,555        $839,237
Total Loans, Net.......................     685,424           589,765          516,747           500,132         527,431
Total Deposits.........................     698,261           665,113          645,349           624,401         664,134
Total Long-term Debt...................     122,902           124,381          100,296           101,885          80,387
Total Shareholders' Equity.............      87,487            91,276           84,412            79,389          70,717

===================================================================================================================================
===================================================================================================================================

Per Share Data (2):

Net Income.............................       $0.96             $0.93            $0.79             $1.24           $0.87
Net Income - as adjusted (3) ..........        0.96              0.93             0.88              0.76            0.87
Cash Dividends (4).....................        0.49              0.43             0.35              0.28            0.25

===================================================================================================================================
===================================================================================================================================

Other Data at Year-end:

Number of Shareholders.................       2,918             2,920            2,709             2,622           2,564
Number of Employees....................         392               364              327               394             384
Weighted Average Number of Shares (2)..   9,186,474         9,197,274        9,189,349         9,180,938       9,177,367

(1) In 1997, 1ST BANCORP  incurred a $1.3 million  one-time  special SAIF  assessment.  In 1996, 1ST BANCORP realized a gain of $7.3 million on the sale of branch offices.
(2) Share and Per share data has been  retroactively  adjusted  to give effect for stock  dividends  and splits,  and  excludes  the dilutive effect of stock options.
(3) Excludes $1.3 million SAIF  assessment in 1997 and $7.3 million gain on sale in 1996. See  Management's  Discussion and Analysis for further information.
(4) Cash dividends represent historical dividends declared per share without retroactive restatement for poolings.