Form 10-K, Exhibit 13
period 1999-12-31
GERMAN AMERICAN BANCORP
filed 2000-03-29
CIK 714395

-------------------------------------------------------------------------------
2      Management's Discussion and Analysis
-------------------------------------------------------------------------------

INTRODUCTION AND OVERVIEW

German American Bancorp ("the Company") is a multi-bank holding company based in Jasper, Indiana. The Company's Common Stock is traded on NASDAQ's National Market System under the symbol GABC. The Company operates five affiliate community banks with 25 banking offices and 5 full-service insurance offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike and Spencer. The banks' wide range of personal and corporate financial services include making commercial and consumer loans; marketing, originating, and servicing mortgage loans; providing trust, investment advisory and brokerage services; accepting deposits and providing safe deposit facilities. The Company's insurance activities include offering a full range of title, property, casualty, life and credit insurance products. Prior to the acquisition activity in January 1999, the Company operated primarily in the banking industry.

The information in this Management's Discussion and Analysis is presented as an analysis of the major components of the Company's operations for the years 1997 through 1999 and its financial condition as of December 31, 1999 and 1998. This information should be read in conjunction with the accompanying consolidated financial statements and footnotes contained elsewhere in this report. Results have been retroactively adjusted for the effect of all stock dividends and splits.

MERGERS AND ACQUISITIONS

In January 1999, the Company completed a merger with 1ST BANCORP of Vincennes, Indiana. 1ST BANCORP's subsidiaries included First American Bank (formerly known as First Federal Bank); First Financial Insurance Agency, Inc.; and First Title Insurance Company. 1ST BANCORP's thrift operations through First American Bank included mortgage banking activities, a heavy concentration of residential real estate mortgages in their loan portfolio, and a heavy concentration of borrowings as a long-term funding source. As such, the composition of 1ST BANCORP's loan portfolio, funding sources, allowance for loan losses, and operating results differed significantly from that of the Company in periods prior to the merger. This merger was accounted for as a pooling of interests and prior to 1999, 1ST BANCORP's financial statements were prepared on a June 30 fiscal year-end. Accordingly, the Company's calendar period financial statements for periods prior to 1999 have been restated to include 1ST BANCORP fiscal period financial results.

Also in January 1999, the Company completed a merger with The Doty Agency, Inc. of Petersburg, Indiana. Doty is a general multi-line, full-service insurance agency and has offices in Gibson, Knox and Pike counties in Indiana. This merger was accounted for as a pooling of interests. Prior years' results exclude the effect of the merger, as restatement would not have had a material impact on overall financial results.

In May 1999, the Company acquired Smith and Bell of Vincennes, Indiana. Smith and Bell is a general multi-line, full-service insurance agency with offices in Knox County, Indiana. This merger was accounted for as a purchase. Accordingly, operating results of Smith and Bell are included only after the date of merger.

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

-------------------------------------------------------------------------------
       Management's Discussion and Analysis                                   3
       (continued)
-------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

NET INCOME

Net income of $8,822,000 or $0.96 per share for the year ended December 31, 1999 compared favorably to net income of $8,570,000 or $0.93 per share for the prior year. 1998 net income of $8,570,000 or $0.93 per share represented an 18% increase over 1997 earnings of $7,270,000 or $0.79 per share. Continued growth in earnings has been facilitated by steady growth in loans and net interest income. In 1999 and 1998, loan growth along with declining credit quality in specific segments of the portfolio has required the Company to increase its provision for loan losses over prior years. 1997 results included a one-time Savings Association Insurance Fund ("SAIF") industry-wide assessment by the FDIC.

NET INTEREST INCOME

Net interest income is the Company's single largest source of earnings, and represents the difference between interest and fees realized on earning assets, less interest paid on deposits and borrowed funds. Net interest margin is this difference expressed on a tax-equivalent basis as a percentage of average earning assets. Several factors contribute to the determination of net interest income and net interest margin, including the volume and mix of earning assets, interest rates, and income taxes. Many factors affecting net interest income are subject to control by management policies and actions. Factors beyond the control of management include the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax laws.

Net interest income in 1999 increased $1,415,000 or 4.6% over 1998 results while 1998 increased $1,264,000 or 4.3% over 1997. A significant portion of the increase in both years resulted from loan growth. Net interest margin for 1999, 1998 and 1997 was 3.94%, 3.99% and 3.95%, respectively, excluding the impact of asset growth strategies employed in late 1998 and throughout 1999. Yields on earning assets and rates on interest-bearing liabilities declined in 1999 compared to the prior year. The decline in net interest margin is attributable to a more competitive pricing environment for loans and deposits.

The Company employed various asset growth strategies in late 1998 and throughout 1999, whereby affiliate banks invested proceeds from FHLB borrowings in agency, municipal, mortgage-backed and equity securities in order to more effectively utilize capital in excess of requirements. These asset growth strategies have net interest margins ranging from 1.00% to 1.50%, which reduced overall net interest margin by 7 basis points in 1999 and improved net interest income by $235,000. See the Company's Average Balance Sheet and the discussion headed
LIQUIDITY  AND INTEREST  RATE RISK  MANAGEMENT  for further  information  on the
Company's net interest income, net interest margin, and interest rate sensitivity position.

PROVISION FOR LOAN LOSSES

The Company provides for loan losses through regular provisions to the allowance for loan losses, which totaled $1,718,000, $1,338,000 and $773,000 in 1999, 1998 and 1997, respectively. These provisions were made at a level deemed necessary by management to absorb estimated losses in the loan portfolio. The increase in provision in 1999 and 1998 was due to growth in residential real estate mortgage loans, an increase in charge-off experience in consumer loans at one affiliate, and an increase in allowance for substandard loans in the sub-prime, out-of-market residential mortgage loan portfolio of another affiliate. The Company discontinued new sub-prime, out-of-market residential real estate lending in 1999.

A detailed evaluation of the adequacy of the allowance for loan losses is completed quarterly by management, the results of which will be used to determine future provisions for loan losses. Refer also to the section entitled LENDING AND LOAN ADMINISTRATION for further discussion of the provision and allowance for loan losses.

NONINTEREST INCOME

Noninterest income of $6,251,000 for 1999 represents an increase of 25.1% over the 1998 results of $4,996,000. This followed a decline of 12.3% in 1998 from the $5,698,000 reported in 1997. Increases in insurance commissions and service charges on deposit accounts, tempered by a decline in the gains on sales of mortgage loans, resulted in the overall increase in noninterest income in 1999. The 1998 decline in noninterest income was attributable to a lower gain on sale of mortgage loans. Excluding net gains on the sales of loans, other real estate and securities, noninterest income increased by 43.4% and 14.9% in 1999 and 1998, respectively.

-------------------------------------------------------------------------------
4      Management's Discussion and Analysis
       (continued)
-------------------------------------------------------------------------------


Noninterest Income                                                                                   % Change From
dollars in thousands                                                                                   Prior Year

                                                              1999          1998         1997         1999        1998
                                                              ----          ----         ----         ----        ----
Trust and Investment Product Fees.......................      $835          $833         $794          0.2%        4.9%
Service Charges on Deposit Accounts.....................     1,757         1,599        1,429          9.9        11.9
Insurance Commissions & Fees (1)........................     2,239           685          479        226.9        43.0
Other Income............................................     1,013           958          845          5.7        13.4
                                                             -----           ---          ---
    Subtotal ...........................................     5,844         4,075        3,547         43.4        14.9
Gains on Sales of Loans and Other Real Estate...........       413           883        2,180        (53.2)      (59.5)
Securities Gains, net...................................       (6)            38          (29)      (115.8)      231.0
                                                                -             --           --
    TOTAL NONINTEREST INCOME............................    $6,251        $4,996       $5,698         25.1       (12.3)
                                                            ======        ======       ======

(1)  Prior year results exclude the impact of 1999 insurance acquisitions.  See Note 18 to the Consolidated Financial Statements.

In an effort to provide customers an opportunity to fulfill all their financial needs through the Company's affiliate banks and associated financial services companies, the Company completed strategic insurance acquisitions in 1999. As a result, the Company's insurance commission income has grown significantly. Insurance commissions increased to $2,239,000 and $685,000 in 1999 and 1998, respectively.

Gains on sales of loans and other real estate are derived predominantly from the Company's mortgage banking division. These gains declined by $470,000 or 53.2% in 1999 compared with 1998. This followed a decrease of $1,297,000 or 59.5% in 1998 over 1997 reported results. During 1999, lower volumes in residential real estate loan production and correspondingly lower levels of loan sales caused by a rising market interest rate environment resulted in the decreased gain on sale of loans. The decrease in 1998 was primarily caused by First Federal Bank's decision to portfolio current loan production to generate additional net interest income rather than sell loans to the secondary market.

NONINTEREST EXPENSE

Noninterest expense of $24,832,000 for 1999 represents an 11.3% increase over the 1998 results of $22,318,000. This followed a decline of 8.1% from the $24,278,000 reported in 1997. The increase in 1999 resulted from insurance acquisitions, establishment of the corporate identity program at First American Bank, implementing wide-area network technology, and Year 2000 preparation. The decline in 1998 resulted largely from First Federal Bank's decision to close outlying mortgage loan production offices near the end of 1997. These closures resulted in declines in personnel, occupancy, and other expenses. In addition, 1997 noninterest operating expenses included a one-time special FDIC assessment of $1.3 million at First Federal Bank.


Noninterest Expense                                                                                    % Change From
dollars in thousands                                                                                     Prior Year

                                                              1999          1998         1997         1999        1998
                                                              ----          ----         ----         ----        ----
Salaries and Employee Benefits..........................   $13,433       $12,132      $12,520         10.7%       (3.1)%
Occupancy, Furniture and Equipment Expense..............     3,401         3,069        3,019         10.8         1.7
FDIC Premiums...........................................       160           170        1,593         (5.9)      (89.3)
Data Processing Fees....................................       990           988          855          0.2        15.6
Professional Fees ......................................       871         1,029        1,292        (15.4)      (20.4)
Advertising and Promotion...............................       888           684          652         29.8         4.9
Supplies................................................       807           680          674         18.7          .9
Other Operating Expenses................................     4,282         3,566        3,673         20.1        (2.9)
                                                             -----         -----        -----
    TOTAL NONINTEREST EXPENSE...........................   $24,832       $22,318      $24,278         11.3        (8.1)
                                                           =======       =======      =======

Salaries and Employee Benefits comprised approximately 54% of total noninterest expense in 1999 and 1998 and 52% in 1997. Salaries and Employee Benefits increased $1,301,000 or 10.7% during 1999. Excluding the Company's insurance operations acquired in 1999, these expenses increased $537,000 or 4.4%. Personnel costs declined $388,000 or 3.1% in 1998. This decline was due to the closure of loan production offices at First Federal Bank, offset by merger and acquisition related expenses, an increase in base compensation at other affiliates and costs associated with the Company's employee computer purchase program, which was implemented in late 1997.

-------------------------------------------------------------------------------
     Management's Discussion and Analysis                                    5
     (continued)
-------------------------------------------------------------------------------

Occupancy, furniture and equipment expenses increased by $332,000 or 10.8% in 1999, after a modest increase of $50,000 or 1.7% in 1998. The 1999 increase includes depreciation on Citizen State Bank's new main office in Petersburg, Indiana and for the new Cherry Tree branch for Peoples National Bank in Washington, Indiana. Also contributing to the 1999 increase was the implementation of a state-of-the-art wide-area network and associated operating and application systems at the retail banking affiliates. These systems are expected to provide long-term benefits with regard to improved quality of customer service and control of personnel expenses, and in some cases were in preparation for the Year 2000.

FDIC premiums totaled $160,000 in 1999, $170,000 in 1998 and $1,593,000 in 1997.
1997 premiums included a $1,330,000 one-time SAIF industry-wide assessment by the FDIC, which was applied to all of the deposits of First Federal Bank.

Data processing fees remained stable in 1999 after an increase of $133,000 in 1998. The 1998 increase reflected an increase in the number of accounts processed and conversion expenses at the Company's newly acquired affiliates in 1998.

Professional fees totaled $871,000 in 1999, $1,029,000 in 1998 and $1,292,000 in
1997. Expenses incurred by the holding company for merger and acquisition and other professional fees totaled $530,000 in 1999, $723,000 in 1998 and $342,000 in 1997. A significant portion of the costs associated with acquisitions completed in early 1999 was expensed during 1998, resulting in the lower level of professional fees. While it is not possible to predict the level of future acquisition activity and the resulting level of associated costs, management intends to continue to pursue acquisition opportunities, and therefore, continued costs will be likely in future years. 1997 also included a $200,000 reserve for legal fees made in connection with an unasserted potential claim at one of the affiliate banks. After payment of certain expenses associated with this unasserted claim, the remainder of this accrual was reversed in late 1998.

Advertising and promotion expenses totaled $888,000 in 1999, $684,000 in 1998 and $652,000 in 1997, representing approximately 0.1% of average total assets in each year. Increases in 1999 were attributable to the introduction of the corporate identity program at new affiliates and to the implementation of a customer information system for all banking affiliates. The customer information system is being used to improve customer service, analyze customer profitability and identify cross-selling opportunities.

Supplies and other operating expenses increased $843,000 in 1999 after a decrease of $101,000 in 1998. Excluding the Company's insurance acquisitions in 1999, these expenses increased $636,000 or 15.0%. The increase was attributable to telecommunication charges, collection costs associated with sub-prime residential mortgage loans, and costs related to the survivor benefits associated with the existing directors' deferred compensation plan. Telecommunication charges increased $179,000 and are primarily attributable to network charges to support the Company's new technology platforms and operating systems. Collection costs increased $197,000 primarily at one affiliate bank, as efforts continue to collect on delinquent sub-prime out-of-market residential real estate loans and to liquidate other real estate owned. The Company discontinued this type of lending during 1999.

Director compensation increased due to recording the survivors benefit obligation related to the death of a director in 1999. Increases also occurred in volume related expenses such as postage and other services. Other operating expenses include the amortization of goodwill and core deposit intangibles, totaling $301,000, $294,000 and $280,000 in 1999, 1998 and 1997, respectively.

PROVISION FOR INCOME TAXES

The Company records a provision for current income taxes payable, along with a provision for deferred taxes payable in the future. Deferred taxes arise from temporary differences, which are items recorded for financial statement purposes in a different period than for income tax returns. The major item affecting the difference between the Company's effective tax rate recorded on its financial statements and the federal statutory rate of 34% is interest on tax-exempt investments and loans. Other components affecting the Company's effective tax rate include affordable housing tax credit investments, state income taxes and non-deductible merger costs.

Note 11 to the consolidated financial statements provides additional details relative to the Company's income tax provision. The Company's effective tax rate was 25.7%, 29.1% and 28.3%, respectively, in 1999, 1998, and 1997.

-------------------------------------------------------------------------------
6      Management's Discussion and Analysis
       (continued)
-------------------------------------------------------------------------------


INTERIM FINANCIAL DATA
Unaudited - dollars in thousands except per share data

                                                                                For the three months ended
                                                             December           September           June          March
                                                             --------           ---------           ----          -----
                                                               31                  30                30            31
1999:
Interest Income.......................................      $17,870             $17,140           $16,577        $16,342
Interest Expense......................................        9,681               9,020             8,591          8,467
                                                              -----               -----             -----          -----
   Net Interest Income................................        8,189               8,120             7,986          7,875
Provision for Loan Losses.............................          779                 298               272            369
Noninterest Income....................................        1,707               1,464             1,575          1,505
Noninterest Expense...................................        6,779               6,098             6,060          5,895
                                                              -----               -----             -----          -----
   Income before Income Taxes.........................        2,338               3,188             3,229          3,116
   Income Tax Expense.................................          336                 874               946            893
                                                                ---                 ---               ---            ---
     Net Income.......................................       $2,002              $2,314            $2,283         $2,223
                                                             ======              ======            ======         ======
Earnings per Share and Diluted Earnings per Share (1).        $0.22               $0.25             $0.25          $0.24
                                                              =====               =====             =====          =====
Weighted Average Shares (1)...........................    9,125,004           9,217,241         9,214,764      9,203,098
                                                          =========           =========         =========      =========

1998:
Interest Income                                             $16,708             $16,277           $16,151        $16,224
Interest Expense......................................        8,809               8,637             8,553          8,606
                                                              -----               -----             -----          -----
   Net Interest Income................................        7,899               7,640             7,598          7,618
Provision for Loan Losses.............................          862                 177               145            154
Noninterest Income....................................        1,311               1,363             1,227          1,095
Noninterest Expense...................................        5,678               5,829             5,481          5,330
                                                              -----               -----             -----          -----
   Income before Income Taxes.........................        2,670               2,997             3,199          3,229
   Income Tax Expense.................................          683                 850               967          1,025
                                                                ---                 ---               ---          -----
     Net Income.......................................       $1,987              $2,147            $2,232         $2,204
                                                             ======              ======            ======         ======
Earnings per Share and Diluted Earnings per Share (1).        $0.22               $0.23             $0.24          $0.24
                                                              =====               =====             =====          =====
Weighted Average Shares (1)...........................    9,198,534           9,198,045         9,196,698      9,195,783
                                                          =========           =========         =========      =========

(1)  Share and Per share data has been retroactively adjusted to give effect for stock dividends.

Provision for loan losses increased in the fourth quarter of 1999 primarily due to an increase in non-performing assets during the period. Provision for loan losses increased in the fourth quarter of 1998 due to implementation of more conservative collection practices at a new affiliate, which led to an increase in charge-offs during the period. See LENDING AND LOAN ADMINISTRATION in the section entitled RISK MANAGEMENT for more information.


                                CAPITAL RESOURCES
-------------------------------------------------------------------------------

The Company and affiliate Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well-capitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. The Company and all affiliate Banks at year-end 1999 were categorized as well capitalized. See Note 9 to the consolidated financial statements for actual and required capital ratios.

-------------------------------------------------------------------------------
       Management's Discussion and Analysis                                  7
       (continued)
-------------------------------------------------------------------------------

The Company continues to maintain a strong capital position. Shareholders' equity totaled $87.5 million and $91.3 million at December 31, 1999 and 1998, respectively. Total equity represented 8.81% and 10.18%, respectively, of year-end total assets. The $3.8 million decline in shareholder's equity is attributable to an increased level of cash dividends paid, implementation of a stock repurchase plan, and a decline in market value of the Company's available-for-sale investment portfolio. In addition, the capital to asset ratio was reduced by asset growth strategies in the investment portfolio, which were implemented in late 1998 and throughout 1999 to more effectively utilize excess capital.

The Company paid cash dividends of $4.5 million in 1999 and $3.1 million in 1998. The increase in 1999 dividends paid includes an increase in dividends per share and the issuance of shares in connection with merger and acquisition activities, the 5% stock dividend paid in late 1998, and the Company's Dividend Reinvestment Plan.

The Company implemented a stock repurchase plan during 1999, pursuant to which it repurchased 206,558 shares of stock (as restated for subsequent 5% stock dividend) for an aggregate of $4.3 million.

At December 31, 1999 the market value of the available-for-sale investment portfolio had declined 4.2% or $4.8 million, net of tax, from year-end 1998. This decline in market value is recorded as a reduction of shareholders' equity, and was due to a rise in interest rates during 1999. This decline compared favorably to the 8.3% decline in similar maturity U.S. Treasury bonds during the same period.


                                SOURCES OF FUNDS
-------------------------------------------------------------------------------

The Company's primary source of funding is its base of core customer deposits. Core deposits consist of demand deposits, savings, interest-bearing checking, money market accounts, and certificates of deposit of less than $100,000. Other sources of funds are certificates of deposit of $100,000 or more, brokered deposits, overnight borrowings from other financial institutions and securities sold under agreement to repurchase. The membership of the Company's affiliate banks in the Federal Home Loan Bank System (FHLB) provides a significant additional source for both long and short-term collateralized borrowings. The following pages contain a discussion of changes in these areas.

The table below illustrates changes between years in the average balances of all funding sources:


Funding Sources - Average Balances                                                                 % Change From
dollars in thousands                                                                                 Prior Year

                                                      1999            1998           1997         1999           1998
                                                      ----            ----           ----         ----           ----
Demand...........................................    $70,665        $58,267        $55,483        21.3%           5.0%
Savings and Interest-bearing Checking............    125,972        122,174        117,514         3.1            4.0
Money Market Accounts............................     59,153         48,343         42,769        22.4           13.0
Other Time Deposits..............................    353,938        353,313        318,113         0.2           11.1
                                                     -------        -------        -------
   Total Core Deposits...........................    609,728        582,097        533,879         4.7            9.0
Certificates of Deposits of $100,000 or more
   and Brokered Deposits.........................     81,984         72,221         96,980        13.5          (25.5)
FHLB Advances and Other Borrowings...............    145,595        110,942        107,217        31.2            3.5
                                                     -------        -------        -------
   Total Funding Sources.........................   $837,307       $765,260       $738,076         9.4            3.7
                                                    ========       ========       ========


CORE DEPOSITS

The Company achieved 4.7% core deposit growth in 1999 and 9.0% in 1998 over prior year average balances. Deposit growth will continue to be influenced by competition and the interest rate environment, as well as the increased availability of alternative investment products, seasonal and other non-economic factors.

Average non-interest bearing demand deposits increased by $12.4 million or 21% in 1999 after a 5% increase in 1998. Double-digit growth was also obtained in money market accounts in 1999 and 1998, primarily because this demand product provides a higher interest rate than interest-bearing checking products. Demand, savings and money market deposits represent a stable source of funding for the company, totaling approximately 42% of core deposits in 1999, 39% in 1998 and 40% in 1997.

-------------------------------------------------------------------------------
8      Management's Discussion and Analysis
       (continued)
-------------------------------------------------------------------------------

Other time deposits consist of certificates of deposits in denominations of less than $100,000. These deposits remained stable in 1999 versus 1998 and comprised 58% of average core deposits. Other time deposits increased 11.1% in 1998 and comprised approximately 61% of average core deposits.

OTHER FUNDING SOURCES

Federal Home Loan Bank advances and other borrowings represent the Company's most significant source of other funding. Borrowed funds totaled $145.6 million, $110.9 million, and $107.2 million in 1999, 1998, and 1997 respectively. In 1999, $20 million of the increase in borrowed funds was used in match-funded asset growth strategies in the investment portfolio. The additional reliance on borrowed funds in 1999 was to supplement core deposits from the Company's primary market areas.

Certificates  of deposits  in  denominations  of  $100,000 or more and  brokered deposits are an additional source of other funding. Large denomination certificates and brokered deposits increased 13.5% in 1999 after a 25.5% decline in 1998. These certificates remained stable as a component of total funding sources at 9.8% in 1999 and 9.4% in 1998.

The Company also utilizes short-term funding sources from time to time. These sources consist of overnight federal funds purchased from other financial institutions, secured repurchase agreements which generally mature within 30 days, and overnight discount notes secured from the FHLB. These borrowings represent an important source of short-term liquidity for the Company. Short-term funding sources, large denomination certificates, and brokered funds are considered to be more subject to periodic withdrawals than are core deposits, and therefore, are generally not used as a permanent funding source for loans.

Long-term debt is in the form of FHLB advances, which are secured by the pledge of certain investment securities and residential mortgage loans. In 1999, long-term FHLB advances were used primarily to fund the residential real estate portfolio in the Company's mortgage banking segment and to fund asset growth strategies in the investment portfolio. See Note 8 to the Consolidated Financial Statements for further information.


                                  USES OF FUNDS
-------------------------------------------------------------------------------

LOANS

Total  loans grew $95.8  million or 16.0% in 1999 and $72.0  million or 13.7% in
1998. The Company's loan portfolio is diversified, with the heaviest concentration in residential real estate loans. Commercial and industrial loans represent 24% of the loan portfolio while residential real estate loans represent 51%, consumer loans 16%, and agriculture and poultry loans 9%. In 1999 and 1998 the Company achieved growth across all segments of the portfolio. In 1999, commercial and industrial loans grew 19%, residential real estate loans grew 20% and consumer loans grew 9%. The Company's commercial lending is extended to various industries, including hotel, agribusiness and manufacturing, as well as health care, wholesale, and retail services.

The table below presents year-end balances of the loan portfolio:


Loan Portfolio
dollars in thousands
                                                                                        December 31,
                                                                         1999               1998           1997
                                                                         ----               ----           ----
Commercial and Industrial.......................................      $161,711           $136,249       $121,444
Residential Mortgage Loans......................................       356,001            295,788        252,828
Consumer Loans..................................................       112,870            104,024         92,126
Agricultural and Poultry........................................        64,054             62,736         60,421
                                                                        ------             ------         ------
    Total Loans.................................................       694,636            598,797        526,819
    Less:  Unearned Income......................................          (344)              (709)        (1,498)
           Allowance for Loan Losses............................        (8,868)            (8,323)        (8,574)
                                                                         -----              -----          -----
    Loans, net..................................................      $685,424           $589,765       $516,747
                                                                      ========           ========       ========

-------------------------------------------------------------------------------
       Management's Discussion and Analysis                                   9
       (continued)
-------------------------------------------------------------------------------

The Company's policy is generally to extend credit to consumer and commercial borrowers in its primary geographic market area in Southwestern Indiana. Commercial extensions of credit outside this market area are generally concentrated in real estate loans within a 120 mile radius of the Company's primary market, and are granted on a selective basis.

Commercial loans outside this radius are generally further limited to loans guaranteed by either the Small Business Administration (SBA) or the Farm Service Agency (FSA).

With the acquisition of 1ST BANCORP, and its thrift subsidiary First Federal Bank in January 1999, the Company acquired a mortgage banking operation and a loan portfolio heavily concentrated in residential real estate loans. First Federal concentrated primarily on residential real estate lending, but at the same time offered consumer and commercial loans in its local market. Residential real estate loans were originated by its retail office in its primary market areas as well as in areas outside its designated lending areas through loan production offices and a network of correspondent lenders. The Company discontinued new sub-prime, out-of-market residential real estate lending in 1999.

The overall loan portfolio is diversified among a variety of borrowers; however, a significant portion of borrowers are dependent upon the agricultural, poultry and wood furniture manufacturing industries. Although wood furniture manufacturers employ a significant number of people in the market area, there is no concentration of credit to companies engaged in that industry. No concentration of credit in excess of 10% of total assets exists within any single industry group.

INVESTMENTS

The investment portfolio is a principal source for funding the Company's loan growth and other liquidity needs. The Company's securities portfolio consists of money market securities, uncollateralized U.S. Treasury and federal agency securities, municipal obligations of state and political subdivisions, asset-/mortgage-backed securities issued by U.S. government agencies and other intermediaries, and corporate investments. Money market securities include federal funds sold, interest-bearing balances with banks, and other short-term investments. The composition of the year-end balances in the investment portfolio is presented in Note 2 to the Consolidated Financial Statements and in the table below:


Investment Portfolio, at Amortized Cost
dollars in thousands
                                                                                  December 31,
                                                       1999       %              1998        %            1997        %
                                                       ----       -              ----        -            ----        -

Federal Funds Sold and Short-term Investments....     $1,688     0.7%          $32,790     13.7%        $43,107     18.1%
U.S. Treasury and Agency Securities..............     96,205    40.7            87,459     36.6         117,452     49.2
Obligations of State and Political Subdivisions..     55,885    23.7            56,694     23.7          45,431     19.1
Asset- and Mortgage-backed Securities............     62,418    26.4            54,378     22.7          20,561      8.6
Corporate Securities.............................       ---     ---               ---      ---            4,839      2.0
Other Securities.................................     20,027     8.5             7,853      3.3           7,063      3.0
                                                      ------     ---             -----      ---           -----      ---

    Total Securities Portfolio...................   $236,223   100.0%         $239,174    100.0%       $238,453    100.0%
                                                    ========   =====          ========    =====        ========    =====

In 1999 and 1998 the investment portfolio mix was relatively balanced. In 1999, the decrease in federal funds sold and short-term investments was used to fund loan growth. The increase in agencies, mortgage-backed and other securities were the result of match-funded asset growth strategies funded by FHLB advances. The $188 million available-for-sale portion of the investment portfolio provides an additional funding source for the Company's liquidity needs and for asset/liability management requirements. Although management has the ability to sell these securities if the need arises, their designation as available-for-sale should not be interpreted as an indication that management anticipates such sales.


                                 RISK MANAGEMENT
-------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------
10     Management's Discussion and Analysis
       (continued)
-------------------------------------------------------------------------------

LENDING AND LOAN ADMINISTRATION

Primary responsibility and accountability for day-to-day lending activities rests with the Company's affiliate banks. Loan personnel at each bank have the authority to extend credit under guidelines approved by the bank's board of directors. Executive and board loan committees active at each bank serve as vehicles for communication and for the pooling of knowledge, judgment and experience of its members. These committees provide valuable input to lending personnel, act as an approval body, and monitor the overall quality of the banks' loan portfolios. The Corporate Loan Committee, comprised of members of the Company's executive officers and board of directors, strive to ensure a consistent application of the Company's lending policies. The Company also maintains a comprehensive risk-weighting and loan review program for its affiliate banks, which includes quarterly reviews of problem loan reports, delinquencies and charge-offs. The purpose of this program is to evaluate loan administration, credit quality, loan documentation and the adequacy of the allowance for loan losses.

The Company maintains an allowance for loan losses to cover potential losses identified during its loan review process. The allowance for loan losses is comprised of: (a) specific reserves on individual credits; (b) allocated reserves for certain loan categories and industries, large and out-of-market loans, and overall historical loss experience; and (c) unallocated reserves based on trends in the type and volume of the loan portfolios, current and anticipated economic conditions, and other factors. Specific reserves are provided for credits when: (a) the customer's cash flow or net worth appears insufficient to repay the loan; (b) the loan has been criticized in a regulatory examination; (c) the loan is on non-accrual; or, (d) other reasons where the ultimate collectibility of the loan is in question, or the loan characteristics require special monitoring.

The table below provides a comparative analysis of activity in the allowance for loan losses:

Allowance for Loan Losses
dollars in thousands
                                                                                        December 31,
                                                                        1999                1998            1997
                                                                        ----                ----            ----

Balance as of January 1..........................................     $8,323              $8,574          $8,040
Allowance of Acquired Subsidiary.................................        ---                  80             ---
Adjustment to Conform Fiscal Years...............................        356                 ---             ---
Provision for Loan Losses........................................      1,718               1,338            773
Recoveries of Prior Loan Losses..................................        476                 375            827
Loan Losses Charged to the Allowance.............................     (2,005)             (2,044)         (1,066)
                                                                       -----               -----           -----
Balance as of December 31........................................     $8,868              $8,323          $8,574
                                                                      ======              ======          ======

Net Charge-offs to Average Loans Outstanding.....................      0.24%                0.28%           0.04%
Provision for Loan Losses to Average Loans Outstanding...........      0.27%                0.23%           0.14%
Allowance for Loan Losses to Total Loans at Year-End.............      1.28%                1.39%           1.63%

Net charge-offs increased significantly in 1999 and 1998 from 1997. Approximately $1.3 million of the net charge-offs in both years related to installment loan losses at one affiliate and losses on sub-prime residential real estate loans at another affiliate. The increased charge-off experience in 1999 and 1998 resulted in higher provisions for loan losses. The Company discontinued new sub-prime out-of-market residential real estate lending during 1999. Refer also to the section entitled PROVISION FOR LOAN LOSSES in the discussion regarding the RESULTS OF OPERATIONS.

NONPERFORMING ASSETS

Non-performing assets consist of: (a) non-accrual loans; (b) loans which have been renegotiated to provide for a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower;
(c) loans past due ninety (90) days or more as to principal  or  interest;  and,
(d) other real estate owned. Loans are placed on non-accrual status when scheduled principal or interest payments are past due for 90 days or more or when the borrower's ability to repay becomes doubtful. Uncollected interest accrued in the current year is reversed against income at the time a loan is placed on non-accrual. Loans are charged-off at 120 days past due, or earlier if deemed uncollectible. Exceptions to the non-accrual and charge-off policies are made when the loan is well secured and in the process of collection.

-------------------------------------------------------------------------------
       Management's Discussion and Analysis                                 11
       (continued)
-------------------------------------------------------------------------------

The table below presents an analysis of the Company's non-performing assets. The unfavorable trend in nonaccrual loans is primarily attributable to sub-prime out-of-market residential real estate loans. Approximately $900,000 of the increased other real estate owned is related to one loan.

Non-performing Assets
dollars in thousands
                                                                                          December 31,
                                                                          1999               1998             1997
                                                                          ----               ----             ----

Non-accrual Loans................................................       $7,237             $5,411          $3,568
Past Due Loans (90 days or more).................................        1,564              1,522           3,358
Restructured Notes...............................................          ---                ---             ---
                                                                           ---                ---             ---
    Total Non-performing Loans...................................        8,801              6,933           6,926
Other Real Estate Owned..........................................        2,434              1,156             785
                                                                         -----              -----             ---
    Total Non-performing Assets..................................      $11,235             $8,089          $7,711
                                                                       =======             ======          ======

Non-performing Loans to Total Loans..............................        1.27%              1.16%            1.31%


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

The Company also monitors interest rate risk by estimating its static interest rate sensitivity position. Static interest rate sensitivity is an analysis of the relationship between rate sensitive assets and rate sensitive liabilities at a point in time, and quantifies interest rate risk as the difference, or "gap", between assets and liabilities expected to mature or reprice in given time intervals. Static interest rate sensitivity is also expressed as a ratio of rate sensitive assets to rate sensitive liabilities. A ratio of 100% suggests a balanced position between rate sensitive assets and liabilities within a given repricing period.

The table on the following page reflects the Company's static interest rate sensitivity position as of December 31, 1999 over various time intervals and based on current interest rates. Interest earning assets and interest bearing liabilities have been distributed based on their actual or expected repricing dates.

-------------------------------------------------------------------------------
12     Management's Discussion and Analysis
       (continued)
-------------------------------------------------------------------------------

Although rate sensitivity gaps constantly change as funds are acquired and invested, a significant portion of the Company's assets and liabilities reprice within 1 year and are closely matched at 89%. At financial institutions with negative gaps, net interest income tends to increase in declining interest rate environments, and decrease in rising interest rate environments.

As of December 31, 1999 the Company had no derivatives, trading portfolio or unusual financial instruments which expose the Company to undue interest rate risk.

STATIC INTEREST RATE SENSITIVITY at December 31, 1999
dollars in thousands                                                                  Maturing or Repricing
                                                           -----------------------------------------------------------
                                                               1 Year       Over 1 Year         Over
                                                              or Less        to 5 Years        5 Years         Total
                                                           -----------------------------------------------------------
RATE SENSITIVE ASSETS
Money Market and Investment Securities, at amortized cost  $    21,430     $    88,979      $   125,814     $   236,223
Loans and Loans Held for Sale, net of unearned income          369,525         244,640           82,972         697,137
                                                           ------------    -------------    -----------     -----------
    Total Rate Sensitive Assets                            $   390,955     $   333,619      $   208,786     $   933,360
                                                           ===========     ===========      ===========     ===========
RATE SENSITIVE LIABILITIES
Interest Bearing Deposits (1)                              $   349,997     $   162,175      $   114,418     $   626,590
Borrowings (2)                                                  90,263          71,538           34,216         196,017
                                                           -----------     -----------      -----------     -----------
    Total Rate Sensitive Liabilities                       $   440,260     $   233,713      $   148,634     $   822,607
                                                           ===========     ===========      ===========     ===========
Cumulative Rate Sensitivity Gap                            $   (49,305)     $   50,601      $   110,753
                                                           ===========      ==========      ===========
Cumulative Ratio (3)                                               89%            108%             114%

(1) Although  interest-bearing  checking and savings deposits are subject to immediate withdrawal and repricing,  a portion of these balances  has been  included in the Over 5 Years  category  to reflect  management's  assumption  that these  accounts  are not rate sensitive.

(2) Rate  sensitivity of borrowings  includes  effect of refinancing  $40 million of overnight funds at December 31, 1999 into long-
term borrowings in January 2000. See Note 8 to the Consolidated Financial Statements.

(3)  Rate Sensitive Assets/Rate Sensitive Liabilities


                                    YEAR 2000
-------------------------------------------------------------------------------

The Company expended approximately $500,000 on Year 2000 related items, including approximately $200,000 in cash outlays in 1999. These outlays exclude the cost of implementing the Company's state-of-the art platform and computer systems upgrade, but include the Company's share of third party systems costs and other costs to prepare for the Year 2000.

The Company updated all contingency plans on an on-going basis and performed tests of those plans in the third and fourth quarters of 1999 to ensure all departments were equipped in the event implementation was necessary. The Company increased its cash position in the fourth quarter of 1999 in the event that customers desired to withdraw large amounts of cash from their accounts. The Company did not experience unusual cash requests from customers, either from the time leading up to the year-end or in the period following year-end. Management was on-site to monitor the date rollover at year-end 1999. No problems were encountered with any of the Company's systems.

While all of the effects, as they relate to the Company's customers, may not be fully known until a future date, management is not aware of customers who have encountered significant problems relating to the Year 2000. Management is not aware of any remaining uncertainties or contingencies with respect to the Year 2000.

-------------------------------------------------------------------------------
       Management's Discussion and Analysis                                 13
       (continued)
-------------------------------------------------------------------------------

The following table summarizes net interest income (on a tax-equivalent basis) for each of the past three years. For tax-equivalent adjustments, an effective tax rate of 34% was used for all years presented (1).


                                                   Average Balance Sheet
                                       (Tax-equivalent basis / dollars in thousands)

                                     Twelve Months Ended         Twelve Months Ended           Twelve Months Ended
                                      December 31, 1999           December 31, 1998             December 31, 1997
                                      -----------------           -----------------             -----------------
                                 Principal  Income/  Yield/    Principal  Income/  Yield/  Principal Income/    Yield/
                                  Balance   Expense   Rate      Balance   Expense   Rate    Balance  Expense     Rate
                                  -------   -------   ----      -------   -------   ----    -------  -------     ----
ASSETS
Federal Funds Sold and Other
   Short-term Investments.....    $19,413     $951    4.90%     $32,282  $1,827    5.66%    $34,118   $1,894    5.55%

Securities:
   Taxable....................    156,996   10,065    6.41%     139,541   8,752    6.27%    154,113    9,782    6.35%
   Non-taxable................     56,346    4,599    8.16%      50,218   4,244    8.45%     42,821    3,621    8.46%
Total Loans and Leases (2)....    646,439   54,077    8.37%     591,291  52,260    8.84%    548,218   49,227    8.98%
                                  -------   ------              -------  ------             -------   ------

TOTAL INTEREST
   EARNING ASSETS.............    879,194   69,692    7.93%     813,332  67,083    8.25%    779,270   64,524    8.28%
                                  -------   ------              -------  ------             -------   ------

Other Assets..................     68,822                        62,524                      57,125
Less: Allowance for Loan Losses    (8,554)                       (8,326)                     (7,974)
                                    -----                         -----                       -----

TOTAL ASSETS..................   $939,462                      $867,530                    $828,421
                                 ========                      ========                    ========

LIABILITIES AND
   SHAREHOLDERS' EQUITY
Savings and Interest-bearing
   Demand Deposits............   $185,125    4,797    2.59%    $170,517   4,644    2.72%   $160,283    4,523    2.82%
Time Deposits.................    435,922   23,063    5.29%     425,534  23,806    5.59%    415,093   23,281    5.61%
FHLB Advances and
   Other Borrowings...........    145,595    7,899    5.43%     110,942   6,155    5.55%    107,217    5,930    5.53%
                                  -------    -----              -------   -----             -------    -----
TOTAL INTEREST-BEARING
   LIABILITIES................    766,642   35,759    4.66%     706,993  34,605    4.89%    682,593   33,734    4.94%
                                  -------   ------              -------  ------             -------   ------
Demand Deposit Accounts.......     70,665                        58,267                     55,483
Other Liabilities.............     10,376                        13,675                      8,922
                                   ------                        ------                      -----
TOTAL LIABILITIES.............    847,683                       778,935                    746,998
                                  -------                       -------                    -------

Shareholders' Equity..........     91,779                        88,595                     81,423
                                   ------                       ------                      ------

TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY.......   $939,462                      $867,530                   $828,421
                                 ========                      ========                   ========

NET INTEREST INCOME...........             $33,933                      $32,478                      $30,790
                                           =======                      =======                      =======

NET INTEREST MARGIN...........                       3.87%(3)                     3.99%                        3.95%

(1) Effective tax rates were  determined as though  interest  earned on the Company's  investments in municipal  bonds and loans was fully taxable.

(2) Non-accruing loans have been included in average loans.  Interest income on loans includes loan fees of $877, $1,230, and $1,029 for 1999, 1998, and 1997, respectively.

(3) Net interest  margin in 1999 was 3.94% excluding  asset growth  strategies that averaged $25 million,  which were funded by FHLB borrowings  and were employed  during the year at  tax-equivalent  net interest  margins  ranging from 1.00% to 1.50%.  These growth strategies were employed in order to more effectively utilize equity capital in excess of requirements. See the discussion regarding
NET INTEREST INCOME in the section entitled RESULTS OF OPERATIONS for further information.