Form 10-K, Exhibit 13
period 1999-12-31
GERMAN AMERICAN BANCORP
filed 2000-03-29
CIK 714395

-------------------------------------------------------------------------------
14     Consolidated Balance Sheets
       Dollars in thousands
-------------------------------------------------------------------------------


                                                                                            December 31,
                                                                                       1999               1998
                                                                                       ----               ----
ASSETS
Cash and Due from Banks........................................................  $    23,707        $    18,097
Federal Funds Sold and Other Short-term Investments............................        1,189             31,491
                                                                                 -----------        -----------

    Cash and Cash Equivalents..................................................       24,896             49,588

Interest-bearing Time Deposits with Banks......................................          499              1,299
Securities Available-for-Sale, at Market.......................................      188,148            151,527
Securities Held-to-Maturity, at Cost...........................................       30,191             48,346

Loans Held for Sale............................................................        2,845              2,449

Loans  ........................................................................      694,636            598,797
Less:   Unearned Income........................................................         (344)              (709)
        Allowance for Loan Losses..............................................       (8,868)            (8,323)
                                                                                 -----------        -----------

Loans, Net.....................................................................      685,424            589,765

Stock in FHLB of Indianapolis and Other Restricted Stock, at cost..............        9,660              7,853
Premises, Furniture and Equipment, Net.........................................       19,782             17,796
Other Real Estate..............................................................        2,434              1,156
Intangible Assets..............................................................        2,161              1,841
Accrued Interest Receivable and Other Assets...................................       26,595             25,305
                                                                                 -----------        -----------

        TOTAL ASSETS...........................................................  $   992,635        $   896,925
                                                                                 ===========        ===========
LIABILITIES
Noninterest-bearing Deposits...................................................  $    71,671        $    67,218
Interest-bearing Deposits......................................................      626,590            597,895
                                                                                 -----------        -----------

    Total Deposits.............................................................      698,261            665,113

FHLB Advances and Other Borrowings.............................................      196,017            131,409
Accrued Interest Payable and Other Liabilities.................................       10,870              9,127
                                                                                 -----------        -----------

         TOTAL LIABILITIES.....................................................      905,148            805,649

SHAREHOLDERS' EQUITY
Common Stock, no par value, $1 stated value; 20,000,000 shares authorized......        9,029              8,705
Preferred Stock, $10 par value; 500,000 shares authorized, no shares issued....         ---                ---
Additional Paid-in Capital.....................................................       53,846             48,190
Retained Earnings..............................................................       28,559             33,570
Accumulated Other Comprehensive Income (Loss)..................................       (3,947)               811
                                                                                 -----------        -----------

        TOTAL SHAREHOLDERS' EQUITY.............................................       87,487             91,276
                                                                                 -----------        -----------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............................  $   992,635        $   896,925
                                                                                 ===========        ===========


End of period shares issued and outstanding....................................    9,029,109          8,704,592
                                                                                 ===========        ===========

See accompanying notes to consolidated financial statements.

-------------------------------------------------------------------------------
       Consolidated Statements of Income                                     15
       Dollars in thousands, except per share data
-------------------------------------------------------------------------------


                                                                                       Years ended December 31,
                                                                                  1999             1998         1997
                                                                                  ----             ----         ----
INTEREST INCOME
Interest and Fees on Loans..................................................   $53,868          $51,980      $49,160
Interest on Federal Funds Sold and other Short-term Investments.............       951            1,827        1,894
Interest and Dividends on Securities:
    Taxable.................................................................    10,065            8,752        9,782
    Non-taxable.............................................................     3,045            2,801        2,389
                                                                              --------         --------       ------

       TOTAL INTEREST INCOME................................................    67,929           65,360       63,225

INTEREST EXPENSE
Interest on Deposits........................................................    27,860           28,450       27,804
Interest on FHLB Advances and Other Borrowings..............................     7,899            6,155        5,930
                                                                                 -----            -----        -----

       TOTAL INTEREST EXPENSE...............................................    35,759           34,605       33,734
                                                                              --------          -------     --------

NET INTEREST INCOME.........................................................    32,170           30,755       29,491
Provision for Loan Losses...................................................     1,718            1,338          773
                                                                              --------         --------      -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........................    30,452           29,417       28,718

NONINTEREST INCOME
Trust and Investment Product Fees...........................................       835              833          794
Service Charges on Deposit Accounts.........................................     1,757            1,599        1,429
Insurance Commissions & Fees................................................     2,239              685          479
Other Operating Income......................................................     1,013              958          845
Gains on Sales of Loans and Other Real Estate...............................       413              883        2,180
Net Gain/(Loss) on Sales of Securities......................................        (6)              38          (29)
                                                                              --------         --------      -------

    TOTAL NONINTEREST INCOME................................................     6,251            4,996        5,698
                                                                              --------         --------      -------

NONINTEREST EXPENSE
Salaries and Employee Benefits..............................................    13,433           12,132       12,520
Occupancy Expense...........................................................     1,718            1,676        1,663
Furniture and Equipment Expense.............................................     1,683            1,393        1,356
FDIC Premiums...............................................................       160              170        1,593
Data Processing Fees........................................................       990              988          855
Professional Fees...........................................................       871            1,029        1,292
Advertising and Promotion...................................................       888              684          652
Supplies....................................................................       807              680          674
Other Operating Expenses....................................................     4,282            3,566        3,673
                                                                              --------         --------      -------

    TOTAL NONINTEREST EXPENSE...............................................    24,832           22,318       24,278
                                                                              --------         --------      -------

Income before Income Taxes..................................................    11,871           12,095       10,138
Income Tax Expense..........................................................     3,049            3,525        2,868
                                                                              --------         --------      -------

NET INCOME..................................................................   $ 8,822          $ 8,570      $ 7,270
                                                                               =======          =======      =======

Earnings per Share and Diluted Earnings per Share...........................  $   0.96         $   0.93     $   0.79


See accompanying notes to consolidated financial statements.

-------------------------------------------------------------------------------
16     Consolidated Statements of Cash Flows
       Dollars in thousands
-------------------------------------------------------------------------------


                                                                                       Years Ended December 31,
                                                                                  1999           1998            1997
                                                                                  ----           ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income...............................................................     $  8,822       $  8,570        $  7,270
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
    Net Accretion/(Amortization) on Investments........................            318             18              24
    Depreciation and Amortization........................................        2,028          1,814           1,621
    Amortization of Mortgage Servicing Rights ...........................          241            242             153
    Net Change in Loans Held for Sale....................................        6,843         25,320          (9,179)
    Loss in Investment in Limited Partnership............................          108            113             122
    Provision for Loan Losses............................................        1,718          1,338             773
    Loss (Gain) on Sale of Securities, net...............................            6            (38)             29
    Gain on Sales of Loans and Other Real Estate.........................         (413)          (883)         (2,180)
    Change in Assets and Liabilities:
       Deferred Loan Fees................................................         (381)           (13)            (48)
       Interest Receivable and Other Assets..............................       (5,970)        (2,519)         (2,879)
Interest Payable and Other Liabilities...................................          923         (1,751)          2,091
       Unearned Income...................................................         (365)          (356)           (205)
                                                                                   ---            ---             ---
          Total Adjustments..............................................        5,056         23,285          (9,678)
                                                                                 -----         ------    -------------
Net Cash from Operating Activities.......................................       13,878         31,855          (2,408)
                                                                                ------         ------           -----

CASH FLOWS FROM INVESTING ACTIVITIES
    Change in Interest-bearing Balances with Banks.......................          823          1,547          (1,002)
    Proceeds from Maturities of Other Short-term Investments.............          ---            ---             996
    Proceeds from Maturities of Securities Available-for-Sale............       35,779        110,959          58,833
    Proceeds from Sales of Securities Available-for-Sale                           953         50,390          29,826
    Purchase of Securities Available-for-Sale............................      (83,512)      (178,739)        (90,514)
    Proceeds from Maturities of Securities Held-to-Maturity..............        5,544         16,532           6,195
    Proceeds from Sales of Securities Held-to-Maturity...................          ---            362             ---
    Purchase of Securities Held-to-Maturity..............................       (4,982)        (8,503)         (7,730)
    Purchase of Loans....................................................       (9,884)        (5,998)         (1,152)
    Proceeds from Sales of Loans.........................................        5,875            463           1,926
    Loans Made to Customers, net of Payments Received....................      (85,925)       (58,530)        (20,273)
    Proceeds from Sales of Fixed Assets..................................          ---            ---              41
    Proceeds from Sales of Other Real Estate.............................        1,604            310              88
    Property and Equipment Expenditures..................................       (3,616)        (2,481)         (2,557)
    Acquire Affiliates and Adjust to Conform Fiscal Years................          (22)         2,934             ---
                                                                                    --          -----             ---
          Net Cash from Investing Activities.............................     (137,363)       (70,754)        (25,323)
                                                                               -------         ------          ------
CASH FLOWS FROM FINANCING ACTIVITIES
    Change in Deposits...................................................       26,014          5,567         20,947
    Net Change in Short-term Borrowings..................................       66,087          1,480          (7,540)
    Purchase / Retire Common Stock.......................................       (4,320)          (360)           (637)
    Advances in Long-term Debt...........................................       95,000         90,996          83,769
    Repayments of Long-term Debt.........................................      (79,834)       (66,911)        (85,357)
    Issuance of Common Stock.............................................          348            196             817
    Dividends Paid.......................................................       (4,467)        (3,122)         (2,797)
    Purchase of Interests in Fractional Shares...........................          (35)           (43)            (38)
                                                                                    --             --              --
          Net Cash from Financing Activities.............................       98,793         27,803          9,164
                                                                                ------         ------          -----

Net Change in Cash and Cash Equivalents..................................      (24,692)       (11,096)        (18,567)
    Cash and Cash Equivalents at Beginning of Year.......................       49,588         60,684          79,251
                                                                                ------         ------          ------
    Cash and Cash Equivalents at End of Year.............................     $ 24,896       $ 49,588        $ 60,684
                                                                                ======       ========        ========
Cash Paid During the Year for:
    Interest..............................................................    $ 38,774       $ 34,391        $ 33,257
    Income Taxes..........................................................       3,695          3,834           3,298

See accompanying notes to consolidated financial statements.

-------------------------------------------------------------------------------
       Consolidated Statements of Changes in Shareholders' Equity           17
       Dollars in thousands, except per share data
-------------------------------------------------------------------------------


                                                              Common
                                                               Stock/                    Accumulated
                                                             Additional                     Other          Total
                                                              Paid-in      Retained     Comprehensive   Shareholders'
                                                              Capital      Earnings        Income          Equity
Balances, January 1, 1997
   (as previously reported for German American Bancorp)...    $33,040       $24,125         $ 495       $ 57,660
Retroactive Restatement for
   Pooling of  Interests (2,039,665 shares in 1999).......      3,414        18,560          (245)        21,729
                                                          ------------------------------------------------------

Balances, January 1, 1997 as restated.....................     36,454        42,685           250         79,389

Comprehensive Income:
   Net Income.............................................                    7,270                        7,270
   Change in Unrealized Gain / (Loss)
     on Securities Available-for-Sale.....................                                    408            408
                                                          ------------------------------------------------------
       Total Comprehensive Income.........................                                                 7,678
Cash Dividends ($.32 per Share,
   as restated for pooling of interests)..................                   (2,797)                      (2,797)
Issuance of Common Stock for:
   Dividend Reinvestment Plan (9,873 shares)..............        306                                        306
   Exercise of Stock Options (15,818 shares)..............        432                                        432
   Employee Stock Purchase Plan (6,492 shares)............         79                                         79
   5% Stock Dividend (313,986 shares).....................      8,253        (8,253)                           -
   Two for One Stock Split (2,546,041 shares).............      2,546        (2,546)                           -
Purchase and Retirement of Common Stock (24,124 shares)...       (363)         (274)                        (637)
Purchase of Interest in Fractional Shares.................                      (38)                         (38)
                                                          -------------------------------------------------------

Balances, December 31, 1997 as restated...................     47,707        36,047           658         84,412

Comprehensive Income:
   Net Income.............................................                    8,570                        8,570
   Change in Unrealized Gain / (Loss)
     on Securities Available-for-Sale.....................                                    153            153
                                                          ------------------------------------------------------
       Total Comprehensive Income.........................                                                 8,723
Cash Dividends ($.36 per Common Share,
   as restated for pooling of interests)..................                   (3,122)                      (3,122)
Issuance of Common Stock for:
   Dividend Reinvestment Plan (2,233 shares)..............         36                                         36
   Exercise of Stock Options (7,459 shares)...............         85                                         85
   Employee Stock Purchase Plan (6,481 shares)............         75                                         75
   5% Stock Dividend (410,363 shares).....................      8,146        (8,146)                           -
   Three for Two Stock Split (628,730 shares).............        346          (346)                           -
   Acquisitions (67,203 shares)...........................        818           652                        1,470
Purchase and Retirement of Common Stock (19,979 shares)...       (318)          (42)                        (360)
Purchase of Interest in Fractional Shares.................                      (43)                         (43)
                                                          -------------------------------------------------------

Balances, December 31, 1998 as restated...................     56,895        33,570           811         91,276

Comprehensive Income:
   Net Income.............................................                    8,822                        8,822
   Change in Unrealized Gain / (Loss)
     on Securities Available-for-Sale.....................                                 (4,785)        (4,785)
                                                          -------------------------------------------------------
       Total Comprehensive Income.........................                                                 4,037
Cash Dividends ($.485 per Common Share,...................
   as restated for pooling of interests)..................                   (4,467)                      (4,467)
Issuance of Common Stock for:.............................
Exercise of Stock Options (4,825 shares)..................         43                                         43
   Director Stock Awards (6,481 shares)...................        305                                        305
   5% Stock Dividend (431,942 shares).....................      9,179        (9,179)                           -
   Acquisitions (70,000 shares)...........................        173            96                          269
Purchase and Retirement of Common Stock (199,077 shares)..     (4,292)          (28)                      (4,320)
Purchase of Interest in Fractional Shares.................                      (35)                         (35)
Adjustment to Conform Year-ends...........................        572          (220)           27            379
                                                          ------------------------------------------------------

Balances, December 31, 1999...............................   $ 62,875      $ 28,559   $    (3,947)      $ 87,487
                                                          ======================================================

See accompanying notes to consolidated financial statements.

-------------------------------------------------------------------------------
18     Notes to the Consolidated Financial Statements
       Dollars in thousands
-------------------------------------------------------------------------------

NOTE 1 - Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

    German American Bancorp operates primarily in the banking industry. The accounting and reporting policies of German American Bancorp and its subsidiaries conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant policies are described below. The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions. Certain prior year amounts have been reclassified to conform with current classifications. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates. Estimates susceptible to change in the near term include the allowance for loan losses, impaired loans, and the fair value of financial instruments.

    The Company acquired 1ST BANCORP in 1999 in a pooling of interests (see Note
18). Prior to 1999, 1ST BANCORP's financial statements were prepared on a June 30 fiscal year-end. The Company's calendar period financial statements for periods prior to 1999 have been restated to include 1ST BANCORP fiscal period financial statements (i.e. the Company's previously reported December 31, 1998 balances were combined with 1ST BANCORP June 30, 1998 balances). 1ST BANCORP is combined with the Company on a calendar basis for all 1999 periods. As a result of 1ST BANCORP's prior fiscal reporting, the 1999 statement of cash flows, statement of changes in shareholder's equity, and certain notes include an "adjustment to conform fiscal years" to adjust from fiscal to calendar period reporting.

Securities

    Securities classified as available-for-sale are securities that the Company intends to hold for an indefinite period of time, but not necessarily until maturity. These include securities that management may use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, or similar reasons. Securities held as available-for-sale are reported at market value with unrealized gains or losses included as a separate component of equity, net of tax. Securities classified as held-to-maturity are securities that the Company has both the ability and positive intent to hold to maturity. Securities held-to-maturity are carried at amortized cost. Premium amortization is deducted from, and discount accretion is added to, interest income using the level yield method. The cost of securities sold is computed on the identified securities method. Restricted stock, such as stock in the Federal Home Loan Bank (FHLB), is carried at cost.

Loans

    Interest is accrued over the term of the loans based on the principal balance outstanding. Loans are placed on nonaccrual status when scheduled principal or interest payments are past due 90 days or more, unless the loan is well secured and in the process of collection. The Company defers loan fees and certain direct loan origination costs. Deferred amounts are reported in the balance sheet as part of loans and are recognized into interest income over the term of the loan based on the level yield method.

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

    Loans held for sale are carried at the lower of cost or fair value, in aggregate.

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

-------------------------------------------------------------------------------
     Notes to the Consolidated Financial Statements  (continued)           19
     Dollars in thousands
-------------------------------------------------------------------------------

NOTE 1 - Summary of Significant Accounting Policies (continued)

    Loan impairment is reported when full repayment under the terms of the loan is not expected. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate, or at the fair value of collateral if repayment is expected solely from the collateral. Commercial, agricultural and poultry loans are evaluated individually for impairment. Smaller balance homogeneous loans are evaluated for impairment in total. Such loans include real estate loans secured by one-to-four family residences and loans to individuals for household, family and other personal expenditures. Individually evaluated loans on nonaccrual are generally considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

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

Intangible Assets

    Intangible Assets are comprised of core deposit intangibles ($113 and $173 at December 31, 1999 and 1998, respectively) and goodwill ($2,048 and $1,668 at December 31, 1999 and 1998, respectively). Core deposit intangibles are amortized on an accelerated method over ten years and goodwill is amortized on a straight-line basis over twelve to fifteen years. Core Deposit Intangibles and Goodwill are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

Servicing Rights

    Servicing rights are recognized and included with other assets for purchased rights and for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to type, interest rates and age. Fair value is determined based upon discontinued cash flows using market based assumptions.

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

Income Taxes

    Deferred tax liabilities and assets are determined at each balance sheet date and are the result of differences in the financial statement and tax bases of assets and liabilities. Income tax expense is the amount due on the current year tax returns plus or minus the change in deferred taxes.

Earnings Per Share

    Basic earnings per share is based on net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share shows the potential dilutive effect of additional common shares issuable under stock options.

-------------------------------------------------------------------------------
20     Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
-------------------------------------------------------------------------------

NOTE 1 - Summary of Significant Accounting Policies (continued)

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

New Accounting Pronouncements

    Beginning January 1, 2001 a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this pronouncement is not expected to have a material effect on the Company's financial results, but the effect will depend on derivative holdings when this standard is adopted.

NOTE 2 - Securities

The amortized cost and estimated market values of Securities as of December 31, 1999 are as follows:

                                                                                      Gross            Gross       Estimated
                                                                   Amortized      Unrealized       Unrealized       Market
                                                                      Cost            Gains           Losses         Value
                                                                      ----            -----           ------         -----
Securities Available-for-Sale:
U.S. Treasury Securities, and Obligations of
    U.S. Government Corporations and Agencies...............        $96,205      $     ---         $(3,879)        $92,326
Obligations of State and Political Subdivisions.............         26,597            462            (572)         26,487
Asset-/Mortgage-backed Securities...........................         61,514              6          (2,553)         58,967
Equity Securities...........................................         10,368            ---              ---         10,368
                                                                     ------            ---              ---         ------
    Total...................................................       $194,684           $468         $(7,004)       $188,148
                                                                   ========           ====         =======        ========
Securities Held-to-Maturity:

Obligations of State and Political Subdivisions.............        $29,288           $289           $(643)        $28,934
Asset-/Mortgage-backed Securities...........................            903              6              (5)            904
                                                                        ---              -               -             ---
    Total...................................................        $30,191           $295           $(648)        $29,838
                                                                    =======           ====           =====         =======

The amortized cost and estimated  market values of Securities as of December 31, 1998 are as follows:

                                                                                      Gross            Gross       Estimated
                                                                    Amortized      Unrealized       Unrealized      Market
                                                                      Cost            Gains           Losses         Value
                                                                      ----            -----           ------         -----
Securities Available-for-Sale:
U.S. Treasury Securities, and Obligations of
    U.S. Government Corporations and Agencies...............         $68,201            $219           $(34)       $68,386
Obligations of State and Political Subdivisions.............          29,103           1,443            (91)        30,455
Asset-/Mortgage-backed Securities...........................          52,881              50           (245)        52,686
                                                                      ------              --            ---         ------
    Total...................................................        $150,185          $1,712          $(370)      $151,527
                                                                    ========          ======          =====       ========

Securities Held-to-Maturity:
U.S. Treasury Securities, and Obligations of
    U.S. Government Corporations and Agencies...............         $19,258        $      2           $(46)       $19,214
Obligations of State and Political Subdivisions.............          27,591           1,159            (13)        28,737
Asset-/Mortgage-backed Securities...........................           1,497              14             ---         1,511
                                                                       -----              --             ---         -----
    Total...................................................         $48,346          $1,175           $(59)       $49,462
                                                                     =======          ======           =====       =======

-------------------------------------------------------------------------------
     Notes to the Consolidated Financial Statements  (continued)            21
     Dollars in thousands
-------------------------------------------------------------------------------

NOTE 2 - Securities (continued)

    The amortized cost and estimated market values of Securities at December 31, 1999 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay certain obligations with or without call or prepayment penalties. Asset-backed, Mortgage-backed and certain Other Securities are not due at a single maturity date and are shown separately.

                                                                                                       Estimated
                                                                                Amortized               Market
                                                                                  Cost                   Value
                                                                                  ----                   -----

Securities Available-for-Sale:
Due in one year or less.....................................                      $2,681                 $2,699
Due after one year through five years.......................                      23,108                 22,701
Due after five years through ten years......................                      76,551                 73,992
Due after ten years.........................................                      20,462                 19,421
Asset-/Mortgage-backed Securities...........................                      61,514                 58,967
Equity Securities...........................................                      10,368                 10,368
                                                                                  ------                 ------
    Totals..................................................                    $194,684               $188,148
                                                                                ========               ========

Securities Held-to-Maturity:
Due in one year or less.....................................                      $1,236                 $1,240
Due after one year through five years.......................                       7,539                  7,473
Due after five years through ten years......................                       9,960                  9,923
Due after ten years.........................................                      10,553                 10,298
Asset-/Mortgage-backed Securities...........................                         903                    904
                                                                                     ---                    ---
    Totals..................................................                     $30,191                $29,838
                                                                                 =======                =======


The amortized cost of securities at December 31, 1999 are shown in the following table by contractual maturity, except for asset/mortgage-backed securities, which are based on estimated average lives. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities totaling $10,368 do not have contractual maturities, and are excluded from the table below.

Maturities and Average Yields of Securities at December 31, 1999:


                                  Within               After One But              After Five But              After Ten
                                 One Year            Within Five Years           Within Ten Years               Years
                            ----------------------------------------------------------------------------------------------
                             Amount     Yield        Amount      Yield           Amount      Yield        Amount     Yield
                            ----------------------------------------------------------------------------------------------
U.S. Treasuries and
    Agencies..............  $   ---      ---        $17,100       6.13%         $71,122      6.60%        $7,983     6.28%

State and Political
    Subdivisions..........    3,917     8.22%        13,547       7.88%          15,389      8.22%        23,032     8.56%

Asset- / Mortgage-backed
    Securities............    4,813     6.14%        37,163       6.43%          20,188      6.40%           253     6.58%
                              -----                  ------                      ------                      ---

       Totals.............   $8,730     7.07%        $67,810      6.64%        $106,699      6.80%       $31,268     7.96%
                             ======                 =======                    ========                  =======

A tax-equivalent adjustment using a tax rate of 34 percent was used in the above table.

    At December 31, 1999 and 1998, U.S. Government Agency structured notes, consisting primarily of step-up and single-index bonds, with respective amortized costs of $7,983 and $9,985 and fair values of $7,150 and $9,984 were included in securities available-for-sale.

-------------------------------------------------------------------------------
22     Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
-------------------------------------------------------------------------------

NOTE 2 - Securities (continued)

Proceeds from the Sales of Securities are summarized below:


                                      1999                             1998                              1997
                                      ----                             ----                              ----
                                   Available- Held-to-               Available- Held-to-                 Available- Held-to-
                           Trading for-Sale   Maturity       Trading for-Sale   Maturity        Trading  for-Sale   Maturity
                           ------- ---------  --------       ------- ---------  --------        -------  --------   --------
Proceeds from Sales.....    $---     $ 953     $---         $14,046   $50,390   $ 362          $9,984    $29,826    $ ---
Gross Gains on Sales....     ---         6      ---              18       119      10              13        ---      ---
Gross Losses on Sales...     ---       (12)     ---             (11)      (92)     (6)            (23)       (19)     ---

Income Taxes
  on Gross Gains........     ---         2      ---               7        48       4               5        ---      ---
Income Taxes
  On Gross Losses.......     ---        (5)     ---              (4)      (37)     (2)             (9)        (8)     ---

    Sales of securities held-to-maturity in 1998 consisted of mortgage-backed securities for which payment of more than 85% of principal had occurred.

    The carrying value of securities pledged to secure repurchase agreements, public and trust deposits, and for other purposes as required by law was $33,740 and $50,079 as of December 31, 1999 and 1998, respectively.

NOTE 3 - Loans


Loans, as presented on the balance sheet, are comprised of the following classifications at December 31,
                                                                                                 1999         1998
Real Estate Loans Secured by 1- 4 Family Residential Properties.........................     $356,001       $295,788
Commercial and Industrial Loans.........................................................      161,711        136,249
Loans to Individuals for Household, Family and Other Personal Expenditures..............      112,870        104,024
Loans to Finance Agricultural Production, Poultry and Other Loans to Farmers............       64,054         62,736
                                                                                               ------         ------
    Totals..............................................................................     $694,636       $598,797
                                                                                             ========       ========

Nonperforming loans were as follows at December 31:
Loans past due over 90 days and accruing................................................       $1,564         $1,522
Non-accrual loans.......................................................................        7,237          5,411
                                                                                                -----          -----
    Totals..............................................................................       $8,801         $6,933
                                                                                               ======         ======

Information regarding impaired loans:                                                            1999          1998
                                                                                                 ----          ----
Year-end impaired loans with no allowance for loan losses allocated.....................       $1,784       $   613
Year-end impaired loans with allowance for loan losses allocated........................          446           543

Amount of allowance allocated to impaired loans.........................................          224           151

Average balance of impaired loans during the year.......................................        2,337         2,297

Interest income recognized during impairment............................................          169           212
Interest income recognized on cash basis................................................          120           117

    Certain directors, executive officers, and principal shareholders of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company during 1999. A summary of the activity of these loans follows:


  Balance                                Changes                       Deductions                              Balance
 January 1,                            in Persons                                                           December 31,
    1999             Additions          Included          Collected                  Charged-off                 1999
-----------------------------------------------------------------------------------------------------------------------------------
$  19,155        $    12,363        $   (1,385)       $    (9,180)                   $   ---                $   20,953

-------------------------------------------------------------------------------
     Notes to the Consolidated Financial Statements  (continued)             23
     Dollars in thousands
-------------------------------------------------------------------------------

NOTE 4 - Allowance for Loan Losses

A summary of the activity in the Allowance for Loan Losses follows:


                                                                   1999                   1998                  1997
                                                                   ----                   ----                  ----
Balance as of January 1................................          $8,323                 $8,574                $8,040
Allowance of Acquired Subsidiary.......................             ---                     80                   ---
Adjustment to Conform Fiscal Years.....................             356                    ---                   ---
Provision for Loan Losses..............................           1,718                  1,338                   773
Recoveries of Prior Loan Losses........................             476                    375                   827
Loan Losses Charged to the Allowance...................          (2,005)                (2,044)               (1,066)
                                                                  -----                  -----                 -----
Balance as of December 31..............................          $8,868                 $8,323                $8,574
                                                                 ======                 ======                ======


NOTE 5 - Mortgage Banking

    The amount of loans serviced by the Company for the benefit of others was $154,407 at December 31, 1999 and $123,356 at December 31, 1998.

    At December 31, 1999 and 1998, unamortized loan servicing rights totaled $1,171 and $1,012 respectively, and are included in Accrued Interest Receivable and Other Assets in the Consolidated Balance Sheet. For the years ended December 31, 1999, 1998, and 1997, the Company capitalized $473, $426, and $366, respectively, of servicing rights that were originated through its loan origination network and retail banking offices. Capitalized amounts and amortization reported in the statement of cash flows for 1999 exclude adjustments to conform fiscal years, which amounted to a net reduction of servicing rights of $74. There were no valuation allowances at December 31, 1999 or 1998.

NOTE 6 - Premises, Furniture, and Equipment

Premises, furniture, and equipment as presented on the balance sheet is comprised of the following classifications at December 31,


                                                                                            1999              1998
                                                                                            ----              ----
Land...............................................................................       $3,072            $3,008
Buildings and Improvements.........................................................       19,758            17,281
Furniture and Equipment............................................................       12,978            11,820
                                                                                          ------            ------
    Total Premises, Furniture and Equipment........................................       35,808            32,109
    Less:  Accumulated Depreciation................................................      (16,026)          (14,313)
                                                                                          ------            ------
       Total.......................................................................      $19,782           $17,796
                                                                                         =======           =======


Depreciation  expense  was  $1,667,  $1,453 and $1,437 for 1999,  1998 and 1997,
respectively.


NOTE 7 - Deposits

    At year-end 1999, interest-bearing deposits include $186,427 of demand and savings deposits and $440,163 of time deposits. Stated maturities of time deposits were as follows:

       2000..................................   $269,692
       2001..................................    110,534
       2002..................................     34,493
       2003..................................     13,323
       2004..................................     10,697
        Thereafter...........................      1,424
                                                  ------
          Total..............................   $440,163
                                                ========

-------------------------------------------------------------------------------
24     Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
-------------------------------------------------------------------------------

NOTE 8 - FHLB Advances and Other Borrowed Money


    The Company's funding sources include Federal Home Loan Bank advances, repurchase agreements, and federal funds purchased. Information regarding each of these types of borrowings is as follows:


                                                                                                 December 31,
                                                                                             1999          1998
                                                                                             ----          ----
Long-term advances from the Federal Home Loan Bank collateralized by
    qualifying mortgages, investment securities, and mortgage-backed securities......     $122,815      $124,381
Promissory notes payable at a weighted average interest rate of 8.8%.................           87           ---
                                                                                                --           ---
    Long-term borrowings.............................................................      122,902       124,381
                                                                                           -------       -------

Overnight discount note advances from the Federal Home Loan Bank  collateralized
    by qualifying mortgages, investment securities, and mortgage-backed securities...       40,000           ---
Repurchase agreements................................................................       24,015         6,903
Federal funds purchased..............................................................        9,100           125
                                                                                             -----           ---
    Short-term borrowings............................................................       73,115         7,028
                                                                                            ------         -----

       Total borrowings..............................................................     $196,017      $131,409
                                                                                          ========      ========

    At December 31, 1999 interest rates on the fixed rate long-term FHLB advances ranged from 5.0% to 6.7% with a weighted average rate of 5.8%. Of the $122.8 million, $84.0 million or 68% of the advances contained options whereby the FHLB may convert the fixed rate advance to an adjustable rate advance, at which time the company may prepay the advance without penalty.

    At December 31, 1998 interest rates on the fixed rate long-term FHLB advances ranged from 4.9% to 6.0% with a weighted average rate of 5.4%. Of the $124.4 million, $87.0 million or 70% of the advances contained options whereby the FHLB may convert the fixed rate advance to an adjustable rate advance, at which time the company may prepay the advance without penalty.

    The interest rate for the overnight discount note advances from the FHLB at December 31, 1999 was 4.1%. There were no overnight discount notes outstanding on December 31, 1998. All of the overnight discount notes were refinanced into long-term advances during January 2000 at rates ranging from 6.1% to 6.4% with a weighted average remaining maturity of 48 months.

    Scheduled principal payments on long-term borrowings at December 31, 1999 are as follows:

       2000........................................................     $13,135
       2001........................................................      18,225
       2002........................................................      25,636
       2003........................................................      12,249
       2004........................................................      30,441
         Thereafter................................................      23,216
                                                                         ------
            Total..................................................    $122,902
                                                                       ========

NOTE 9 - Stockholders' Equity

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

-------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)           25
       Dollars in thousands
-------------------------------------------------------------------------------

NOTE 9 - Stockholders' Equity (continued)

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

    At year-end 1999, consolidated and selected affiliate bank actual capital levels and minimum required levels are presented below:


                                                                                                   Minimum Required
                                                                                                      To Be Well
                                                                         Minimum Required          Capitalized Under
                                                                            For Capital            Prompt Corrective
                                                     Actual             Adequacy Purposes:        Action Regulations:
                                                     ------             ------------------        -------------------

                                               Amount         Ratio       Amount      Ratio       Amount         Ratio
                                               ------         -----       ------      -----       ------         -----

Total Capital
   (to Risk Weighted Assets)
     Consolidated.......................      $97,525        14.78%       $52,770      8.00%      $65,963       10.00%
     German American Bank...............      $26,974        12.49%       $17,280      8.00%      $21,600       10.00%
     First American Bank................      $24,526        13.64%       $14,382      8.00%      $17,977       10.00%
     Peoples National Bank..............      $15,547        13.28%        $9,367      8.00%      $11,709       10.00%
     Citizens State Bank................      $12,399        12.76%        $7,775      8.00%       $9,718       10.00%
Tier 1 Capital
   (to Risk Weighted Assets)
     Consolidated.......................      $89,272        13.53%       $26,385      4.00%      $39,578        6.00%
     German American Bank...............      $24,266        11.23%        $8,640      4.00%      $12,960        6.00%
     First American Bank................      $22,567        12.55%        $7,191      4.00%      $10,786        6.00%
     Peoples National Bank..............      $14,079        12.02%        $4,684      4.00%       $7,025        6.00%
     Citizens State Bank................      $11,372        11.70%        $3,887      4.00%       $5,831        6.00%
Tier 1 Capital
   (to Average Assets)
     Consolidated.......................      $89,272         9.07%       $39,367      4.00%      $49,208        5.00%
     German American Bank...............      $24,266         7.42%       $13,076      4.00%      $16,345        5.00%
     First American Bank................      $22,567         7.92%       $11,402      4.00%      $14,252        5.00%
     Peoples National Bank..............      $14,079         7.88%        $7,144      4.00%       $8,930        5.00%
     Citizens State Bank................      $11,372         7.28%        $6,250      4.00%       $7,813        5.00%

   Capital  ratios  for  First  State  Bank  are  materially   consistent   with
consolidated capital ratios. The Company and all affiliate Banks at year-end 1999 and 1998 were categorized as well capitalized. Regulations require the maintenance of certain capital levels at each affiliate bank, and may limit the dividends payable by the affiliates to the holding company, or by the holding company to its shareholders. At December 31, 1999 the affiliates had $3.5 million in retained earnings available for dividends to the parent company without prior regulatory approval.

Stock Options

    The Company maintains a Stock Option Plan and has reserved 185,456 shares of Common Stock (as adjusted for subsequent stock splits and dividends and subject to further customary anti-dilution adjustments) for the purpose of grants of options to officers and other employees of the Company. Options may be designated as "incentive stock options" under the Internal Revenue Code of 1986, or as nonqualified options. While the date after which options are first exercisable is determined by the Stock Option Committee of the Company, no stock option may be exercised after ten years from the date of grant (twenty years in the case of nonqualified stock options). The exercise price of stock options granted pursuant to the Plan must be no less than the fair market value of the Common Stock on the date of the grant.

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

-------------------------------------------------------------------------------
26     Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands, except per share data
-------------------------------------------------------------------------------

NOTE 9 - Stockholders' Equity (continued)

Changes in options outstanding were as follows, as adjusted to reflect stock dividends and splits:


                                                                          Number         Weighted-average
                                                                        of Options        Exercise Price
                                                                        ----------        --------------

Outstanding, beginning of 1997.....................................       46,224               $11.28
Granted............................................................       74,949                12.57
Exercised..........................................................      (36,623)               11.83
                                                                          ------
Outstanding, end of 1997...........................................       84,550                14.47
Granted............................................................       65,923                22.39
Exercised..........................................................      (53,708)               10.53
                                                                          -------
Outstanding, end of 1998...........................................       96,765                20.05
Granted............................................................        2,472                17.38
Exercised..........................................................       (5,066)                8.49
                                                                           -----
Outstanding, end of 1999...........................................       94,171                20.59
                                                                          ======

Options exercisable at year-end are as follows:
1999...............................................................       91,698               $20.68

    Financial Accounting Standard No. 123 requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. No compensation cost was recognized for stock options in any of the years presented. In future years, the pro forma effect of not applying this standard may increase as additional options are granted. At year-end 1999, options outstanding have a weighted average remaining life of 13.72 years, with exercise prices ranging from $8.49 to $28.62.

                                                                            1999        1998          1997
                                                                            ----        ----          ----

Pro forma Net Income...............................................       $8,818      $7,987        $7,132
Pro forma Earnings Per Share and Diluted Earnings per Share........        $0.96       $0.87         $0.78

     For options granted during 1999, 1998 and 1997, the weighted-average fair values at grant date are $1.74, $9.29 and $7.36,

respectively. The fair value of options granted during 1999, 1998 and 1997 was estimated using the following weighted-average information: risk-free interest rate of 4.75%, 5.11% and 5.58%, expected life of 1.0, 9.7, and 3.6 years, expected volatility of stock price of .22, .32 and .18, and expected dividends of 2.52%, 1.64% and 2.06% per year.

Stock Repurchase Plan

    On July 29, 1999 German American Bancorp announced that its Board of Directors approved a stock repurchase program for up to 446,250 of the outstanding Common Shares of the Company, representing nearly five percent of then outstanding shares. Shares were purchased from time to time in the open market and in large block privately negotiated transactions. The Company commenced bidding for shares on August 3, 1999 and concluded bids and purchases (even though not all shares authorized under the program had been repurchased) on December 14, 1999. The Company repurchased 206,558 shares of common stock during 1999 in conjunction with the Plan at prices ranging from $17.02 to $22.02 per share. Shares have been adjusted for the December 1999 stock dividend.

Stock Purchase Plan

    The Company maintains an Employee Stock Purchase Plan whereby full-time employees can purchase the Company's common stock at a discount. The purchase price of the shares under this plan is 85% of the fair market value of such stock at the beginning or end of the offering period, whichever is less. No shares have been issued under this plan to date.

-------------------------------------------------------------------------------
      Notes to the Consolidated Financial Statements  (continued)            27
      Dollars in thousands

-------------------------------------------------------------------------------

NOTE 10 - Employee Benefit Plans

     The Company and all its banking affiliates provide a contributory trusteed 401(k) deferred compensation and profit sharing plan, which covers substantially all full-time employees. The companies agree to match certain employee contributions under the 401(k) portion of the plan, while profit sharing contributions are discretionary and are subject to determination by the Board of Directors. The Doty Insurance Agency, Inc. provides a similar 401(k) deferred compensation plan which covers full-time employees, except there is no profit sharing component in the Doty plan. Employees of 1ST BANCORP joined the banking affiliate plan in January 1999, employees of Citizens State and FSB Corporation in June 1998, and employees of Peoples in April 1997. Contributions to these plans were $779, 609, and $549 for 1999, 1998, and 1997, respectively.

    Prior to their merger with the Company, Peoples had a non-contributory defined benefit pension plan. The Projected Benefit Obligation under this plan was suspended at April 30, 1997. The plan was terminated in 1998 resulting in an $83 settlement gain, net of excise tax.

    1ST BANCORP and Citizens State Bank had non-contributory defined benefit pension plans with benefits based on years of service and compensation prior to retirement. The benefits under the Citizens State Bank plan were suspended at August 1, 1998. The benefits under the 1ST BANCORP plan were suspended at December 31, 1998. During 1999, a loss of $147 was recorded on a partial settlement of the 1ST BANCORP plan. As of December 31, 1999, the Citizens State Bank plan was merged into the 1ST BANCORP plan.

    Accumulated plan benefit information for the Company's plan as of December 31, 1999 and 1998 is as follows:

                                                                                1999              1998
                                                                                ----              ----
Changes in Benefit Obligation:

Obligation at beginning of year............................................ $  1,392         $   1,636
Service cost...............................................................      ---                62
Interest cost..............................................................      104                79
Benefits paid..............................................................     (725)              (54)
Actuarial (gain) loss......................................................      118                (7)
Adjustment in cost of settlement...........................................      191               ---
Effect of curtailment......................................................      ---              (324)
                                                                                 ---               ---
Obligation at end of year..................................................    1,080             1,392
                                                                               -----             -----

Changes in Plan Assets:

Fair Value at beginning of year............................................    2,125             2,086
Actual return on plan assets...............................................      (11)               58
Employer contributions.....................................................      ---                35
Benefits paid..............................................................     (725)              (54)
                                                                                 ----               --
Fair value at end of year..................................................    1,389             2,125
                                                                               -----             -----

Funded Status:

Funded status at end of year...............................................     (309)             (733)
Unrecognized prior service cost............................................       20                24
Unrecognized net (gain) or loss............................................      (75)              255
Unrecognized transition asset..............................................       22                24
                                                                                  --                --
Prepaid benefit cost....................................................... $   (342)          $  (430)
                                                                                 ===               ===

-------------------------------------------------------------------------------
28     Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
-------------------------------------------------------------------------------

    Net periodic pension expense (benefit) for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                                           1999              1998              1997
                                                                           ----              ----              ----
Service cost...................................................    $        ---          $     62          $    126
Interest cost..................................................             104                79               119
Expected return on assets......................................            (160)             (105)             (135)
Amortization of transition amount..............................              (2)               (2)               (2)
Amortization of prior service cost.............................              (3)               (1)               (3)
Recognition of net (gain) or loss..............................               3               (14)              ---
                                                                              -                --               ---
Net periodic pension expense (benefit).........................    $        (58)         $     19          $    105
                                                                             ==                ==               ===

    The weighted-average assumed rate of return used in determining the net periodic pension cost for 1999, 1998 and 1997 was 8.0%. The weighted-average assumed discount rate used in determining the actuarial present value of accumulated benefit obligations at December 31, 1999, 1998 and 1997 was 7.5%. The weighted-average rate of increase in future compensation levels was not applicable for 1999 and was 5.0% for 1998 and 1997.

NOTE 11 - Income Taxes

The provision for income taxes consists of the following:                  1999              1998              1997
                                                                           ----              ----              ----
Currently Payable.............................................           $3,536            $3,722            $3,218
Deferred......................................................             (440)             (150)             (303)
Net Operating Loss Carryforward...............................              (47)              (47)              (47)
                                                                             --               ---               ---
    Total.....................................................           $3,049            $3,525            $2,868
                                                                         ======            ======            ======

Income tax expense is reconciled  to the 34%  statutory  rate applied to pre-tax income as follows:

                                                                           1999              1998              1997
                                                                           ----              ----              ----
Statutory Rate Times Pre-tax Income...........................           $4,036            $4,112            $3,446
Add/(Subtract) the Tax Effect of:
    Income from Tax-exempt Loans and Investments..............             (987)             (965)             (785)
    Non-deductible Merger Costs...............................               14               119                73
    State Income Tax, Net of Federal Tax Effect...............          581 725               629
    Low Income Housing Credit.................................             (407)             (343)             (343)
    Other Differences ........................................             (188)             (123)             (152)
                                                                            ---               ---               ---
      Total Income Taxes......................................           $3,049            $3,525            $2,868
                                                                         ======            ======            ======

The net deferred tax asset at December 31 consists of the following:       1999              1998
                                                                           ----              ----
 Deferred Tax Assets:
    Allowance for Loan Losses.................................           $2,359            $2,103
    Net Operating Loss Carryforwards..........................               93               140
    Deferred Compensation and Employee Benefits...............            1,392               674
    Unrealized Depreciation on Securities.....................            2,589               ---
    Other.....................................................              158               310
                                                                            ---               ---
      Total Deferred Tax Assets...............................            6,591             3,227
Deferred Tax Liabilities:
    Depreciation..............................................             (490)             (458)
    Leasing Activities, Net...................................              (18)             (153)
    Purchase Accounting Adjustments...........................               (7)              (17)
    Unrealized Appreciation on Securities.....................              ---              (532)
    Mortgage Servicing Rights.................................             (464)             (405)
    Other.....................................................             (251)             (372)
                                                                            ---               ---
      Total Deferred Tax Liabilities..........................           (1,230)           (1,937)

Valuation Allowance...........................................              (48)              (48)
                                                                             --                --
      Net Deferred Tax Asset..................................           $5,313            $1,242
                                                                         ======            ======

-------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)          29
       Dollars in thousands, except per share data
-------------------------------------------------------------------------------

The Company has $274 of federal tax net operating loss carryforwards expiring in the following amounts:

         Year       Amount                           Year         Amount
         ---------------------------------------------------------------

         2002         107                            2008           62
         2003         105

    Under the Internal Revenue Code, through 1996 First Federal Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, First Federal Bank was permitted to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deductions or actual loss experience. First Federal Bank generally computed its annual addition to its bad debt reserves using the percentage of taxable income method; however, due to certain limitations in 1996, First Federal Bank was only allowed a deduction based on actual loss experience.

    Under legislation enacted in 1996, beginning in fiscal 1997, First Federal Bank was no longer allowed a special bad debt deduction using a percentage of taxable income method. Also, beginning in 1997, First Federal Bank was required to recapture its excess bad debt reserve over its 1987 base year reserve over a six-year period. The amount has been provided in First American Bank's deferred tax liability.

    Retained earnings at December 31, 1999, includes approximately $2,300 for which no provision for federal income taxes has been made. This amount represents allocations of income for allowable bad debt deductions. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income. The unrecorded deferred income tax liability on the above amount at December 31, 1999 was approximately $782.

NOTE 12 - Per Share Data

    Earnings and dividend per share amounts have been retroactively computed as though shares issued for stock dividends and splits had been outstanding for all periods presented. The computation of Earnings per Share and Diluted Earnings per Share are provided below:

                                                                           1999              1998              1997
                                                                           ----              ----              ----
Earnings per Share:
Net Income....................................................           $8,822            $8,570            $7,270
Weighted Average Shares Outstanding...........................        9,186,474         9,197,274         9,189,349
    Earnings per Share........................................            $0.96             $0.93             $0.79

Diluted Earnings per Share:
Net Income....................................................           $8,822            $8,570            $7,270
Weighted Average Shares Outstanding...........................        9,186,474         9,197,274         9,189,349
Stock Options, Net............................................            3,788            21,696             9,416
                                                                          -----            ------             -----
    Diluted Weighted Average Shares Outstanding...............        9,190,262         9,218,970         9,198,765
    Diluted Earnings per Share................................            $0.96             $0.93             $0.79

NOTE 13 - Lease Commitments

    The total rental expense for all leases for the years ended December 31, 1999, 1998, and 1997 was $175, $151, and $312, respectively, including amounts paid under short-term cancelable leases.

    At December 31, 1999, the German American Bank and First State Bank subleased space for three branch-banking facilities from a company controlled by a director and principal shareholder of the Company. The subleases expire in 2000, 2001 and 2008 with various renewal options provided. Aggregate annual rental payments to this Director's company totaled $58 for 1999. Exercise of the Bank's sublease renewal options is contingent upon the Director's company renewing its primary leases.

-------------------------------------------------------------------------------
30     Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
-------------------------------------------------------------------------------

NOTE 13 - Lease Commitments (continued)

The following is a schedule of future minimum lease payments:

Years Ending December 31:             Premises      Equipment      Total
                                      --------      ---------      -----

    2000...........................      $86           $16         $102
    2001...........................       59             8           67
    2002...........................       56             1           57
    2003...........................       50           ---           50
    2004...........................       50           ---           50
    Thereafter.....................      205           ---          205
                                         ---           ---          ---
      Total........................     $506           $25         $531
                                        ====           ===         ====

NOTE 14 - Commitments and Off-balance Sheet Items

    In the normal course of business, there are various commitments and contingent liabilities, such as commitments to extend credit and commitments to sell loans, which are not reflected in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policy to make commitments as it uses for on-balance sheet items.

    The Company's exposure to credit risk for commitments to sell loans is dependent upon the ability of the counter-party to purchase the loans. This is generally assured by the use of government sponsored entity counterparts. These commitments are subject to market risk resulting from fluctuations in interest rates.

Commitments and contingent liabilities are summarized as follows, at December 31,

                                                1999               1998
                                                ----               ----
    Commitments to Fund Loans:
       Home Equity.......................... $12,262            $15,782
       Credit Card Lines....................   8,813              6,030
       Commercial Operating Lines...........  47,761             29,554
       Residential Mortgages................   8,357             18,143
                                               -----             ------
           Total Commitments to Fund Loans.. $77,193            $69,509
                                             =======            =======

    Commitments to Sell Loans...............  $3,304             $5,255

    Standby Letters of Credit...............  $1,928             $1,690


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

    The Company self-insures employee health benefits for the majority of its affiliate banks. Stop loss insurance covers annual losses exceeding $70 per covered individual and approximately $615 in the aggregate. Management's policy is to establish a reserve for claims not submitted by a charge to earnings based on prior experience. Charges to earnings were $604, $526 and $517 for 1999, 1998 and 1997, respectively.

    At December 31, 1999 and 1998, respectively, the affiliate banks were required to have $4,755 and $3,341 on deposit with the Federal Reserve, or as cash on hand. These reserves do not earn interest.

--------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)          31
       Dollars in thousands
--------------------------------------------------------------------------------

NOTE 15 - Non-cash Investing Activities


                                                    1999      1998     1997
                                                    ----      ----     ----

   Loans Transferred to Other Real Estate........ $2,923    $3,958   $4,153
   Securities Transferred to Available-for-Sale..    ---     8,034      ---


   The above data should be read in conjunction with the Consolidated Statements of Cash Flows. On the date of merger with Citizens State, investment securities with an amortized cost of $8.0 million and estimated market value of $8.1 million were reclassified from Held-to-Maturity to Available-for-Sale. This action was taken as a result of the business combination and in order to conform Citizens State's investment portfolio to the Company's liquidity and interest rate risk policies. See also Note 18 regarding a purchase acquisition in 1999.

NOTE 16 - Segment Information

    The Company's operations include two primary segments: retail banking and mortgage banking. The retail banking segment involves attracting deposits from the general public and using such funds to originate consumer, commercial, commercial real estate, and single-family residential mortgage loans, primarily in the affiliate bank's local markets. The mortgage banking segment involves the origination and purchase of single-family residential mortgage loans; the sale of such loans in the secondary market; and the servicing of mortgage loans for investors.

    The retail segment is comprised of community banks with 25 banking offices in Southwestern Indiana. Net interest income from loans and investments funded by deposits and borrowings are the primary revenues of the five affiliate community banks comprising the retail banking segment. The mortgage banking segment operates as a division of First American Bank. Primary revenues for the mortgage banking segment are net interest income from a residential real estate loan portfolio funded primarily by wholesale sources. Other revenues are gains on sales of loans and capitalization of mortgage servicing rights (MSR), and loan servicing income.

    The following segment financial information has been derived from the internal financial statements of German American Bancorp, which are used by management to monitor and manage the financial performance of the Company. The accounting policies of the two segments are the same as those described in the summary of significant accounting policies. The evaluation process for segments does not include holding company income and expense. Holding company and non-banking subsidiaries amounts are the primary differences between segment amounts and consolidated totals, and are reflected in the Other column below, along with minor amounts to eliminate transactions between segments.

                                                           Retail           Mortgage                     Consolidated
Year Ended December 31, 1999                               Banking           Banking         Other          Totals
                                                           -------           -------         -----          ------
   Net Interest Income................................     $27,464            $4,459         $247          $32,170
   Gain on Sales of Loans and
     Capitalization of MSR............................          16               304          ---              320
   Servicing Income...................................         ---               370          ---              370
   Noncash Items:
      Provision for Loan Losses.......................         670             1,048          ---            1,718
      MSR Amortization & Valuation....................         ---               241          ---              241
   Provision for Income Taxes.........................       3,788               546       (1,285)           3,049
   Segment Profit.....................................       9,536               833       (1,547)           8,822
   Segment Assets.....................................     806,884           180,752        4,999          992,635

   The financial results of the mortgage banking operation were not reported separately from retail banking operations prior to the acquisition of 1ST BANCORP in 1999. In addition, the mortgage banking segment's loans held for portfolio were not separately identified in the computer subsidiary ledger prior to the acquisition of 1ST BANCORP. Therefore, segment reporting for prior periods is not practical.

-------------------------------------------------------------------------------
32     Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
-------------------------------------------------------------------------------

NOTE 17 - Parent Company Financial Statements

    The condensed financial statements of German American Bancorp are presented below:

                                              CONDENSED BALANCE SHEETS

                                                                                 December 31,

                                                                           1999               1998
                                                                           ----               ----
 ASSETS
    Cash...........................................................      $5,763              $4,034
    Securities Available-for-Sale, at Market.......................       3,255               3,471
    Investment in Subsidiary Banks and Bank Holding Company........      74,912              79,931
    Investment in GAB Mortgage Corp................................         291                 291
    Furniture and Equipment........................................       1,420               2,095
    Other Assets...................................................       1,910               1,837
                                                                          -----               -----
       Total Assets................................................     $87,551             $91,659
                                                                        =======             =======

LIABILITIES........................................................    $     64           $     383
                                                                       --------           ---------
SHAREHOLDERS' EQUITY
    Common Stock...................................................       9,029               8,705
    Additional Paid-in Capital.....................................      53,846              48,190
    Retained Earnings..............................................      28,559              33,570
    Accumulated Other Comprehensive Income (Loss)..................      (3,947)                811
                                                                          -----                 ---
       Total Shareholders' Equity..................................      87,487              91,276
                                                                         ------              ------
       Total Liabilities and Shareholders' Equity..................     $87,551             $91,659
                                                                        =======             =======

                         CONDENSED STATEMENTS OF INCOME

                                                                                       Years ended December 31,


                                                                           1999                1998              1997
                                                                           ----                ----              ----
INCOME
    Dividends from Subsidiary Banks.................................    $11,400             $12,550            $6,790
    Dividend and Interest Income....................................        247                 256               129
    Fee Income from Subsidiary Banks................................        471                 411               407
    Securities Gains, net...........................................        ---                 ---               ---
    Other Income ...................................................         61                  40                27
                                                                            ---                 ---               ---
       Total Income ................................................     12,179              13,257             7,353
                                                                         ------              ------             -----
EXPENSES
    Salaries and Benefits...........................................      2,475               1,827             1,434
    Professional Fees...............................................        530                 760               378
    Occupancy and Equipment Expense.................................        355                 286               246
    Other Expenses..................................................        536                 544               520
                                                                            ---                 ---               ---
       Total Expenses...............................................      3,896               3,417             2,578
                                                                          -----               -----             -----
INCOME BEFORE INCOME TAXES AND EQUITY IN
    UNDISTRIBUTED INCOME OF SUBSIDIARIES............................      8,283               9,840             4,775
Income Tax Benefit..................................................      1,371               1,011               740
                                                                          -----               -----               ---
INCOME BEFORE EQUITY IN UNDISTRIBUTED
    INCOME OF SUBSIDIARIES..........................................      9,654              10,851             5,515
Equity in Undistributed Income of Subsidiaries......................       (832)             (2,281)            1,755
                                                                            ---               -----             -----
NET INCOME..........................................................      8,822               8,570             7,270
                                                                          -----               -----             -----

Other Comprehensive Income:
    Unrealized gain/(loss) on Securities, net.......................     (4,785)                153               408
                                                                          -----                 ---               ---
         Total Comprehensive Income.................................     $4,037              $8,723            $7,678
                                                                         ======              ======            ======

-------------------------------------------------------------------------------
     Notes to the Consolidated Financial Statements  (continued)             33
     Dollars in thousands
-------------------------------------------------------------------------------

                                              CONDENSED STATEMENTS OF CASH FLOWS

                                                                                 Years ended December 31,

                                                                           1999              1998              1997
                                                                           ----              ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income..........................................................     $8,822            $8,570            $7,270
    Adjustments to Reconcile Net Income to Net Cash from Operations
       Amortization on Securities...................................         22                38                36
       Depreciation.................................................        206               157               140
       Gain on Sale of Property and Equipment.......................         (4)              ---               ---
       Change in Other Assets.......................................        (47)           (1,515)              (21)
       Change in Other Liabilities..................................       (337)              175              (286)
       Equity in Undistributed Income of Subsidiaries...............        832             2,281            (1,755)
                                                                            ---             -----            ------
         Total Adjustments..........................................        672             1,136            (1,886)
                                                                            ---             -----            ------
       Net Cash from Operating Activities...........................      9,494             9,706             5,384
                                                                          -----             -----             -----

CASH FLOWS FROM INVESTING ACTIVITIES
    Capital Contribution to Subsidiaries.............................       ---              (299)             (500)
    Purchase of Securities Available-for-Sale........................      (368)           (2,229)              ---
    Proceeds from Maturities of Securities Available-for-Sale........       500               520               ---
    Property and Equipment Expenditures..............................      (520)             (881)             (726)
    Proceeds from Sale of Property and Equipment.....................       993               ---               ---
    Acquire Affiliates and Adjust to Conform Fiscal Years............       104               ---               ---
                                                                            ---               ---               ---
    Net Cash from Investing Activities...............................       709            (2,889)           (1,226)
                                                                            ---             -----             -----

CASH FLOWS FROM FINANCING ACTIVITIES
    Repayment of Long-term Debt......................................       ---            (1,481)             (197)
    Purchase / Retire Common Stock...................................    (4,320)             (360)             (637)
    Issuance of Common Stock.........................................       348               196               817
    Dividends Paid...................................................    (4,467)           (3,122)           (2,797)
    Purchase of Interest in Fractional Shares........................       (35)              (43)              (38)
                                                                             --                --                --
       Net Cash from Financing Activities............................    (8,474)           (4,810)           (2,852)
                                                                          -----             -----             -----

Net Change in Cash and Cash Equivalents..............................     1,729             2,007             1,306
    Cash and Cash Equivalents at Beginning of Year...................     4,034             2,027               721
                                                                          -----             -----               ---
    Cash and Cash Equivalents at End of Year.........................    $5,763            $4,034            $2,027
                                                                         ======            ======            ======

-------------------------------------------------------------------------------
34     Notes to the Consolidated Financial Statements  (continued)
       Dollars in thousands
-------------------------------------------------------------------------------

NOTE 18 - Business Combinations

     Information relating to mergers and acquisitions for which stock was issued for the three year period ended December 31, 1999, includes:

                                                                       Date               Common           Accounting
     Business Combination                   Location                 Acquired         Shares Issued3         Method
     --------------------                   --------                 --------         --------------         ------
     Peoples Bancorp                  Washington, Indiana         March 4, 1997           1,424,538         Pooling
     CSB Bancorp                      Petersburg, Indiana         June 1, 1998            1,023,642         Pooling
     FSB Financial Corporation        Francisco, Indiana          June 1, 1998               74,091         Pooling(1)
     The Doty Agency, Inc.            Petersburg, Indiana         January 1, 1999            65,100         Pooling(1)
     1ST BANCORP                      Vincennes, Indiana          January 4, 1999         2,141,648         Pooling
     Professional Insurance
       Markets, Inc., (Smith & Bell)  Vincennes, Indiana          May 1, 1999                 8,400         Purchase(2)

Certain of the above entities have had their name changed and/or have been merged into other subsidiaries of the Corporation.

1 Prior period results do not include the effect of the mergers,  as restatement would not have resulted in a material change in overall financial results.

2 This merger was accounted for as a purchase, with assets acquired and liabilities assumed totaling $412, including goodwill of $345. The Company issued  approximately 8,400 shares of common stock and approximately $26 in cash for all the outstanding shares of the  corporate  owner of Smith & Bell.  Reported  operating  results for periods  prior to the merger have not been restated.

3 Adjusted for all subsequent stock dividends and splits.


     Prior to 1999, 1ST BANCORP's financial statements were prepared on a June 30 fiscal year-end. As a result of changing fiscal years from June 30 to December 31, retained earnings have been reduced by $72 attributable to the 1ST BANCORP net loss for the six months ended December 31, 1998. Retained earnings were reduced an additional $148 for cash dividends paid by 1ST BANCORP during the same period. Revenues and expenses for the six-month period totaled $10,679 and $10,751, respectively. Earnings during the six-month period were negatively impacted by merger related expenses including professional fees; health & pension benefits; deferred compensation plans; and other compensation. 1ST BANCORP also increased loan loss provision and amortization of mortgage servicing rights, due to conditions during the period. Also as a result of the change in fiscal years, common stock and surplus were increased by $572 due to the exercise of stock options and issuance of shares for 1ST BANCORP's employee stock purchase plan and dividend reinvestment plan.

The following is a reconciliation of the separate and combined net interest income and net income of German American Bancorp and 1ST BANCORP for periods prior to the merger:


                                              1998               1997
                                              ----               ----
Net Interest Income
    German American Bancorp............    $24,082            $22,880
    1ST BANCORP........................      6,673              6,611
                                         ---------          ---------
       Combined........................    $30,755            $29,491
                                           =======            =======


Net Income
    German American Bancorp............     $6,659             $6,449
    1ST BANCORP........................      1,911                821
                                           -------           --------
       Combined........................     $8,570             $7,270
                                            ======             ======

-------------------------------------------------------------------------------
       Notes to the Consolidated Financial Statements  (continued)          35
       Dollars in thousands
-------------------------------------------------------------------------------

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

                                                                    DECEMBER 31, 1999                 DECEMBER 31, 1998
                                                                    -----------------                 -----------------
                                                               CARRYING             FAIR           CARRYING         FAIR
                                                                 VALUE              VALUE            VALUE          VALUE
                                                                 -----              -----            -----          -----

Financial Assets:
    Cash and Short-term Investments.........................     $25,395          $25,395           $50,887        $50,877

    Securities Available-for-Sale...........................     188,148          188,148           151,527        151,527
    Securities Held-to-Maturity.............................      30,191           29,838            48,346         49,462
    FHLB Stock and Other Restricted Stock...................       9,660            9,660             7,853          7,853
    Loans, including loans held for sale, net...............     688,269          682,890           592,214        599,723
    Accrued Interest Receivable.............................       8,572            8,572             8,456          8,456
Financial Liabilities:
    Demand, Savings and Money Market Deposits...............   $(258,098)       $(258,098)        $(243,561)    $(243,561)
    Other Time Deposits.....................................    (440,163)        (441,141)         (421,552)     (425,795)
    Short-term Borrowings...................................     (73,115)         (73,115)           (7,028)       (7,028)
    Long-term Debt..........................................    (122,902)        (124,476)         (124,381)     (124,550)
    Accrued Interest Payable................................      (3,295)          (3,295)           (3,597)       (3,597)
Unrecognized Financial Instruments:
    Commitments to extend Credit............................         ---              ---               ---            ---
    Standby Letters of Credit...............................         ---              ---               ---            ---

     The carrying amounts of cash, short-term investments, FHLB and other restricted stock, and accrued interest receivable are a reasonable estimate of their fair values. The fair values of securities are based on quoted market prices or dealer quotes, if available, or by using quoted market prices for similar instruments. The fair value of loans held for sale are estimated using commitment prices or market quotes on similar loans. The fair value of loans are estimated by discounting future cash flows using the current rates at which similar loans would be made for the average remaining maturities. The fair value of demand deposits, savings accounts, money market deposits, short-term borrowings and accrued interest payable is the amount payable on demand at the reporting date. The fair value of fixed-maturity time deposits and long-term borrowings are estimated using the rates currently offered on these instruments for similar remaining maturities. Commitments to extend credit and standby letters of credit are generally short-term or variable rate with minimal fees charged. These instruments have no carrying value, which is also assumed to be their fair value.

NOTE 20 - Other Comprehensive Income

Other comprehensive income components and related taxes were as follows:

                                                                           1999              1998              1997
                                                                           ----              ----              ----
Unrealized holding gains and losses on
    available-for-sale securities................................       $(7,929)             $301              $647
Less: reclassification adjustments for gains
    and losses later recognized in income........................            (6)               38               (29)
                                                                              -                --                --
Net unrealized gains and losses..................................        (7,923)              263               676
Tax Effect.......................................................         3,138              (110)             (268)
                                                                          -----               ---               ---

Other comprehensive income.......................................       $(4,785)             $153              $408
                                                                          =====              ====              ====

-------------------------------------------------------------------------------
36     Independent Auditors' Report
       Dollars in thousands
-------------------------------------------------------------------------------

Board of Directors and Shareholders
German American Bancorp
Jasper, Indiana

    We have audited the accompanying consolidated balance sheets of German American Bancorp as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    The consolidated balance sheet as of December 31, 1998 and related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1998 and 1997 have been restated to reflect the 1ST BANCORP and CSB Bancorp poolings of interests, as described in
Note 18. We did not audit the separate 1998 and 1997 financial statements of 1ST BANCORP or the separate 1997 financial statements of CSB Bancorp as reflected in the poolings of interests, which statements reflect (in thousands) total assets of $260,149 and total liabilities of $236,294 for 1998, and net income of $1,911 and $1,131 for 1998 and 1997. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for 1ST BANCORP for 1998 and 1997, and for CSB Bancorp for 1997, is based solely on the reports of the other auditors.

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

    In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of German American Bancorp as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.




Indianapolis, Indiana
February 11, 2000                              Crowe, Chizek and Company LLP

THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT (FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS) FREE OF CHARGE TO ANY SHAREHOLDER, UPON WRITTEN REQUEST. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE SHAREHOLDER INFORMATION AND CORPORATE OFFICE ADDRESS PROVIDED ABOVE.